Appendix A to the
Proxy Statement

American Electric Power

2017 Annual Report

Audited Consolidated Financial Statements and
Management’s Discussion and Analysis of Financial Condition and Results of Operations

GLOSSARY OF TERMS

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

Term	Meaning

AEGCo	AEP Generating Company, an AEP electric utility subsidiary.
AEP
American Electric Power Company, Inc., an investor-owned electric public utility holding company which includes American Electric Power Company, Inc. (Parent) and majority owned consolidated subsidiaries and consolidated affiliates.

AEP Credit	AEP Credit, Inc., a consolidated variable interest entity of AEP which securitizes accounts receivable and accrued utility revenues for affiliated electric utility companies.
AEP Energy	AEP Energy, Inc., a wholly-owned retail electric supplier for customers in Ohio, Illinois and other deregulated electricity markets throughout the United States.
AEP Renewables
AEP Renewables, LLC, a wholly-owned subsidiary of Energy Supply formed for the purpose of providing utility scale wind and solar projects whose power output is sold via long-term power purchase agreements to other utilities, cities and corporations.

AEP System	American Electric Power System, an electric system, owned and operated by AEP subsidiaries.
AEP Texas	AEP Texas Inc., an AEP electric utility subsidiary.
AEP Transmission Holdco	AEP Transmission Holding Company, LLC, a wholly-owned subsidiary of AEP.
AEP Utilities
AEP Utilities, Inc., a former subsidiary of AEP and holding company for TCC, TNC and CSW Energy, Inc.  Effective December 31, 2016, TCC and TNC were merged into AEP Utilities, Inc.  Subsequently following this merger, the assets and liabilities of CSW Energy, Inc. were transferred to a competitive affiliate company and AEP Utilities, Inc. was renamed AEP Texas Inc.

AEPEP
AEP Energy Partners, Inc., a subsidiary of AEP dedicated to wholesale marketing and trading, hedging activities, asset management and commercial and industrial sales in the deregulated Ohio and Texas market.

AEPRO	AEP River Operations, LLC, a commercial barge operation sold in November 2015.
AEPSC	American Electric Power Service Corporation, an AEP service subsidiary providing management and professional services to AEP and its subsidiaries.
AEPTCo	AEP Transmission Company, LLC, and its consolidated State Transcos, a subsidiary of AEP Transmission Holdco.
AEPTCo Parent	AEP Transmission Company, LLC, the holding company of the State Transcos within the AEPTCo consolidation.
AFUDC	Allowance for Funds Used During Construction.
AGR	AEP Generation Resources Inc., a competitive AEP subsidiary in the Generation & Marketing segment.
ALJ	Administrative Law Judge.
AOCI	Accumulated Other Comprehensive Income.
APCo	Appalachian Power Company, an AEP electric utility subsidiary.
Appalachian Consumer Rate Relief Funding
Appalachian Consumer Rate Relief Funding LLC, a wholly-owned subsidiary of APCo and a consolidated variable interest entity formed for the purpose of issuing and servicing securitization bonds related to the under-recovered ENEC deferral balance.

APSC	Arkansas Public Service Commission.
ASU	Accounting Standards Update.
CAA	Clean Air Act.
CAIR	Clean Air Interstate Rule.
CLECO	Central Louisiana Electric Company, a nonaffiliated utility company.
CO2	Carbon dioxide and other greenhouse gases.
Cook Plant	Donald C. Cook Nuclear Plant, a two-unit, 2,278 MW nuclear plant owned by I&M.

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Term	Meaning

CRES provider	Competitive Retail Electric Service providers under Ohio law that target retail customers by offering alternative generation service.
CWIP	Construction Work in Progress.
DCC Fuel
DCC Fuel VI LLC, DCC Fuel VII, DCC Fuel VIII, DCC Fuel IX, DCC Fuel X and DCC Fuel XI consolidated variable interest entities formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.

Desert Sky	Desert Sky Wind Farm, a 160.5 MW wind electricity generation facility located on Indian Mesa in Pecos County, Texas.
DHLC	Dolet Hills Lignite Company, LLC, a wholly-owned lignite mining subsidiary of SWEPCo.
DIR	Distribution Investment Rider.
EIS	Energy Insurance Services, Inc., a nonaffiliated captive insurance company and consolidated variable interest entity of AEP.
ENEC	Expanded Net Energy Cost.
Energy Supply	AEP Energy Supply LLC, a nonregulated holding company for AEP’s competitive generation, wholesale and retail businesses, and a wholly-owned subsidiary of AEP.
ERCOT	Electric Reliability Council of Texas regional transmission organization.
ESP	Electric Security Plans, a PUCO requirement for electric utilities to adjust their rates by filing with the PUCO.
ETT
Electric Transmission Texas, LLC, an equity interest joint venture between AEP Transmission Holdco and Berkshire Hathaway Energy Company formed to own and operate electric transmission facilities in ERCOT.

FAC	Fuel Adjustment Clause.
FASB	Financial Accounting Standards Board.
Federal EPA	United States Environmental Protection Agency.
FERC	Federal Energy Regulatory Commission.
FGD	Flue Gas Desulfurization or scrubbers.
FTR
Financial Transmission Right, a financial instrument that entitles the holder to receive compensation for certain congestion-related transmission charges that arise when the power grid is congested resulting in differences in locational prices.

GAAP	Accounting Principles Generally Accepted in the United States of America.
Global Settlement
In February 2017, the PUCO approved a settlement agreement filed by OPCo in December 2016 which resolved all remaining open issues on remand from the Supreme Court of Ohio in OPCo’s 2009 - 2011 and June 2012 - May 2015 ESP filings. It also resolved all open issues in OPCo’s 2009, 2014 and 2015 SEET filings and 2009, 2012 and 2013 Fuel Adjustment Clause Audits.

I&M	Indiana Michigan Power Company, an AEP electric utility subsidiary.
Interconnection Agreement	An agreement by and among APCo, I&M, KPCo and OPCo, which defined the sharing of costs and benefits associated with their respective generation plants. This agreement was terminated January 1, 2014.
IRS	Internal Revenue Service.
IURC	Indiana Utility Regulatory Commission.
KGPCo	Kingsport Power Company, an AEP electric utility subsidiary.
KPCo	Kentucky Power Company, an AEP electric utility subsidiary.
KPSC	Kentucky Public Service Commission.
kV	Kilovolt.
KWh	Kilowatthour.
LPSC	Louisiana Public Service Commission.
Market Based Mechanism
An order from the LPSC established to evaluate proposals to construct or acquire generating capacity. The LPSC directs that the market based mechanism shall be a request for proposal competitive solicitation process.

MISO	Midwest Independent Transmission System Operator.

Term	Meaning

MLR	Member load ratio, the method used to allocate transactions among members of the Interconnection Agreement.
MMBtu	Million British Thermal Units.
MPSC	Michigan Public Service Commission.
MTM	Mark-to-Market.
MW	Megawatt.
MWh	Megawatthour.
Nonutility Money Pool	Centralized funding mechanism AEP uses to meet the short-term cash requirements of certain nonutility subsidiaries.
NOx	Nitrogen oxide.
NSR	New Source Review.
OATT	Open Access Transmission Tariff.
OCC	Corporation Commission of the State of Oklahoma.
Ohio Phase-in-Recovery Funding
Ohio Phase-in-Recovery Funding LLC, a wholly-owned subsidiary of OPCo and a consolidated variable interest entity formed for the purpose of issuing and servicing securitization bonds related to phase-in recovery property.

OPCo	Ohio Power Company, an AEP electric utility subsidiary.
OPEB	Other Postretirement Benefit Plans.
Operating Agreement
Agreement, dated January 1, 1997, as amended, by and among PSO and SWEPCo governing generating capacity allocation, energy pricing, and revenues and costs of third party sales.  AEPSC acts as the agent.

OTC	Over the counter.
OVEC	Ohio Valley Electric Corporation, which is 43.47% owned by AEP.
Parent	American Electric Power Company, Inc., the equity owner of AEP subsidiaries within the AEP consolidation.
PCA	Power Coordination Agreement among APCo, I&M, KPCo and WPCo.
PIRR	Phase-In Recovery Rider.
PJM	Pennsylvania – New Jersey – Maryland regional transmission organization.
PM	Particulate Matter.
PPA	Purchase Power and Sale Agreement.
Price River	Rights and interests in certain coal reserves located in Carbon County, Utah.
PSO	Public Service Company of Oklahoma, an AEP electric utility subsidiary.
PUCO	Public Utilities Commission of Ohio.
PUCT	Public Utility Commission of Texas.
Putnam	Rights and interests in certain coal reserves located in Putnam, Mason and Jackson Counties, West Virginia.
Registrant Subsidiaries	AEP subsidiaries which are SEC registrants: AEP Texas, AEPTCo, APCo, I&M, OPCo, PSO and SWEPCo.
Registrants	SEC registrants: AEP, AEP Texas, AEPTCo, APCo, I&M, OPCo, PSO and SWEPCo.
REP	Texas Retail Electric Provider.
Risk Management Contracts	Trading and nontrading derivatives, including those derivatives designated as cash flow and fair value hedges.
Rockport Plant
A generation plant, consisting of two 1,310 MW coal-fired generating units near Rockport, Indiana.  AEGCo and I&M jointly-own Unit 1.  In 1989, AEGCo and I&M entered into a sale-and-leaseback transaction with Wilmington Trust Company, an unrelated, unconsolidated trustee for Rockport Plant, Unit 2.

RSR	Retail Stability Rider.
RTO	Regional Transmission Organization, responsible for moving electricity over large interstate areas.
Sabine	Sabine Mining Company, a lignite mining company that is a consolidated variable interest entity for AEP and SWEPCo.
SCR	Selective Catalytic Reduction, NOx reduction technology at Rockport Plant.
SEC	U.S. Securities and Exchange Commission.

Term	Meaning

SEET	Significantly Excessive Earnings Test.
SIA	System Integration Agreement, effective June 15, 2000, as amended, provides contractual basis for coordinated planning, operation and maintenance of the power supply sources of the combined AEP.
SNF	Spent Nuclear Fuel.
SO2	Sulfur dioxide.
SPP	Southwest Power Pool regional transmission organization.
SSO	Standard service offer.
Stall Unit	J. Lamar Stall Unit at Arsenal Hill Plant, a 534 MW natural gas unit owned by SWEPCo.
State Transcos	AEPTCo’s seven wholly-owned, FERC regulated, transmission only electric utilities, each of which is geographically aligned with AEP existing utility operating companies.
SWEPCo	Southwestern Electric Power Company, an AEP electric utility subsidiary.
Tax Reform
On December 22, 2017, President Trump signed into law legislation referred to as the “Tax Cuts and Jobs Act” (the TCJA). The TCJA includes significant changes to the Internal Revenue Code of 1986, including a reduction in the corporate federal income tax rate from 35% to 21% effective January 1, 2018.

TCC	Formerly AEP Texas Central Company, now a division of AEP Texas.
Texas Restructuring Legislation	Legislation enacted in 1999 to restructure the electric utility industry in Texas.
TNC	Formerly AEP Texas North Company, now a division of AEP Texas.
TRA	Tennessee Regulatory Authority.
Transition Funding
AEP Texas Central Transition Funding II LLC and AEP Texas Central Transition Funding III LLC, wholly-owned subsidiaries of TCC and consolidated variable interest entities formed for the purpose of issuing and servicing securitization bonds related to Texas Restructuring Legislation.

Transource Energy
Transource Energy, LLC, a consolidated variable interest entity formed for the purpose of investing in utilities which develop, acquire, construct, own and operate transmission facilities in accordance with FERC-approved rates.

Transource Missouri	A 100% wholly-owned subsidiary of Transource Energy.
Trent	Trent Wind Farm, a 150 MW wind electricity generation facility located between Abilene and Sweetwater in West Texas.
Turk Plant	John W. Turk, Jr. Plant, a 600 MW coal-fired plant in Arkansas that is 73% owned by SWEPCo.
UMWA	United Mine Workers of America.
Utility Money Pool	Centralized funding mechanism AEP uses to meet the short-term cash requirements of certain utility subsidiaries.
VIE	Variable Interest Entity.
Virginia SCC	Virginia State Corporation Commission.
Wind Catcher Project
Wind Catcher Energy Connection Project, a joint PSO and SWEPCo project which includes the acquisition of a wind generation facility, totaling approximately 2,000 MW of wind generation, and the construction of a generation interconnection tie-line totaling approximately 350 miles.

WPCo	Wheeling Power Company, an AEP electric utility subsidiary.
WVPSC	Public Service Commission of West Virginia.

FORWARD-LOOKING INFORMATION

This report made by the Registrants contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Many forward-looking statements appear in “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations,” but there are others throughout this document which may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue” and similar expressions, and include statements reflecting future results or guidance and statements of outlook.  These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Forward-looking statements in this document are presented as of the date of this document.  Except to the extent required by applicable law, management undertakes no obligation to update or revise any forward-looking statement.  Among the factors that could cause actual results to differ materially from those in the forward-looking statements are:

•	Economic growth or contraction within and changes in market demand and demographic patterns in AEP service territories.
•	Inflationary or deflationary interest rate trends.
•	Volatility in the financial markets, particularly developments affecting the availability or cost of capital to finance new capital projects and refinance existing debt.
•	The availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material.
•	Electric load and customer growth.
•	Weather conditions, including storms and drought conditions, and the ability to recover significant storm restoration costs.
•
The cost of fuel and its transportation, the creditworthiness and performance of fuel suppliers and transporters and the cost of storing and disposing of used fuel, including coal ash and spent nuclear fuel.

•	Availability of necessary generation capacity, the performance of generation plants and the availability of fuel, including processed nuclear fuel, parts and service from reliable vendors.
•	The ability to recover fuel and other energy costs through regulated or competitive electric rates.
•
The ability to build transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs.

•
New legislation, litigation and government regulation, including oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances that could impact the continued operation, cost recovery and/or profitability of generation plants and related assets.

•	Evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including nuclear fuel.
•
Timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service, environmental compliance and excess accumulated deferred income taxes.

•	Resolution of litigation.
•	The ability to constrain operation and maintenance costs.
•	Prices and demand for power generated and sold at wholesale.
•	Changes in technology, particularly with respect to energy storage and new, developing, alternative or distributed sources of generation.
•	The ability to recover through rates any remaining unrecovered investment in generation units that may be retired before the end of their previously projected useful lives.
•	Volatility and changes in markets for capacity and electricity, coal and other energy-related commodities, particularly changes in the price of natural gas.
•	Changes in utility regulation and the allocation of costs within regional transmission organizations, including ERCOT, PJM and SPP.
•	Changes in the creditworthiness of the counterparties with contractual arrangements, including participants in the energy trading market.
•	Actions of rating agencies, including changes in the ratings of debt.
•
The impact of volatility in the capital markets on the value of the investments held by the pension, other postretirement benefit plans, captive insurance entity and nuclear decommissioning trust and the impact of such volatility on future funding requirements.

v

•	Accounting pronouncements periodically issued by accounting standard-setting bodies.
•	Impact of federal tax reform on customer rates.
•	Other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, cyber security threats and other catastrophic events.

The forward-looking statements of the Registrants speak only as of the date of this report or as of the date they are made.  The Registrants expressly disclaim any obligation to update any forward-looking information.  For a more detailed discussion of these factors, see “Risk Factors” in Part I of this report.

Investors should note that the Registrants announce material financial information in SEC filings, press releases and public conference calls. Based on guidance from the SEC, the Registrants may use the Investors section of AEP’s website (www.aep.com) to communicate with investors about the Registrants. It is possible that the financial and other information posted there could be deemed to be material information. The information on AEP’s website is not part of this report.

AEP COMMON STOCK AND DIVIDEND INFORMATION

The AEP common stock quarterly high and low sales prices, quarter-end closing price and the cash dividends paid per share are shown in the following table:

Quarter Ended	High	Low	Quarter-End Closing Price	Dividend
December 31, 2017	$78.07	$69.55	$73.57	$0.62
September 30, 2017	74.59	68.11	70.24	0.59
June 30, 2017	72.97	66.50	69.47	0.59
March 31, 2017	68.25	61.82	67.13	0.59

December 31, 2016	$65.25	$57.89	$62.96	$0.59
September 30, 2016	71.32	63.56	64.21	0.56
June 30, 2016	70.10	61.42	70.09	0.56
March 31, 2016	66.49	56.75	66.40	0.56

AEP common stock is traded principally on the New York Stock Exchange.  As of December 31, 2017, AEP had approximately 63,000 registered shareholders.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
SELECTED CONSOLIDATED FINANCIAL DATA

	2017 (a)	2016	2015	2014	2013
	(dollars in millions, except per share amounts)
STATEMENTS OF INCOME DATA
Total Revenues	$15,424.9	$16,380.1	$16,453.2	$16,378.6	$14,813.5

Operating Income	$3,570.5	$1,207.1	$3,333.5	$3,127.4	$2,822.5
Income from Continuing Operations	$1,928.9	$620.5	$1,768.6	$1,590.5	$1,473.9
Income (Loss) From Discontinued Operations, Net of Tax	—	(2.5)	283.7	47.5	10.3
Net Income	1,928.9	618.0	2,052.3	1,638.0	1,484.2

Net Income Attributable to Noncontrolling Interests	16.3	7.1	5.2	4.2	3.7

EARNINGS ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$1,912.6	$610.9	$2,047.1	$1,633.8	$1,480.5

BALANCE SHEETS DATA
Total Property, Plant and Equipment	$67,428.5	$62,036.6	$65,481.4	$63,605.9	$59,646.7
Accumulated Depreciation and Amortization	17,167.0	16,397.3	19,348.2	19,970.8	19,098.6
Total Property, Plant and Equipment – Net	$50,261.5	$45,639.3	$46,133.2	$43,635.1	$40,548.1

Total Assets	$64,729.1	$63,467.7	$61,683.1	$59,544.6	$56,321.0

Total AEP Common Shareholders’ Equity	$18,287.0	$17,397.0	$17,891.7	$16,820.2	$16,085.0

Noncontrolling Interests	$26.6	$23.1	$13.2	$4.3	$0.8

Long-term Debt (b)	$21,173.3	$20,256.4	$19,572.7	$18,512.4	$18,198.2

Obligations Under Capital Leases (b)	$297.8	$305.5	$343.5	$362.8	$403.3

AEP COMMON STOCK DATA
Basic Earnings (Loss) per Share Attributable to AEP Common Shareholders:

From Continuing Operations	$3.89	$1.25	$3.59	$3.24	$3.02
From Discontinued Operations	—	(0.01)	0.58	0.10	0.02

Total Basic Earnings per Share Attributable to AEP Common Shareholders	$3.89	$1.24	$4.17	$3.34	$3.04

Weighted Average Number of Basic Shares Outstanding (in millions)	491.8	491.5	490.3	488.6	486.6

Market Price Range:
High	$78.07	$71.32	$65.38	$63.22	$51.60
Low	$61.82	$56.75	$52.29	$45.80	$41.83

Year-end Market Price	$73.57	$62.96	$58.27	$60.72	$46.74

Cash Dividends Declared per AEP Common Share	$2.39	$2.27	$2.15	$2.03	$1.95

Dividend Payout Ratio	61.44%	183.06%	51.56%	60.78%	64.14%

Book Value per AEP Common Share	$37.17	$35.38	$36.44	$34.37	$32.98

(a)	The 2017 financial results include a pretax gain on the sale of merchant generation assets of $226 million and asset impairments of $87 million (see Note 7 to the financial statements).

(b)	Includes portion due within one year.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Company Overview

AEP is one of the largest investor-owned electric public utility holding companies in the United States.  AEP’s electric utility operating companies provide generation, transmission and distribution services to more than five million retail customers in Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia.

AEP’s subsidiaries operate an extensive portfolio of assets including:

•	Approximately 219,000 miles of distribution lines that deliver electricity to 5.4 million customers.

•	Approximately 40,000 circuit miles of transmission lines, including approximately 2,100 circuit miles of 765 kV lines, the backbone of the electric interconnection grid in the Eastern United States.

•	AEP Transmission Holdco has approximately $5.8 billion of transmission assets in-service.

•
Approximately 23,000 megawatts of regulated owned generating capacity and approximately 4,800 megawatts of regulated PPA capacity in 3 RTOs as of December 31, 2017, one of the largest complements of generation in the United States.

Customer Demand

AEP’s weather-normalized retail sales volumes for the year ended December 31, 2017 increased by 0.3% from the year ended December 31, 2016. AEP’s 2017 industrial sales volumes increased 2.8% compared to 2016. The growth in industrial sales was spread across many industries and most operating companies. Weather-normalized residential sales decreased 1.2% and commercial sales decreased by 0.8% in 2017, respectively, from 2016.

In 2018, AEP anticipates weather-normalized retail sales volumes will increase by 0.2%. The industrial class is expected to remain flat in 2018, while weather-normalized residential sales volumes are projected to increase by 0.3%, primarily related to projected customer growth. Weather-normalized commercial sales volumes are projected to increase by 0.4%.

Federal Tax Reform

In December 2017, legislation referred to as Tax Reform was signed into law. The majority of the provisions in the new legislation are effective for taxable years beginning after December 31, 2017. Tax Reform includes significant changes to the Internal Revenue Code of 1986 (as amended, the Code), including amendments which significantly change the taxation of business entities and also includes provisions specific to regulated public utilities. The more significant changes that affect the Registrants include the reduction in the corporate federal income tax rate from 35% to 21%, and several technical provisions including, among others, limiting the utilization of net operating losses arising after December 31, 2017 to 80% of taxable income with an indefinite carryforward period. The Tax Reform provisions related to regulated public utilities generally allow for the continued deductibility of interest expense, eliminate bonus depreciation for certain property acquired after September 27, 2017 and continue certain rate normalization requirements for accelerated depreciation benefits.

Changes in the Code due to Tax Reform had a material impact on the Registrants’ 2017 financial statements. As a result of Tax Reform, the Registrants’ deferred tax assets and liabilities were re-measured using the newly enacted tax rate of 21% in December 2017. This re-measurement resulted in a significant reduction in the Registrants’ net accumulated deferred income tax liability. With respect to the Registrants’ regulated operations, the reduction of the net accumulated deferred income tax liability was primarily offset by a corresponding decrease in income tax related regulatory assets and an increase in income tax related regulatory liabilities because the benefit of the lower federal tax rate is expected to be provided to customers. However, when the underlying asset or liability giving rise to the temporary difference was not previously contemplated in regulated rates, the re-measurement of the deferred taxes on those assets or liabilities was recorded as an adjustment to income tax expense. For the Registrants’ unregulated operations, the re-measurement of deferred taxes arising from those operations was recorded as an adjustment to income tax expense.

The following tables provide a summary of the impact of Tax Reform on the Registrants’ 2017 financial statements.

Year Ended December 31, 2017	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Decrease in Deferred Income Tax Liabilities	$6,101.1	$807.1	$558.6	$1,296.4	$808.7	$743.1	$538.6	$782.9

This decrease in deferred income tax liabilities resulted in an increase in income tax related regulatory liabilities, a decrease in income tax related regulatory assets and an adjustment to income tax expense as shown in the table below.

Year Ended December 31, 2017	AEP (c)	AEP Texas		AEPTCo	APCo	I&M	OPCo		PSO	SWEPCo
	(in millions)
Increase (Decrease) in Income Tax Expense (a)	$(16.5)	$(117.4)	(b)	$0.6	$5.7	$2.3	$(14.3)	(b)	$2.8	$0.7
Decrease in Regulatory Assets	470.2	12.1		66.9	129.1	85.3	62.7		8.3	69.8
Increase in Regulatory Liabilities	5,614.4	677.6		492.3	1,173.0	725.7	666.1		533.1	713.8

(a)
In 2017, in contemplation of corporate federal tax reform, the Registrants adopted a method under Internal Revenue Section 162 for deducting repair and maintenance costs associated with transmission and distribution property. This change resulted in a decrease in state income tax expense of approximately $10 million that has been excluded from the tables above.

(b)
AEP Texas and OPCo recorded  favorable adjustments to income tax expense of approximately $113 million and $16 million related to previously owned deregulated generation assets and certain deferred fuel amounts, respectively.

(c)
The effect of Tax Reform on AEP’s other business operations (other than the Registrant Subsidiaries), which primarily include unregulated activities in the Generation & Marketing segment, transmission operations reflected in the AEP Transmission Holdco segment and activities recorded in Corporate and Other, increased income tax expense for the year-ended December 31, 2017 by approximately $103 million.

Regulatory Treatment

As a result of Tax Reform, the Registrants recognized a regulatory liability for approximately $4.4 billion of excess accumulated deferred income taxes (Excess ADIT), as well as an incremental liability of $1.2 billion to reflect the $4.4 billion Excess ADIT on a pre-tax basis. The Excess ADIT is reflected on a pre-tax basis to appropriately contemplate future tax consequences in the periods when the regulatory liability is settled. Approximately $3.2 billion of the Excess ADIT relates to temporary differences associated with depreciable property. The Tax Reform legislation includes certain rate normalization requirements that stipulate how the portion of the total Excess ADIT that is related to certain depreciable property must be passed back to customers. Specifically, for AEP’s regulated public utilities that are subject to those rate normalization requirements, Excess ADIT resulting from the reduction of the corporate tax rate with respect to prior depreciation or recovery deductions on property will be normalized using the average rate assumption method. As a result, once the amortization of this Excess ADIT is reflected in rates, customers will receive the benefits over the remaining weighted average useful life of the applicable property.

For the remaining $1.2 billion of Excess ADIT, the Registrants expect to continue working with each state regulatory commission to determine the appropriate mechanism and time period over which to provide the benefits of Tax Reform to customers.

The Registrants expect the mechanism and time period to provide the benefits of Tax Reform to customers will vary by jurisdiction and is not expected to have a material impact on future net income. However, the Registrants anticipate a decrease in future cash flows primarily due to the elimination of bonus depreciation, the reduction in the federal tax rate from 35% to 21% and the flow back of Excess ADIT. Further, the Registrants expect that access to capital markets will be sufficient to satisfy any liquidity needs that result from any such decrease in future cash flows.

State Regulatory Matters

Various state utility commissions have recently issued orders requiring public utilities, including the Registrants, to record regulatory liabilities to reflect the corporate federal income taxes currently collected in utility rates in excess of the enacted corporate federal income tax rate of 21% beginning January 1, 2018. See Note 4 - Rate Matters for additional information regarding state utility commission orders received impacting the Registrant Subsidiaries.

Merchant Generation Assets

In September 2016, AEP signed an agreement to sell Darby, Gavin, Lawrenceburg and Waterford Plants (“Disposition Plants”) totaling 5,329 MWs of competitive generation to a nonaffiliated party. The sale closed in January 2017 for approximately $2.2 billion. The net proceeds from the transaction were approximately $1.2 billion in cash after taxes, repayment of debt associated with these assets and transaction fees, which resulted in an after tax gain of approximately $129 million. AEP primarily used these proceeds to reduce outstanding debt and invest in its regulated businesses, including transmission and contracted renewable projects.

The assets and liabilities included in the sale transaction have been recorded as Assets Held for Sale and Liabilities Held for Sale, respectively, on the balance sheet as of December 31, 2016. See “Dispositions” and “Assets and Liabilities Held for Sale” sections of Note 7 for additional information.

In February 2017, AEP signed an agreement to sell its 25.4% ownership share of Zimmer Plant to Dynegy Corporation. Simultaneously, AEP signed an agreement to purchase Dynegy Corporation’s 40% ownership share of Conesville Plant, Unit 4. The transactions closed in the second quarter of 2017 and did not have a material impact on net income, cash flows or financial condition.

In December 2017, AEP signed an amendment to the Cardinal Station Agreement with Buckeye Power Incorporated, which terminates certain commercial arrangements between the parties and transitions management oversite and administrative support of the Cardinal facility from AEP to Buckeye Power Incorporated.  The amendment required approval from Rural Utilities Service and the FERC, which were obtained in February 2018. The new amendment will be effective March 2018 and is not expected to have a material impact on net income, cash flows or financial condition.

Management continues to evaluate potential alternatives for the remaining merchant generation assets. These potential alternatives may include, but are not limited to, transfer or sale of AEP’s ownership interests, or a wind down of merchant coal-fired generation fleet operations. Management has not set a specific time frame for a decision on these assets. These alternatives could result in additional losses which could reduce future net income and cash flows and impact financial condition.

Renewable Generation Portfolio

The growth of AEP’s renewable generation portfolio reflects the company’s strategy to diversify generation resources to provide clean energy options to customers that meet both their energy and capacity needs.

Contracted Renewable Generation Facilities

AEP is further developing its renewable portfolio within the Generation & Marketing segment.  Activities include working directly with wholesale and large retail customers to provide tailored solutions based upon market knowledge, technology innovations and deal structuring which may include distributed solar, wind, combined heat and power, energy storage, waste heat recovery, energy efficiency, peaking generation and other forms of cost reducing energy technologies.  Projects are pursued where a suitable termed agreement is entered into with a creditworthy counterparty.  Generation & Marketing also develops and/or acquires large scale renewable generation projects that are backed with long-term contracts with creditworthy counterparties.  As of December 31, 2017, subsidiaries within AEP’s Generation & Marketing segment have approximately 489 MWs of contracted renewable generation projects in operation.  In addition, as of December 31, 2017, these subsidiaries have approximately 34 MWs of new renewable generation projects under construction and estimated capital costs of $61 million related to these projects.

In January 2018, AEP entered into a partnership with a non-affiliate to own and repower Desert Sky and Trent, which is expected to be completed in 2018.  The non-affiliate partner contributed full turbine sets to each project in exchange for a 20% interest in the partnership. AEP’s 80% share of the partnership, or 248 MWs, represents $232 million of additional estimated capital, of which $90 million has been spent and is recorded in construction work in progress as of December 31, 2017. The partnership is subject to a put and a call after certain conditions are met, either of which would liquidate the non-affiliated partner’s interest.

Regulated Renewable Generation Facilities

In July 2017, APCo submitted filings with the Virginia SCC and the WVPSC requesting regulatory approval to acquire two wind generation facilities totaling approximately 225 MWs of wind generation. The wind generating facilities are located in West Virginia and Ohio and, if approved, are anticipated to be in-service in the second half of 2019. APCo will assume ownership of the facilities at or near the anticipated in-service date. APCo currently plans to sell the Renewable Energy Certificates associated with the generation from these facilities. In December 2017, the WVPSC staff and an industrial intervenor filed testimony in West Virginia and the Virginia SCC staff filed testimony in Virginia arguing that APCo’s forecast of natural gas and energy prices was too high and, with the exception of the WVPSC staff’s recommended approval of the facility located in West Virginia, do not support approval of APCo’s acquisition of the facilities. In January 2018, APCo filed supplemental testimony with the WVPSC to address changes in the economics of the wind projects as a result of Tax Reform. A hearing at the Virginia SCC was held in February 2018 and a hearing is scheduled at the WVPSC in March 2018.

In July 2017, PSO and SWEPCo submitted filings with the OCC, LPSC, APSC and PUCT requesting various regulatory approvals needed to proceed with the Wind Catcher Project. The Wind Catcher Project includes the acquisition of a wind generation facility, totaling approximately 2,000 MWs of wind generation, and the construction of a generation interconnection tie-line totaling approximately 350 miles. Total investment for the project is estimated to be $4.5 billion and will serve both retail and FERC wholesale load. PSO and SWEPCo will have a 30% and 70% ownership share, respectively, in these assets. The wind generating facility is located in Oklahoma and, if approved by all state commissions, is anticipated to be in-service by the end of 2020. In July 2017, the LPSC approved SWEPCo’s request for an exemption to the Market Based Mechanism. In August 2017, the Oklahoma Attorney General filed a motion to dismiss with the OCC. In August 2017, the motion to dismiss was denied by the OCC. In December 2017, the Oklahoma Attorney General’s motion to dismiss was renewed and again denied by the OCC. Also in December 2017, the companies filed a request at FERC to transfer the wind generation facility to PSO and SWEPCo upon its construction by a third party, subject to the approval of the project at the respective state commissions. Parties’ testimony filed in the Oklahoma, Texas and Louisiana dockets generally opposes the companies’ request. In the companies’ rebuttal testimony filed in Oklahoma, Texas, Arkansas and Louisiana, certain commitments have been made related to the cost of the investment and operational performance. In addition, PSO and SWEPCo committed in each jurisdiction to the timely filing of a base rate case to shorten the duration of cost recovery through a temporary mechanism.

In February 2018, the ALJ in Oklahoma recommended that PSO’s request for preapproval of future recovery of Wind Catcher Project costs be denied. Also in February 2018, SWEPCo announced a settlement agreement with the APSC staff, the Arkansas Attorney General and other parties in SWEPCo’s request for approval of the Wind Catcher Project.  SWEPCo agreed to certain commitments related to the cost of the investment, qualification for 100% of the Production Tax Credits and operational performance. The parties filed a joint motion asking the APSC to approve the Wind Catcher Project under the terms of the settlement agreement.

Hurricane Harvey

In August 2017, Hurricane Harvey hit the coast of Texas, causing power outages in the AEP Texas service territory. As rebuilding efforts continue, AEP Texas’ total costs related to this storm are not yet final. AEP Texas’ current estimated cost is approximately $325 million to $375 million, including capital expenditures. AEP Texas has a PUCT approved catastrophe reserve which allows for the deferral of incremental storm expenses as a regulatory asset, and currently recovers approximately $1 million annually through base rates. As of December 31, 2017, the total balance of AEP Texas’ catastrophe reserve deferral is $123 million, inclusive of approximately $100 million of net incremental storm expenses related to Hurricane Harvey. AEP Texas currently estimates that it will incur approximately $12 million of additional incremental expense related to Hurricane Harvey service restoration efforts. As of December 31, 2017, AEP Texas has recorded approximately $133 million of capital expenditures related to Hurricane Harvey. Also, as of December 31, 2017, AEP Texas has received $10 million in insurance proceeds, which were applied to the regulatory asset and property, plant and equipment. Management, in conjunction with the insurance adjusters, is reviewing all damages to determine the extent of coverage for additional insurance reimbursement. Any future insurance recoveries received will also be applied to, and will offset, the regulatory asset and property, plant and equipment, as applicable. Management believes the amount recorded as a regulatory asset is probable of recovery and AEP Texas is currently evaluating recovery options for the regulatory asset. The other named 2017 hurricanes did not have a material impact on AEP’s operations. If the ultimate costs of the incident are not recovered by insurance or through the regulatory process, it would have an adverse effect on future net income, cash flows and financial condition.

June 2015 - May 2018 ESP Including PPA Application and Proposed ESP Extension through 2024

In March 2016, a contested stipulation agreement related to the PPA rider application was modified and approved by the PUCO. The approved PPA rider is subject to audit and review by the PUCO. Consistent with the terms of the modified and approved stipulation agreement, and based upon a September 2016 PUCO order, in November 2016, OPCo refiled its amended ESP extension application and supporting testimony. The amended filing proposed to extend the ESP through May 2024 and included (a) an extension of the OVEC PPA rider, (b) a proposed 10.41% return on common equity on capital costs for certain riders, (c) the continuation of riders previously approved in the June 2015 - May 2018 ESP, (d) proposed increases in rate caps related to OPCo’s DIR and (e) the addition of various new riders, including a Renewable Resource Rider.

In August 2017, OPCo and various intervenors filed a stipulation agreement with the PUCO. The stipulation extends the term of the ESP through May 2024 and includes: (a) an extension of the OVEC PPA rider, (b) a proposed 10% return on common equity on capital costs for certain riders, (c) the continuation of riders previously approved in the June 2015 - May 2018 ESP, (d) rate caps related to OPCo’s DIR ranging from $215 million to $290 million for the periods 2018 through 2021, (e) the addition of various new riders, including a Smart City Rider and a Renewable Generation Rider, (f) a decrease in annual depreciation rates based on a depreciation study using data through December 2015 and (g) amortization of approximately $24 million annually beginning January 2018 of OPCo’s excess distribution accumulated depreciation reserve, which was $239 million as of December 31, 2015. Upon PUCO approval of the stipulation, effective January 2018, OPCo will cease recording $39 million in annual amortization previously approved to end in December 2018 in accordance with PUCO’s December 2011 OPCo distribution base rate case order. In the stipulation, OPCo and intervenors agree that OPCo can request in future proceedings a change in meter depreciation rates due to retired meters pursuant to the smart grid Phase 2 project. DIR rate caps will be reset in OPCo’s next distribution base rate case which must be filed by June 2020.

In October 2017, intervenor testimony opposing the stipulation agreement was filed recommending: (a) a return on common equity to not exceed 9.3% for riders earning a return on capital investments, (b) that OPCo should file a base distribution case concurrent with the conclusion of the current ESP in May 2018 and (c) denial of certain new riders proposed in OPCo’s ESP extension. The stipulation is subject to review by the PUCO. A hearing at the PUCO was held in November 2017. An order from the PUCO is expected in the first quarter of 2018.

If OPCo is ultimately not permitted to fully collect all components of its ESP rates, it could reduce future net income and cash flows and impact financial condition. See “Ohio Electric Security Plan Filings” section of Note 4 for additional information.

2016 SEET Filing

In December 2016, OPCo recorded a 2016 SEET provision of $58 million based upon projected earnings data for companies in the comparable utilities risk group. In determining OPCo’s return on equity in relation to the comparable utilities risk group, management excluded the following items resolved in OPCo’s Global Settlement: (a) gain on the deferral of RSR costs, (b) refunds to customers related to the SEET remands and (c) refunds to customers related to fuel adjustment clause proceedings.

In May 2017, OPCo submitted its 2016 SEET filing with the PUCO in which management indicated that OPCo did not have significantly excessive earnings in 2016 based upon actual earnings data for the comparable utilities risk group.

In January 2018, the PUCO staff filed testimony that OPCo did not have significantly excessive earnings. Also in January 2018, an intervenor filed testimony recommending a $53 million refund to customers.

In February 2018, OPCo and PUCO staff filed a stipulation agreement in which both parties agreed that OPCo did not have significantly excessive earnings in 2016.

In February 2018, a procedural schedule was issued by the PUCO. A hearing is scheduled for April 2018 and management expects to receive an order in the second quarter of 2018. While management believes that OPCo’s adjusted 2016 earnings were not excessive, management did not adjust OPCo’s 2016 SEET provision due to risks that the PUCO could rule against OPCo’s proposed SEET adjustments, including treatment of the Global Settlement issues described above, adjust the comparable risk group, or adopt a different 2016 SEET threshold. If the PUCO orders a refund of 2016 OPCo earnings, it could reduce future net income and cash flows and impact financial condition. See “2016 SEET Filing” section of Note 4 for additional information.

Rockport Plant, Unit 2 SCR

In October 2016, I&M filed an application with the IURC for approval of a Certificate of Public Convenience and Necessity (CPCN) to install SCR technology at Rockport Plant, Unit 2 by December 2019. The equipment will allow I&M to reduce emissions of NOx from Rockport Plant, Unit 2 in order for I&M to continue to operate that unit under current environmental requirements. The estimated cost of the SCR project is $274 million, excluding AFUDC, to be shared equally between I&M and AEGCo.  As of December 31, 2017, total costs incurred related to this project, including AFUDC, were approximately $23 million.  The filing included a request for authorization for I&M to defer its Indiana jurisdictional ownership share of costs including investment carrying costs at a weighted average cost of capital (WACC), depreciation over a 10-year period as provided by statute and other related expenses. I&M proposed recovery of these costs using the existing Clean Coal Technology Rider in a future filing subsequent to approval of the SCR project. The AEGCo ownership share of the proposed SCR project will be billable under the Rockport Unit Power Agreement to I&M and KPCo and will be subject to future regulatory approval for recovery.

In February 2017, the Indiana Office of Utility Consumer Counselor (OUCC) and other parties filed testimony with the IURC. The OUCC recommended approval of the CPCN but also stated that any decision regarding recovery of any under-depreciated plant due to retirement should be fully investigated in a base rate case, not in a tracker or other abbreviated proceeding. The other parties recommended either denial of the CPCN or approval of the CPCN with conditions including a cap on the amount of SCR costs allowed to be recovered in the rider and limitations on other costs related to legal issues involving the Rockport Plant, Unit 2 lease. A hearing at the IURC was held in March 2017. An order from the IURC is pending. In July 2017, I&M filed a motion with the U.S. District Court for the Southern District of Ohio to remove the requirement to install SCR technology at Rockport Plant, Unit 2, which plaintiffs opposed. The district court has delayed the deadline for installation of the SCR technology until June 2020. In January 2018, I&M filed a supplemental motion with the U.S. District Court for the Southern District of Ohio proposing to install the SCR at Rockport Plant, Unit 2 and achieve the final SO2 emission cap applicable to the plant under the consent decree by the end of 2020, before the expiration of the initial lease term. Responsive filings were filed in February 2018 and a decision is anticipated in the first quarter of 2018.

2017 Indiana Base Rate Case

In July 2017, I&M filed a request with the IURC for a $263 million annual increase in Indiana rates based upon a proposed 10.6% return on common equity with the annual increase to be implemented after June 2018. Upon implementation, this proposed annual increase would be subject to a temporary offsetting $23 million annual reduction to customer bills through December 2018 for a credit adjustment rider related to the timing of estimated in-service dates of certain capital expenditures.  The proposed annual increase includes $78 million related to increased annual depreciation rates and an $11 million increase related to the amortization of certain Cook Plant and Rockport Plant regulatory assets. The increase in depreciation rates includes a change in the expected retirement date for Rockport Plant, Unit 1 from 2044 to 2028 combined with increased investment at the Cook Plant, including the Cook Plant Life Cycle Management Project.

In November 2017, various intervenors filed testimony that included annual revenue increase recommendations ranging from $125 million to $152 million. The recommended returns on common equity ranged from 8.65% to 9.1%. In addition, certain parties recommended longer recovery periods than I&M proposed for recovery of regulatory assets and depreciation expenses related to Rockport Plant, Units 1 and 2. In January 2018, in response to a January 2018 IURC request related to the impact of Tax Reform on I&M’s pending base rate case, I&M filed updated schedules supporting a $191 million annual increase in Indiana base rates if the effect of Tax Reform was included in the cost of service.

In February 2018, I&M and all parties to the case, except one industrial customer, filed a Stipulation and Settlement Agreement for a $97 million annual increase in Indiana rates effective July 1, 2018 subject to a temporary offsetting reduction to customer bills through December 2018 for a credit rider related to the timing of estimated in-service dates of certain capital expenditures.  The one industrial customer agreed to not oppose the Stipulation and Settlement Agreement. The difference between I&M’s requested $263 million annual increase and the $97 million annual increase in the Stipulation and Settlement Agreement is primarily due to lower federal income taxes as a result of the reduction in the federal income tax rate due to Tax Reform, the feedback of credits for excess deferred income taxes, a 9.95% return on equity, longer recovery periods of regulatory assets, lower depreciation expense primarily for meters, and an increase in the sharing of off-system sales margins with customers from 50% to 95%.  I&M will also refund $4 million from July through December 2018 for the impact of Tax Reform for the period January through June 2018.  A hearing at the IURC is scheduled for March 2018. If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.
2017 Michigan Base Rate Case

In May 2017, I&M filed a request with the MPSC for a $52 million annual increase in Michigan base rates based upon a proposed 10.6% return on common equity with the increase to be implemented no later than April 2018. The proposed annual increase includes $23 million related to increased annual depreciation rates and a $4 million increase related to the amortization of certain Cook Plant regulatory assets. The increase in depreciation rates is primarily due to the proposed change in the expected retirement date for Rockport Plant, Unit 1 from 2044 to 2028 combined with increased investment at the Cook Plant related to the Life Cycle Management Project. Additionally, the total proposed increase includes incremental costs related to the Cook Plant Life Cycle Management Program and increased vegetation management expenses.

In October 2017, the MPSC staff and intervenors filed testimony.  The MPSC staff recommended an annual net revenue increase of $49 million including proposed retirement dates of 2028 for both Rockport Plant, Units 1 (from 2044) and 2 (from 2022), a reduced capacity charge and a return on common equity of 9.8%. The intervenors proposed certain adjustments to I&M’s request including no change to the current 2044 retirement date of Rockport Plant, Unit 1, a market based capacity charge effective February 2019 for up to 10% of I&M’s Michigan customers, but did not address an annual net revenue increase. The intervenors’ recommended returns on common equity ranged from 9.3% to 9.5%. A hearing at the MPSC was held in November 2017.

In February 2018, an MPSC ALJ issued a Proposal for Decision and recommended an annual revenue increase of $49 million, including the intervenors’ proposed capacity charge and staff’s depreciation rates for Rockport Plant and a return on common equity of 9.8%. If the maximum 10% of customers choose an alternate supplier starting in February 2019, the estimated annual pretax loss due to the reduced capacity charge is approximately $9 million. An order is expected in the first half of 2018. If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Merchant Portion of Turk Plant

SWEPCo constructed the Turk Plant, a base load 600 MW pulverized coal ultra-supercritical generating unit in Arkansas, which was placed into service in December 2012 and is included in the Vertically Integrated Utilities segment. SWEPCo owns 73% (440 MWs) of the Turk Plant and operates the facility.

The APSC granted approval for SWEPCo to build the Turk Plant by issuing a Certificate of Environmental Compatibility and Public Need (CECPN) for the SWEPCo Arkansas jurisdictional share of the Turk Plant (approximately 20%). Following an appeal by certain intervenors, the Arkansas Supreme Court issued a decision that reversed the APSC’s grant of the CECPN. In June 2010, in response to an Arkansas Supreme Court decision, the APSC issued an order which reversed and set aside the previously granted CECPN. This share of the Turk Plant output is currently not subject to cost-based rate recovery and is being sold into the wholesale market. Approximately 80% of the Turk Plant investment is recovered under cost-based rate recovery in Texas, Louisiana and through SWEPCo’s wholesale customers under FERC-based rates. As of December 31, 2017, the net book value of Turk Plant was $1.5 billion, before cost of removal, including materials and supplies inventory and CWIP. In January 2018, SWEPCo and the LPSC staff agreed on settlement terms relating to the prudence review of the Turk Plant. See “Louisiana Turk Plant Prudence Review” section of Note 4. If SWEPCo cannot ultimately recover its investment and expenses related to the Turk Plant, it could reduce future net income and cash flows and impact financial condition.

Louisiana Turk Plant Prudence Review

Beginning January 2013, SWEPCo’s formula rates, including the Louisiana jurisdictional share (approximately 33%) of the Turk Plant, have been collected subject to refund pending the outcome of a prudence review of the Turk Plant investment, which was placed into service in December 2012. In October 2017, the LPSC staff filed testimony contending that SWEPCo failed to continue to evaluate the suspension or cancellation of the Turk Plant during its construction period. In January 2018, SWEPCo and the LPSC staff filed a settlement, subject to LPSC approval, providing for a $19 million pretax write-off of the Louisiana jurisdictional share of previously capitalized Turk Plant costs and a $10 million rate refund provision for previously collected revenues associated with the disallowed portion of the Turk Plant. Based on the agreement, management concluded that the disallowance was probable resulting in a $23 million pretax write off in the fourth quarter, consisting of a $15 million pretax impairment and an $8 million pretax provision for revenue refund. The agreement requires $2 million of the provision to be refunded to customers in the first billing cycle following LPSC approval of the settlement and the remaining $8 million to be amortized as a cost of service reduction for customers over 5 years, effective August 1, 2018. In February 2018, the LPSC approved the settlement agreement.

2017 Louisiana Formula Rate Filing

In April 2017, the LPSC approved an uncontested stipulation agreement that SWEPCo filed for its formula rate plan for test year 2015.  The filing included a net annual increase not to exceed $31 million, which was effective May 2017 and includes SWEPCo’s Louisiana jurisdictional share of Welsh Plant and Flint Creek Plant environmental controls which were placed in service in 2016. The net annual increase is subject to refund. In October 2017, SWEPCo filed testimony in Louisiana supporting the prudence of its environmental control investment for Welsh Plant, Units 1 and 3 and Flint Creek power plants. These environmental costs are subject to prudence review. A hearing at the LPSC is scheduled for May 2018. If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

2017 Oklahoma Base Rate Case

In June 2017, PSO filed an application for a base rate review with the OCC that requested an increase in annual revenues of $156 million, less an $11 million refund obligation, for a net increase of $145 million based upon a proposed 10% return on common equity. The proposed base rate increase includes (a) environmental compliance investments, including recovery of previously deferred environmental compliance related costs currently recorded as regulatory assets, (b) Advanced Metering Infrastructure investments, (c) additional capital investments and costs to serve PSO’s customers, and (d) an annual $42 million depreciation rate increase due primarily to shorter service lives and lower net salvage estimates. As part of this filing, consistent with the OCC’s final order in its previous base rate case, PSO requested recovery through 2040 of Northeastern Plant, Unit 3, including the environmental control investment, and the net book value of Northeastern Plant, Unit 4 that was retired in 2016. As of December 31, 2017, the net book value of Northeastern Plant, Unit 4 was $81 million.

In January 2018, the OCC issued a final order approving a net increase in Oklahoma annual revenues of $84 million, which was then reduced by $32 million to $52 million to account for changes as a result of Tax Reform, based upon a return on common equity of 9.3%. The final order also included approval for recovery, with a debt return for investors, of the net book value of Northeastern Plant Unit 4 and an annual depreciation expense increase of $19 million, including requested recovery through 2040 of Northeastern Plant Unit 3. PSO anticipates implementing new rates in March 2018 billings.

2017 Kentucky Base Rate Case

In June 2017, KPCo filed a request with the KPSC for a $66 million annual increase in Kentucky base rates based upon a proposed 10.31% return on common equity with the increase to be implemented no later than January 2018. The proposed increase included: (a) lost load since KPCo last changed base rates in July 2015, (b) incremental costs related to OATT charges from PJM not currently recovered from retail ratepayers, (c) increased depreciation expense including updated Big Sandy Plant, Unit 1 depreciation rates using a proposed retirement date of 2031, (d) recovery of other Big Sandy Plant, Unit 1 generation costs currently recovered through a retail rider and (e) incremental purchased power costs. Additionally, KPCo requested a $4 million annual increase in environmental surcharge revenues. In August 2017, KPCo submitted a supplemental filing with the KPSC that decreased the proposed annual base rate revenue request to $60 million. The modification was due to lower interest expense related to June 2017 debt refinancings.

In November 2017, KPCo filed a non-unanimous settlement agreement with the KPSC. The settlement agreement included a proposed annual base rate increase of $32 million based upon a 9.75% return on common equity.

In January 2018, the KPSC issued an order approving the non-unanimous settlement agreement with certain modifications resulting in an annual revenue increase of $12 million, effective January 2018, based on a 9.7% ROE. The KPSC’s primary revenue requirement modification to the settlement agreement was a $14 million annual revenue reduction for the decrease in the corporate federal income tax rate due to Tax Reform. The KPSC approved: (a) the deferral of $50 million of Rockport Plant Unit Power Agreement expenses for the years 2018 through 2022, with recovery of the deferral to be addressed in KPCo’s next base rate case, (b) the recovery/return of 80% of certain annual PJM OATT expenses above/below the corresponding level recovered in base rates, (c) KPCo’s commitment to not file a base rate case for three years and (d) increased depreciation expense based upon updated Big Sandy Plant, Unit 1 depreciation rates using a 20-year depreciable life.

In February 2018, KPCo filed with the KPSC for rehearing of the January 2018 base case order and requested an additional $2.3 million of annual revenue increases related to: (a) the calculation of federal income tax expense, (b) recovery of purchased power costs associated with forced outages and (c) capital structure adjustments.  Also in February 2018, an intervenor filed for rehearing recommending that the reduced corporate federal income tax rate, as a result of Tax Reform, be reflected in lower purchased power expense related to the Rockport UPA. It is anticipated that the KPSC will rule upon this rehearing request in the first quarter of 2018.

2016 Texas Base Rate Case

In December 2016, SWEPCo filed a request with the PUCT for a net increase in Texas annual revenues of $69 million based upon a 10% return on common equity. In January 2018, the PUCT issued a final order approving a net increase in Texas annual revenues of $50 million based upon a return on common equity of 9.6%, effective May 2017. The final order also included (a) approval to recover the Texas jurisdictional share of environmental investments placed in service, as of June 30, 2016, at various plants, including Welsh Plant, Units 1 and 3, (b) approval of recovery of, but no return on, the Texas jurisdictional share of the net book value of Welsh Plant, Unit 2, (c) approval of $2 million additional vegetation management expenses and (d) the rejection of SWEPCo’s proposed transmission cost recovery mechanism.

As a result of the final order, in the fourth quarter, SWEPCo (a) recorded an impairment charge of $19 million, which includes $7 million associated with the lack of return on Welsh Plant, Unit 2 and $12 million related to other disallowed plant investments (b) recognized $32 million of additional revenues, for the period of May 2017 through December 2017, that will be surcharged to customers and (c) recognized an additional $7 million of expenses consisting primarily of depreciation expense and vegetation management expense, offset by the deferral of rate case expenses. SWEPCo implemented new rates in February 2018 billings. The $32 million of additional 2017 revenues will be collected by the end of 2018. In addition, SWEPCo is required to file a refund tariff within 120 days to reflect the difference between rates collected under the final order and the rates that would be collected under Tax Reform.

Virginia Legislation Affecting Biennial Reviews

In 2015, amendments to Virginia law governing the regulation of investor-owned electric utilities were enacted. Under the amended Virginia law, APCo’s existing generation and distribution base rates are frozen until after the Virginia SCC rules on APCo’s next biennial review, which APCo will file in March 2020 for the 2018 and 2019 test years. These amendments also precluded the Virginia SCC from performing biennial reviews of APCo’s earnings for the years 2014 through 2017.

In February 2018, legislation separately passed the Virginia House of Delegates and the Senate of Virginia and, if enacted and signed into law by the Governor in its present form, will: (a) require APCo to not recover $10 million of fuel expenses incurred after July 1, 2018, (b) reduce APCo’s base rates by $50 million annually, on an interim basis and subject to true-up, effective July 30, 2018 related to Tax Reform and (c) require an adjustment in APCo’s base rates on April 1, 2019 to reflect actual annual reductions in corporate income taxes due to Tax Reform.  APCo’s next base rate review in 2020 will now include a review of earnings for test years 2017-2019, with triennial reviews of APCo’s base rates and earnings thereafter instead of biennial reviews.  The current VA legislative session is scheduled to adjourn in March 2018. Either a biennial review of 2018-2019 or a triennial review of 2017-2019 could reduce future net income and cash flows and impact financial condition.

FERC Transmission Complaint - AEP’s PJM Participants

In October 2016, several parties filed a complaint at the FERC that states the base return on common equity used by AEP’s eastern transmission subsidiaries in calculating formula transmission rates under the PJM OATT is excessive and should be reduced from 10.99% to 8.32%, effective upon the date of the complaint. Management believes its financial statements adequately address the impact of the complaint. In November 2017, a FERC Order set the matter for hearing and settlement procedures. If the FERC orders revenue reductions as a result of the complaint, including refunds from the date of the complaint filing, it could reduce future net income and cash flows and impact financial condition.

Modifications to AEP’s PJM Transmission Rates

In November 2016, AEP’s eastern transmission subsidiaries filed an application at the FERC to modify the PJM OATT formula transmission rate calculation, including an adjustment to recover a tax-related regulatory asset and a shift from historical to projected expenses. In March 2017, the FERC accepted the proposed modifications effective January 1, 2017, subject to refund, and set this matter for hearing and settlement procedures. The modified PJM OATT formula rates are based on projected calendar year financial activity and projected plant balances. In December 2017, AEP’s eastern transmission subsidiaries filed an uncontested settlement agreement with the FERC resolving all outstanding issues. If the FERC determines that any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

FERC Transmission Complaint - AEP’s SPP Participants

In June 2017, several parties filed a complaint at the FERC that states the base return on common equity used by AEP’s western transmission subsidiaries in calculating formula transmission rates under the SPP OATT is excessive and should be reduced from 10.7% to 8.36%, effective upon the date of the complaint. In November 2017, a FERC order set the matter for hearing and settlement procedures. Management believes its financial statements adequately address the impact of the complaint. If the FERC orders revenue reductions as a result of the complaint, including refunds from the date of the complaint filing, it could reduce future net income and cash flows and impact financial condition.

Modifications to AEP’s SPP Transmission Rates

In October 2017, AEP’s western transmission subsidiaries filed an application at the FERC to modify the SPP OATT formula transmission rate calculation, including an adjustment to recover a tax-related regulatory asset and a shift from historical to projected expenses.  The modified SPP OATT formula rates are based on projected 2018 calendar year financial activity and projected plant balances. In December 2017, the FERC accepted the proposed modifications effective January 1, 2018, subject to refund, and set this matter for hearing and settlement procedures. If the FERC determines that any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

FERC SWEPCo Power Supply Agreements Complaint - East Texas Electric Cooperative, Inc. (ETEC) and Northeast Texas Electric Cooperative, Inc. (NTEC)

In September 2017, ETEC and NTEC filed a complaint at the FERC that states the base return on common equity used by SWEPCo in calculating their power supply formula rates is excessive and should be reduced from 11.1% to 8.41%, effective upon the date of the complaint. In November 2017, a FERC order set the matter for hearing and settlement procedures. Management believes its financial statements adequately address the impact of the complaint. If the FERC orders revenue reductions as a result of the complaint, including refunds from the date of the complaint filing, it could reduce future net income and cash flows and impact financial condition.

Welsh Plant - Environmental Impact

Management currently estimates that the investment necessary to meet proposed environmental regulations through 2025 for Welsh Plant, Units 1 and 3 could total approximately $850 million, excluding AFUDC. As of December 31, 2017, SWEPCo had incurred costs of $398 million, including AFUDC, related to these projects.  Management continues to evaluate the impact of environmental rules and related project cost estimates. As of December 31, 2017, the total net book value of Welsh Plant, Units 1 and 3 was $627 million, before cost of removal, including materials and supplies inventory and CWIP.

In 2016, as approved by the APSC, SWEPCo began recovering $79 million related to the Arkansas jurisdictional share of these environmental costs, subject to prudence review in the next Arkansas filed base rate proceeding. In April 2017, the LPSC approved recovery of $131 million in investments related to its Louisiana jurisdictional share of environmental controls installed at Welsh Plant, effective May 2017. SWEPCo’s approved Louisiana jurisdictional share of Welsh Plant deferrals: (a) are $11 million, excluding $6 million of unrecognized equity as of December 31, 2017, (b) is subject to review by the LPSC, and (c) includes a WACC return on environmental investments and the related depreciation expense and taxes. In January 2018, SWEPCo received written approval from the PUCT to recover its project costs from retail customers in its 2016 Texas base rate case and is recovering these costs from wholesale customers through SWEPCo’s FERC-approved agreements. See “2016 Texas Base Rate Case” and “2017 Louisiana Formula Rate Filing” disclosures above.

If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition. See “Welsh Plant - Environmental Impact” section of Note 4 for additional information.

Westinghouse Electric Company Bankruptcy Filing

In March 2017, Westinghouse filed a petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code.  It intends to reorganize, not cease business operations. However, it is in the early stages of the bankruptcy process and it is unclear whether the company can successfully reorganize.  Westinghouse and I&M have a number of significant ongoing contracts relating to reactor services, nuclear fuel fabrication and ongoing engineering projects.  The most significant of these relate to Cook Plant fuel fabrication.  Westinghouse has stated that it intends to continue performance on I&M’s contracts, but given the importance of upcoming dates in the fuel fabrication process for Cook Plant, and their vital part in Cook Plant’s ongoing operations, I&M continues to work with Westinghouse in the bankruptcy proceedings to avoid any interruptions to that service.

In January 2018, Westinghouse issued a news release stating that it intends to sell all of its global business, including the portion of the nuclear business that contracts with Cook Plant. Any sale would require approval by the bankruptcy court. In the unlikely event Westinghouse rejects I&M’s contracts, or there is an interference with the sale process, Cook Plant’s operations would be significantly impacted and potentially shut down temporarily as I&M seeks other vendors for these services.

LITIGATION

In the ordinary course of business, AEP is involved in employment, commercial, environmental and regulatory litigation. Since it is difficult to predict the outcome of these proceedings, management cannot predict the eventual resolution, timing or amount of any loss, fine or penalty. Management assesses the probability of loss for each contingency and accrues a liability for cases that have a probable likelihood of loss if the loss can be estimated.  For details on the regulatory proceedings and pending litigation see Note 4 – Rate Matters and Note 6 – Commitments, Guarantees and Contingencies. Adverse results in these proceedings have the potential to reduce future net income and cash flows and impact financial condition.

Rockport Plant Litigation

In July 2013, the Wilmington Trust Company filed a complaint in U.S. District Court for the Southern District of New York against AEGCo and I&M alleging that it will be unlawfully burdened by the terms of the modified NSR consent decree after the Rockport Plant, Unit 2 lease expiration in December 2022.  The terms of the consent decree allow the installation of environmental emission control equipment, repowering or retirement of the unit.  The plaintiffs further allege that the defendants’ actions constitute breach of the lease and participation agreement.  The plaintiffs seek a judgment declaring that the defendants breached the lease, must satisfy obligations related to installation of emission control equipment and indemnify the plaintiffs.  The New York court granted a motion to transfer this case to the U.S. District Court for the Southern District of Ohio. In October 2013, a motion to dismiss the case was filed on behalf of AEGCo and I&M.

In January 2015, the court issued an opinion and order granting the motion in part and denying the motion in part. The court dismissed certain of the plaintiffs’ claims, including the dismissal without prejudice of plaintiffs’ claims seeking compensatory damages. Several claims remained, including the claim for breach of the participation agreement and a claim alleging breach of an implied covenant of good faith and fair dealing. In June 2015, AEGCo and I&M filed a motion for partial judgment on the claims seeking dismissal of the breach of participation agreement claim as well as any claim for indemnification of costs associated with this case. The plaintiffs subsequently filed an amended complaint to add another claim under the lease and also filed a motion for partial summary judgment. In November 2015, AEGCo and I&M filed a motion to strike the plaintiffs’ motion for partial judgment and filed a motion to dismiss the case for failure to state a claim.

In March 2016, the court entered an opinion and order in favor of AEGCo and I&M, dismissing certain of the plaintiffs’ claims for breach of contract and dismissing claims for breach of implied covenant of good faith and fair dealing, and further dismissing plaintiffs’ claim for indemnification of costs. By the same order, the court permitted plaintiffs to move forward with their claim that AEGCo and I&M failed to exercise prudent utility practices in the maintenance and operation of Rockport Plant, Unit 2. In April 2016, the plaintiffs filed a notice of voluntary dismissal of all remaining claims with prejudice and the court subsequently entered a final judgment. In May 2016, plaintiffs filed an appeal in the U.S. Court of Appeals for the Sixth Circuit on whether AEGCo and I&M are in breach of certain contract provisions that plaintiffs allege operate to protect the plaintiffs’ residual interests in the unit and whether the trial court erred in dismissing plaintiffs’ claims that AEGCo and I&M breached the covenant of good faith and fair dealing.

In April 2017, the U.S. Court of Appeals for the Sixth Circuit issued an opinion reversing the district court’s decisions which had dismissed certain of plaintiffs’ claims for breach of contract and remanding the case to the district court to enter summary judgment in plaintiffs’ favor consistent with that ruling. In April 2017, AEGCo and I&M filed a petition for rehearing with the U.S. Court of Appeals for the Sixth Circuit, which was granted. In June 2017, the U.S. Court of Appeals for the Sixth Circuit issued an amended opinion and judgment which reverses the district court’s dismissal of certain of the owners’ claims under the lease agreements, vacates the denial of the owners’ motion for partial summary judgment and remands the case to the district court for further proceedings.  The amended opinion and judgment also affirms the district court’s dismissal of the owners’ breach of good faith and fair dealing claim as duplicative of the breach of contract claims and removes the instruction to the district court in the original opinion to enter summary judgment in favor of the owners.

In July 2017, AEP filed a motion with the U.S. District Court for the Southern District of Ohio in the original NSR litigation, seeking to modify the consent decree to eliminate the obligation to install certain future controls at Rockport Plant, Unit 2 if AEP does not acquire ownership of that Unit, and to modify the consent decree in other respects to preserve the environmental benefits of the consent decree. In November 2017, the district court granted the owners’ unopposed motion to stay the lease litigation to afford time for resolution of AEP’s motion to modify the consent decree. See “Proposed Modification of the NSR Litigation Consent Decree” section below for additional information.

Management will continue to defend against the claims. Given that the district court dismissed plaintiffs’ claims seeking compensatory relief as premature, and that plaintiffs have yet to present a methodology for determining or any analysis supporting any alleged damages, management is unable to determine a range of potential losses that are reasonably possible of occurring.

ENVIRONMENTAL ISSUES

AEP has a substantial capital investment program and is incurring additional operational costs to comply with environmental control requirements.  Additional investments and operational changes will need to be made in response to existing and anticipated requirements such as new CAA requirements to reduce emissions from fossil fuel-fired power plants, rules governing the beneficial use and disposal of coal combustion by-products, clean water rules and renewal permits for certain water discharges.

AEP is engaged in litigation about environmental issues, was notified of potential responsibility for the clean-up of contaminated sites and incurred costs for disposal of SNF and future decommissioning of the nuclear units.  AEP, along with various industry groups, affected states and other parties challenged some of the Federal EPA requirements in court.  Management is also engaged in the development of possible future requirements including the items discussed below.  Management believes that further analysis and better coordination of these environmental requirements would facilitate planning and lower overall compliance costs while achieving the same environmental goals.

AEP will seek recovery of expenditures for pollution control technologies and associated costs from customers through rates in regulated jurisdictions.  Environmental rules could result in accelerated depreciation, impairment of assets or regulatory disallowances.  If AEP is unable to recover the costs of environmental compliance, it would reduce future net income and cash flows and impact financial condition.

Environmental Controls Impact on the Generating Fleet

The rules and proposed environmental controls discussed below will have a material impact on the generating units in the AEP System.  Management continues to evaluate the impact of these rules, project scope and technology available to achieve compliance.  As of December 31, 2017, the AEP System had a total generating capacity of approximately 25,600 MWs, of which approximately 13,500 MWs are coal-fired.  Management continues to refine the cost estimates of complying with these rules and other impacts of the environmental proposals on the fossil generating facilities. Based upon management estimates, AEP’s investment to meet these existing and proposed requirements ranges from approximately $2.1 billion to $2.7 billion through 2025.

The cost estimates will change depending on the timing of implementation and whether the Federal EPA provides flexibility in finalizing proposed rules or revising certain existing requirements.  The cost estimates will also change based on: (a) the states’ implementation of these regulatory programs, including the potential for state implementation plans (SIPs) or federal implementation plans (FIPs) that impose more stringent standards, (b) additional rulemaking activities in response to court decisions, (c) the actual performance of the pollution control technologies installed on the units, (d) changes in costs for new pollution controls, (e) new generating technology developments, (f) total MWs of capacity retired and replaced, including the type and amount of such replacement capacity and (g) other factors.  In addition, management is continuing to evaluate the economic feasibility of environmental investments on both regulated and competitive plants.

The table below represents the plants or units of plants retired in 2016 and 2015 with a remaining net book value. As of December 31, 2017, the net book value before cost of removal, including related materials and supplies inventory and CWIP balances, of the units listed below was approved for recovery, except for $233 million. Management is seeking or will seek recovery of the remaining net book value of $233 million in future rate proceedings.

		Generating	Amounts Pending
Company	Plant Name and Unit	Capacity	Regulatory Approval
		(in MWs)	(in millions)
APCo	Kanawha River Plant	400	$44.8
APCo	Clinch River Plant, Unit 3	235	32.7
APCo (a)	Clinch River Plant, Units 1 and 2	470	31.8
APCo	Sporn Plant	600	17.2
APCo	Glen Lyn Plant	335	13.4
I&M (b)	Tanners Creek Plant	995	42.6
SWEPCo	Welsh Plant, Unit 2	528	50.8
Total		3,563	$233.3

(a)
APCo obtained permits following the Virginia SCC’s and WVPSC’s approval to convert its 470 MW Clinch River Plant, Units 1 and 2 to natural gas. In 2015, APCo retired the coal-related assets of Clinch River Plant, Units 1 and 2. Clinch River Plant, Unit 1 and Unit 2 began operations as natural gas units in February 2016 and April 2016, respectively.

(b)
I&M requested recovery of the Indiana (approximately 65%) and Michigan (approximately 14%) jurisdictional shares of the remaining retirement costs of Tanners Creek Plant in the 2017 Indiana and Michigan base rate cases. See “2017 Indiana Base Rate Case” and “2017 Michigan Base Rate Case” sections of Note 4 for additional information.

In January 2017, Dayton Power and Light Company announced the future retirement of the 2,308 MW Stuart Plant, Units 1-4. The retirement is scheduled for June 2018. Stuart Plant, Units 1-4 are operated by Dayton Power and Light Company and are jointly owned by AGR and nonaffiliated entities. AGR owns 600 MWs of the Stuart Plant, Units 1-4. As of December 31, 2017, AGR’s net book value of the Stuart Plant, Units 1-4 was zero.

To the extent existing generation assets are not recoverable, it could materially reduce future net income and cash flows and impact financial condition.

Proposed Modification of the NSR Litigation Consent Decree

In 2007, the U.S. District Court for the Southern District of Ohio approved a consent decree between the AEP subsidiaries in the eastern area of the AEP System and the Department of Justice, the Federal EPA, eight northeastern states and other interested parties to settle claims that the AEP subsidiaries violated the NSR provisions of the CAA when they undertook various equipment repair and replacement projects over a period of nearly 20 years.  The consent decree’s terms include installation of environmental control equipment on certain generating units, a declining cap on SO2 and NOx emissions from the AEP System and various mitigation projects.

In July 2017, AEP filed a motion with the U.S. District Court for the Southern District of Ohio seeking to modify the consent decree to eliminate an obligation to install future controls at Rockport Plant, Unit 2 if AEP does not acquire ownership of that unit, and to modify the consent decree in other respects to preserve the environmental benefits of the consent decree.  The district court granted AEP’s request to delay the deadline to install SCR technology at Rockport Plant, Unit 2 until June 2020, pending resolution of the motion.  AEP also proposed to retire Conesville Plant, Units 5 and 6 by December 31, 2022 and to retire one Rockport Plant unit by December 31, 2028. Plaintiffs opposed AEP’s motion.

In January 2018, AEP filed a supplemental motion proposing to install the SCR at Rockport Plant, Unit 2 and achieve the final SO2 emission cap applicable to the plant under the consent decree by the end of 2020, before the expiration of the initial lease term. Responsive filings were filed in February 2018 and a decision is anticipated in the first quarter of 2018.

AEP is seeking to modify the consent decree as a means to resolve or substantially narrow the issues in pending litigation with the owners of Rockport Plant, Unit 2. See “Rockport Plant Litigation” in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 6 - Commitments, Guarantees and Contingencies for additional information.

Clean Air Act Requirements

The CAA establishes a comprehensive program to protect and improve the nation’s air quality and control sources of air emissions. The states implement and administer many of these programs and could impose additional or more stringent requirements. The primary regulatory programs that continue to drive investments in AEP’s existing generating units include: (a) periodic revisions to the National Ambient Air Quality Standards (NAAQS) and the development of SIPs to achieve any more stringent standards; (b) implementation of the regional haze program by the states and the Federal EPA; (c) regulation of hazardous air pollutant emissions under the Mercury and Air Toxics Standards (MATS) Rule; (d) implementation and review of the Cross-State Air Pollution Rule (CSAPR), a FIP designed to eliminate significant contributions from sources in upwind states to nonattainment or maintenance areas in downwind states and (e) the Federal EPA’s regulation of greenhouse gas emissions from fossil-fueled electric generating units under Section 111 of the CAA.

In March 2017, President Trump issued a series of executive orders designed to allow the Federal EPA to review and take appropriate action to revise or rescind regulatory requirements that place undue burdens on affected entities, including specific orders directing the Federal EPA to review rules that unnecessarily burden the production and use of energy. The Federal EPA published notice and an opportunity to comment on how to identify such requirements and what steps can be taken to reduce or eliminate such burdens. Future changes that result from this effort may affect AEP’s compliance plans.

Notable developments in significant CAA regulatory requirements affecting AEP’s operations are discussed in the following sections.

NAAQS

The Federal EPA issued new, more stringent NAAQS for SO2 in 2010, PM in 2012 and ozone in 2015. Implementation of these standards is underway. States are still in the process of evaluating the attainment status and need for additional control measures in order to attain and maintain the 2010 SO2 NAAQS. In December 2017, the Federal EPA published final designations for certain areas’ compliance with the 2010 SO2 NAAQS. States may develop additional requirements for AEP’s facilities as a result of these designations. In April 2017, the Federal EPA requested a stay of proceedings in the U.S. Court of Appeals for the District of Columbia Circuit where challenges to the 2015 ozone standard are pending, to allow reconsideration of that standard by the new administration. The Federal EPA initially announced a one-year delay in the designation of ozone non-attainment areas, but withdrew that decision. In December 2017, the Federal EPA issued a notice of data availability and requested public comment on recommended designations for compliance with the 2015 ozone standard. Management cannot currently predict the nature, stringency or timing of additional requirements for AEP’s facilities based on the outcome of these activities.

Regional Haze

The Federal EPA issued a Clean Air Visibility Rule (CAVR), detailing how the CAA’s requirement that certain facilities install best available retrofit technology (BART) will address regional haze in federal parks and other protected areas.  BART requirements apply to facilities built between 1962 and 1977 that emit more than 250 tons per year of certain pollutants in specific industrial categories, including power plants.  CAVR will be implemented through SIPs or, if SIPs are not adequate or are not developed on schedule, through FIPs.  In January 2017, the Federal EPA revised the rules governing submission of SIPs to implement the visibility programs, including a provision that postpones the due date for the next comprehensive SIP revisions until 2021. Petitions for review of the final rule revisions have been filed in the U.S. Court of Appeals for the District of Columbia Circuit.

The Federal EPA proposed disapproval of regional haze SIPs in a few states, including Arkansas and Texas.  In March 2012, the Federal EPA disapproved certain portions of the Arkansas regional haze SIP. In April 2015, the Federal EPA published a proposed FIP to replace the disapproved portions, including revised BART determinations for the Flint Creek Plant that were consistent with the environmental controls currently under construction. In September 2016, the Federal EPA published a final FIP that retains its BART determinations, but accelerates the schedule for implementation of certain required controls. The final rule is being challenged in the courts. In March 2017, the Federal EPA filed a motion that was granted by the U.S. Court of Appeals for the Eighth Circuit to hold the case in abeyance for 90 days to allow the parties to engage in settlement negotiations. Arkansas issued a proposed SIP revision to allow sources to participate in the CSAPR ozone season program in lieu of the source-specific NOx BART requirements in the FIP, and the Federal EPA has proposed to approve that SIP revision. Arkansas issued a second proposal to revise the SO2 BART determinations, and that proposal is open for public comment. The Federal EPA has asked the Eighth Circuit to continue to hold litigation in abeyance to facilitate settlement discussions. Arkansas and other affected parties have filed motions to stay the compliance deadlines pending further action from the Federal EPA. Management cannot predict the outcome of these proceedings.

In January 2016, the Federal EPA disapproved portions of the Texas regional haze SIP and promulgated a final FIP that did not include any BART determinations. That rule was challenged and stayed by the U.S. Court of Appeals for the Fifth Circuit. The parties engaged in a settlement discussion but were unable to reach an agreement. In March 2017, the U.S. Court of Appeals for the Fifth Circuit granted partial remand of the final rule. In January 2017, the Federal EPA proposed source-specific BART requirements for SO2 from sources in Texas, including Welsh Plant, Unit 1. Management submitted comments on the proposal and is engaged in discussions with the Texas Commission on Environmental Quality (TCEQ) regarding the development of an alternative to source-specific BART. In September 2017, the Federal EPA issued a final rule withdrawing Texas from the annual CSAPR budget programs. The Federal EPA then issued a separate rule finalizing the regional haze requirements for electric generating units in Texas and confirmed TCEQ’s determination that no new PM limitations are required for regional haze. The Federal EPA also finalized a FIP that allows participation in the CSAPR ozone season program to satisfy the NOx regional haze obligations for electric generating units. Additionally, the Federal EPA finalized an intrastate SO2 emissions trading program based on CSAPR allowance allocations as an alternative to source-specific SO2 requirements. The proposed source-specific approach called for a wet FGD system to be installed on Welsh Plant, Unit 1. The opportunity to use emissions trading to satisfy the regional haze requirements for NOx and SO2 at AEP’s affected generating units provides greater flexibility and lower cost compliance options than the original proposal. A challenge to the FIP has been filed in the U.S. Court of Appeals for the Fifth Circuit by various intervenors. Management supports the intrastate trading program contained in the FIP as a compliance alternative to source-specific controls.

In June 2012, the Federal EPA published revisions to the regional haze rules to allow states participating in the CSAPR trading programs to use those programs in place of source-specific BART for SO2 and NOx emissions based on its determination that CSAPR results in greater visibility improvements than source-specific BART in the CSAPR states.  This rule is being challenged in the U.S. Court of Appeals for the District of Columbia Circuit. Management supports compliance with CSAPR programs as satisfaction of the BART requirements.

CSAPR

In 2011, the Federal EPA issued CSAPR as a replacement for the CAIR, a regional trading program designed to address interstate transport of emissions that contributed significantly to downwind nonattainment with the 1997 ozone and PM NAAQS.  Certain revisions to the rule were finalized in 2012.  CSAPR relies on newly-created SO2 and NOx allowances and individual state budgets to compel further emission reductions from electric utility generating units.  Interstate trading of allowances is allowed on a restricted sub-regional basis.

Numerous affected entities, states and other parties filed petitions to review the CSAPR in the U.S. Court of Appeals for the District of Columbia Circuit. The court stayed implementation of the rule.  Following extended proceedings in the U.S. Court of Appeals for the District of Columbia Circuit and the U.S. Supreme Court, but while the litigation was still pending, the U.S. Court of Appeals for the District of Columbia Circuit granted the Federal EPA’s motion to lift the stay and allow Phase I of CSAPR to take effect on January 1, 2015 and Phase II to take effect on January 1, 2017. In July 2015, the U.S. Court of Appeals for the District of Columbia Circuit found that the Federal EPA over-controlled the SO2 and/or NOx budgets of 14 states. The U.S. Court of Appeals for the District of Columbia Circuit remanded the rule to the Federal EPA to timely revise the rule consistent with the court’s opinion while CSAPR remains in place.

In October 2016, a final rule was issued to address the remand and to incorporate additional changes necessary to address the 2008 ozone standard. The final rule significantly reduces ozone season budgets in many states and discounts the value of banked CSAPR ozone season allowances beginning with the 2017 ozone season. The rule has been challenged in the courts and petitions for administrative reconsideration have been filed. The rule remains in effect. Management is complying with the more stringent ozone season budgets while these petitions are being considered.

Mercury and Other Hazardous Air Pollutants (HAPs) Regulation

In 2012, the Federal EPA issued a rule addressing a broad range of HAPs from coal and oil-fired power plants.  The rule establishes unit-specific emission rates for units burning coal on a 30-day rolling average basis for mercury, PM (as a surrogate for particles of nonmercury metals) and hydrogen chloride (as a surrogate for acid gases).  In addition, the rule proposes work practice standards, such as boiler tune-ups, for controlling emissions of organic HAPs and dioxin/furans.  Compliance was required within three years. Management obtained administrative extensions for up to one year at several units to facilitate the installation of controls or to avoid a serious reliability problem.

In April 2014, the U.S. Court of Appeals for the District of Columbia Circuit denied all of the petitions for review of the April 2012 final rule. Industry trade groups and several states filed petitions for further review in the U.S. Supreme Court and the court granted those petitions in November 2014.

In June 2015, the U.S. Supreme Court reversed the decision of the U.S. Court of Appeals for the District of Columbia Circuit. The U.S. Court of Appeals for the District of Columbia Circuit remanded the MATS rule for further proceedings consistent with the U.S. Supreme Court’s decision that the Federal EPA was unreasonable in refusing to consider costs in its determination whether to regulate emissions of HAPs from power plants. The Federal EPA issued notice of a supplemental finding concluding that it is appropriate and necessary to regulate HAP emissions from coal-fired and oil-fired units. Management submitted comments on the proposal. In April 2016, the Federal EPA affirmed its determination that regulation of HAPs from electric generating units is necessary and appropriate. Petitions for review of the Federal EPA’s April 2016 determination have been filed in the U.S. Court of Appeals for the District of Columbia Circuit. Oral argument was scheduled for May 2017, but in April 2017 the Federal EPA requested that oral argument be postponed to facilitate its review of the rule. The rule remains in effect.

Climate Change, CO2 Regulation and Energy Policy

The majority of the states where AEP has generating facilities passed legislation establishing renewable energy, alternative energy and/or energy efficiency requirements that can assist in reducing carbon emissions.  Management is taking steps to comply with these requirements, including increasing wind and solar installations and power purchases and broadening the AEP System’s portfolio of energy efficiency programs.

In October 2015, the Federal EPA published the final standards for new, modified and reconstructed fossil fuel fired steam generating units and combustion turbines, and final guidelines for the development of state plans to regulate CO2 emissions from existing sources. The final standard for new combustion turbines is 1,000 pounds of CO2 per MWh and the final standard for new fossil steam units is 1,400 pounds of CO2 per MWh. Reconstructed turbines are subject to the same standard as new units and no standard for modified combustion turbines was issued. Reconstructed fossil steam units are subject to a standard of 1,800 pounds of CO2 per MWh for larger units and 2,000 pounds of CO2 per MWh for smaller units. Modified fossil steam units will be subject to a site specific standard no lower than the standards that would be applied if the units were reconstructed.

The final emissions guidelines for existing sources, known as the Clean Power Plan (CPP), are based on a series of declining emission rates that are implemented beginning in 2022 through 2029. The final emission rate is 771 pounds of CO2 per MWh for existing natural gas combined cycle units and 1,305 pounds of CO2 per MWh for existing fossil steam units in 2030 and thereafter. The Federal EPA also developed a set of rate-based and mass-based state goals.

The Federal EPA also published proposed “model” rules that could be adopted by the states that would allow sources within “trading ready” state programs to trade, bank or sell allowances or credits issued by the states. These rules would also be the basis for any federal plan issued by the Federal EPA in a state that fails to submit or receive approval for a state plan. In June 2016, the Federal EPA issued a separate proposal for the Clean Energy Incentive Program (CEIP) that was included in the model rules.

The final rules are being challenged in the courts. In February 2016, the U.S. Supreme Court issued a stay on the final CPP, including all of the deadlines for submission of initial or final state plans. The stay will remain in effect until a final decision is issued by the U.S. Court of Appeals for the District of Columbia Circuit and the U.S. Supreme Court considers any petition for review. In April 2017, the Federal EPA withdrew its previously issued proposals for model trading rules and a CEIP.

In March 2017, the Federal EPA filed in the U.S. Court of Appeals for the District of Columbia Circuit notice of: (a) an Executive Order from the President of the United States titled “Promoting Energy Independence and Economic Growth” directing the Federal EPA to review the CPP and related rules; (b) the Federal EPA’s initiation of a review of the CPP and (c) a forthcoming rulemaking related to the CPP consistent with the Executive Order, if the Federal EPA determines appropriate. In this same filing, the Federal EPA also presented a motion to hold the litigation in abeyance until 30 days after the conclusion of review of any resulting rulemaking. The District of Columbia Circuit granted the Federal EPA’s motion in part and has requested periodic status reports. In October 2017, the Federal EPA issued a proposed rule repealing the CPP and withdrawing the legal memoranda issued in connection with the rule. The Federal EPA has re-examined its legal interpretation of the “best system of emission reduction” and found that based on the statutory text, legislative history, use of similar terms elsewhere in the CAA and its own historic implementation of Section 111 that a narrower interpretation of the term limits it to those designs, processes, control technologies and other systems that can be applied directly to or at the source. Since the primary systems relied on in the CPP are not consistent with that interpretation, the Federal EPA proposes that the rule be withdrawn. The comment period on the proposed repeal has been extended to April 2018. In December 2017, the Federal EPA issued an advanced notice of proposed rulemaking seeking information that should be considered by the Federal EPA in developing guidelines for state programs. Management anticipates providing information in response to this notice, and actively participating in the development of any new guidelines.

AEP has taken action to reduce and offset CO2 emissions from its generating fleet and expects CO2 emissions from its operations to continue to decline due to the retirement of some of its coal-fired generation units, and actions taken to diversify the generation fleet and increase energy efficiency where there is regulatory support for such activities. In February 2018, AEP announced new intermediate and long-term CO2 emission reduction goals, based on the output of the company’s integrated resource plans, which take into account economics, customer demand, regulations, and grid reliability and resiliency, and reflect the company’s current business strategy. The intermediate goal is a 60 percent reduction from 2000 CO2 emission levels from AEP generating facilities by 2030; the long-term goal is an 80 percent reduction of CO2 emissions from AEP generating facilities from 2000 levels by 2050. AEP’s total projected CO2 emissions in 2018 are approximately 90 million metric tons, a 46% reduction from AEP’s 2000 CO2 emissions of approximately 167 million metric tons.

Federal and state legislation or regulations that mandate limits on the emission of CO2 could result in significant increases in capital expenditures and operating costs, which in turn, could lead to increased liquidity needs and higher financing costs.  Excessive costs to comply with future legislation or regulations might force AEP to close some coal-fired facilities and could lead to possible impairment of assets.

Coal Combustion Residual Rule

In April 2015, the Federal EPA published a final rule to regulate the disposal and beneficial re-use of coal combustion residuals (CCR), including fly ash and bottom ash generated at coal-fired electric generating units and also FGD gypsum generated at some coal-fired plants.  The final rule has been challenged in the courts.

The final rule became effective in October 2015. The Federal EPA regulates CCR as a non-hazardous solid waste by its issuance of new minimum federal solid waste management standards. The rule applies to new and existing active CCR landfills and CCR surface impoundments at operating electric utility or independent power production facilities. The rule imposes new and additional construction and operating obligations, including location restrictions, liner criteria, structural integrity requirements for impoundments, operating criteria and additional groundwater monitoring requirements to be implemented on a schedule spanning an approximate four year implementation period.

In December 2016, the U.S. Congress passed legislation authorizing states to submit programs to regulate CCR facilities, and the Federal EPA to approve such programs if they are no less stringent than the minimum federal standards. The Federal EPA may also enforce compliance with the minimum standards until a state program is approved or if states fail to adopt their own programs. In September 2017, the Federal EPA granted industry petitions to reconsider the CCR rule and asked that litigation regarding the rule be held in abeyance. The U.S. Court of Appeals for the District of Columbia Circuit heard oral argument in November 2017.

Because AEP currently uses surface impoundments and landfills to manage CCR materials at generating facilities, significant costs will be incurred to upgrade or close and replace these existing facilities at some point in the future as the new rule is implemented. Management recorded a $95 million increase in asset retirement obligations in 2015 primarily due to the publication of the final rule. Management will continue to evaluate the rule’s impact on operations.

Clean Water Act (CWA) Regulations

In 2014, the Federal EPA issued a final rule setting forth standards for existing power plants that is intended to reduce mortality of aquatic organisms pinned against a plant’s cooling water intake screen (impingement) or entrained in the cooling water.  Entrainment is when small fish, eggs or larvae are drawn into the cooling water system and affected by heat, chemicals or physical stress.  The final rule affects all plants withdrawing more than two million gallons of cooling water per day. The rule offers seven technology options to comply with the impingement standard and requires site-specific studies to determine appropriate entrainment compliance measures at facilities withdrawing more than 125 million gallons per day. Additional requirements may be imposed as a result of consultation with other federal agencies to protect threatened and endangered species and their habitats. Facilities with existing closed cycle recirculating cooling systems, as defined in the rule, are not expected to require any technology changes. Facilities subject to both the impingement standard and site-specific entrainment studies will typically be given at least three years to conduct and submit the results of those studies to the permit agency. Compliance timeframes will then be established by the permit agency through each facility’s National Pollutant Discharge Elimination System (NPDES) permit for installation of any required technology changes, as those permits are renewed over the next five to eight years. Petitions for review of the final rule were filed by industry and environmental groups and are currently pending in the U.S. Court of Appeals for the Second Circuit.

In addition, the Federal EPA developed revised effluent limitation guidelines for electricity generating facilities.  A final rule was issued in November 2015. The final rule establishes limits on FGD wastewater, fly ash and bottom ash transport water and flue gas mercury control wastewater to be imposed as soon as possible after November 2018 and no later than December 2023. These new requirements will be implemented through each facility’s wastewater discharge permit. The rule has been challenged in the U.S. Court of Appeals for the Fifth Circuit. In March 2017, industry associations filed a petition for reconsideration of the rule with the Federal EPA. In April 2017, the Federal EPA granted reconsideration of the rule and issued a stay of the rule’s future compliance deadlines, which has now expired. In April 2017, the U.S. Court of Appeals for the Fifth Circuit granted a stay of the litigation for 120 days. In June 2017, the Federal EPA also issued a proposal to temporarily postpone certain compliance deadlines in the rule. A final rule revising the compliance deadlines for FGD wastewater and bottom ash transport water to be no earlier than 2020 was issued in September 2017. Management submitted comments supporting the proposed postponement. Management continues to assess technology additions and retrofits to comply with the rule and the impacts of the Federal EPA’s recent actions on facilities’ wastewater discharge permitting.

In June 2015, the Federal EPA and the U.S. Army Corps of Engineers jointly issued a final rule to clarify the scope of the regulatory definition of “waters of the United States” in light of recent U.S. Supreme Court cases. The CWA provides for federal jurisdiction over “navigable waters” defined as “the waters of the United States.” This jurisdictional definition applies to all CWA programs, potentially impacting generation, transmission and distribution permitting and compliance requirements. Among those programs are permits for wastewater and storm water discharges, permits for impacts to wetlands and water bodies and oil spill prevention planning. The final definition continues to recognize traditional navigable waters of the U.S. as jurisdictional as well as certain exclusions. The rule also contains a number of new specific definitions and criteria for determining whether certain other waters are jurisdictional because of a “significant nexus.” Management believes that clarity and efficiency in the permitting process is needed. Management remains concerned that the rule introduces new concepts and could subject more of AEP’s operations to CWA jurisdiction, thereby increasing the time and complexity of permitting. The final rule is being challenged in both courts of appeal and district courts. The U.S. Court of Appeals for the Sixth Circuit granted a nationwide stay of the rule pending jurisdictional determinations. In February 2016, the U.S. Court of Appeals for the Sixth Circuit issued a decision holding that it has exclusive jurisdiction to decide the challenges to the “waters of the United States” rule. Industry, state and related associations have filed petitions for a rehearing of the jurisdictional decision. In April 2016, the U.S. Court of Appeals for the Sixth Circuit denied the petitions. In January 2017, the decision was appealed to the U.S. Supreme Court, which granted certiorari to review the jurisdictional issue. The U.S. Supreme Court denied the Federal EPA’s motion to hold briefing in abeyance pending further Federal EPA actions on the rule. Oral argument was heard in October 2017. In January 2018, the U.S. Supreme Court ruled that challenges to the definition of “waters of the United States” must be filed in the federal district court, and remanded the case to the U.S. Court of Appeals for the Sixth Circuit with directions to dismiss the petitions for review for lack of jurisdiction.

In March 2017, the Federal EPA published a notice of intent to review the rule and provide an advanced notice of a proposed rulemaking consistent with the Executive Order of the President of the United States directing the Federal EPA and U.S. Army Corps of Engineers to review and rescind or revise the rule. In June 2017, the agencies signed a notice of proposed rule to rescind the definition of “waters of the United States” that was adopted in June 2015, and to re-codify the definition of that phrase as it existed immediately prior to that action. This action would effectively retain the status quo until a new rule is adopted by the agencies. The Federal EPA and U.S. Army Corps of Engineers also accepted written recommendations on a new rule and proposed to extend the applicability date of the rule by two years in the event the nationwide stay issued by the U.S. Court of Appeals for the Sixth Circuit is lifted. It is not yet clear what action the agencies will take in response to the Supreme Court decision.

RESULTS OF OPERATIONS

SEGMENTS

AEP’s primary business is the generation, transmission and distribution of electricity.  Within its Vertically Integrated Utilities segment, AEP centrally dispatches generation assets and manages its overall utility operations on an integrated basis because of the substantial impact of cost-based rates and regulatory oversight.  Intersegment sales and transfers are generally based on underlying contractual arrangements and agreements.

AEP’s reportable segments and their related business activities are outlined below:

Vertically Integrated Utilities

•	Generation, transmission and distribution of electricity for sale to retail and wholesale customers through assets owned and operated by AEGCo, APCo, I&M, KGPCo, KPCo, PSO, SWEPCo and WPCo.

Transmission and Distribution Utilities

•	Transmission and distribution of electricity for sale to retail and wholesale customers through assets owned and operated by AEP Texas and OPCo.

•	OPCo purchases energy and capacity to serve SSO customers and provides transmission and distribution services for all connected load.

AEP Transmission Holdco

•	Development, construction and operation of transmission facilities through investments in AEPTCo. These investments have FERC-approved returns on equity.

•
Development, construction and operation of transmission facilities through investments in AEP’s transmission-only joint ventures. These investments have PUCT-approved or FERC-approved returns on equity.

Generation & Marketing

•	Competitive generation in ERCOT and PJM.

•	Marketing, risk management and retail activities in ERCOT, PJM, SPP and MISO.

•	Contracted renewable energy investments and management services.

The remainder of AEP’s activities is presented as Corporate and Other. While not considered a reportable segment, Corporate and Other primarily includes the purchasing of receivables from certain AEP utility subsidiaries, Parent’s guarantee revenue received from affiliates, investment income, interest income and interest expense and other nonallocated costs. With the sale of AEPRO in November 2015, the activities related to the AEP River Operations segment have been moved to Corporate and Other for the periods presented. See “AEPRO (Corporate and Other)” section of Note 7 for additional information.

The following discussion of AEP’s results of operations by operating segment includes an analysis of Gross Margin, which is a non-GAAP financial measure. Gross Margin includes Total Revenues less the costs of Fuel and Other Consumables Used for Electric Generation as well as Purchased Electricity for Resale, Generation Deferrals and Amortization of Generation Deferrals as presented in the Registrants statements of income as applicable. Under the various state utility rate making processes, these expenses are generally reimbursable directly from and billed to customers. As a result, they do not typically impact Operating Income or Earnings Attributable to AEP Common Shareholders. Management believes that Gross Margin provides a useful measure for investors and other financial statement users to analyze AEP’s financial performance in that it excludes the effect on Total Revenues caused by volatility in these expenses. Operating income, which is presented in accordance with GAAP in AEP’s statements of income, is the most directly comparable GAAP financial measure to the presentation of Gross Margin. AEP’s definition of Gross Margin may not be directly comparable to similarly titled financial measures used by other companies.

The table below presents Earnings (Loss) Attributable to AEP Common Shareholders by segment:

	Years Ended December 31,
	2017	2016	2015
	(in millions)
Vertically Integrated Utilities	$790.5	$979.9	$896.5
Transmission and Distribution Utilities	636.4	482.1	352.4
AEP Transmission Holdco	352.1	266.3	191.2
Generation & Marketing	166.0	(1,198.0)	366.0
Corporate and Other	(32.4)	80.6	241.0
Earnings Attributable to AEP Common Shareholders	$1,912.6	$610.9	$2,047.1

AEP CONSOLIDATED

2017 Compared to 2016

Earnings Attributable to AEP Common Shareholders increased from $611 million in 2016 to $1.9 billion in 2017 primarily due to:

•	An increase due to the impairment of certain merchant generation assets in 2016.

•	An increase due to the current year gain on the sale of certain merchant generation assets.

•	An increase in transmission investment primarily at AEP Transmission Holdco which resulted in higher revenues and income.

•	Favorable rate proceedings in AEP’s various jurisdictions.

These increases were partially offset by:

•	A decrease in generation revenues associated with the sale of certain merchant generation assets.

•	A decrease in weather-related usage.

•	A decrease in FERC wholesale municipal and cooperative revenues.

•
The prior year reversal of income tax expense for an unrealized capital loss valuation allowance. AEP effectively settled a 2011 audit issue with the IRS resulting in a change in the valuation allowance.

2016 Compared to 2015

Earnings Attributable to AEP Common Shareholders decreased from $2 billion in 2015 to $611 million in 2016 primarily due to:

•	An impairment of certain merchant generation assets.

•	A decrease in generation revenues due to lower capacity revenue and a decrease in wholesale energy prices.

These decreases were partially offset by:

•
A decrease in system income taxes primarily due to reduced pretax book income as a result of the impairment of certain merchant generation assets as well as the reversal of valuation allowances related to the pending sale of certain merchant generation assets and the settlement of a 2011 audit issue with the IRS, as well as favorable 2015 income tax return adjustments related to AEP’s commercial barging operations.

•	Favorable rate proceedings during 2016 in AEP’s various jurisdictions.

AEP’s results of operations by reportable segment are discussed below.

VERTICALLY INTEGRATED UTILITIES

	Years Ended December 31,
Vertically Integrated Utilities	2017	2016	2015
	(in millions)
Revenues	$9,192.0	$9,091.9	$9,172.2
Fuel and Purchased Electricity	3,142.7	3,079.3	3,413.6
Gross Margin	6,049.3	6,012.6	5,758.6
Other Operation and Maintenance	2,737.2	2,702.9	2,529.5
Asset Impairments and Other Related Charges	33.6	10.5	—
Depreciation and Amortization	1,142.5	1,073.8	1,062.6
Taxes Other Than Income Taxes	413.3	390.8	383.1
Operating Income	1,722.7	1,834.6	1,783.4
Interest and Investment Income	6.8	4.8	4.6
Carrying Costs Income	15.2	10.5	11.8
Allowance for Equity Funds Used During Construction	28.0	45.5	63.2
Interest Expense	(540.0)	(522.1)	(517.4)
Income Before Income Tax Expense and Equity Earnings (Loss)	1,232.7	1,373.3	1,345.6
Income Tax Expense	425.6	397.3	449.3
Equity Earnings (Loss) of Unconsolidated Subsidiaries	(3.8)	8.0	3.9
Net Income	803.3	984.0	900.2
Net Income Attributable to Noncontrolling Interests	12.8	4.1	3.7
Earnings Attributable to AEP Common Shareholders	$790.5	$979.9	$896.5

Summary of KWh Energy Sales for Vertically Integrated Utilities

	Years Ended December 31,
	2017	2016	2015
	(in millions of KWhs)
Retail:
Residential	30,817	32,606	32,720
Commercial	24,423	25,229	25,006
Industrial	34,676	34,029	34,638
Miscellaneous	2,275	2,316	2,279
Total Retail	92,191	94,180	94,643

Wholesale (a)	25,098	23,081	25,353

Total KWhs	117,289	117,261	119,996

(a)	Includes off-system sales, municipalities and cooperatives, unit power and other wholesale customers.

Heating degree days and cooling degree days are metrics commonly used in the utility industry as a measure of the impact of weather on revenues.  In general, degree day changes in the eastern region have a larger effect on revenues than changes in the western region due to the relative size of the two regions and the number of customers within each region.

Summary of Heating and Cooling Degree Days for Vertically Integrated Utilities

	Years Ended December 31,
	2017	2016	2015
	(in degree days)
Eastern Region
Actual – Heating (a)	2,298	2,541	2,710
Normal – Heating (b)	2,746	2,767	2,755

Actual – Cooling (c)	1,088	1,345	1,113
Normal – Cooling (b)	1,078	1,075	1,075

Western Region
Actual – Heating (a)	1,040	1,130	1,379
Normal – Heating (b)	1,494	1,495	1,491

Actual – Cooling (c)	2,164	2,480	2,315
Normal – Cooling (b)	2,229	2,215	2,210

(a)	Heating degree days are calculated on a 55 degree temperature base.

(b)	Normal Heating/Cooling represents the thirty-year average of degree days.

(c)	Cooling degree days are calculated on a 65 degree temperature base.

2017 Compared to 2016

Reconciliation of Year Ended December 31, 2016 to Year Ended December 31, 2017
Earnings Attributable to AEP Common Shareholders from Vertically Integrated Utilities
(in millions)

Year Ended December 31, 2016	$979.9

Changes in Gross Margin:
Retail Margins	6.6
Off-system Sales	12.0
Transmission Revenues	17.3
Other Revenues	0.8
Total Change in Gross Margin	36.7

Changes in Expenses and Other:
Other Operation and Maintenance	(34.3)
Asset Impairments and Other Related Charges	(23.1)
Depreciation and Amortization	(68.7)
Taxes Other Than Income Taxes	(22.5)
Interest and Investment Income	2.0
Carrying Costs Income	4.7
Allowance for Equity Funds Used During Construction	(17.5)
Interest Expense	(17.9)
Total Change in Expenses and Other	(177.3)

Income Tax Expense	(28.3)
Equity Earnings (Loss) of Unconsolidated Subsidiaries	(11.8)
Net Income Attributable to Noncontrolling Interests	(8.7)

Year Ended December 31, 2017	$790.5

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins increased $7 million primarily due to the following:

•	The effect of rate proceedings in AEP’s service territories which include:

•	A $74 million increase for SWEPCo primarily due to rider and base rate revenue increases in Texas and Louisiana.

•	A $63 million increase for I&M from rate proceedings primarily in Indiana.

•	A $22 million increase for PSO from base rate increases implemented in 2017 and revenue increases from rate riders.

•	A $6 million increase for KGPCo due to revenue increases from rate riders/trackers.
For the rate increases described above, $87 million relate to riders/trackers which have corresponding increases in expense items below.

•	A $24 million increase primarily due to reduced fuel and other variable production costs not recovered through fuel clauses or other trackers.

•	A $9 million increase in weather-normalized margins due to higher residential and industrial sales partially offset by lower commercial sales.
These increases were partially offset by:

•	A $133 million decrease in weather-related usage in the eastern and western regions.

•	A $50 million decrease for I&M and SWEPCo in FERC generation wholesale municipal and cooperative revenues primarily due to an annual formula rate true-up and changes to the annual formula rate.

•	A $9 million decrease for APCo primarily due to prior year recognition of deferred billing in West Virginia as approved by the WVPSC.

•	Margins from Off-system Sales increased $12 million primarily due to higher market prices and increased sales volume.

•	Transmission Revenues increased $17 million primarily due the following:

•	A $43 million increase primarily due to increases in formula rates driven by continued investment in transmission assets. This increase was partially offset in Expenses and Other items below.
This increase was partially offset by:

•
A $26 million decrease primarily due to I&M’s annual formula rate true-up and reduced net PJM Network Integration Transmission Service revenues resulting from increased affiliated transmission-related charges.

Expenses and Other, Income Tax Expense, Equity Earnings (Loss) of Unconsolidated Subsidiaries and Net Income Attributable to Noncontrolling Interests changed between years as follows:

•	Other Operation and Maintenance expenses increased $34 million primarily due to the following:

•	A $134 million increase in recoverable expenses, primarily PJM expenses, fuel support and energy efficiency expenses fully recovered in rate recovery riders/trackers within Gross Margin above.

•	A $14 million increase due to the Wind Catcher Project for PSO and SWEPCo.
These increases were partially offset by:

•	A $49 million decrease in employee-related expenses.

•	A $36 million decrease in charitable contributions, primarily to the AEP Foundation.

•	A $17 million decrease in planned plant outages and maintenance primarily in the western region.

•	A $5 million decrease due to an increase in gain on sales of property in 2017.

•	A $4 million decrease due to the reduction of an environmental liability at I&M.

•	Asset Impairments and Other Related Charges increased $23 million primarily due to the following:

•	A $34 million increase at SWEPCo due to asset impairments of Turk Plant and Welsh Plant, Unit 2 and other charges related to the Texas base rate case.
This increase was partially offset by:

•	An $11 million decrease due to the impairment of I&M’s Price River Coal reserves in 2016.

•	Depreciation and Amortization expenses increased $69 million primarily due to the following:

•	A $61 million increase primarily due to higher depreciable base.

•	A $22 million increase due to amortization of capitalized software costs.

•	Taxes Other Than Income Taxes increased $23 million primarily due to higher property taxes.

•	Carrying Costs Income increased $5 million primarily due to increased deferred carrying charges at I&M for a Cook Life Cycle Management project.

•	Allowance for Equity Funds Used During Construction decreased $18 million primarily due to completed environmental projects for I&M, PSO and SWEPCo.

•	Interest Expense increased $18 million primarily due to the following:

•	A $10 million increase primarily due to higher long-term debt balances at I&M.

•	An $8 million increase due to lower AFUDC borrowed funds resulting from reduced CWIP balances.

•
Income Tax Expense increased $28 million primarily due to the recording of favorable state and federal income tax adjustments in 2016, the recording of federal income tax adjustments related to Tax Reform and other book/tax differences which are accounted for on a flow-through basis, partially offset by a decrease in pretax book income.

•	Equity Earnings (Loss) of Unconsolidated Subsidiaries decreased $12 million primarily due to a prior period income tax adjustment for DHLC, a SWEPCo unconsolidated subsidiary.

•
Net Income Attributable to Noncontrolling Interests increased $9 million primarily due to income tax benefits attributable to SWEPCo’s noncontrolling interest in Sabine. This increase was offset by a decrease in Income Tax Expense.

2016 Compared to 2015

Reconciliation of Year Ended December 31, 2015 to Year Ended December 31, 2016
Earnings Attributable to AEP Common Shareholders from Vertically Integrated Utilities
(in millions)

Year Ended December 31, 2015	$896.5

Changes in Gross Margin:
Retail Margins	274.5
Off-system Sales	(18.7)
Transmission Revenues	(6.1)
Other Revenues	4.3
Total Change in Gross Margin	254.0

Changes in Expenses and Other:
Other Operation and Maintenance	(173.4)
Asset Impairments and Other Related Charges	(10.5)
Depreciation and Amortization	(11.2)
Taxes Other Than Income Taxes	(7.7)
Interest and Investment Income	0.2
Carrying Costs Income	(1.3)
Allowance for Equity Funds Used During Construction	(17.7)
Interest Expense	(4.7)
Total Change in Expenses and Other	(226.3)

Income Tax Expense	52.0
Equity Earnings (Loss) of Unconsolidated Subsidiaries	4.1
Net Income Attributable to Noncontrolling Interests	(0.4)

Year Ended December 31, 2016	$979.9

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, and purchased electricity were as follows:

•	Retail Margins increased $275 million primarily due to the following:

•	The effect of rate proceedings in AEP’s service territories which include:

•
A $158 million increase in rates in West Virginia and Virginia, which includes recognition of deferred billing in West Virginia as approved by the WVPSC in June 2016. This increase was partially offset by a 2015 adjustment affected by the amended Virginia law that has an impact on biennial reviews.

•	A $48 million increase for KPCo primarily due to increases in base rates and riders.

•	A $41 million increase for I&M due to increases in riders in the Indiana service territory.

•	A $26 million increase for PSO due to base rate increases implemented in January 2016 and rider revenues.

•	A $23 million increase for SWEPCo due to revenue increases from rate riders in Arkansas and Texas.
For the increases described above, $177 million relate to riders/trackers which have corresponding increases in expense items below.

•	A $29 million increase in weather-related usage primarily in the eastern region.
These increases were partially offset by:

•	A $22 million decrease in weather-normalized margins primarily in the eastern region.

•	A $20 million decrease for SWEPCo in municipal and cooperative revenues due to a true-up of formula rates in 2015.

•	An $11 million decrease for I&M in FERC municipal and cooperative revenues due to annual formula rate adjustments offset by increased formula rate changes.

•	Margins from Off-system Sales decreased $19 million primarily due to lower market prices and decreased sales volumes.

•	Transmission Revenues decreased $6 million primarily due to the following:

•	A $27 million decrease due to lower Network Integration Transmission Service (NITS) revenues.
This decrease was partially offset by:

•
A $14 million increase in SPP Non-Affiliated Base Plan Funding associated with increased transmission investments. This increase was offset by a corresponding increase in Other Operation and Maintenance expenses below.

•	A $5 million increase in SPP sponsor-funded transmission upgrades recorded in 2016. This increase was offset by a corresponding increase in Other Operation and Maintenance expenses below.

•	Other Revenues increased $4 million primarily due to increased revenues from demand side management programs in Kentucky, partially offset within Other Operation and Maintenance below.

Expenses and Other, Income Tax Expense and Equity Earnings (Loss) of Unconsolidated Subsidiaries changed between years as follows:

•	Other Operation and Maintenance expenses increased $173 million primarily due to the following:

•
A $103 million increase in recoverable expenses, primarily including PJM, vegetation management, energy efficiency and storm expenses fully recovered in rate recovery riders/trackers within Retail Margins above.

•
A $57 million increase associated with amortization of deferred transmission costs in accordance with the Virginia Transmission Rate Adjustment Clause effective January 2016. This increase in expense was offset within Retail Margins above.

•	A $35 million increase due to a charitable donation to the AEP Foundation.

•	A $33 million increase in SPP and PJM transmission services expense.

•	A $6 million increase due to the reduction of an environmental liability in 2015 at I&M.
These increases were partially offset by:

•	A $61 million decrease in plant outages, primarily planned outages in the eastern region.

•	A $6 million decrease due to a 2016 gain on the sale of property in the APCo region.

•	Asset Impairments and Other Related Charges increased $11 million due to the impairment of I&M’s Price River Coal reserves.

•	Depreciation and Amortization expenses increased $11 million primarily due to:

•	A $42 million increase due to a higher depreciable base.
These increases were partially offset by the following:

•	A $14 million decrease in the amortization of capitalized software due to retirements in 2015.

•	An $8 million decrease due to a revision in I&M’s nuclear asset retirement obligation (ARO) estimate, which has a corresponding increase in Other Operation and Maintenance expenses above.

•	A $4 million decrease in amortization related to the advanced metering infrastructure projects in Oklahoma.

•	A $3 million decrease in ARO expenses due to steam plant retirements in 2015.

•	Taxes Other Than Income Taxes increased $8 million primarily due to an increase in property taxes as a result of increased property investment.

•	Allowance for Equity Funds Used During Construction decreased $18 million primarily due to the completion of environmental projects at SWEPCo.

•	Interest Expense increased $5 million primarily due to the following:

•	An $11 million increase due to higher long-term debt balances at I&M.
This increase was partially offset by:

•
A $7 million decrease primarily due to the deferral of the debt component of carrying charges on environmental control costs for projects in Oklahoma at Northeastern Plant, Unit 3 and the Comanche Plant.

•
Income Tax Expense decreased $52 million primarily due to the recording of federal and state income tax adjustments and other book/tax differences which are accounted for on a flow-through basis, partially offset by an increase in pretax book income.

•	Equity Earnings (Loss) of Unconsolidated Subsidiaries increased $4 million primarily due to favorable tax adjustments in 2016.

TRANSMISSION AND DISTRIBUTION UTILITIES

	Years Ended December 31,
Transmission and Distribution Utilities	2017	2016	2015
	(in millions)
Revenues	$4,419.3	$4,422.4	$4,556.6
Purchased Electricity	835.3	837.1	1,144.2
Generation Deferrals	—	(82.7)	(30.7)
Amortization of Generation Deferrals	229.2	242.9	169.1
Gross Margin	3,354.8	3,425.1	3,274.0
Other Operation and Maintenance	1,190.4	1,386.7	1,328.9
Depreciation and Amortization	667.5	649.9	686.4
Taxes Other Than Income Taxes	513.7	494.3	478.3
Operating Income	983.2	894.2	780.4
Interest and Investment Income	7.7	14.8	6.4
Carrying Costs Income	3.6	20.0	11.8
Allowance for Equity Funds Used During Construction	13.2	15.1	15.5
Interest Expense	(244.1)	(256.9)	(276.2)
Income Before Income Tax Expense	763.6	687.2	537.9
Income Tax Expense	127.2	205.1	185.5
Net Income	636.4	482.1	352.4
Net Income Attributable to Noncontrolling Interests	—	—	—
Earnings Attributable to AEP Common Shareholders	$636.4	$482.1	$352.4

Summary of KWh Energy Sales for Transmission and Distribution Utilities

	Years Ended December 31,
	2017	2016	2015
	(in millions of KWhs)
Retail:
Residential	25,108	26,191	25,735
Commercial	25,390	25,922	25,268
Industrial	23,082	22,179	22,353
Miscellaneous	682	700	702
Total Retail (a)	74,262	74,992	74,058

Wholesale (b)	2,387	1,888	1,701

Total KWhs	76,649	76,880	75,759

(a)	Represents energy delivered to distribution customers.

(b)	Primarily Ohio’s contractually obligated purchases of OVEC power sold into PJM.

Heating degree days and cooling degree days are metrics commonly used in the utility industry as a measure of the impact of weather on revenues.  In general, degree day changes in the eastern region have a larger effect on revenues than changes in the western region due to the relative size of the two regions and the number of customers within each region.

Summary of Heating and Cooling Degree Days for Transmission and Distribution Utilities

	Years Ended December 31,
	2017	2016	2015
	(in degree days)
Eastern Region
Actual – Heating (a)	2,709	2,957	3,235
Normal – Heating (b)	3,225	3,245	3,226

Actual – Cooling (c)	1,002	1,248	975
Normal – Cooling (b)	974	969	970

Western Region
Actual – Heating (a)	239	201	390
Normal – Heating (b)	330	328	325

Actual – Cooling (d)	2,950	3,058	2,718
Normal – Cooling (b)	2,669	2,648	2,642

(a)	Heating degree days are calculated on a 55 degree temperature base.

(b)	Normal Heating/Cooling represents the thirty-year average of degree days.

(c)	Eastern Region cooling degree days are calculated on a 65 degree temperature base.

(d)	Western Region cooling degree days are calculated on a 70 degree temperature base.

2017 Compared to 2016

Reconciliation of Year Ended December 31, 2016 to Year Ended December 31, 2017
Earnings Attributable to AEP Common Shareholders from Transmission and Distribution Utilities
(in millions)

Year Ended December 31, 2016	$482.1

Changes in Gross Margin:
Retail Margins	(25.7)
Off-system Sales	(83.8)
Transmission Revenues	32.3
Other Revenues	6.9
Total Change in Gross Margin	(70.3)

Changes in Expenses and Other:
Other Operation and Maintenance	196.3
Depreciation and Amortization	(17.6)
Taxes Other Than Income Taxes	(19.4)
Interest and Investment Income	(7.1)
Carrying Costs Income	(16.4)
Allowance for Equity Funds Used During Construction	(1.9)
Interest Expense	12.8
Total Change in Expenses and Other	146.7

Income Tax Expense	77.9

Year Ended December 31, 2017	$636.4

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of purchased electricity and amortization of generation deferrals were as follows:

•	Retail Margins decreased $26 million primarily due to the following:

•
A $178 million decrease in Ohio revenues associated with the Universal Service Fund (USF) surcharge rate decrease. This decrease was offset by a corresponding decrease in Other Operating and Maintenance expenses below.

•	An $83 million decrease due to the impact of a 2016 regulatory deferral of capacity costs related to OPCo's December 2016 Global Settlement.

•	A $23 million net decrease in recovery of equity carrying charges related to the PIRR in Ohio, net of associated amortizations.

•	A $21 million decrease in revenues associated with smart grid riders in Ohio. This decrease was offset in various expense items below.

•	A $15 million decrease in weather-normalized margins, primarily in the residential class.

•
A $9 million decrease in Energy Efficiency/Peak Demand Reduction rider revenues and associated deferrals in Ohio. This decrease was offset by a corresponding decrease in Other Operation and Maintenance expenses below.

•	A $7 million decrease in state excise taxes due to a decrease in metered KWh in Ohio. This decrease was offset by a corresponding decrease in Taxes Other Than Income Taxes.
These decreases were partially offset by:

•	A $150 million net increase due to the impact of 2016 provisions for refund primarily related to OPCo’s December 2016 Global Settlement.

•
A $62 million increase in Ohio due to the recovery of losses from a power contract with OVEC. The PUCO approved a PPA rider beginning in January 2017 to recover any net margin related to the deferral of OVEC losses starting in June 2016. This increase was offset by a corresponding decrease in Margins from Off-System Sales below.

•	A $45 million increase in Texas revenues associated with the Distribution Cost Recovery Factor revenue rider.

•	A $31 million net increase in Ohio Basic Transmission Cost Rider revenues and recoverable PJM expenses. This increase was offset by a corresponding increase in Other Operation and Maintenance below.

•	A $16 million net increase in Ohio RSR revenues less associated amortizations.

•	A $7 million increase in Ohio rider revenues associated with the DIR. This increase was partially offset in other expense items below.

•	Margins from Off-system Sales decreased $84 million primarily due to the following:

•	A $62 million decrease in Ohio due to current year losses from a power contract with OVEC, which was offset in Retail Margins above as a result of the OVEC PPA rider beginning in January 2017.

•	A $41 million decrease in Ohio due to the 2016 reversal of prior year provisions for regulatory loss.
This decrease was partially offset by:

•	An $18 million increase in Ohio primarily due to the impact of prior year losses from a power contract with OVEC which was not included in the OVEC PPA rider.

•	Transmission Revenues increased $32 million primarily due to recovery of increased transmission investment in ERCOT.

•	Other Revenues increased $7 million primarily due the following:

•	A $12 million increase in securitization revenue in Texas. This increase was offset below in Depreciation and Amortization and in Interest Expense.
This increase was partially offset by:

•	A $4 million decrease in Texas performance bonus revenues and true-ups related to energy efficiency programs.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses decreased $196 million primarily due to the following:

•
A $178 million decrease in remitted USF surcharge payments to the Ohio Department of Development to fund an energy assistance program for qualified Ohio customers. This decrease was offset by a corresponding decrease in Retail Margins above.

•	A $29 million decrease primarily due to charitable donations in 2016, including the AEP Foundation.

•	A $17 million decrease in employee-related expenses.
These decreases were partially offset by:

•
A $19 million increase in recoverable expenses primarily in PJM as well as increased ERCOT transmission expenses, partially offset by energy efficiency expenses that were fully recovered in rate recovery riders/trackers within Gross Margins above.

•	A $14 million increase in PJM expenses related to the annual formula rate true-up that will be recovered in 2018.

•	A $6 million increase in non-deferred storm expenses, primarily in the Texas region.

•	Depreciation and Amortization expenses increased $18 million primarily due to the following:

•	A $21 million increase due to securitization amortizations related to Texas securitized transition funding. This increase was offset in Other Revenues above and in Interest Expense below.

•	A $15 million increase in depreciation expense primarily due to an increase in depreciable base of transmission and distribution assets.

•	An $8 million increase due to amortization of capitalized software costs.
These increases were partially offset by:

•	An $8 million decrease due to recoveries of transmission cost rider carrying costs in Ohio. This decrease was partially offset in Retail Margins above.

•	An $8 million decrease in recoverable DIR depreciation expense in Ohio.

•	A $7 million decrease in recoverable smart grid rider depreciation expenses in Ohio. This decrease was partially offset in Retail Margins above.

•	Taxes Other Than Income Taxes increased $19 million primarily due to the following:

•	A $26 million increase in property taxes due to additional investments in transmission and distribution assets and higher tax rates.
This increase was partially offset by:

•	A $7 million decrease in state excise taxes due to a decrease in metered KWhs in Ohio. This decrease was offset in Retail Margins above.

•	Interest and Investment Income decreased $7 million primarily due to a prior year tax adjustment in Texas.

•	Carrying Costs Income decreased $16 million primarily due to the impact of a 2016 regulatory deferral of capacity related carrying costs in Ohio.

•	Interest Expense decreased $13 million primarily due to the following:

•	A $10 million decrease primarily due to the maturity of a senior unsecured note in June 2016 in Ohio.

•
A $9 million decrease in the Texas securitization transition assets due to the final maturity of the first Texas securitization bond. This decrease was offset above in Other Revenues and in Depreciation and Amortization.

These decreases were partially offset by:

•	A $7 million increase due to the issuance of long-term debt in September 2017 in Texas.

•	Income Tax Expense decreased $78 million primarily due to the following:

•	A $138 million decrease due to the recording of federal income tax adjustments related to Tax Reform.
This decrease was partially offset by:

•	A $60 million increase in pretax book income and by the recording of federal and state income tax adjustments.

2016 Compared to 2015

Reconciliation of Year Ended December 31, 2015 to Year Ended December 31, 2016
Earnings Attributable to AEP Common Shareholders from Transmission and Distribution Utilities
(in millions)

Year Ended December 31, 2015	$352.4

Changes in Gross Margin:
Retail Margins	185.4
Off-system Sales	46.3
Transmission Revenues	(0.6)
Other Revenues	(80.0)
Total Change in Gross Margin	151.1

Changes in Expenses and Other:
Other Operation and Maintenance	(57.8)
Depreciation and Amortization	36.5
Taxes Other Than Income Taxes	(16.0)
Interest and Investment Income	8.4
Carrying Costs Income	8.2
Allowance for Equity Funds Used During Construction	(0.4)
Interest Expense	19.3
Total Change in Expenses and Other	(1.8)

Income Tax Expense	(19.6)

Year Ended December 31, 2016	$482.1

The major components of the increase in Gross Margin, defined as revenues less the related direct cost of purchased electricity and amortization of generation deferrals were as follows:

•	Retail Margins increased $185 million primarily due to the following:

•
A $117 million increase in Ohio transmission and PJM revenues primarily due to the energy supplied as a result of the Ohio auction and a regulatory change which resulted in revenues collected through a non-bypassable transmission rider, partially offset by a corresponding decrease in Transmission Revenues below.

•	An $83 million increase due to the impact of a 2016 regulatory deferral of capacity costs related to OPCo's December 2016 Global Settlement.

•
A $44 million increase in Ohio riders such as Universal Service Fund (USF) and smart grid. This increase in Retail Margins was primarily offset by an increase in Other Operation and Maintenance expenses below.

•	A $34 million increase in collections of PIRR carrying charges in Ohio as a result of the June 2016 PUCO order.

•	A $24 million increase in revenues associated with the Ohio DIR. This increase was partially offset in various line items below.

•	A $22 million increase in AEP Texas weather-normalized margins primarily in the residential class.

•	A $20 million increase in AEP Texas revenues primarily due to the recovery of ERCOT transmission expenses, offset in Other Operation and Maintenance expenses below.

•	A $17 million increase in AEP Texas revenues primarily due to the recovery of distribution expenses.
These increases were partially offset by:

•	A $150 million net decrease due to the impact of 2016 provisions for refund primarily related to OPCo's December 2016 Global Settlement.

•
A $16 million decrease in revenues associated with the recovery of 2012 storm costs under the Ohio Storm Damage Recovery Rider which ended in April 2015. This decrease in Retail Margins was primarily offset by a decrease in Other Operation and Maintenance expenses below.

•	Margins from Off-system Sales increased $46 million primarily due to the following:

•	A $41 million increase due to a reversal of a 2015 provision for regulatory loss in Ohio.

•	An $8 million increase primarily due to prior year losses in Ohio from a power contract with OVEC.
These increases were partially offset by:

•	A $3 million decrease in margins from a power contract with AEPEP for Oklaunion.

•	Transmission Revenues decreased $1 million primarily due to the following:

•
A $56 million decrease in NITS revenue primarily due to OPCo assuming the responsibility for items determined to be cost-based transmission-related charges that were the responsibility of the CRES providers prior to June 2015, partially offset by a corresponding increase in Retail Margins above.

This decrease was partially offset by:

•	A $36 million increase primarily due to increased transmission investment in ERCOT.

•	A $19 million increase in Ohio due to a FERC settlement recorded in 2015 and FERC formula rate true-up adjustments.

•
Other Revenues decreased $80 million primarily due to a decrease in Texas securitization revenue as a result of the final maturity of the first Texas securitization bond, offset in Depreciation and Amortization and other expense items below.

Expenses and Other and Income Tax Expense changed between years as follows:

•	Other Operation and Maintenance expenses increased $58 million primarily due to the following:

•	A $73 million increase in recoverable expenses, primarily including PJM expenses and smart grid expenses, currently fully recovered in rate recovery riders/trackers within Retail Margins above.

•	A $28 million increase due to charitable donations, including the AEP Foundation.

•
A $21 million increase in remitted USF surcharge payments to the Ohio Department of Development to fund an energy assistance program for qualified Ohio customers. This increase was offset by a corresponding increase in Retail Margins above.

These increases were partially offset by:

•	A $14 million decrease due to the completion of the Ohio amortization of 2012 deferred storm expenses in April 2015. This decrease was offset by a corresponding decrease in Retail Margins above.

•	A $13 million decrease in distribution expenses primarily related to storms and 2015 asset inspections.

•	A $12 million decrease in vegetation management expenses.

•	A $12 million decrease related to a 2015 regulatory settlement in Ohio.

•	A $6 million decrease due to a PUCO ordered contribution to the Ohio Growth Fund recorded in 2015.

•	Depreciation and Amortization expenses decreased $37 million primarily due to the following:

•	A $65 million decrease in the Texas securitization transition assets due to the final maturity of the first Texas securitization bond, which was offset in Other Revenues above.

•	A $7 million decrease in the amortization of capitalized software due to 2015 retirements.

•	A $4 million decrease in recoverable smart grid depreciation expenses in Ohio. This decrease was partially offset by a corresponding decrease in Retail Margins above.
These decreases were partially offset by:

•	A $20 million increase in recoverable Ohio DIR depreciation expense. This increase was offset by a corresponding increase in Retail Margins above.

•	A $20 million increase in depreciation expense primarily due to an increase in depreciable base of transmission and distribution assets.

•
Taxes Other Than Income Taxes increased $16 million primarily due to increased property taxes in Ohio resulting from additional investments in transmission and distribution assets and higher tax rates.

•	Interest and Investment Income increased $8 million primarily due to a settlement with the IRS related to the U.K. Windfall Tax.

•	Carrying Costs Income increased $8 million primarily due to the following:

•	A $14 million increase due to the impact of a 2016 regulatory deferral of carrying costs related to OPCo's December 2016 Global Settlement.

•	A $4 million increase primarily due to a 2015 unfavorable adjustment related to smart grid capital carrying charges in Ohio.

These increases were partially offset by:

•	A $10 million decrease due to the collection of carrying costs on Ohio deferred capacity charges beginning June 2015.

•	Interest Expense decreased $19 million primarily due to:

•
A $14 million decrease in the Texas securitization transition assets due to the final maturity of the first Texas securitization bond. This decrease was offset by a corresponding decrease in Other Revenues above.

•	A $12 million decrease due to the maturity of an OPCo senior unsecured note in June 2016.

•	A $2 million decrease in recoverable DIR interest expenses in Ohio. This decrease was offset by a corresponding decrease in Retail Margins above.
These decreases were partially offset by the following:

•	An $11 million increase due to issuances of senior unsecured notes by AEP Texas.

•
Income Tax Expense increased $20 million primarily due to an increase in pretax book income partially offset by the recording of state and federal income tax adjustments and the settlement of a 2011 audit issue with the IRS.

AEP TRANSMISSION HOLDCO

	Years Ended December 31,
AEP Transmission Holdco	2017	2016	2015
	(in millions)
Transmission Revenues	$766.7	$512.8	$329.2
Other Operation and Maintenance	74.4	55.3	38.4
Depreciation and Amortization	102.2	67.1	43.0
Taxes Other Than Income Taxes	114.0	88.7	66.0
Operating Income	476.1	301.7	181.8
Interest and Investment Income	1.2	0.4	0.2
Carrying Costs Expense	(0.2)	(0.3)	(0.2)
Allowance for Equity Funds Used During Construction	52.5	52.2	53.0
Interest Expense	(72.8)	(50.3)	(37.2)
Income Before Income Tax Expense and Equity Earnings	456.8	303.7	197.6
Income Tax Expense	189.8	134.1	91.3
Equity Earnings of Unconsolidated Subsidiaries	88.6	99.7	86.4
Net Income	355.6	269.3	192.7
Net Income Attributable to Noncontrolling Interests	3.5	3.0	1.5
Earnings Attributable to AEP Common Shareholders	$352.1	$266.3	$191.2

Summary of Investment in Transmission Assets for AEP Transmission Holdco

	December 31,
	2017	2016	2015
	(in millions)
Plant in Service	$5,784.6	$4,386.0	$2,885.0
CWIP	1,325.6	968.0	1,092.6
Accumulated Depreciation	176.6	101.4	52.3
Total Transmission Property, Net	$6,933.6	$5,252.6	$3,925.3

2017 Compared to 2016

Reconciliation of Year Ended December 31, 2016 to Year Ended December 31, 2017
Earnings Attributable to AEP Common Shareholders from Transmission Holdco
(in millions)

Year Ended December 31, 2016	$266.3

Changes in Transmission Revenues:
Transmission Revenues	253.9
Total Change in Transmission Revenues	253.9

Changes in Expenses and Other:
Other Operation and Maintenance	(19.1)
Depreciation and Amortization	(35.1)
Taxes Other Than Income Taxes	(25.3)
Interest and Investment Income	0.8
Carrying Costs Expense	0.1
Allowance for Equity Funds Used During Construction	0.3
Interest Expense	(22.5)
Total Change in Expenses and Other	(100.8)

Income Tax Expense	(55.7)
Equity Earnings of Unconsolidated Subsidiaries	(11.1)
Net Income Attributable to Noncontrolling Interests	(0.5)

Year Ended December 31, 2017	$352.1

The major components of the increase in transmission revenues, which consists of wholesale sales to affiliates and non-affiliates were as follows:

•	Transmission Revenues increased $254 million primarily due to:

•	A $246 million increase in formula rates driven by the favorable impact of the modification of the PJM OATT formula combined with an increase driven by continued investments in transmission assets.

•	A $7 million increase due to rental revenue related to various AEPTCo facilities.

Expenses and Other, Income Tax Expense and Equity Earnings of Unconsolidated Subsidiaries changed between years as follows:

•	Other Operation and Maintenance expenses increased $19 million primarily due to increased transmission investment.

•	Depreciation and Amortization expenses increased $35 million primarily due to higher depreciable base.

•	Taxes Other Than Income Taxes increased $25 million primarily due to increased property taxes as a result of additional transmission investment.

•	Interest Expense increased $23 million primarily due to higher outstanding long-term debt balances.

•	Income Tax Expense increased $56 million primarily due to an increase in pretax book income.

•
Equity Earnings of Unconsolidated Subsidiaries decreased $11 million primarily due to lower earnings at ETT resulting from increased property taxes, depreciation expense, and decreased AFUDC, partially offset by increased revenues. The revenue increase is primarily due to interim rate increases in the third quarter of 2016 and higher loads, partially offset by an ETT rate reduction that went into effect in March 2017.

2016 Compared to 2015

Reconciliation of Year Ended December 31, 2015 to Year Ended December 31, 2016
Earnings Attributable to AEP Common Shareholders from Transmission Holdco
(in millions)

Year Ended December 31, 2015	$191.2

Changes in Transmission Revenues:
Transmission Revenues	183.6
Total Change in Transmission Revenues	183.6

Changes in Expenses and Other:
Other Operation and Maintenance	(16.9)
Depreciation and Amortization	(24.1)
Taxes Other Than Income Taxes	(22.7)
Interest and Investment Income	0.2
Carrying Costs Expense	(0.1)
Allowance for Equity Funds Used During Construction	(0.8)
Interest Expense	(13.1)
Total Change in Expenses and Other	(77.5)

Income Tax Expense	(42.8)
Equity Earnings of Unconsolidated Subsidiaries	13.3
Net Income Attributable to Noncontrolling Interests	(1.5)

Year Ended December 31, 2016	$266.3
The major components of the increase in transmission revenues, which consists of wholesale sales to affiliates and non-affiliates were as follows:

•	Transmission Revenues increased $184 million primarily due to the following:

•	A $156 million increase due to formula rate increases driven by continued investment in transmission assets and the related increases in recoverable operating expenses.

•	A $28 million increase due to annual formula rate true-up adjustments.

Expenses and Other, Income Tax Expense and Equity Earnings of Unconsolidated Subsidiaries changed between years as follows:

•	Other Operation and Maintenance expenses increased $17 million primarily due to increased transmission investment.

•	Depreciation and Amortization expenses increased $24 million primarily due to higher depreciable base.

•	Taxes Other Than Income Taxes increased $23 million primarily due to increased property taxes as a result of additional transmission investment.

•	Interest Expense increased $13 million primarily due to higher outstanding long-term debt balances.

•	Income Tax Expense increased $43 million primarily due to an increase in pretax book income.

•	Equity Earnings of Unconsolidated Subsidiaries increased $13 million primarily due to increased transmission investment by ETT.

GENERATION & MARKETING

	Years Ended December 31,
Generation & Marketing	2017	2016	2015
	(in millions)
Revenues	$1,875.1	$2,986.0	$3,412.7
Fuel, Purchased Electricity and Other	1,377.2	1,948.6	2,164.6
Gross Margin	497.9	1,037.4	1,248.1
Other Operation and Maintenance	270.6	418.4	408.4
Asset Impairments and Other Related Charges	53.5	2,257.3	—
Gain on Sale of Merchant Generation Assets	(226.4)	—	—
Depreciation and Amortization	24.2	154.6	201.4
Taxes Other Than Income Taxes	12.1	37.6	40.7
Operating Income (Loss)	363.9	(1,830.5)	597.6
Interest and Investment Income	10.3	1.4	2.8
Allowance for Equity Funds Used During Construction	—	0.4	0.2
Interest Expense	(18.5)	(35.8)	(40.0)
Income (Loss) Before Income Tax Expense (Credit)	355.7	(1,864.5)	560.6
Income Tax Expense (Credit)	189.7	(666.5)	194.6
Net Income (Loss)	166.0	(1,198.0)	366.0
Net Income Attributable to Noncontrolling Interests	—	—	—
Earnings (Loss) Attributable to AEP Common Shareholders	$166.0	$(1,198.0)	$366.0

Summary of MWhs Generated for Generation & Marketing

	Years Ended December 31,
	2017	2016	2015
	(in millions of MWhs)
Fuel Type:
Coal	12	25	27
Natural Gas	2	14	13
Wind	1	1	1
Total MWhs	15	40	41

2017 Compared to 2016

Reconciliation of Year Ended December 31, 2016 to Year Ended December 31, 2017
Earnings Attributable to AEP Common Shareholders from Generation & Marketing
(in millions)

Year Ended December 31, 2016	$(1,198.0)

Changes in Gross Margin:
Generation	(504.8)
Retail, Trading and Marketing	(48.5)
Other	13.8
Total Change in Gross Margin	(539.5)

Changes in Expenses and Other:
Other Operation and Maintenance	147.8
Asset Impairments and Other Related Charges	2,203.8
Gain on Sale of Merchant Generation Assets	226.4
Depreciation and Amortization	130.4
Taxes Other Than Income Taxes	25.5
Interest and Investment Income	8.9
Allowance for Equity Funds Used During Construction	(0.4)
Interest Expense	17.3
Total Change in Expenses and Other	2,759.7

Income Tax Expense (Credit)	(856.2)

Year Ended December 31, 2017	$166.0

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, purchased electricity and certain cost of service for retail operations were as follows:

•	Generation decreased $505 million primarily due to the reduction of revenues associated with the sale of certain merchant generation assets.

•	Retail, Trading and Marketing decreased $49 million primarily due to lower retail margins in 2017 combined with the impact of favorable wholesale trading and marketing performance in 2016.

•	Other Revenue increased $14 million primarily due to renewable projects placed in service.

Expenses and Other and Income Tax Expense (Credit) changed between years as follows:

•	Other Operation and Maintenance expenses decreased $148 million primarily due to decreased plant expenses as a result of the sale of certain merchant generation assets.

•
Asset Impairments and Other Related Charges decreased $2.2 billion due to the impairment of certain merchant generation assets in 2016, partially offset by a $43 million impairment of the Racine Hydroelectric Plant in 2017.

•	Gain on Sale of Merchant Generation Assets increased $226 million due to the sale of certain merchant generation assets.

•	Depreciation and Amortization expenses decreased $130 million primarily due to the sale and impairment of certain merchant generation assets.

•	Taxes Other Than Income Taxes decreased $26 million primarily due to the sale of certain merchant generation assets.

•	Interest and Investment Income increased $9 million primarily due to additional cash invested as a result of the sale of certain merchant generation assets.

•	Interest Expense decreased $17 million primarily due to reduced debt as a result of the sale of certain merchant generation assets.

•
Income Tax Expense (Credit) increased $856 million primarily due to an increase in pretax book income as a result of the impairment of certain merchant generation assets recorded in 2016, a gain on the sale of certain merchant generation assets recorded in 2017 and the recording of federal income tax adjustments related to Tax Reform.

2016 Compared to 2015

Reconciliation of Year Ended December 31, 2015 to Year Ended December 31, 2016
Earnings Attributable to AEP Common Shareholders from Generation & Marketing
(in millions)

Year Ended December 31, 2015	$366.0

Changes in Gross Margin:
Generation	(224.9)
Retail, Trading and Marketing	17.7
Other	(3.5)
Total Change in Gross Margin	(210.7)

Changes in Expenses and Other:
Other Operation and Maintenance	(10.0)
Asset Impairments and Other Related Charges	(2,257.3)
Depreciation and Amortization	46.8
Taxes Other Than Income Taxes	3.1
Interest and Investment Income	(1.4)
Allowance for Equity Funds Used During Construction	0.2
Interest Expense	4.2
Total Change in Expenses and Other	(2,214.4)

Income Tax Expense (Credit)	861.1

Year Ended December 31, 2016	$(1,198.0)

The major components of the decrease in Gross Margin, defined as revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances, purchased electricity and certain cost of service for retail operations were as follows:

•
Generation decreased $225 million primarily due to reduced power prices, lower capacity revenues resulting from plant retirements, and the transition of the Ohio SSO to full market pricing, partially offset by favorable hedging activity.

•	Retail, Trading and Marketing increased $18 million primarily due to an increase in retail volumes and increased margins.

•	Other Revenue decreased $4 million primarily due to unfavorable wind conditions and decreased wholesale energy prices.

Expenses and Other and Income Tax Expense (Credit) changed between years as follows:

•
Other Operation and Maintenance expenses increased $10 million primarily due to the 2015 sale of certain assets and revision of the related asset retirement obligations, partially offset by a decrease in maintenance due to plant retirements in June 2015.

•	Asset Impairments and Other Related Charges increased $2.3 billion due to an asset impairment of certain merchant generation assets.

•
Depreciation and Amortization decreased $47 million primarily due to the impairment of certain merchant generation assets, the classification of certain assets as held for sale and plant retirements in June 2015.

•	Interest Expense decreased $4 million primarily due to a decrease in long-term debt outstanding.

•
Income Tax Expense (Credit) decreased $861 million primarily due to reduced pretax book income as a result of the impairment of certain merchant generation assets and by the recording of federal and state income tax adjustments.

CORPORATE AND OTHER

2017 Compared to 2016

Earnings attributable to AEP Common Shareholders from Corporate and Other decreased from $81 million in 2016 to a loss of $32 million in 2017 primarily due to the prior year reversal of capital loss valuation allowances related to effectively settling a 2011 audit issue with the IRS and the impact of the pending sale of certain merchant generation assets as well as 2015 tax return adjustments related to the disposition of AEP’s commercial barging operations. Earnings attributable to AEP Common Shareholders also decreased due to increased income tax expense in 2017 as a result of federal income tax adjustments related to Tax Reform. These decreases were offset by an increase in pretax book income primarily due to lower operating expenses.

2016 Compared to 2015

Earnings attributable to AEP Common Shareholders from Corporate and Other decreased from $241 million in 2015 to $81 million in 2016 primarily due to the reversal of capital loss valuation allowances related to the settlement of a 2011 audit issue with the IRS and the impact of the pending sale of certain merchant generation assets as well as 2015 tax return adjustments related to the disposition of AEP’s commercial barging operations. This was partially offset by the gain on the sale of AEPRO, charges related to the final accounting of the disposition of AEP’s commercial barging operations and decreased income from the discounted operations of AEP’s commercial barging operation which was sold in November 2015.

AEP SYSTEM INCOME TAXES

2017 Compared to 2016

Income Tax Expense increased $1 billion primarily due to an increase in pretax book income in 2017 driven by the impairment of certain merchant generation assets in 2016.  The increase in Income Tax Expense is also due to the prior year reversal of a $66 million capital loss valuation allowance related to the pending sale of certain merchant generation assets, the prior year reversal of a $56 million unrealized capital loss valuation allowance where AEP effectively settled a 2011 audit issue with the IRS as well as 2015 tax return adjustments recorded in 2016 related to the disposition of AEP’s commercial barging operations.

2016 Compared to 2015

Income Tax Expense decreased $993 million primarily due to reduced pretax book income as a result of the impairment of certain merchant generation assets, the reversal of capital loss valuation allowances related to the pending sale of certain merchant generation assets and the settlement of a 2011 audit issue with the IRS as well as 2015 tax return adjustments related to the disposition of AEP’s commercial barging operations.

FINANCIAL CONDITION

AEP measures financial condition by the strength of its balance sheet and the liquidity provided by its cash flows.

LIQUIDITY AND CAPITAL RESOURCES

Debt and Equity Capitalization

	December 31,
	2017		2016
	(dollars in millions)
Long-term Debt, including amounts due within one year	$21,173.3	51.5%	$20,391.2	(a)	51.6%
Short-term Debt	1,638.6	4.0	1,713.0		4.3
Total Debt	22,811.9	55.5	22,104.2	(a)	55.9
AEP Common Equity	18,287.0	44.4	17,397.0		44.0
Noncontrolling Interests	26.6	0.1	23.1		0.1
Total Debt and Equity Capitalization	$41,125.5	100.0%	$39,524.3		100.0%

(a)
Amounts include debt related to the Lawrenceburg Plant that has been classified as Liabilities Held for Sale on the balance sheet. See “Gavin, Waterford, Darby and Lawrenceburg Plants (Generation & Marketing Segment)” section of Note 7 for additional information.

AEP’s ratio of debt-to-total capital decreased from 55.9% as of December 31, 2016 to 55.5% as of December 31, 2017 primarily due to an increase in earnings in 2017 as compared to 2016, driven by the impairment of certain merchant generation assets in 2016, partially offset by an increase in long-term debt due to increasing construction expenditures for distribution and transmission investments. See “Gavin, Waterford, Darby and Lawrenceburg Plants (Generation & Marketing Segment)” section of Note 7 for additional information.

Liquidity

Liquidity, or access to cash, is an important factor in determining AEP’s financial stability.  Management believes AEP has adequate liquidity under its existing credit facilities.  As of December 31, 2017, AEP had a $3 billion revolving credit facility commitment to support its operations.  Additional liquidity is available from cash from operations and a receivables securitization agreement.  Management is committed to maintaining adequate liquidity.  AEP generally uses short-term borrowings to fund working capital needs, property acquisitions and construction until long-term funding is arranged.  Sources of long-term funding include issuance of long-term debt, sale-leaseback or leasing agreements or common stock.

Commercial Paper Credit Facilities

AEP manages liquidity by maintaining adequate external financing commitments.  As of December 31, 2017, available liquidity was approximately $2.3 billion as illustrated in the table below:

	Amount	Maturity
	(in millions)
Commercial Paper Backup:
Revolving Credit Facility	$3,000.0	June 2021
Cash and Cash Equivalents	214.6
Total Liquidity Sources	3,214.6
Less: AEP Commercial Paper Outstanding	898.6

Net Available Liquidity	$2,316.0

AEP uses its commercial paper program to meet the short-term borrowing needs of its subsidiaries.  The program is used to fund both a Utility Money Pool, which funds the utility subsidiaries, and a Nonutility Money Pool, which funds certain nonutility subsidiaries.  In addition, the program also funds, as direct borrowers, the short-term debt requirements of other subsidiaries that are not participants in either money pool for regulatory or operational reasons.  The maximum amount of commercial paper outstanding during 2017 was $1.6 billion.  The weighted-average interest rate for AEP’s commercial paper during 2017 was 1.25%.

Other Credit Facilities

An uncommitted facility gives the issuer of the facility the right to accept or decline each request made under the facility. AEP issues letters of credit under four uncommitted facilities totaling $345 million. In October 2017, a $100 million uncommitted facility expired.  As of December 31, 2017, the maximum future payments for letters of credit issued under the uncommitted facilities was $104 million with maturities ranging from January 2018 to December 2018.

Financing Plan

As of December 31, 2017, AEP has $2.1 billion of long-term debt due within one year. This includes $594 million of Pollution Control Bonds with mandatory tender dates and credit support for variable interest rates that requires the debt be classified as current and $403 million of securitization bonds and DCC Fuel notes.  Management plans to refinance the majority of the other maturities due within one year.

Securitized Accounts Receivables

AEP’s receivables securitization agreement provides a commitment of $750 million from bank conduits to purchase receivables.  The agreement expires in June 2019.

Debt Covenants and Borrowing Limitations

AEP’s credit agreements contain certain covenants and require it to maintain a percentage of debt to total capitalization at a level that does not exceed 67.5%.  The method for calculating outstanding debt and capitalization is contractually defined in AEP’s credit agreements.  Debt as defined in the revolving credit agreements excludes securitization bonds and debt of AEP Credit.  As of December 31, 2017, this contractually-defined percentage was 53.5%.  Nonperformance under these covenants could result in an event of default under these credit agreements.  In addition, the acceleration of AEP’s payment obligations, or the obligations of certain of AEP’s major subsidiaries, prior to maturity under any other agreement or instrument relating to debt outstanding in excess of $50 million, would cause an event of default under these credit agreements.  This condition also applies in a majority of AEP’s non-exchange traded commodity contracts and would similarly allow lenders and counterparties to declare the outstanding amounts payable.  However, a default under AEP’s non-exchange traded commodity contracts would not cause an event of default under its credit agreements.

The revolving credit facility does not permit the lenders to refuse a draw on any facility if a material adverse change occurs.

Utility Money Pool borrowings and external borrowings may not exceed amounts authorized by regulatory orders and AEP manages its borrowings to stay within those authorized limits.

Dividend Policy and Restrictions

The Board of Directors declared a quarterly dividend of $0.62 per share in January 2018.  Future dividends may vary depending upon AEP’s profit levels, operating cash flow levels and capital requirements, as well as financial and other business conditions existing at the time.  Parent’s income primarily derives from common stock equity in the earnings of its utility subsidiaries.  Various financing arrangements and regulatory requirements may impose certain restrictions on the ability of the subsidiaries to transfer funds to Parent in the form of dividends. Management does not believe these restrictions will have any significant impact on its ability to access cash to meet the payment of dividends on its common stock.

Credit Ratings

AEP and its utility subsidiaries do not have any credit arrangements that would require material changes in payment schedules or terminations as a result of a credit downgrade, but its access to the commercial paper market may depend on its credit ratings.  In addition, downgrades in AEP’s credit ratings by one of the rating agencies could increase its borrowing costs.  Counterparty concerns about the credit quality of AEP or its utility subsidiaries could subject AEP to additional collateral demands under adequate assurance clauses under its derivative and non-derivative energy contracts.

CASH FLOW

AEP relies primarily on cash flows from operations, debt issuances and its existing cash and cash equivalents to fund its liquidity and investing activities. AEP’s investing and capital requirements are primarily capital expenditures, repaying of long-term debt and paying dividends to shareholders. AEP uses short-term debt, including commercial paper, as a bridge to long-term debt financing. The levels of borrowing may vary significantly due to the timing of long-term debt financings and the impact of fluctuations in cash flows.

	Years Ended December 31,
	2017	2016	2015
	(in millions)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	$403.5	$426.9	$421.6
Net Cash Flows from Continuing Operating Activities	4,270.4	4,521.8	4,748.7
Net Cash Flows Used for Continuing Investing Activities	(3,656.4)	(5,046.6)	(4,572.6)
Net Cash Flows from (Used for) Continuing Financing Activities	(604.9)	503.9	(661.7)
Net Cash Flows from (Used for) Discontinued Operations	—	(2.5)	490.9
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	9.1	(23.4)	5.3
Cash, Cash Equivalents and Restricted Cash at End of Period	$412.6	$403.5	$426.9

Operating Activities

	Years Ended December 31,
	2017	2016	2015
	(in millions)
Income from Continuing Operations	$1,928.9	$620.5	$1,768.6
Non-Cash Adjustments to Income from Continuing Operations (a)	2,822.6	4,217.1	2,864.2
Mark-to-Market of Risk Management Contracts	(23.3)	150.8	52.5
Pension Contributions to Qualified Plant Trust	(93.3)	(84.8)	(91.8)
Property Taxes	(29.5)	(19.0)	(52.4)
Deferred Fuel Over/Under Recovery, Net	84.4	(65.5)	137.8
Recovery of Ohio Capacity Costs, Net	83.2	88.1	65.5
Provision for Refund - Global Settlement, Net	(98.2)	120.3	—
Disposition of Tanners Creek Plant Site	—	(93.5)	—
Change in Other Noncurrent Assets	(423.9)	(454.6)	(129.2)
Change in Other Noncurrent Liabilities	181.7	15.4	(89.0)
Change in Certain Components of Continuing Working Capital	(162.2)	27.0	222.5
Net Cash Flows from Continuing Operating Activities	$4,270.4	$4,521.8	$4,748.7

(a)
Non-Cash Adjustments to Income from Continuing Operations includes Depreciation and Amortization, Deferred Income Taxes, Asset Impairments and Other Related Charges, Allowance for Equity Funds Used During Construction, Amortization of Nuclear Fuel, Pension and Postemployment Benefit Reserves, and Gain on Sale of Merchant Generation Assets.

2017 Compared to 2016

Net Cash Flows from Continuing Operating Activities decreased by $251 million primarily due to the following:

•
A $189 million decrease in cash from Changes in Certain Components of Continuing Working Capital. This decrease in cash is primarily due to higher employee-related payments and increased revenue refunds.

•	A $98 million decrease in cash due to refunds to customers as a result of the 2016 Global Settlement in Ohio.

•	An $86 million decrease in cash from Income from Continuing Operations, after non-cash adjustments. See Results of Operations for further detail.
These decreases in cash were partially offset by:

•
A $150 million increase in cash from Deferred Fuel Over/Under Recovery, Net. The increase in cash is primarily due to fluctuations of fuel and purchase power costs at PSO and collections in the Ohio Phase-in Recovery Rider.

2016 Compared to 2015

Net Cash Flows from Continuing Operating Activities decreased by $227 million primarily due to the following:

•	A $203 million decrease in cash from Deferred Fuel Over/Under Recovery, Net. This decrease is primarily due to fluctuations of fuel and purchase power costs at PSO.

•
A $196 million decrease in cash from Certain Components of Continuing Working Capital. This decrease is primarily due to changes in receivables and payables due to timing of cash receipts and payments.

•	A $94 million decrease in cash due to the disposition of the Tanner’s Creek Plant Site. See Note 7- Dispositions, Assets and Liabilities Held for Sale and Impairments for additional information.
These decreases in cash were partially offset by:

•	A $205 million increase in cash from Income from Continuing Operations, after non-cash adjustments. See Results of Operations for additional information.

Investing Activities

	Years Ended December 31,
	2017	2016	2015
	(in millions)
Construction Expenditures	$(5,691.3)	$(4,781.1)	$(4,508.0)
Acquisitions of Nuclear Fuel	(108.0)	(128.5)	(92.0)
Acquisitions of Assets/Businesses	(6.8)	(107.9)	(5.3)
Proceeds from Sale of Merchant Generation Assets	2,159.6	—	—
Other	(9.9)	(29.1)	32.7
Net Cash Flows Used for Continuing Investing Activities	$(3,656.4)	$(5,046.6)	$(4,572.6)

2017 Compared to 2016

Net Cash Flows Used for Continuing Investing Activities decreased by $1.4 billion primarily due to the following:

•
A $2.2 billion increase in cash due to the sale of certain merchant generation assets in 2017. See Note 7 - Dispositions, Assets and Liabilities Held for Sale and Impairments for additional information.

•	A $101 million increase in cash primarily due to lower cost of acquisitions in 2017.

•
A $21 million increase in cash due to reduced nuclear fuel purchases. Reduction in purchases is primarily due to variations from year to year in the timing and pricing of fuel reload requirements, material and services deliveries, and the timing of cash payments during the nuclear fuel cycle.

These increases in cash were partially offset by:

•
A $910 million decrease in cash due to increased construction expenditures, primarily due to increases in Transmission and Distribution Utilities of $499 million, AEP Transmission Holdco of $275 million and Generation & Marketing of $95 million.

2016 Compared to 2015

Net Cash Flows Used for Continuing Investing Activities increased by $474 million primarily due to the following:

•	A $273 million decrease in cash due to increased construction expenditures, primarily due to increases in AEP Transmission Holdco of $138 million and Generation & Marketing of $99 million.

•	A $103 million decrease in cash primarily due to the purchase of solar assets in 2016.

•
A $37 million decrease in cash due to increased nuclear fuel purchases. Increase in purchases is primarily due to variations from year to year in the timing and pricing of fuel reload requirements, material and services deliveries, and the timing of cash payments during the nuclear fuel cycle.

Financing Activities

	Years Ended December 31,
	2017	2016	2015
	(in millions)
Issuance of Common Stock	$12.2	$34.2	$81.6
Issuance/Retirement of Debt, Net	691.8	1,713.0	492.7
Dividends Paid on Common Stock	(1,191.9)	(1,121.0)	(1,059.0)
Other	(117.0)	(122.3)	(177.0)
Net Cash Flows from (Used for) Continuing Financing Activities	$(604.9)	$503.9	$(661.7)

2017 Compared to 2016

Net Cash Flows Used for Continuing Financing Activities increased by $1.1 billion primarily due to the following:

•	A $1.3 billion decrease in cash due to increased retirements of long-term debt. See Note 14 - Financing Activities for additional information.

•	A $987 million decrease in cash from short-term debt primarily due to increased repayments of commercial paper. See Note 14 - Financing Activities for additional information.

•	A $71 million decrease in cash due to increased common stock dividend payments primarily due to increased dividends per share from 2016 to 2017.

•	A $22 million decrease in cash due to reduced proceeds from issuances of common stock.
These decreases in cash were partially offset by:

•	A $1.3 billion increase in cash due to increased issuances of long-term debt. See Note 14 - Financing Activities for additional information.

2016 Compared to 2015

Net Cash Flows from Continuing Financing Activities increased by $1.2 billion primarily due to the following:

•	A $1.5 billion increase in cash from short-term debt primarily due to draws on commercial paper. See Note 14 - Financing Activities for additional information.

•	A $603 million increase in cash due to decreased retirements of long-term debt. See Note 14 - Financing Activities for additional information.

•	A $93 million increase in cash due to a make whole payment on extinguishment of long-term debt in 2015. This make whole payment was a result of the early retirement of APCo senior unsecured notes.
These increases were partially offset by:

•	An $842 million decrease in cash due to decreased issuances of long-term debt. See Note 14 - Financing Activities for additional information.

•	A $62 million decrease in cash due to increased common stock dividend payments primarily due to increased dividends per share from 2015 to 2016.

•	A $47 million decrease in cash due to reduced proceeds from the issuance of common stock.

The following financing activities occurred during 2017:

AEP Common Stock:

•	During 2017, AEP issued 162 thousand shares of common stock under the incentive compensation, employee saving and dividend reinvestment plans and received net proceeds of $12 million.

Debt:

•
During 2017, AEP issued approximately $3.9 billion of long-term debt, including $3.3 billion of senior unsecured notes at interest rates ranging from 2.15% to 4.12%, $215 million of pollution control bonds at interest rates ranging from 1.75% to 2.75%, $77 million of pollution control bonds at variable interest rates and $325 million of other debt at variable interest rates.  The proceeds from these issuances were used to fund long-term debt maturities and construction programs.

•
During 2017, AEP entered into interest rate derivatives with notional amounts totaling $1 billion. The settlement of interest rate derivatives in 2017 resulted in net cash received of $513 thousand. As of December 31, 2017, AEP had $500 million of notional interest rate derivatives remaining that were designated as fair value hedges.

In 2018:

•	In January and February 2018, I&M retired $14 million and $2 million, respectively, of Notes Payable related to DCC Fuel.

•	In January 2018, AEP Texas retired $96 million of Securitization Bonds.

•	In January 2018, OPCo retired $23 million of Securitization Bonds.

•	In January 2018, SWEPCo issued $450 million of 3.85% Senior Unsecured Notes due in 2048.

•	In January 2018, Transource Energy issued $2 million of variable rate Other Long-term Debt due in 2020.

•	In February 2018, APCo retired $12 million of Securitization Bonds.

•	In February 2018, SWEPCo retired $2 million of Other Long-term Debt.

Cash Flow Activity from Discontinued Operations

In October 2015, AEP signed a Purchase and Sale Agreement to sell its commercial barge transportation subsidiary, AEPRO, to a nonaffiliated party. The sale closed in November 2015 and resulted in net cash proceeds from the sale of $491 million, which were immediately available for use in AEP’s continuing operations. The cash proceeds of $539 million were recorded in Discontinued Investing Activities. These proceeds were reduced by a make whole payment on the extinguishment of AEPRO long-term debt of $32 million, which was recorded in Discontinued Financing Activities, and transaction costs of $16 million, which were recorded in Discontinued Operating Activities. In the second quarter of 2016, AEP recorded a $3 million loss related to the final accounting for the sale of AEPRO, which was also recorded in Discontinued Operating Activities. See “AEPRO (Corporate and Other)” section of Note 7 for additional information.

BUDGETED CONSTRUCTION EXPENDITURES

Management forecasts approximately $6 billion of construction expenditures in 2018.  For 2019 and 2020 combined, management forecasts construction expenditures of $11.7 billion. The expenditures are generally for transmission, generation, distribution and required environmental investment to comply with the Federal EPA rules.  Capital expenditures related to the Wind Catcher Project are excluded from these budgeted amounts. Estimated construction expenditures are subject to periodic review and modification and may vary based on the ongoing effects of regulatory constraints, environmental regulations, business opportunities, market volatility, economic trends, weather, legal reviews and the ability to access capital.  Management expects to fund these construction expenditures through cash flows from operations and financing activities.  Generally, the Registrant Subsidiaries use cash or short-term borrowings under the money pool to fund these expenditures until long-term funding is arranged. The 2018 estimated construction expenditures include generation, transmission and distribution related investments, as well as expenditures for compliance with environmental regulations as follows:

	2018 Budgeted Construction Expenditures
Segment	Environmental	Generation	Transmission	Distribution	Other (a)	Total
	(in millions)
Vertically Integrated Utilities	$139.2	$421.3	$557.5	$832.5	$259.0	$2,209.5
Transmission and Distribution Utilities	0.1	2.2	838.0	650.3	293.8	1,784.4
AEP Transmission Holdco	—	—	1,421.2	—	92.9	1,514.1
Generation & Marketing	11.6	396.1	—	—	8.1	415.8
Corporate and Other	—	—	—	—	35.6	35.6
Total	$150.9	$819.6	$2,816.7	$1,482.8	$689.4	$5,959.4

(a) Amount primarily consists of facilities, software and telecommunications.

The 2018 estimated construction expenditures by Registrant Subsidiary include distribution, transmission and generation related investments, as well as expenditures for compliance with environmental regulations as follows:

	2018 Budgeted Construction Expenditures
Company	Environmental	Generation	Transmission	Distribution	Other (a)	Total
	(in millions)
AEP Texas	$0.1	$2.3	$719.4	$274.4	$190.5	$1,186.7
AEPTCo	—	—	1,375.5	—	84.7	1,460.2
APCo	28.1	100.7	217.0	290.6	87.4	723.8
I&M	35.3	191.6	83.5	198.9	58.0	567.3
OPCo	—	—	118.6	375.9	103.2	597.7
PSO	1.0	27.7	43.1	126.1	51.6	249.5
SWEPCo	28.7	70.0	148.6	127.5	43.4	418.2

(a) Amount primarily consists of facilities, software and telecommunications.

OFF-BALANCE SHEET ARRANGEMENTS

AEP’s current guidelines restrict the use of off-balance sheet financing entities or structures to traditional operating lease arrangements that AEP enters in the normal course of business.  The following identifies significant off-balance sheet arrangements.

Rockport Plant, Unit 2

AEGCo and I&M entered into a sale-and-leaseback transaction in 1989 with Wilmington Trust Company (Owner Trustee), an unrelated unconsolidated trustee for Rockport Plant, Unit 2 (the Plant).  The Owner Trustee was capitalized with equity from six owner participants with no relationship to AEP or any of its subsidiaries and debt from a syndicate of banks and certain institutional investors.  The future minimum lease payments for AEGCo and I&M are $369 million each as of December 31, 2017.
The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022.  The Owner Trustee owns the Plant and leases it to AEGCo and I&M.  AEP’s subsidiaries account for the lease as an operating lease with the future payment obligations included in Note 13.  The lease term is for 33 years with potential renewal options.  At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the Plant.  AEP, as well as AEP’s subsidiaries, have no ownership interest in the Owner Trustee and do not guarantee its debt. See “Rockport Plant Litigation” section of Note 6 for additional information.

Railcars

In June 2003, AEP entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  AEP intends to maintain the lease for the full lease term of twenty years via the renewal options.  The lease is accounted for as an operating lease.  The future minimum lease obligation is $15 million for the remaining railcars as of December 31, 2017.  Under a return-and-sale option, the lessor is guaranteed that the sale proceeds will equal at least a specified lessee obligation amount which declines with each five-year renewal.  As of December 31, 2017, the maximum potential loss was approximately $18 million assuming the fair value of the equipment is zero at the end of the current five-year lease term.  However, management believes that the fair value would produce a sufficient sales price to avoid any loss.  AEP has other railcar lease arrangements that do not utilize this type of financing structure. See “Railcar Lease” section of Note 13 for additional information.

CONTRACTUAL OBLIGATION INFORMATION

AEP’s contractual cash obligations include amounts reported on the balance sheets and other obligations disclosed in the footnotes.  The following table summarizes AEP’s contractual cash obligations as of December 31, 2017:

Payments Due by Period

Contractual Cash Obligations	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Short-term Debt (a)	$1,638.6	$—	$—	$—	$1,638.6
Interest on Fixed Rate Portion of Long-term Debt (b)	1,011.7	1,783.5	1,574.4	9,977.6	14,347.2
Fixed Rate Portion of Long-term Debt (c)	945.2	2,850.8	2,662.2	13,265.7	19,723.9
Variable Rate Portion of Long-term Debt (d)	808.5	779.1	9.1	—	1,596.7
Capital Lease Obligations (e)	76.6	110.1	77.7	106.2	370.6
Noncancelable Operating Leases (e)	245.9	465.5	411.8	137.1	1,260.3
Fuel Purchase Contracts (f)	1,060.3	1,077.7	604.8	271.8	3,014.6
Energy and Capacity Purchase Contracts	230.1	456.1	378.0	1,467.3	2,531.5
Construction Contracts for Capital Assets (g)	2,273.1	3,320.0	1,238.6	2,692.2	9,523.9
Total	$8,290.0	$10,842.8	$6,956.6	$27,917.9	$54,007.3

(a)	Represents principal only, excluding interest.

(b)
Interest payments are estimated based on final maturity dates of debt securities outstanding as of December 31, 2017 and do not reflect anticipated future refinancing, early redemptions or debt issuances.

(c)	See “Long-term Debt” section of Note 14. Represents principal only, excluding interest.

(d)	See “Long-term Debt” section of Note 14. Represents principal only, excluding interest. Variable rate debt had interest rates that ranged between 1.54% and 2.93% as of December 31, 2017.

(e)	See Note 13.

(f)	Represents contractual obligations to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.

(g)
Represents only capital assets for which there are signed contracts.  Actual payments are dependent upon and may vary significantly based upon the decision to build, regulatory approval schedules, timing and escalation of project costs. Includes immaterial costs related to planning of the Wind Catcher Project.

AEP’s $56 million liability related to uncertain tax positions is not included above because management cannot reasonably estimate the cash flows by period.

AEP’s pension funding requirements are not included in the above table.  As of December 31, 2017, AEP expects to make contributions to the pension plans totaling $101 million in 2018.  Estimated contributions of $102 million in 2019 and $105 million in 2020 may vary significantly based on market returns, changes in actuarial assumptions and other factors.  Based upon the projected benefit obligation and fair value of assets available to pay pension benefits, the pension plans were 99.2% funded as of December 31, 2017. See “Estimated Future Benefit Payments and Contributions” section of Note 8.

In addition to the amounts disclosed in the contractual cash obligations table above, additional commitments are made in the normal course of business.  These commitments include standby letters of credit, guarantees for the payment of obligation performance bonds and other commitments.  As of December 31, 2017, the commitments outstanding under these agreements are summarized in the table below:

Amount of Commitment Expiration Per Period

Other Commercial Commitments	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Standby Letters of Credit (a)	$103.5	$—	$—	$—	$103.5
Guarantees of the Performance of Outside Parties (b)	—	—	—	115.0	115.0
Guarantees of Performance (c)	1,175.3	—	—	—	1,175.3
Total Commercial Commitments	$1,278.8	$—	$—	$115.0	$1,393.8

(a)
Standby letters of credit (LOCs) are entered into with third parties.  These LOCs are issued in the ordinary course of business and cover items such as natural gas and electricity risk management contracts, construction contracts, insurance programs, security deposits and debt service reserves.  There is no collateral held in relation to any guarantees in excess of the ownership percentages.  In the event any LOC is drawn, there is no recourse to third parties.  See “Letters of Credit” section of Note 6.

(b)	See “Guarantees of Third-Party Obligations” section of Note 6.

(c)	Performance guarantees and indemnifications issued for energy trading and various sale agreements.

SIGNIFICANT TAX LEGISLATION

The Protecting Americans from Tax Hikes Act of 2015 (PATH) included an extension of the 50% bonus depreciation for three years through 2017. PATH also provided for the extension of research and development, employment and several energy tax credits for 2015. PATH also includes provisions to extend the wind energy production tax credit through 2016 with a three-year phase-out (2017-2019), and to extend the 30% temporary solar investment tax credit for three years through 2019 with a two-year phase-out (2020-2021). PATH also provided for a permanent extension of the Research and Development tax credit.

These enacted provisions had no material impact on net income or financial condition but did have a favorable impact on cash flows in 2015, 2016 and 2017.

Federal Tax Reform

In December 2017, legislation referred to as Tax Reform was signed into law. The majority of the provisions in the new legislation are effective for taxable years beginning after December 31, 2017. Tax Reform includes significant changes to the Internal Revenue Code of 1986 (as amended, the Code), including amendments which significantly change the taxation of business entities and also includes provisions specific to regulated public utilities. The more significant changes that affect the Registrants include the reduction in the corporate federal income tax rate from 35% to 21%, and several technical provisions including, among others, limiting the utilization of net operating losses arising after December 31, 2017 to 80% of taxable income with an indefinite carryforward period. The Tax Reform provisions related to regulated public utilities generally allow for the continued deductibility of interest expense, eliminate bonus depreciation for certain property acquired after September 27, 2017 and continue certain rate normalization requirements for accelerated depreciation benefits.

Changes in the Code due to Tax Reform had a material impact on the Registrants’ 2017 financial statements. See “Federal Tax Reform” section of Note 12 for additional information. AEP does not expect Tax Reform to have a material impact on future net income, but does anticipate Tax Reform to have an unfavorable impact on future cash flows.

CYBER SECURITY

Cyber security presents a growing risk for electric utility systems because a cyber-attack could affect critical energy infrastructure.  Breaches to the cyber security of the grid or to the AEP System are potentially disruptive to people, property and commerce and create risk for business, investors and customers.  In February 2013, President Obama signed an executive order that addresses how government agencies will operate and support their functions in cyber security as well as redefines how the government interfaces with critical infrastructure, such as the electric grid.  The AEP System already operates under regulatory cyber security standards to protect critical infrastructure.  The cyber security framework that was being developed through this executive order was reviewed by FERC and the U.S. Department of Energy (DOE).  In 2014, the DOE published an Energy Sector Cyber Security Framework Implementation Guide for utilities to use in adopting and implementing the National Institute of Standards and Technology framework. AEP continues to be actively engaged in the framework process.

The electric utility industry is one of the few critical infrastructure functions with mandatory cyber security requirements under the authority of FERC. The Energy Policy Act of 2005 gave FERC the authority to oversee reliability of the bulk power system, including the authority to implement mandatory cyber security reliability standards. The North American Electric Reliability Corporation (NERC), which FERC certified as the nation’s Electric Reliability Organization, developed mandatory critical infrastructure protection cyber security reliability standards. AEP began participating in the NERC grid security and emergency response exercises, GridEx, in 2013 and has continued to participate in the bi-yearly exercises through 2017.  These efforts, led by NERC, test and further develop the coordination, threat sharing and interaction between utilities and various government agencies relative to potential cyber and physical threats against the nation’s electric grid.

Critical cyber assets, such as data centers, power plants, transmission operations centers and business networks are protected using multiple layers of cyber security and authentication.  The AEP System is constantly scanned for risks or threats. Cyber hackers have been able to breach a number of very secure facilities, from federal agencies, banks and retailers to social media sites.  As these events become known and develop, AEP continually assesses its cyber security tools and processes to determine where to strengthen its defenses. Management continually reviews its business continuity plan to develop an effective recovery effort that decreases response times, limits financial impacts and maintains customer confidence following any business interruption. Management works closely with a broad range of departments, including Legal, Regulatory, Corporate Communications, Audit Services, Information Technology and Security, to ensure the corporate response to consequences of any breach or potential breach is appropriate both for internal and external audiences based on the specific circumstances surrounding the event.

Management continues to take steps to enhance the AEP System’s capabilities for identifying risks or threats and has shared that knowledge of threats with utility peers, industry and federal agencies.  AEP operates a Cyber Security Intelligence and Response Center responsible for monitoring the AEP System for cyber threats as well as collaborating with internal and external threat sharing partners from both industry and government. AEP is a member of a number of industry specific threat and information sharing communities including the Department of Homeland Security and the Electricity Information Sharing and Analysis Center.

AEP has partnered in the past with a major defense contractor who has significant cyber security experience and technical capabilities developed through their work with the U.S. Department of Defense.  AEP works with a consortium of other utilities across the country, learning how best to share information about potential threats and collaborating with each other.  AEP continues to work with a nonaffiliated entity to conduct several discussions each year about recognizing and investigating cyber vulnerabilities.  Through these types of efforts, AEP is working to protect itself while helping its industry advance its cyber security capabilities.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES AND ACCOUNTING PRONOUNCEMENTS

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures, including amounts related to legal matters and contingencies.  Management considers an accounting estimate to be critical if:

•	It requires assumptions to be made that were uncertain at the time the estimate was made; and

•	Changes in the estimate or different estimates that could have been selected could have a material effect on net income or financial condition.

Management discusses the development and selection of critical accounting estimates as presented below with the Audit Committee of AEP’s Board of Directors and the Audit Committee reviews the disclosures relating to them.

Management believes that the current assumptions and other considerations used to estimate amounts reflected in the financial statements are appropriate.  However, actual results can differ significantly from those estimates.

The sections that follow present information about critical accounting estimates, as well as the effects of hypothetical changes in the material assumptions used to develop each estimate.

Regulatory Accounting

Nature of Estimates Required

The Registrants’ financial statements reflect the actions of regulators that can result in the recognition of revenues and expenses in different time periods than enterprises that are not rate-regulated.

The Registrants recognize regulatory assets (deferred expenses to be recovered in the future) and regulatory liabilities (deferred future revenue reductions or refunds) for the economic effects of regulation.  Specifically, the timing of expense and income recognition is matched with regulated revenues.  Liabilities are also recorded for refunds, or probable refunds, to customers that have not been made.

Assumptions and Approach Used

When incurred costs are probable of recovery through regulated rates, regulatory assets are recorded on the balance sheet.  Management reviews the probability of recovery at each balance sheet date and whenever new events occur.  Similarly, regulatory liabilities are recorded when a determination is made that a refund is probable or when ordered by a commission.  Examples of new events that affect probability include changes in the regulatory environment, issuance of a regulatory commission order or passage of new legislation.  The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs as well as the return of revenues, rate of return earned on invested capital and timing and amount of assets to be recovered through regulated rates.  If recovery of a regulatory asset is no longer probable, that regulatory asset is written-off as a charge against earnings.  A write-off of regulatory assets or establishment of a regulatory liability may also reduce future cash flows since there will be no recovery through regulated rates.

Effect if Different Assumptions Used

A change in the above assumptions may result in a material impact on net income.  Refer to Note 5 for further detail related to regulatory assets and regulatory liabilities.

Revenue Recognition – Unbilled Revenues

Nature of Estimates Required

AEP records revenues when energy is delivered to the customer.  The determination of sales to individual customers is based on the reading of their meters, which is performed on a systematic basis throughout the month.  At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue accrual is recorded.  This estimate is reversed in the following month and actual revenue is recorded based on meter readings.  PSO and SWEPCo do not record the fuel portion of unbilled revenue in accordance with the applicable state commission regulatory treatment in Arkansas, Louisiana, Oklahoma and Texas.

Accrued unbilled revenues for the Vertically Integrated Utilities segment were $278 million and $241 million as of December 31, 2017 and 2016, respectively. The changes in unbilled electric utility revenues for AEP’s Vertically Integrated Utilities segment were $37 million, $50 million and $(63) million for the years ended December 31, 2017, 2016 and 2015, respectively.  The changes in unbilled electric revenues are primarily due to changes in weather and rates.

Accrued unbilled revenues for the Transmission and Distribution Utilities segment were $202 million and $191 million as of December 31, 2017 and 2016, respectively. The changes in unbilled electric utility revenues for AEP’s Transmission and Distribution Utilities segment were $11 million, $40 million and $(30) million for the years ended December 31, 2017, 2016 and 2015, respectively.  The changes in unbilled electric revenues are primarily due to changes in weather and rates.

Accrued unbilled revenues for the Generation & Marketing segment were $54 million and $49 million as of December 31, 2017 and 2016, respectively. The changes in unbilled electric utility revenues for AEP’s Generation & Marketing segment were $5 million, $2 million and $(3) million for the years ended December 31, 2017, 2016 and 2015, respectively.

Assumptions and Approach Used

For each Registrant except AEPTCo, the monthly estimate for unbilled revenues is based upon a primary computation of net generation (generation plus purchases less sales) less the current month’s billed KWh and estimated line losses, plus the prior month’s unbilled KWh.  However, due to meter reading issues, meter drift and other anomalies, a secondary computation is made, based upon an allocation of billed KWh to the current month and previous month, on a billing cycle-by-cycle basis, and by dividing the current month aggregated result by the billed KWh.  The two methodologies are evaluated to confirm that they are not statistically different.

For AEP’s Generation & Marketing segment, management calculates unbilled revenues by contract using the most recent historic daily activity adjusted for significant known changes in usage.

Effect if Different Assumptions Used

If the two methodologies used to estimate unbilled revenue are statistically different, a limiter adjustment is made to bring the primary computation within one standard deviation of the secondary computation. Additionally, significant fluctuations in energy demand for the unbilled period, weather, line losses or changes in the composition of customer classes could impact the estimate of unbilled revenue.

Accounting for Derivative Instruments

Nature of Estimates Required

Management considers fair value techniques, valuation adjustments related to credit and liquidity and judgments related to the probability of forecasted transactions occurring within the specified time period to be critical accounting estimates.  These estimates are considered significant because they are highly susceptible to change from period to period and are dependent on many subjective factors.

Assumptions and Approach Used

The Registrants measure the fair values of derivative instruments and hedge instruments accounted for using MTM accounting based primarily on exchange prices and broker quotes.  If a quoted market price is not available, the fair value is estimated based on the best market information available including valuation models that estimate future energy prices based on existing market and broker quotes, supply and demand market data and other assumptions.  Fair value estimates, based upon the best market information available, involve uncertainties and matters of significant judgment.  These uncertainties include projections of macroeconomic trends and future commodity prices, including supply and demand levels and future price volatility.

The Registrants reduce fair values by estimated valuation adjustments for items such as discounting, liquidity and credit quality.  Liquidity adjustments are calculated by utilizing bid/ask spreads to estimate the potential fair value impact of liquidating open positions over a reasonable period of time.  Credit adjustments on risk management contracts are calculated using estimated default probabilities and recovery rates relative to the counterparties or counterparties with similar credit profiles and contractual netting agreements.

With respect to hedge accounting, management assesses hedge effectiveness and evaluates a forecasted transaction’s probability of occurrence within the specified time period as provided in the original hedge documentation.

Effect if Different Assumptions Used

There is inherent risk in valuation modeling given the complexity and volatility of energy markets.  Therefore, it is possible that results in future periods may be materially different as contracts settle.

The probability that hedged forecasted transactions will not occur by the end of the specified time period could change operating results by requiring amounts currently classified in Accumulated Other Comprehensive Income (Loss) to be classified into operating income.

For additional information regarding derivatives, hedging and fair value measurements, see Notes 10 and 11.  See “Fair Value Measurements of Assets and Liabilities” section of Note 1 for AEP’s fair value calculation policy.

Long-Lived Assets

Nature of Estimates Required

In accordance with the requirements of “Property, Plant and Equipment” accounting guidance and “Regulated Operations” accounting guidance, the Registrants evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any such assets may not be recoverable including planned abandonments and a probable disallowance for rate-making on a plant under construction or the assets meet the held-for-sale criteria.  The Registrants utilize a group composite method of depreciation to estimate the useful lives of long-lived assets.  The evaluations of long-lived, held and used assets may result from abandonments, significant decreases in the market price of an asset, a significant adverse change in the extent or manner in which an asset is being used or in its physical condition, a significant adverse change in legal factors or in the business climate that could affect the value of an asset, as well as other economic or operations analyses.  If the carrying amount is not recoverable, the

Registrants record an impairment to the extent that the fair value of the asset is less than its book value.  Performing an impairment evaluation involves a significant degree of estimation and judgment in areas such as identifying circumstances that indicate an impairment may exist, identifying and grouping affected assets and developing the undiscounted and discounted future cash flows (used to estimate fair value in the absence of market-based value, in some instances) associated with the asset.  For assets held for sale, an impairment is recognized if the expected net sales price is less than its book value. Any impairment charge is recorded against earnings.

Assumptions and Approach Used

The fair value of an asset is the amount at which that asset could be bought or sold in a current transaction between willing parties other than in a forced or liquidation sale.  Quoted market prices in active markets are the best evidence of fair value and are used as the basis for the measurement, if available.  In the absence of quoted prices for identical or similar assets in active markets, the Registrants estimate fair value using various internal and external valuation methods including cash flow projections or other market indicators of fair value such as bids received, comparable sales or independent appraisals.  Cash flow estimates are based on relevant information available at the time the estimates are made.  Estimates of future cash flows are, by nature, highly uncertain and may vary significantly from actual results.  Also, when measuring fair value, management evaluates the characteristics of the asset or liability to determine if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.  Such characteristics include, for example, the condition and location of the asset or restrictions on the use of the asset.  The Registrants perform depreciation studies that include a review of any external factors that may affect the useful life to determine composite depreciation rates and related lives which are subject to periodic review by state regulatory commissions for regulated assets.  The fair value of the asset could be different using different estimates and assumptions in these valuation techniques.

Effect if Different Assumptions Used

In connection with the evaluation of long-lived assets in accordance with the requirements of “Property, Plant and Equipment” accounting guidance, the fair value of the asset can vary if different estimates and assumptions would have been used in the applied valuation techniques.  The estimate for depreciation rates takes into account the history of interim capital replacements and the amount of salvage expected.  In cases of impairment, the best estimate of fair value was made using valuation methods based on the most current information at that time.  Fluctuations in realized sales proceeds versus the estimated fair value of the asset are generally due to a variety of factors including, but not limited to, differences in subsequent market conditions, the level of bidder interest, timing and terms of the transactions and management’s analysis of the benefits of the transaction.

Pension and Other Postretirement Benefits

AEP maintains a qualified, defined benefit pension plan (Qualified Plan), which covers substantially all nonunion and certain union employees, and unfunded, nonqualified supplemental plans (Nonqualified Plans) to provide benefits in excess of amounts permitted under the provisions of the tax law for participants in the Qualified Plan (collectively the Pension Plans).  Additionally, AEP entered into individual employment contracts with certain current and retired executives that provide additional retirement benefits as a part of the Nonqualified Plans.  AEP also sponsors other postretirement benefit plans to provide health and life insurance benefits for retired employees (Postretirement Plans).  The Pension Plans and Postretirement Plans are collectively referred to as the Plans.

For a discussion of investment strategy, investment limitations, target asset allocations and the classification of investments within the fair value hierarchy, see “Investments Held in Trust for Future Liabilities” and “Fair Value Measurements of Assets and Liabilities” sections of Note 1.  See Note 8 for information regarding costs and assumptions for employee retirement and postretirement benefits.

The following table shows the net periodic cost (credit) of the Plans:

	Years Ended December 31,
Net Periodic Cost (Credit)	2017	2016	2015
	(in millions)
Pension Plans	$98.6	$103.2	$133.3
OPEB	(63.2)	(73.5)	(92.3)

The net periodic benefit cost is calculated based upon a number of actuarial assumptions, including expected long-term rates of return on the Plans’ assets.  In developing the expected long-term rate of return assumption for 2018, management evaluated input from actuaries and investment consultants, including their reviews of asset class return expectations as well as long-term inflation assumptions.  Management also considered historical returns of the investment markets and tax rates which affect a portion of the Postretirement Plans’ assets.  Management anticipates that the investment managers employed for the Plans will invest the assets to generate future returns averaging 6% for the Qualified Plan and 6% for the Postretirement Plans.

The expected long-term rate of return on the Plans’ assets is based on management’s targeted asset allocation and expected investment returns for each investment category.  Assumptions for the Plans are summarized in the following table:

	Pension Plans		OPEB
		Assumed/		Assumed/
	2018	Expected	2018	Expected
	Target	Long-Term	Target	Long-Term
	Asset	Rate of	Asset	Rate of
	Allocation	Return	Allocation	Return
Equity	25%	8.47%	49%	7.42%
Fixed Income	59	4.48	49	4.50
Other Investments	15	8.04	—	—
Cash and Cash Equivalents	1	3.25	2	3.25
Total	100%		100%

Management regularly reviews the actual asset allocation and periodically rebalances the investments to the targeted allocation.  Management believes that 6% for the Qualified Plan and 6% for the Postretirement Plans are reasonable estimates of the long-term rate of return on the Plans’ assets.  The Pension Plans’ assets had an actual gain of 12.86% and 6.98% for the years ended December 31, 2017 and 2016, respectively.  The Postretirement Plans’ assets had an actual gain of 18.38% and 5.39% for the years ended December 31, 2017 and 2016, respectively.  Management will continue to evaluate the actuarial assumptions, including the expected rate of return, at least annually, and will adjust the assumptions as necessary.

AEP bases the determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility.  This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.  Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.  As of December 31, 2017, AEP had cumulative gains of approximately $215 million that remain to be recognized in the calculation of the market-related value of assets.  These unrecognized market-related net actuarial gains may result in decreases in the future pension costs depending on several factors, including whether such gains at each measurement date exceed the corridor in accordance with “Compensation – Retirement Benefits” accounting guidance.

The method used to determine the discount rate that AEP utilizes for determining future obligations is a duration-based method in which a hypothetical portfolio of high quality corporate bonds is constructed with cash flows matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate as of December 31, 2017 under this method was 3.65% for the Qualified Plan, 3.45% for the Nonqualified Plans and 3.6% for the Postretirement Plans.  Due to the effect of the unrecognized actuarial losses and based on an expected rate of return on the Pension Plans’ assets of 6%, discount rates of 3.65% and 3.45% and various other assumptions, management estimates that the pension costs for the Pension Plans will approximate $77 million, $59 million and $51 million in 2018, 2019 and 2020, respectively.  Based on an expected rate of return on the Postretirement Plans’ assets of 6%, a discount rate of 3.6% and various other assumptions, management estimates Postretirement Plan credits will approximate $102 million, $103 million and $104 million in 2018, 2019 and 2020, respectively. Future actual costs will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the Plans.  The actuarial assumptions used may differ materially from actual results.  The effects of a 50 basis point change to selective actuarial assumptions are included in the “Effect if Different Assumptions Used” section below.

The value of AEP’s Pension Plans’ assets increased to $5.2 billion as of December 31, 2017 from $4.8 billion as of December 31, 2016 primarily due to investment returns and company contributions in excess of benefit payments from AEP subsidiaries.  During 2017, the Qualified Plan paid $346 million and the Nonqualified Plans paid $6 million in benefits to plan participants.  The value of AEP’s Postretirement Plans’ assets increased to $1.7 billion as of December 31, 2017 from $1.5 billion as of December 31, 2016 primarily due to investment returns and contributions from AEP subsidiaries and the participants in excess of benefit payments.  The Postretirement Plans paid $129 million in benefits to plan participants during 2017.

Nature of Estimates Required

AEP sponsors pension and other retirement and postretirement benefit plans in various forms covering all employees who meet eligibility requirements.  These benefits are accounted for under “Compensation” and “Plan Accounting” accounting guidance.  The measurement of pension and postretirement benefit obligations, costs and liabilities is dependent on a variety of assumptions.

Assumptions and Approach Used

The critical assumptions used in developing the required estimates include the following key factors:

•	Discount rate

•	Compensation increase rate

•	Cash balance crediting rate

•	Health care cost trend rate

•	Expected return on plan assets

Other assumptions, such as retirement, mortality and turnover, are evaluated periodically and updated to reflect actual experience.

Effect if Different Assumptions Used

The actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, longer or shorter life spans of participants or higher or lower lump sum versus annuity payout elections by plan participants.  These differences may result in a significant impact to the amount of pension and postretirement benefit expense recorded.  If a 50 basis point change were to occur for the following assumptions, the approximate effect on the financial statements would be as follows:

	Pension Plans		OPEB
	+0.5%	-0.5%	+0.5%	-0.5%
	(in millions)
Effect on December 31, 2017 Benefit Obligations
Discount Rate	$(271.2)	$298.7	$(71.6)	$79.1
Compensation Increase Rate	22.9	(21.0)	NA	NA
Cash Balance Crediting Rate	69.9	(63.8)	NA	NA
Health Care Cost Trend Rate	NA	NA	21.5	(20.1)

Effect on 2017 Periodic Cost
Discount Rate	$(13.5)	$14.8	$(3.4)	$3.6
Compensation Increase Rate	5.6	(5.1)	NA	NA
Cash Balance Crediting Rate	13.8	(12.9)	NA	NA
Health Care Cost Trend Rate	NA	NA	2.5	(2.3)
Expected Return on Plan Assets	(23.7)	23.7	(7.5)	7.5

NA	Not applicable.

ACCOUNTING PRONOUNCEMENTS

See Note 2 - New Accounting Pronouncements for information related to accounting pronouncements adopted in 2017 and pronouncements effective in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risks

The Vertically Integrated Utilities segment is exposed to certain market risks as a major power producer and through transactions in power, coal, natural gas and marketing contracts. These risks include commodity price risks which may be subject to capacity risk, credit risk as well as interest rate risk. In addition, this segment is exposed to foreign currency exchange risk from occasionally procuring various services and materials used in its energy business from foreign suppliers. These risks represent the risk of loss that may impact this segment due to changes in the underlying market prices or rates.

The Transmission and Distribution Utilities segment is exposed to energy procurement risk and interest rate risk.

The Generation & Marketing segment conducts marketing, risk management and retail activities in ERCOT, PJM, SPP and MISO. This segment is exposed to certain market risks as a marketer of wholesale and retail electricity. These risks include commodity price risks which may be subject to capacity risk, credit risk as well as interest rate risk. These risks represent the risk of loss that may impact this segment due to changes in the underlying market prices or rates. In addition, the Generation & Marketing segment is also exposed to certain market risks as a power producer and through transactions in wholesale electricity, natural gas and marketing contracts.

Management employs risk management contracts including physical forward and financial forward purchase-and-sale contracts.  Management engages in risk management of power, capacity, coal, natural gas and, to a lesser extent, heating oil, gasoline and other commodity contracts to manage the risk associated with the energy business.  As a result, AEP is subject to price risk.  The amount of risk taken is determined by the Commercial Operations, Energy Supply and

Finance groups in accordance with established risk management policies as approved by the Finance Committee of the Board of Directors.  AEPSC’s market risk oversight staff independently monitors risk policies, procedures and risk levels and provides members of the Commercial Operations Risk Committee (Regulated Risk Committee) and the Energy Supply Risk Committee (Competitive Risk Committee) various reports regarding compliance with policies, limits and procedures.  The Regulated Risk Committee consists of AEPSC’s Chief Financial Officer, Executive Vice President of Generation, Senior Vice President of Commercial Operations and Chief Risk Officer.  The Competitive Risk Committee consists of AEPSC’s Chief Financial Officer and Chief Risk Officer in addition to Energy Supply’s President and Vice President.  When commercial activities exceed predetermined limits, positions are modified to reduce the risk to be within the limits unless specifically approved by the respective committee.

The following table summarizes the reasons for changes in total MTM value as compared to December 31, 2016:

MTM Risk Management Contract Net Assets (Liabilities)
Year Ended December 31, 2017

	Vertically Integrated Utilities	Transmission and Distribution Utilities	Generation & Marketing	Total
	(in millions)
Total MTM Risk Management Contract Net Assets (Liabilities) as of December 31, 2016	$5.2	$(118.2)	$164.2	$51.2
(Gain) Loss from Contracts Realized/Settled During the Period and Entered in a Prior Period	(7.5)	5.1	(34.7)	(37.1)
Fair Value of New Contracts at Inception When Entered During the Period (a)	—	—	25.4	25.4
Changes in Fair Value Due to Market Fluctuations During the Period (b)	—	—	9.0	9.0
Changes in Fair Value Allocated to Regulated Jurisdictions (c)	44.4	(18.2)	—	26.2
Total MTM Risk Management Contract Net Assets (Liabilities) as of December 31, 2017	$42.1	$(131.3)	$163.9	74.7
Commodity Cash Flow Hedge Contracts				(43.5)
Fair Value Hedge Contracts				(6.1)
Collateral Deposits				(0.4)
Total MTM Derivative Contract Net Assets as of December 31, 2017				$24.7

(a)
Reflects fair value on primarily long-term structured contracts which are typically with customers that seek fixed pricing to limit their risk against fluctuating energy prices.  The contract prices are valued against market curves associated with the delivery location and delivery term.  A significant portion of the total volumetric position has been economically hedged.

(b)	Market fluctuations are attributable to various factors such as supply/demand, weather, etc.

(c)	Relates to the net gains (losses) of those contracts that are not reflected on the statements of income. These net gains (losses) are recorded as regulatory liabilities/assets.

See Note 10 – Derivatives and Hedging and Note 11 – Fair Value Measurements for additional information related to risk management contracts.  The following tables and discussion provide information on credit risk and market volatility risk.

Credit Risk

Credit risk is mitigated in wholesale marketing and trading activities by assessing the creditworthiness of potential counterparties before entering into transactions with them and continuing to evaluate their creditworthiness on an ongoing basis.  Management uses Moody’s Investors Service Inc., S&P Global Inc. and current market-based qualitative and quantitative data as well as financial statements to assess the financial health of counterparties on an ongoing basis.

AEP has risk management contracts with numerous counterparties.  Since open risk management contracts are valued based on changes in market prices of the related commodities, exposures change daily.  As of December 31, 2017, credit exposure net of collateral to sub investment grade counterparties was approximately 7.1%, expressed in terms of net MTM assets, net receivables and the net open positions for contracts not subject to MTM (representing economic risk even though there may not be risk of accounting loss).  As of December 31, 2017, the following table approximates AEP’s counterparty credit quality and exposure based on netting across commodities, instruments and legal entities where applicable:

Counterparty Credit Quality	Exposure Before Credit Collateral	Credit Collateral	Net Exposure	Number of Counterparties >10% of Net Exposure	Net Exposure of Counterparties >10%
	(in millions, except number of counterparties)
Investment Grade	$560.1	$0.4	$559.7	3	$322.0
Split Rating	3.3	—	3.3	1	3.3
Noninvestment Grade	0.2	0.2	—	—	—
No External Ratings:
Internal Investment Grade	120.1	—	120.1	3	76.3
Internal Noninvestment Grade	62.8	11.0	51.8	2	32.3
Total as of December 31, 2017	$746.5	$11.6	$734.9

In addition, AEP is exposed to credit risk related to participation in RTOs.  For each of the RTOs in which AEP participates, this risk is generally determined based on the proportionate share of member gross activity over a specified period of time.

Value at Risk (VaR) Associated with Risk Management Contracts

Management uses a risk measurement model, which calculates VaR, to measure AEP’s commodity price risk in the risk management portfolio.  The VaR is based on the variance-covariance method using historical prices to estimate volatilities and correlations and assumes a 95% confidence level and a one-day holding period.  Based on this VaR analysis, as of December 31, 2017, a near term typical change in commodity prices is not expected to materially impact net income, cash flows or financial condition.

Management calculates the VaR for both a trading and non-trading portfolio. The trading portfolio consists primarily of contracts related to energy trading and marketing activities. The non-trading portfolio consists primarily of economic hedges of generation and retail supply activities. The following tables show the end, high, average and low market risk as measured by VaR for the periods indicated:

VaR Model
Trading Portfolio

Twelve Months Ended				Twelve Months Ended
December 31, 2017				December 31, 2016
End	High	Average	Low	End	High	Average	Low
(in millions)				(in millions)
$0.2	$0.5	$0.2	$0.1	$0.2	$1.1	$0.2	$0.1

VaR Model
Non-Trading Portfolio

Twelve Months Ended				Twelve Months Ended
December 31, 2017				December 31, 2016
End	High	Average	Low	End	High	Average	Low
(in millions)				(in millions)
$4.1	$6.5	$1.0	$0.3	$5.6	$8.4	$1.5	$0.4

Management back-tests VaR results against performance due to actual price movements.  Based on the assumed 95% confidence interval, the performance due to actual price movements would be expected to exceed the VaR at least once every 20 trading days.

As the VaR calculation captures recent price movements, management also performs regular stress testing of the trading portfolio to understand AEP’s exposure to extreme price movements.  A historical-based method is employed whereby the current trading portfolio is subjected to actual, observed price movements from the last several years in order to ascertain which historical price movements translated into the largest potential MTM loss.  Management then researches the underlying positions, price movements and market events that created the most significant exposure and reports the findings to the Risk Executive Committee, Regulated Risk Committee, or Competitive Risk Committee as appropriate.

Interest Rate Risk

Management utilizes an Earnings at Risk (EaR) model to measure interest rate market risk exposure. EaR statistically quantifies the extent to which interest expense could vary over the next twelve months and gives a probabilistic estimate of different levels of interest expense.  The resulting EaR is interpreted as the dollar amount by which actual interest expense for the next twelve months could exceed expected interest expense with a one-in-twenty chance of occurrence.  The primary drivers of EaR are from the existing floating rate debt (including short-term debt) as well as long-term debt issuances in the next twelve months.  As calculated on debt outstanding as of December 31, 2017 and 2016, the estimated EaR on AEP’s debt portfolio for the following twelve months was $32 million and $29 million, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
American Electric Power Company, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheet of American Electric Power Company, Inc. and its subsidiaries as of December 31, 2017, and the related consolidated statements of income, of comprehensive income (loss), of changes in equity, and of cash flows for the year then ended, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audit of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 22, 2018

We have served as the Company’s auditor since 2017.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
American Electric Power Company, Inc.:

We have audited the accompanying consolidated balance sheet of American Electric Power Company, Inc. and subsidiary companies (the "Company") as of December 31, 2016, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the two years in the period ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 2016 and 2015 consolidated financial statements present fairly, in all material respects, the financial position of American Electric Power Company, Inc. and subsidiary companies as of December 31, 2016, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 27, 2017

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of American Electric Power Company, Inc. and Subsidiary Companies (AEP) is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended.  AEP’s internal control is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of AEP’s internal control over financial reporting as of December 31, 2017.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework (2013).  Based on management’s assessment, management concluded AEP’s internal control over financial reporting was effective as of December 31, 2017.

PricewaterhouseCoopers LLP, AEP’s independent registered public accounting firm has issued an audit report on the effectiveness of AEP’s internal control over financial reporting as of December 31, 2017.  The Report of Independent Registered Public Accounting Firm appears on the previous page.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2017, 2016 and 2015
 (in millions, except per-share and share amounts)

	Years Ended December 31,
	2017	2016	2015
REVENUES
Vertically Integrated Utilities	$9,095.1	$9,012.4	$9,069.9
Transmission and Distribution Utilities	4,328.9	4,328.3	4,392.0
Generation & Marketing	1,771.4	2,858.7	2,866.7
Other Revenues	229.5	180.7	124.6
TOTAL REVENUES	15,424.9	16,380.1	16,453.2
EXPENSES
Fuel and Other Consumables Used for Electric Generation	2,346.5	2,908.9	3,348.1
Purchased Electricity for Resale	2,965.3	2,821.4	2,760.1
Other Operation	2,484.0	2,956.9	2,703.9
Maintenance	1,141.3	1,237.7	1,325.3
Asset Impairments and Other Related Charges	87.1	2,267.8	—
Gain on Sale of Merchant Generation Assets	(226.4)	—	—
Depreciation and Amortization	1,997.2	1,962.3	2,009.7
Taxes Other Than Income Taxes	1,059.4	1,018.0	972.6
TOTAL EXPENSES	11,854.4	15,173.0	13,119.7

OPERATING INCOME	3,570.5	1,207.1	3,333.5

Other Income (Expense):
Interest and Investment Income	16.0	16.3	7.9
Carrying Costs Income	18.6	16.2	23.5
Allowance for Equity Funds Used During Construction	93.7	113.2	131.9
Gain on Sale of Equity Investment	12.4	—	—
Interest Expense	(895.0)	(877.2)	(873.9)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE (CREDIT) AND EQUITY EARNINGS	2,816.2	475.6	2,622.9

Income Tax Expense (Credit)	969.7	(73.7)	919.6
Equity Earnings of Unconsolidated Subsidiaries	82.4	71.2	65.3

INCOME FROM CONTINUING OPERATIONS	1,928.9	620.5	1,768.6

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(2.5)	283.7

NET INCOME	1,928.9	618.0	2,052.3

Net Income Attributable to Noncontrolling Interests	16.3	7.1	5.2

EARNINGS ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$1,912.6	$610.9	$2,047.1

WEIGHTED AVERAGE NUMBER OF BASIC AEP COMMON SHARES OUTSTANDING	491,814,651	491,495,458	490,340,522

BASIC EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS FROM CONTINUING OPERATIONS	$3.89	$1.25	$3.59
BASIC EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS FROM DISCONTINUED OPERATIONS	—	(0.01)	0.58
TOTAL BASIC EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$3.89	$1.24	$4.17

WEIGHTED AVERAGE NUMBER OF DILUTED AEP COMMON SHARES OUTSTANDING	492,611,067	491,662,007	490,574,568

DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS FROM CONTINUING OPERATIONS	$3.88	$1.25	$3.59
DILUTED EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS FROM DISCONTINUED OPERATIONS	—	(0.01)	0.58
TOTAL DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$3.88	$1.24	$4.17

See Notes to Financial Statements of Registrants beginning on page 77.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2017, 2016 and 2015
(in millions)

	Years Ended December 31,
	2017	2016	2015
Net Income	$1,928.9	$618.0	$2,052.3

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES
Cash Flow Hedges, Net of Tax of $(1.4), $(8.8) and $(2.6) in 2017, 2016 and 2015, Respectively	(2.6)	(16.4)	(4.9)
Securities Available for Sale, Net of Tax of $1.9, $0.7 and $(0.3) in 2017, 2016 and 2015, Respectively	3.5	1.3	(0.6)
Amortization of Pension and OPEB Deferred Costs, Net of Tax of $0.6, $0.3 and $0.6 in 2017, 2016 and 2015, Respectively	1.1	0.6	1.2
Pension and OPEB Funded Status, Net of Tax of $46.7, $(7.9) and $(13.9) in 2017, 2016 and 2015, Respectively	86.5	(14.7)	(25.7)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	88.5	(29.2)	(30.0)

TOTAL COMPREHENSIVE INCOME	2,017.4	588.8	2,022.3

Total Comprehensive Income Attributable to Noncontrolling Interests	16.3	7.1	5.2

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO AEP COMMON SHAREHOLDERS	$2,001.1	$581.7	$2,017.1

See Notes to Financial Statements of Registrants beginning on page 77.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Years Ended December 31, 2017, 2016 and 2015
(in millions)

	AEP Common Shareholders
	Common Stock					Accumulated Other Comprehensive Income (Loss)
	Shares	Amount	Paid-in Capital	Retained Earnings			Noncontrolling Interests	Total
TOTAL EQUITY – DECEMBER 31, 2014	509.7	$3,313.3	$6,203.4	$7,406.6		$(103.1)	$4.3	$16,824.5

Issuance of Common Stock	1.7	10.7	70.9					81.6
Common Stock Dividends				(1,055.4)	(a)		(3.6)	(1,059.0)
Other Changes in Equity			22.2				7.3	29.5
Net Income				2,047.1			5.2	2,052.3
Other Comprehensive Loss						(30.0)		(30.0)
Pension and OPEB Adjustment Related to Mitchell Plant						6.0		6.0
TOTAL EQUITY – DECEMBER 31, 2015	511.4	3,324.0	6,296.5	8,398.3		(127.1)	13.2	17,904.9

Issuance of Common Stock	0.6	4.3	29.9					34.2
Common Stock Dividends				(1,116.8)	(a)		(4.2)	(1,121.0)
Other Changes in Equity			6.2				7.0	13.2
Net Income				610.9			7.1	618.0
Other Comprehensive Loss						(29.2)		(29.2)
TOTAL EQUITY – DECEMBER 31, 2016	512.0	3,328.3	6,332.6	7,892.4		(156.3)	23.1	17,420.1

Issuance of Common Stock	0.2	1.1	11.1					12.2
Common Stock Dividends				(1,178.3)	(a)		(13.6)	(1,191.9)
Other Changes in Equity			55.0				0.8	55.8
Net Income				1,912.6			16.3	1,928.9
Other Comprehensive Income						88.5		88.5
TOTAL EQUITY – DECEMBER 31, 2017	512.2	$3,329.4	$6,398.7	$8,626.7		$(67.8)	$26.6	$18,313.6

(a)	Cash dividends declared per AEP common share were $2.39, $2.27 and $2.15 for the years ended December 31, 2017, 2016 and 2015, respectively.

See Notes to Financial Statements of Registrants beginning on page 77.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
ASSETS
December 31, 2017 and 2016
(in millions)

	December 31,
	2017	2016
CURRENT ASSETS
Cash and Cash Equivalents	$214.6	$210.5
Restricted Cash (December 31, 2017 and 2016 Amounts Include $198 and $189.2, Respectively, Related to Transition Funding, Ohio Phase-in-Recovery Funding and Appalachian Consumer Rate Relief Funding)	198.0	193.0
Other Temporary Investments (December 31, 2017 and 2016 Amounts Include $155.4 and $133.3, Respectively, Related to EIS, Transource Energy and Sabine)	161.7	138.7
Accounts Receivable:
Customers	643.9	705.1
Accrued Unbilled Revenues	230.2	158.7
Pledged Accounts Receivable – AEP Credit	954.2	972.7
Miscellaneous	101.2	118.1
Allowance for Uncollectible Accounts	(38.5)	(37.9)
Total Accounts Receivable	1,891.0	1,916.7
Fuel	387.7	423.8
Materials and Supplies	565.5	543.5
Risk Management Assets	126.2	94.5
Regulatory Asset for Under-Recovered Fuel Costs	292.5	156.6
Margin Deposits	105.5	79.9
Assets Held for Sale	—	1,951.2
Prepayments and Other Current Assets	310.4	325.5
TOTAL CURRENT ASSETS	4,253.1	6,033.9

PROPERTY, PLANT AND EQUIPMENT
Electric:
Generation	20,760.5	19,848.9
Transmission	18,972.5	16,658.7
Distribution	19,868.5	18,900.8
Other Property, Plant and Equipment (Including Coal Mining and Nuclear Fuel)	3,706.3	3,444.3
Construction Work in Progress	4,120.7	3,183.9
Total Property, Plant and Equipment	67,428.5	62,036.6
Accumulated Depreciation and Amortization	17,167.0	16,397.3
TOTAL PROPERTY, PLANT AND EQUIPMENT – NET	50,261.5	45,639.3

OTHER NONCURRENT ASSETS
Regulatory Assets	3,587.6	5,625.5
Securitized Assets	1,211.2	1,486.1
Spent Nuclear Fuel and Decommissioning Trusts	2,527.6	2,256.2
Goodwill	52.5	52.5
Long-term Risk Management Assets	282.1	289.1
Deferred Charges and Other Noncurrent Assets	2,553.5	2,085.1
TOTAL OTHER NONCURRENT ASSETS	10,214.5	11,794.5

TOTAL ASSETS	$64,729.1	$63,467.7

See Notes to Financial Statements of Registrants beginning on page 77.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND EQUITY
December 31, 2017 and 2016
(dollars in millions)

			December 31,
			2017	2016
CURRENT LIABILITIES
Accounts Payable			$2,065.3	$1,688.5
Short-term Debt:
Securitized Debt for Receivables – AEP Credit			718.0	673.0
Other Short-term Debt			920.6	1,040.0
Total Short-term Debt			1,638.6	1,713.0
Long-term Debt Due Within One Year (December 31, 2017 and 2016 Amounts Include $406.9 and $427.5, Respectively, Related to Transition Funding, DCC Fuel, Ohio Phase-in-Recovery Funding, Appalachian Consumer Rate Relief Funding and Sabine)			1,753.7	2,878.0
Risk Management Liabilities			61.6	53.4
Customer Deposits			357.0	343.2
Accrued Taxes			1,115.5	1,048.0
Accrued Interest			234.5	227.2
Regulatory Liability for Over-Recovered Fuel Costs			11.9	8.0
Liabilities Held for Sale			—	235.9
Other Current Liabilities			1,033.2	1,302.8
TOTAL CURRENT LIABILITIES			8,271.3	9,498.0

NONCURRENT LIABILITIES
Long-term Debt (December 31, 2017 and 2016 Amounts Include $1,410.5 and $1,737.5, Respectively, Related to Transition Funding, DCC Fuel, Ohio Phase-in-Recovery Funding, Appalachian Consumer Rate Relief Funding, Transource Energy and Sabine)			19,419.6	17,378.4
Long-term Risk Management Liabilities			322.0	316.2
Deferred Income Taxes			6,813.9	11,884.4
Regulatory Liabilities and Deferred Investment Tax Credits			8,422.3	3,751.3
Asset Retirement Obligations			1,925.5	1,830.6
Employee Benefits and Pension Obligations			398.1	614.1
Deferred Credits and Other Noncurrent Liabilities			830.9	774.6
TOTAL NONCURRENT LIABILITIES			38,132.3	36,549.6

TOTAL LIABILITIES			46,403.6	46,047.6

Rate Matters (Note 4)
Commitments and Contingencies (Note 6)

MEZZANINE EQUITY
Contingently Redeemable Performance Share Awards			11.9	—

EQUITY
Common Stock – Par Value – $6.50 Per Share:
	2017	2016
Shares Authorized	600,000,000	600,000,000
Shares Issued	512,210,644	512,048,520
(20,205,046 and 20,336,592 Shares were Held in Treasury as of December 31, 2017 and December 31, 2016, Respectively)			3,329.4	3,328.3
Paid-in Capital			6,398.7	6,332.6
Retained Earnings			8,626.7	7,892.4
Accumulated Other Comprehensive Income (Loss)			(67.8)	(156.3)
TOTAL AEP COMMON SHAREHOLDERS’ EQUITY			18,287.0	17,397.0

Noncontrolling Interests			26.6	23.1

TOTAL EQUITY			18,313.6	17,420.1

TOTAL LIABILITIES, MEZZANINE EQUITY AND TOTAL EQUITY			$64,729.1	$63,467.7

See Notes to Financial Statements of Registrants beginning on page 77.

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2017, 2016 and 2015
(in millions)

	Years Ended December 31,
	2017	2016	2015
OPERATING ACTIVITIES
Net Income	$1,928.9	$618.0	$2,052.3
Income (Loss) from Discontinued Operations	—	(2.5)	283.7
Income from Continuing Operations	1,928.9	620.5	1,768.6
Adjustments to Reconcile Income from Continuing Operations to Net Cash Flows from Continuing Operating Activities:
Depreciation and Amortization	1,997.2	1,962.3	2,009.7
Deferred Income Taxes	901.5	(50.0)	808.2
Asset Impairments and Other Related Charges	87.1	2,267.8	—
Allowance for Equity Funds Used During Construction	(93.7)	(113.2)	(131.9)
Mark-to-Market of Risk Management Contracts	(23.3)	150.8	52.5
Amortization of Nuclear Fuel	129.1	128.6	145.0
Pension and Postemployment Benefit Reserves	27.8	21.6	33.2
Pension Contributions to Qualified Plan Trust	(93.3)	(84.8)	(91.8)
Property Taxes	(29.5)	(19.0)	(52.4)
Deferred Fuel Over/Under-Recovery, Net	84.4	(65.5)	137.8
Gain on Sale of Merchant Generation Assets	(226.4)	—	—
Recovery of Ohio Capacity Costs, Net	83.2	88.1	65.5
Provision for Refund – Global Settlement, Net	(98.2)	120.3	—
Disposition of Tanners Creek Plant Site	—	(93.5)	—
Change in Other Noncurrent Assets	(423.9)	(454.6)	(129.2)
Change in Other Noncurrent Liabilities	181.7	15.4	(89.0)
Changes in Certain Components of Continuing Working Capital:
Accounts Receivable, Net	28.5	(226.6)	200.2
Fuel, Materials and Supplies	17.9	60.2	(38.6)
Accounts Payable	(58.0)	164.9	16.5
Accrued Taxes, Net	91.9	42.8	120.2
Other Current Assets	(60.7)	14.2	(26.7)
Other Current Liabilities	(181.8)	(28.5)	(49.1)
Net Cash Flows from Continuing Operating Activities	4,270.4	4,521.8	4,748.7

INVESTING ACTIVITIES
Construction Expenditures	(5,691.3)	(4,781.1)	(4,508.0)
Purchases of Investment Securities	(2,314.7)	(3,002.3)	(2,282.7)
Sales of Investment Securities	2,256.3	2,957.7	2,218.4
Acquisitions of Nuclear Fuel	(108.0)	(128.5)	(92.0)
Acquisitions of Assets/Businesses	(6.8)	(107.9)	(5.3)
Proceeds from Sale of Merchant Generation Assets	2,159.6	—	—
Other Investing Activities	48.5	15.5	97.0
Net Cash Flows Used for Continuing Investing Activities	(3,656.4)	(5,046.6)	(4,572.6)

FINANCING ACTIVITIES
Issuance of Common Stock	12.2	34.2	81.6
Issuance of Long-term Debt	3,854.1	2,594.9	3,436.6
Change in Short-term Debt, Net	(74.4)	913.0	(546.0)
Retirement of Long-term Debt	(3,087.9)	(1,794.9)	(2,397.9)
Make Whole Premium on Extinguishment of Long-term Debt	(46.1)	—	(92.7)
Principal Payments for Capital Lease Obligations	(67.3)	(106.6)	(99.0)
Dividends Paid on Common Stock	(1,191.9)	(1,121.0)	(1,059.0)
Other Financing Activities	(3.6)	(15.7)	14.7
Net Cash Flows from (Used for) Continuing Financing Activities	(604.9)	503.9	(661.7)

Net Cash Flows from (Used for) Discontinued Operating Activities	—	(2.5)	69.8
Net Cash Flows from Discontinued Investing Activities	—	—	548.8
Net Cash Flows Used for Discontinued Financing Activities	—	—	(127.7)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	9.1	(23.4)	5.3
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	403.5	426.9	421.6
Cash, Cash Equivalents and Restricted Cash at End of Period	$412.6	$403.5	$426.9

See Notes to Financial Statements of Registrants beginning on page 77.

INDEX OF NOTES TO FINANCIAL STATEMENTS OF REGISTRANTS

The notes to financial statements are a combined presentation for the Registrants. The following list indicates Registrants to which the notes apply. Specific disclosures within each note apply to all Registrants unless indicated otherwise.

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The disclosures in this note apply to all Registrants unless indicated otherwise.

ORGANIZATION

The Registrants engage in the generation, transmission and distribution of electric power.  The Registrant Subsidiaries that conduct most of these activities are regulated by the FERC under the Federal Power Act and the Energy Policy Act of 2005 and maintain accounts in accordance with the FERC and other regulatory guidelines.  Most of these companies are subject to further regulation with regard to rates and other matters by state regulatory commissions.

AEP provides competitive electric and gas supply for residential, commercial and industrial customers in deregulated electricity markets and also provides energy management solutions throughout the United States, including energy efficiency services through its independent retail electric supplier.

The Registrants also engage in wholesale electricity, natural gas and other commodity marketing and risk management activities in the United States and provide various energy-related services.  In addition, AEP operates competitive wind and solar farms. I&M provides barging services to both affiliated and nonaffiliated companies.  SWEPCo, through consolidated and nonconsolidated affiliates, conducts lignite mining operations to fuel certain of its generation facilities.

Disposition of AEP River Operations (Applies to AEP)

In October 2015, AEP signed an agreement to sell its commercial barge transportation subsidiary, AEPRO, to a nonaffiliated third party. The sale closed in November 2015. The results of operations of AEPRO have been classified as Discontinued Operations on the statements of income for the prior periods presented. The transaction was accounted for in accordance with the accounting guidance for “Presentation of Financial Statements and Property, Plant and Equipment.” Material disclosures within the notes to the financial statements exclude amounts related to Discontinued Operations for all periods presented. See “AEPRO (Corporate and Other)” section of Note 7 for additional information.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Rates and Service Regulation

AEP’s public utility subsidiaries’ rates are regulated by the FERC and state regulatory commissions in the eleven state operating territories in which they operate.  The FERC also regulates the Registrants’ affiliated transactions, including AEPSC intercompany service billings which are generally at cost, under the 2005 Public Utility Holding Company Act and the Federal Power Act.  The FERC also has jurisdiction over the issuances and acquisitions of securities of the public utility subsidiaries, the acquisition or sale of certain utility assets and mergers with another electric utility or holding company.  For non-power goods and services, the FERC requires a nonregulated affiliate to bill an affiliated public utility company at no more than market while a public utility must bill the higher of cost or market to a nonregulated affiliate.  The state regulatory commissions also regulate certain intercompany transactions under various orders and affiliate statutes.  Both the FERC and state regulatory commissions are permitted to review and audit the relevant books and records of companies within a public utility holding company system.

The FERC regulates wholesale power markets and wholesale power transactions.  The Registrants’ wholesale power transactions are generally market-based.  Wholesale power transactions are cost-based regulated when a cost-based contract is negotiated and filed with the FERC or the FERC determines that the Registrants have “market power” in the region where the transaction occurs.  Wholesale power supply contracts have been entered into with various municipalities and cooperatives that are FERC-regulated, cost-based contracts.  These contracts are generally formula rate mechanisms, which are trued up to actual costs annually.

The state regulatory commissions regulate all of the retail distribution operations and rates of the Registrants’ retail public utility subsidiaries on a cost basis.  The state regulatory commissions also regulate the retail generation/power supply operations and rates except in Ohio and the ERCOT region of Texas.  For generation in Ohio, customers who have not switched to a CRES provider for generation pay market-based auction rates.  In addition, all OPCo distribution customers pay for certain deferred generation-related costs through non-bypassable charges.  In the ERCOT region of Texas, the generation/supply business is under customer choice and market pricing is conducted by REPs. AEP has no active REPs in ERCOT. AEP’s nonregulated subsidiaries enter into short and long-term wholesale transactions to buy or sell capacity, energy and ancillary services in the ERCOT market. In addition, these nonregulated subsidiaries control certain wind and coal-fired generation assets, the power from which is marketed and sold in ERCOT.

The FERC also regulates the Registrants’ wholesale transmission operations and rates.  Retail transmission rates are based upon the FERC OATT rate when retail rates are unbundled in connection with restructuring.  Retail transmission rates are based on formula rates included in the PJM OATT that are cost-based and are unbundled in Ohio for OPCo, in Virginia for APCo and in Michigan for I&M. AEP Texas’ retail transmission rates in Texas are unbundled but the retail transmission rates are regulated, on a cost basis, by the PUCT. Bundled retail transmission rates are regulated, on a cost basis, by the state commissions. Transmission rates for AEP’s seven wholly-owned transmission subsidiaries within the AEP Transmission Holdco segment are based on formula rates included in the applicable RTO’s OATT that are cost-based.

In West Virginia, APCo and WPCo provide retail electric service at bundled rates approved by the WVPSC, with rates set on a combined cost-of-service basis.

In addition, the FERC regulates the SIA, Operating Agreement, Transmission Agreement and Transmission Coordination Agreement, all of which allocate shared system costs and revenues among the utility subsidiaries that are parties to each agreement.  The FERC also regulates the PCA and the Bridge Agreement, see Note 16 - Related Party Transactions for additional information.

Principles of Consolidation

AEP’s consolidated financial statements include its wholly-owned and majority-owned subsidiaries and VIEs of which AEP is the primary beneficiary. The consolidated financial statements for AEP Texas include the Registrant Subsidiary, its wholly-owned subsidiaries and Transition Funding (a substantially-controlled VIE). The consolidated financial statements for APCo include the Registrant Subsidiary, its wholly-owned subsidiaries and Appalachian Consumer Rate Relief Funding (a substantially-controlled VIE).  The consolidated financial statements for I&M include the Registrant Subsidiary, its wholly-owned subsidiaries and DCC Fuel (substantially-controlled VIEs).  The consolidated financial statements for OPCo include the Registrant Subsidiary and Ohio Phase-in-Recovery Funding (a substantially-controlled VIE).  The consolidated financial statements for SWEPCo include the Registrant Subsidiary, its wholly-owned subsidiary and Sabine (a substantially-controlled VIE).  Intercompany items are eliminated in consolidation.

The equity method of accounting is used for equity investments where the Registrants exercise significant influence but do not hold a controlling financial interest.  Such investments are initially recorded at cost in Deferred Charges and Other Noncurrent Assets on the balance sheets. The proportionate share of the investee’s equity earnings or losses is included in Equity Earnings of Unconsolidated Subsidiaries on the statements of income. AEP, AEP Texas, I&M, PSO and SWEPCo have ownership interests in generating units that are jointly-owned.  The proportionate share of the operating costs associated with such facilities is included in the income statements and the assets and liabilities are reflected on the balance sheets.  See Note 17 − Variable Interest Entities and Note 18 − Property, Plant and Equipment.

Accounting for the Effects of Cost-Based Regulation

The Registrants’ financial statements reflect the actions of regulators that result in the recognition of certain revenues and expenses in different time periods than enterprises that are not rate-regulated.  In accordance with accounting guidance for “Regulated Operations,” regulatory assets (deferred expenses) and regulatory liabilities (deferred revenue reductions or refunds) are recorded to reflect the economic effects of regulation in the same accounting period by matching expenses with their recovery through regulated revenues and by matching income with its passage to customers in cost-based regulated rates.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  These estimates include, but are not limited to, inventory valuation, allowance for doubtful accounts, goodwill, intangible and long-lived asset impairment, unbilled electricity revenue, valuation of long-term energy contracts, the effects of regulation, long-lived asset recovery, storm costs, the effects of contingencies and certain assumptions made in accounting for pension and postretirement benefits.  The estimates and assumptions used are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements.  Actual results could ultimately differ from those estimates.

Accounting for the Impacts of Tax Reform
Given the significance of the legislative changes resulting from Tax Reform, the timing of its enactment and the widespread applicability to registrants, the SEC staff recognized the potential challenges faced by registrants when reflecting the effects of Tax Reform in their 2017 financial statements.  Accordingly, the SEC staff issued Staff Accounting Bulletin 118 (SAB 118) in December 2017, which provides for a one year measurement period to complete the accounting for Tax Reform.

The Registrants have made reasonable estimates for the measurement and accounting for the impacts of Tax Reform and these estimates are reflected in the December 31, 2017 financial statements as provisional amounts.  While the Registrants were able to make reasonable estimates of the impact of Tax Reform, the final impact may differ from the recorded provisional amounts to the extent refinements are made to the estimated cumulative temporary differences or as a result of additional guidance or technical corrections that may be issued by the IRS or regulatory state commissions that impacts management’s interpretation and assumptions utilized.  See “Federal Tax Reform” section of Note 12 for additional information.

Cash and Cash Equivalents

Cash and Cash Equivalents include temporary cash investments with original maturities of three months or less.

Restricted Cash (Applies to AEP, AEP Texas, APCo and OPCo)

Restricted Cash primarily includes funds held by trustees for the payment of securitization bonds.

Reconciliation of Cash, Cash Equivalents and Restricted Cash
The following tables provide a reconciliation of Cash, Cash Equivalents and Restricted Cash reported within the balance sheet that sum to the total of the same amounts shown on the statement of cash flows:

	December 31, 2017
	AEP	AEP Texas	APCo	OPCo
	(in millions)
Cash and Cash Equivalents	$214.6	$2.0	$2.9	$3.1
Restricted Cash	198.0	155.2	16.3	26.6
Total Cash, Cash Equivalents and Restricted Cash	$412.6	$157.2	$19.2	$29.7

	December 31, 2016
	AEP	AEP Texas	APCo	OPCo
	(in millions)
Cash and Cash Equivalents	$210.5	$0.6	$2.7	$3.1
Restricted Cash	193.0	146.3	15.8	27.2
Total Cash, Cash Equivalents and Restricted Cash	$403.5	$146.9	$18.5	$30.3

Other Temporary Investments (Applies to AEP)

Other Temporary Investments include securities available for sale, including marketable securities that management intends to hold for less than one year and investments by its protected cell of EIS.

Management classifies investments in marketable securities as available-for-sale or held-to-maturity in accordance with the provisions of “Investments – Debt and Equity Securities” accounting guidance.  AEP does not have any investments classified as trading.

Available-for-sale securities reflected in Other Temporary Investments are carried at fair value with the unrealized gain or loss, net of tax, reported in AOCI.  Held-to-maturity securities reflected in Other Temporary Investments are carried at amortized cost.  The cost of securities sold is based on the specific identification or weighted average cost method.

In evaluating potential impairment of securities with unrealized losses, management considers, among other criteria, the current fair value compared to cost, the length of time the security’s fair value has been below cost, intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value and current economic conditions.  See “Fair Value Measurements of Other Temporary Investments” section of Note 11 for additional information.

Inventory

Fossil fuel inventories are carried at average cost with the exception of AGR and AEP’s non-regulated ownership share of Oklaunion Plant, which is carried at the lower of average cost or market.  Materials and supplies inventories are carried at average cost.

Accounts Receivable

Customer accounts receivable primarily include receivables from wholesale and retail energy customers, receivables from energy contract counterparties related to risk management activities and customer receivables primarily related to other revenue-generating activities.

Revenue is recognized from electric power sales when power is delivered to customers.  To the extent that deliveries have occurred but a bill has not been issued, the Registrants accrue and recognize, as Accrued Unbilled Revenues on the balance sheets, an estimate of the revenues for energy delivered since the last billing.

AEP Credit factors accounts receivable on a daily basis, excluding receivables from risk management activities, through purchase agreements with I&M, KGPCo, KPCo, OPCo, PSO, SWEPCo and a portion of APCo.  Since APCo does not have regulatory authority to sell accounts receivable in its West Virginia regulatory jurisdiction, only a portion of APCo’s accounts receivable are sold to AEP Credit.  AEP Credit has a receivables securitization agreement with bank conduits. Under the securitization agreement, AEP Credit receives financing from bank conduits for the interest in the billed and unbilled receivables they acquire from affiliated utility subsidiaries. See “Sale of Receivables – AEP Credit” section of Note 14 for additional information.

Allowance for Uncollectible Accounts

Generally, AEP Credit records bad debt expense based upon a 12-month rolling average of bad debt write-offs in proportion to gross accounts receivable purchased from participating AEP subsidiaries. For receivables related to APCo’s West Virginia operations, the bad debt reserve is calculated based on a rolling two-year average write-off in proportion to gross accounts receivable.  For customer accounts receivables relating to risk management activities, accounts receivables are reviewed for bad debt reserves at a specific counterparty level basis.  For AEP Texas, bad debt reserves are calculated using the specific identification of receivable balances greater than 120 days delinquent, and for those balances less than 120 days where the collection is doubtful. For miscellaneous accounts receivable, bad debt expense is recorded for all amounts outstanding 180 days or greater at 100%, unless specifically identified.  Miscellaneous accounts receivable items open less than 180 days may be reserved using specific identification for bad debt reserves.

Concentrations of Credit Risk and Significant Customers (Applies to Registrant Subsidiaries)

APCo, I&M, OPCo, PSO and SWEPCo do not have any significant customers that comprise 10% or more of their operating revenues. AEP Texas had significant customers which on a combined basis account for the following percentages of Total Revenues for the years ended December 31 and Accounts Receivable – Customers as of December 31:

Significant Customers of AEP Texas:
Centrica, Just Energy and Reliant Energy	2017 (a)	2016	2015
Percentage of Total Revenues	35%	46%	53%
Percentage of Accounts Receivable – Customers	31%	42%	43%

(a)	Just Energy did not meet the Total Revenue threshold of 10% in order to be considered a significant customer.

AEPTCo had significant transactions with AEP Subsidiaries which on a combined basis account for the following percentages of Total Revenues for the years ended December 31 and Total Accounts Receivable as of December 31:

Significant Customers of AEPTCo:
AEP Subsidiaries	2017	2016	2015
Percentage of Total Revenues	80%	77%	73%
Percentage of Total Accounts Receivable	82%	86%	77%

The Registrant Subsidiaries monitor credit levels and the financial condition of their customers on a continuing basis to minimize credit risk.  The regulatory commissions allow recovery in rates for a reasonable level of bad debt costs.  Management believes adequate provisions for credit loss have been made in the accompanying Registrant Subsidiary financial statements.

Emission Allowances and Renewable Energy Credits (Applies to all Registrants except AEP Texas and AEPTCo)

In regulated jurisdictions, the Registrants record emission allowances and renewable energy credits (RECs) at cost, including the annual SO2 and NOx emission allowance entitlements received at no cost from the Federal EPA.  For AEP’s competitive generation business, management records allowances and RECs at the lower of cost or market.  The Registrants follow the inventory model for these allowances and RECs.  Allowances and RECs expected to be consumed within one year are reported in Materials and Supplies on the balance sheets.  Allowances and RECs with expected consumption beyond one year are included in Deferred Charges and Other Noncurrent Assets on the balance sheets. The purchases and sales of allowances and RECs are reported in the Operating Activities section of the statements of cash flows. Allowances are consumed in the production of energy, and RECs are consumed to meet applicable state renewable portfolio standards and are recorded in Fuel and Other Consumables Used for Electric Generation at an average cost on the statements of income. The net margin on sales of emission allowances is included in Vertically Integrated Utilities Revenues on AEP’s statements of income and in Electric Generation, Transmission and Distribution Revenues because of its integral nature to the production process of energy and the Registrants’ revenue optimization strategy for their operations.  The net margin on sales of emission allowances and RECs affects the determination of deferred fuel or deferred emission allowance and REC costs and the amortization of regulatory assets for certain jurisdictions.

Property, Plant and Equipment

Regulated

Electric utility property, plant and equipment for rate-regulated operations are stated at original cost. Additions, major replacements and betterments are added to the plant accounts.  Under the group composite method of depreciation, continuous interim routine replacements of items such as boiler tubes, pumps, motors, etc. result in original cost retirements, less salvage, being charged to accumulated depreciation.  The group composite method of depreciation assumes that on average, asset components are retired at the end of their useful lives and thus there is no gain or loss.  The equipment in each primary electric plant account is identified as a separate group.  The depreciation rates that are established take into account the past history of interim capital replacements and the amount of removal cost incurred and salvage received.  These rates and the related lives are subject to periodic review.  Removal costs accrued are typically recorded as regulatory liabilities when the revenue received for removal costs accrued exceeds actual removal costs incurred. The asset removal costs liability is relieved as removal costs are incurred. A regulatory asset balance will occur if actual removal costs incurred exceed accumulated removal costs accrued.

The costs of labor, materials and overhead incurred to operate and maintain plant and equipment are included in operating expenses.

Nuclear fuel, including nuclear fuel in the fabrication phase, is included in Other Property, Plant and Equipment on the balance sheet.

Long-lived assets are required to be tested for impairment when it is determined that the carrying value of the assets may no longer be recoverable or when the assets meet the held-for-sale criteria under the accounting guidance for “Impairment or Disposal of Long-Lived Assets.”  When it becomes probable that an asset in service or an asset under construction will be abandoned and regulatory cost recovery has been disallowed or is not probable, the cost of that asset shall be removed from plant-in-service or CWIP and charged to expense.

The fair value of an asset is the amount at which that asset could be bought or sold in a current transaction between willing parties, as opposed to a forced or liquidation sale.  Quoted market prices in active markets are the best evidence of fair value and are used as the basis for the measurement, if available.  In the absence of quoted prices for identical or similar assets in active markets, fair value is estimated using various internal and external valuation methods including cash flow analysis and appraisals.

Nonregulated

Nonregulated operations generally follow the policies of rate-regulated operations listed above but with the following exceptions.  Property, plant and equipment of nonregulated operations are stated at original cost (or as adjusted for any applicable impairments) plus the original cost of property acquired or constructed since the acquisition, less disposals.  Normal and routine retirements from the plant accounts, net of salvage, are charged to accumulated depreciation for most nonregulated operations under the group composite method of depreciation.  A gain or loss would be recorded if the retirement is not considered an interim routine replacement.  Removal costs are charged to expense.

Allowance for Funds Used During Construction and Interest Capitalization

For regulated operations, AFUDC represents the estimated cost of borrowed and equity funds used to finance construction projects that is capitalized and recovered through depreciation over the service life of regulated electric utility plant.  The Registrants record the equity component of AFUDC in Allowance for Equity Funds Used During Construction and the debt component of AFUDC as a reduction to Interest Expense.  For nonregulated operations, including certain generating assets, interest is capitalized during construction in accordance with the accounting guidance for “Capitalization of Interest.”

Valuation of Nonderivative Financial Instruments

The book values of Cash and Cash Equivalents, Advances to/from Affiliates, Accounts Receivable, Accounts Payable and Short-term Debt approximate fair value because of the short-term maturity of these instruments.  The book value of the pre-April 1983 spent nuclear fuel disposal liability approximates the best estimate of its fair value.

Fair Value Measurements of Assets and Liabilities (Applies to all Registrants except AEPTCo)

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2.  When quoted market prices are not available, pricing may be completed using comparable securities, dealer values, operating data and general market conditions to determine fair value.  Valuation models utilize various inputs such as commodity, interest rate and, to a lesser degree, volatility and credit that include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, market corroborated inputs (i.e. inputs derived principally from, or correlated to, observable market data) and other observable inputs for the asset or liability.

For commercial activities, exchange traded derivatives, namely futures contracts, are generally fair valued based on unadjusted quoted prices in active markets and are classified as Level 1.  Level 2 inputs primarily consist of OTC broker quotes in moderately active or less active markets, as well as exchange traded contracts where there is insufficient market liquidity to warrant inclusion in Level 1.  Management verifies price curves using these broker quotes and classifies these fair values within Level 2 when substantially all of the fair value can be corroborated.  Management typically obtains multiple broker quotes, which are nonbinding in nature but are based on recent trades in the marketplace.  When multiple broker quotes are obtained, the quoted bid and ask prices are averaged.  In certain circumstances, a broker quote may be discarded if it is a clear outlier.  Management uses a historical correlation analysis between the broker quoted location and the illiquid locations.  If the points are highly correlated, these locations are included within Level 2 as well.  Certain OTC and bilaterally executed derivative instruments are executed in less active markets with a lower availability of pricing information.  Illiquid transactions, complex structured transactions, FTRs and counterparty credit risk may require nonmarket based inputs.  Some of these inputs may be internally developed or extrapolated and utilized to estimate fair value.  When such inputs have a significant impact on the measurement of fair value, the instrument is categorized as Level 3.  The main driver of contracts being classified as Level 3 is the inability to substantiate energy price curves in the market.  A portion of the Level 3 instruments have been economically hedged which limits potential earnings volatility.

AEP utilizes its trustee’s external pricing service to estimate the fair value of the underlying investments held in the benefit plan and nuclear trusts.  AEP’s investment managers review and validate the prices utilized by the trustee to determine fair value.  AEP’s management performs its own valuation testing to verify the fair values of the securities.  AEP receives audit reports of the trustee’s operating controls and valuation processes.  The trustee uses multiple pricing vendors for the assets held in the trusts.

Assets in the benefits and nuclear trusts, cash and cash equivalents, other temporary investments and restricted cash for securitized funding are classified using the following methods.  Equities are classified as Level 1 holdings if they are actively traded on exchanges.  Items classified as Level 1 are investments in money market funds, fixed income and equity mutual funds and domestic equity securities.  They are valued based on observable inputs, primarily unadjusted quoted prices in active markets for identical assets.  Items classified as Level 2 are primarily investments in individual fixed income securities.  Fixed income securities generally do not trade on exchanges and do not have an official closing price but their valuation inputs are based on observable market data.  Pricing vendors calculate bond valuations using financial models and matrices.  The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation.  Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments.  Investments with unobservable valuation inputs are classified as Level 3 investments.  Investments classified as Other are valued using Net Asset Value as a practical expedient. Items classified as Other are primarily cash equivalent funds, common collective trusts, commingled funds, structured products, real estate, infrastructure and alternative credit investments. These investments do not have a readily determinable fair value or they contain redemption restrictions which may include the right to suspend redemptions under certain circumstances. Redemption restrictions may also prevent certain investments from being redeemed at the reporting date for the underlying value.

Deferred Fuel Costs (Applies to all Registrants except AEP Texas and AEPTCo)

The cost of fuel and related emission allowances and emission control chemicals/consumables is charged to Fuel and Other Consumables Used for Electric Generation expense when the fuel is burned or the allowance or consumable is utilized.  The cost of fuel also includes the cost of nuclear fuel burned which is computed primarily on the units-of-production method.  In regulated jurisdictions with an active FAC, fuel cost over-recoveries (the excess of fuel-related revenues over applicable fuel costs incurred) are generally deferred as current regulatory liabilities and under-recoveries (the excess of applicable fuel costs incurred over fuel-related revenues) are generally deferred as current regulatory assets.  Fuel cost over-recovery and under-recovery balances are classified as noncurrent when there is a phase-in plan or the FAC has been suspended.  These deferrals are amortized when refunded or when billed to customers in later months with the state regulatory commissions’ review and approval.  The amount of an over-recovery or under-recovery can also be affected by actions of the state regulatory commissions.  On a routine basis, state regulatory commissions review and/or audit the Registrants’ fuel procurement policies and practices, the fuel cost calculations and FAC deferrals.  FAC deferrals are adjusted when costs are no longer probable of recovery or when refunds of fuel reserves are probable.

Changes in fuel costs, including purchased power in Kentucky for KPCo, Indiana and Michigan for I&M, in Ohio (through the ESP related to standard service offer load served through auctions) for OPCo, in Arkansas, Louisiana and Texas for SWEPCo, in Oklahoma for PSO, in Virginia and West Virginia for APCo and in West Virginia for WPCo are reflected in rates in a timely manner generally through the FAC.  In Ohio, changes in fuel costs and purchased power costs, incurred from 2009 through 2011, continue to be recovered in rider rates that will terminate in December 2018.  The FAC generally includes some sharing of off-system sales margins.  In West Virginia for APCo and WPCo, all of the non-merchant margins from off-system sales are given to customers through the FAC.  A portion of margins from off-system sales are given to customers through the FAC and other rate mechanisms in Oklahoma for PSO, Arkansas, Louisiana and Texas for SWEPCo, Kentucky for KPCo, Virginia for APCo and in Indiana and Michigan for I&M.  Where the FAC or off-system sales sharing mechanism is capped, frozen or non-existent, changes in fuel costs or sharing of off-system sales impact earnings.

Revenue Recognition

Regulatory Accounting

The Registrants’ financial statements reflect the actions of regulators that can result in the recognition of revenues and expenses in different time periods than enterprises that are not rate-regulated.  Regulatory assets (deferred expenses) and regulatory liabilities (deferred revenue reductions or refunds) are recorded to reflect the economic effects of regulation in the same accounting period by matching expenses with their recovery through regulated revenues and by matching income with its passage to customers in cost-based regulated rates.

When regulatory assets are probable of recovery through regulated rates, assets are recorded on the balance sheets.  Regulatory assets are tested for probability of recovery at each balance sheet date or whenever new events occur.  Examples of new events include the issuance of a regulatory commission order or passage of new legislation.  If it is determined that recovery of a regulatory asset is no longer probable, the regulatory asset is written off as a charge against income.

Electricity Supply and Delivery Activities

The Registrants recognize revenues from retail and wholesale electricity sales and electricity transmission and distribution delivery services.  The Registrants recognize the revenues on the statements of income upon delivery of the energy to the customer and include unbilled as well as billed amounts.  In accordance with the applicable state commission regulatory treatment, PSO and SWEPCo do not record the fuel portion of unbilled revenue. Wholesale transmission revenue is based on FERC approved formula rate filings made for each calendar year using estimated costs. The annual rate filing is compared to actual costs with an over- or under-recovery being trued-up with interest and refunded or recovered in a future year’s rates. In accordance with the accounting guidance for “Regulated Operations - Revenue Recognition”, the Registrants recognize revenue and expense related to the rate true-ups immediately following the annual FERC filings. Any portion of the true-ups applicable to an affiliated company is recorded as Accounts Receivable - Affiliated Companies or Accounts Payable - Affiliated Companies on the balance sheets. Any portion of the true-ups applicable to third parties is recorded as Regulatory Assets or Regulatory Liabilities on the balance sheets.

Most of the power produced at the generation plants is sold to PJM or SPP.  The Registrants also purchase power from PJM and SPP to supply power to customers.  Generally, these power sales and purchases are reported on a net basis as revenues on the statements of income.  However, purchases of power in excess of sales to PJM or SPP, on an hourly net basis, used to serve retail load are recorded gross as Purchased Electricity for Resale on the statements of income. With the exception of certain dedicated load bilateral power supply contracts, the transactions of AEP’s nonregulated subsidiaries are reported as gross purchases or sales.

Physical energy purchases arising from non-derivative contracts are accounted for on a gross basis in Purchased Electricity for Resale on the statements of income.  Energy purchases arising from non-trading derivative contracts are recorded based on the transaction’s facts and circumstances.  Purchases under non-trading derivatives used to serve accrual based obligations are recorded in Purchased Electricity for Resale on the statements of income.  All other non-trading derivative purchases are recorded net in revenues.

In general, the Registrants record expenses when purchased electricity is received and when expenses are incurred, with the exception of certain power purchase contracts that are derivatives and accounted for using MTM accounting where generation/supply rates are not cost-based regulated.  In jurisdictions where the generation/supply business is subject to cost-based regulation, the unrealized MTM amounts are deferred as regulatory assets (for losses) and regulatory liabilities (for gains).

Energy Marketing and Risk Management Activities (Applies to all Registrants except AEPTCo)

The Registrants engage in power, capacity and, to a lesser extent, natural gas marketing as major power producers and participants in electricity and natural gas markets. The Registrants also engage in power, capacity, coal, natural gas and, to a lesser extent, heating oil, gasoline and other commodity risk management activities focused on markets where the AEP System owns assets and adjacent markets.  These activities include the purchase-and-sale of energy under forward contracts at fixed and variable prices.  These contracts include physical transactions, exchange-traded futures, and to a lesser extent, OTC swaps and options.  Certain energy marketing and risk management transactions are with RTOs.

The Registrants recognize revenues and expenses from marketing and risk management transactions that are not derivatives upon delivery of the commodity.  The Registrants use MTM accounting for marketing and risk management transactions that are derivatives unless the derivative is designated in a qualifying cash flow hedge relationship or elected normal under the normal purchase normal sale election.  The Registrants include realized gains and losses on marketing and risk management transactions in revenues or expense based on the transaction’s facts and circumstances.  In certain jurisdictions subject to cost-based regulation, unrealized MTM amounts and some realized gains and losses are deferred as regulatory assets (for losses) and regulatory liabilities (for gains).  Unrealized MTM gains and losses are included on the balance sheets as Risk Management Assets or Liabilities as appropriate.

Certain qualifying marketing and risk management derivatives transactions are designated as hedges of variability in future cash flows as a result of forecasted transactions (cash flow hedge).  In the event the Registrants designate a cash flow hedge, the effective portion of the cash flow hedge’s gain or loss is initially recorded as a component of AOCI.  When the forecasted transaction is realized and affects net income, the Registrants subsequently reclassify the gain or loss on the hedge from AOCI into revenues or expenses within the same financial statement line item as the forecasted transaction on their statements of income.  In regulated jurisdictions, the ineffective portion is deferred as regulatory assets (for losses) and regulatory liabilities (for gains).  See “Accounting for Cash Flow Hedging Strategies” section of Note 10.

Levelization of Nuclear Refueling Outage Costs (Applies to AEP and I&M)

In accordance with regulatory orders, I&M defers incremental operation and maintenance costs associated with periodic refueling outages at its Cook Plant and amortizes the costs over the period beginning with the month following the start of each unit’s refueling outage and lasting until the end of the month in which the same unit’s next scheduled refueling outage begins.

Maintenance

The Registrants expense maintenance costs as incurred.  If it becomes probable that the Registrants will recover specifically-incurred costs through future rates, a regulatory asset is established to match the expensing of those maintenance costs with their recovery in cost-based regulated revenues.  In certain regulated jurisdictions, the Registrants defer costs above the level included in base rates and amortize those deferrals commensurate with recovery through rate riders.

Income Taxes and Investment Tax Credits

The Registrants use the liability method of accounting for income taxes.  Under the liability method, deferred income taxes are provided for all temporary differences between the book and tax basis of assets and liabilities which will result in a future tax consequence. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The Registrants revalued deferred tax assets and liabilities at the new federal corporate income tax rate of 21% in December 2017. See Note 12 for additional information related to Tax Reform.

When the flow-through method of accounting for temporary differences is required by a regulator to be reflected in regulated revenues (that is, when deferred taxes are not included in the cost of service for determining regulated rates for electricity), deferred income taxes are recorded and related regulatory assets and liabilities are established to match the regulated revenues and tax expense.

Investment tax credits (ITC) were historically accounted for under the flow-through method, except where regulatory commissions reflected ITC in the rate-making process. In 2016, AEP and subsidiaries changed accounting for the recognition of ITC and elected to apply the preferred deferral methodology. Retrospective application is not necessary for reporting periods prior to 2016 as the financial impact to AEP and subsidiaries was immaterial.

Deferred ITC is amortized to income tax expense over the life of the asset. Amortization of deferred ITC begins when the asset is placed into service, except where regulatory commissions reflect ITC in the rate-making process, then amortization begins when the cash tax benefit is recognized.

The Registrants account for uncertain tax positions in accordance with the accounting guidance for “Income Taxes.”  The Registrants classify interest expense or income related to uncertain tax positions as interest expense or income as appropriate and classify penalties as Other Operation expense.

Excise Taxes (Applies to all Registrants except AEPTCo)

As agents for some state and local governments, the Registrants collect from customers certain excise taxes levied by those state or local governments on customers.  The Registrants do not record these taxes as revenue or expense.

Debt

Gains and losses from the reacquisition of debt used to finance regulated electric utility plants are deferred and amortized over the remaining term of the reacquired debt in accordance with their rate-making treatment unless the debt is refinanced.  If the reacquired debt associated with the regulated business is refinanced, the reacquisition costs attributable to the portions of the business that are subject to cost-based regulatory accounting are generally deferred and amortized over the term of the replacement debt consistent with its recovery in rates.  Operations not subject to cost-based rate regulation report gains and losses on the reacquisition of debt in Interest Expense on the statements of income upon reacquisition.

Debt discount or premium and debt issuance expenses are deferred and amortized generally utilizing the straight-line method over the term of the related debt.  The straight-line method approximates the effective interest method and is consistent with the treatment in rates for regulated operations.  The net amortization expense is included in Interest Expense on the statements of income.

Goodwill and Intangible Assets (Applies to AEP)

When AEP acquires businesses, management records the fair value of all assets and liabilities, including intangible assets.  To the extent that consideration exceeds the fair value of identified assets, goodwill is recorded.  Goodwill and intangible assets with indefinite lives are not amortized.  Management tests acquired goodwill and other intangible assets with indefinite lives for impairment at least annually at their estimated fair value.  Management tests goodwill at the reporting unit level and other intangibles at the asset level.  Fair value is the amount at which an asset or liability could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale.  Quoted market prices in active markets are the best evidence of fair value and are used as the basis for the measurement, if available.  In the absence of quoted prices for identical or similar assets in active markets, management estimates fair value using various internal and external valuation methods.  AEP amortizes intangible assets with finite lives over their respective estimated lives to their estimated residual values.  Management also reviews the lives of the amortizable intangibles with finite lives on an annual basis.

Pension and OPEB Plans (Applies to all Registrants except AEPTCo)

AEP sponsors a qualified pension plan and two unfunded nonqualified pension plans.  Substantially all AEP employees are covered by the qualified plan or both the qualified and a nonqualified pension plan.  AEP also sponsors OPEB plans to provide health and life insurance benefits for retired employees.  The Registrant Subsidiaries account for their participation in the AEP sponsored pension and OPEB plans using multiple-employer accounting.  See Note 8 - Benefit Plans for additional information including significant accounting policies associated with the plans.

Investments Held in Trust for Future Liabilities (Applies to all Registrants except AEPTCo)

AEP has several trust funds with significant investments intended to provide for future payments of pension and OPEB benefits, nuclear decommissioning and spent nuclear fuel disposal.  All of the trust funds’ investments are diversified and managed in compliance with all laws and regulations.  The investment strategy for the trust funds is to use a diversified portfolio of investments to achieve an acceptable rate of return while managing the investment risk of the assets relative to the associated liabilities.  To minimize investment risk, the trust funds are broadly diversified among classes of assets, investment strategies and investment managers.  Management regularly reviews the actual asset allocations and periodically rebalances the investments to targeted allocations when appropriate.  Investment policies and guidelines allow investment managers in approved strategies to use financial derivatives to obtain or manage market exposures and to hedge assets and liabilities.  The investments are reported at fair value under the “Fair Value Measurements and Disclosures” accounting guidance.

Benefit Plans

All benefit plan assets are invested in accordance with each plan’s investment policy.  The investment policy outlines the investment objectives, strategies and target asset allocations by plan.

The investment philosophies for AEP’s benefit plans support the allocation of assets to minimize risks and optimize net returns.  Strategies used include:

•	Maintaining a long-term investment horizon.

•	Diversifying assets to help control volatility of returns at acceptable levels.

•	Managing fees, transaction costs and tax liabilities to maximize investment earnings.

•	Using active management of investments where appropriate risk/return opportunities exist.

•	Keeping portfolio structure style-neutral to limit volatility compared to applicable benchmarks.

•	Using alternative asset classes such as real estate and private equity to maximize return and provide additional portfolio diversification.

The objective of the investment policy for the pension fund is to maintain the funded status of the plan while providing for growth in the plan assets to offset the growth in the plan liabilities.  The current target asset allocations are as follows:

Pension Plan Assets	Target
Equity	25%
Fixed Income	59%
Other Investments	15%
Cash and Cash Equivalents	1%

OPEB Plans Assets	Target
Equity	49%
Fixed Income	49%
Cash and Cash Equivalents	2%

The investment policy for each benefit plan contains various investment limitations.  The investment policies establish concentration limits for securities and prohibit the purchase of securities issued by AEP (with the exception of proportionate and immaterial holdings of AEP securities in passive index strategies).  However, the investment policies do not preclude the benefit trust funds from receiving contributions in the form of AEP securities, provided that the AEP securities acquired by each plan may not exceed the limitations imposed by law.

For equity investments, the concentration limits are as follows:

•	No security in excess of 5% of all equities.

•	Cash equivalents must be less than 10% of an investment manager’s equity portfolio.

•	No individual stock may be more than 10% and 7% for pension and OPEB investments, respectively, of each manager’s equity portfolio.

•	No investment in excess of 5% of an outstanding class of any company.

•	No securities may be bought or sold on margin or other use of leverage.

For fixed income investments, each investment manager’s portfolio is compared to investment grade, diversified long and intermediate benchmark indices.

A portion of the pension assets is invested in real estate funds to provide diversification, add return and hedge against inflation.  Real estate properties are illiquid, difficult to value and not actively traded.  The pension plan uses external real estate investment managers to invest in commingled funds that hold real estate properties.  To mitigate investment risk in the real estate portfolio, commingled real estate funds are used to ensure that holdings are diversified by region, property type and risk classification.  Real estate holdings include core, value-added and opportunistic classifications and some investments in Real Estate Investment Trusts, which are publicly traded real estate securities.

A portion of the pension assets is invested in private equity.  Private equity investments add return and provide diversification and typically require a long-term time horizon to evaluate investment performance.  Private equity is classified as an alternative investment because it is illiquid, difficult to value and not actively traded.  The pension plan uses limited partnerships and commingled funds to invest across the private equity investment spectrum.   The private equity holdings are with multiple general partners who help monitor the investments and provide investment selection expertise.  The holdings are currently comprised of venture capital, buyout and hybrid debt and equity investment instruments.

AEP participates in a securities lending program with BNY Mellon to provide incremental income on idle assets and to provide income to offset custody fees and other administrative expenses.  AEP lends securities to borrowers approved by BNY Mellon in exchange for collateral.  All loans are collateralized by at least 102% of the loaned asset’s market value and the collateral is invested.  The difference between the rebate owed to the borrower and the collateral rate of return determines the earnings on the loaned security.  The securities lending program’s objective is to provide modest incremental income with a limited increase in risk.

Trust owned life insurance (TOLI) underwritten by The Prudential Insurance Company is held in the OPEB plan trusts.  The strategy for holding life insurance contracts in the taxable Voluntary Employees’ Beneficiary Association trust is to minimize taxes paid on the asset growth in the trust.  Earnings on plan assets are tax-deferred within the TOLI contract and can be tax-free if held until claims are paid.  Life insurance proceeds remain in the trust and are used to fund future retiree medical benefit liabilities.  With consideration to other investments held in the trust, the cash value of the TOLI contracts is invested in two diversified funds.  A portion is invested in a commingled fund with underlying investments in stocks that are actively traded on major international equity exchanges.  The other portion of the TOLI cash value is invested in a diversified, commingled fixed income fund with underlying investments in government bonds, corporate bonds and asset-backed securities.

Cash and cash equivalents are held in each trust to provide liquidity and meet short-term cash needs. Cash equivalent funds are used to provide diversification and preserve principal.  The underlying holdings in the cash funds are investment grade money market instruments including commercial paper, certificates of deposit, treasury bills and other types of investment grade short-term debt securities.  The cash funds are valued each business day and provide daily liquidity.

Nuclear Trust Funds (Applies to AEP and I&M)

Nuclear decommissioning and spent nuclear fuel trust funds represent funds that regulatory commissions allow I&M to collect through rates to fund future decommissioning and spent nuclear fuel disposal liabilities.  By rules or orders, the IURC, the MPSC and the FERC established investment limitations and general risk management guidelines.  In general, limitations include:

•	Acceptable investments (rated investment grade or above when purchased).

•	Maximum percentage invested in a specific type of investment.

•	Prohibition of investment in obligations of AEP, I&M or their affiliates.

•	Withdrawals permitted only for payment of decommissioning costs and trust expenses.

I&M maintains trust funds for each regulatory jurisdiction.  Regulatory approval is required to withdraw decommissioning funds.  These funds are managed by external investment managers who must comply with the guidelines and rules of the applicable regulatory authorities. The trust assets are invested to optimize the net of tax earnings of the trust giving consideration to liquidity, risk, diversification and other prudent investment objectives.

I&M records securities held in these trust funds in Spent Nuclear Fuel and Decommissioning Trusts on its balance sheets.  I&M records these securities at fair value.  I&M classifies securities in the trust funds as available-for-sale due to their long-term purpose.  Other-than-temporary impairments for investments in both debt and equity securities are considered realized losses as a result of securities being managed by an external investment management firm.  The external investment management firm makes specific investment decisions regarding the debt and equity investments held in these trusts and generally intends to sell debt securities in an unrealized loss position as part of a tax optimization strategy.  Impairments reduce the cost basis of the securities which will affect any future unrealized gain or realized gain or loss due to the adjusted cost of investment.  I&M records unrealized gains and other-than-temporary impairments from securities in these trust funds as adjustments to the regulatory liability account for the nuclear decommissioning trust funds and to regulatory assets or liabilities for the SNF disposal trust funds in accordance with their treatment in rates.  Consequently, changes in fair value of trust assets do not affect earnings or AOCI.  See the “Nuclear Contingencies” section of Note 6 for additional discussion of nuclear matters.  See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 11 for disclosure of the fair value of assets within the trusts.

Comprehensive Income (Loss) (Applies to all Registrants except AEPTCo)

Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources.  It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.  Comprehensive income (loss) has two components: net income (loss) and other comprehensive income (loss).

Stock-Based Compensation Plans

As of December 31, 2017, AEP had performance units and restricted stock units outstanding under the American Electric Power System 2015 Long-Term Incentive Plan (2015 LTIP).  Upon vesting, performance units awarded prior to 2017 are settled in cash and restricted stock units are settled in AEP common shares, except for restricted stock units granted after January 1, 2013 and prior to January 1, 2017 that vest to executive officers, which are settled in cash. All performance units and restricted stock units awarded after January 1, 2017 will be settled in AEP common shares. The impact of AEP’s stock-based compensation plans are insignificant to the financial statements of the Registrant Subsidiaries.

AEP maintains a variety of tax qualified and nonqualified deferred compensation plans for employees and non-employee directors that include, among other options, an investment in or an investment return equivalent to that of AEP common stock.  This includes AEP career shares maintained under the American Electric Power System Stock Ownership Requirement Plan (SORP), which facilitates executives in meeting minimum stock ownership requirements assigned to them by the Human Resources Committee of the Board of Directors.  AEP career shares are derived from vested performance units granted to employees under the 2015 LTIP.  AEP career shares are equal in value to shares of AEP common stock and become payable to executives after their service ends.  AEP career shares accrue additional dividend shares in an amount equal to dividends paid on AEP common shares at the closing market price on the dividend payments date. In 2017 the SORP was changed to provide all future AEP career share payments to be made in AEP common stock, rather than cash.

Performance units awarded after January 1, 2017 are classified as temporary equity in the mezzanine section of the balance sheet. These awards may be settled in cash upon an employee’s qualifying termination due to a change in control. Because such event is not solely within the control of the company, these awards are classified outside of permanent equity.

AEP compensates their non-employee directors, in part, with stock units under the American Electric Power Company, Inc. Stock Unit Accumulation Plan for Non-Employee Directors.  These stock units become payable in cash to directors after their service ends.

Management measures and recognizes compensation expense for all share-based payment awards to employees and directors based on estimated fair values. For share-based payment awards with service only vesting conditions, management recognizes compensation expense on a straight-line basis.  Stock-based compensation expense recognized on the statements of income for the years ended December 31, 2017, 2016 and 2015 is based on the number of outstanding awards at the end of each period without a reduction for estimated forfeitures. AEP accounts for forfeitures in the period in which they occur.

For the years ended December 31, 2017, 2016 and 2015, compensation cost is included in Net Income for the performance units, career shares, restricted stock units and the non-employee director’s stock units. Compensation cost may also be capitalized. See Note 15 for additional information.

Equity Investment of Unconsolidated Affiliates (Applies to AEP and SWEPCo)

AEP includes equity in earnings from equity method investments in Equity Earnings of Unconsolidated Subsidiaries on the statements of income. SWEPCo includes equity in earnings from an equity method investment in Equity Earnings (Loss) of Unconsolidated Subsidiary on the statements of income. AEP and SWEPCo regularly monitor and evaluate equity method investments to determine whether they are impaired. An impairment is recorded when the investment has experienced a decline in value that is other-than-temporary in nature.

AEP has two significant equity method investments, ETT and DHLC. ETT designs, acquires, constructs, owns and operates certain transmission facilities in ERCOT. Berkshire Hathaway Energy, a nonaffiliated entity, holds a 50% membership interest in ETT, AEP Transmission Holdco holds a 49.5% membership interest in ETT and AEP Transmission Partner holds the remaining 0.5% membership interest in ETT. As a result, AEP, through its wholly-owned subsidiaries, holds a 50% membership interest in ETT. As of December 31, 2017, AEP’s investment in ETT was $664 million which is included in Deferred Charges and Other Noncurrent Assets on the balance sheets. AEP’s equity earnings associated with ETT were $82 million for the year ended December 31, 2017. See “Non-Consolidated Significant Variable Interest” section of Note 17 for more information about DHLC.

Earnings Per Share (EPS) (Applies to AEP)

Basic EPS is calculated by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted EPS is calculated by adjusting the weighted average outstanding common shares, assuming conversion of all potentially dilutive stock options and awards.

The following table presents AEP’s basic and diluted EPS calculations included on the statements of income:

	Years Ended December 31,
	2017		2016		2015
	(in millions, except per share data)
		$/share		$/share		$/share
Income from Continuing Operations	$1,928.9		$620.5		$1,768.6
Less: Net Income Attributable to Noncontrolling Interests	16.3		7.1		5.2
Earnings Attributable to AEP Common Shareholders from Continuing Operations	$1,912.6		$613.4		$1,763.4

Weighted Average Number of Basic Shares Outstanding	491.8	$3.89	491.5	$1.25	490.3	$3.59
Weighted Average Dilutive Effect of Stock-Based Awards	0.8	(0.01)	0.2	—	0.3	—
Weighted Average Number of Diluted Shares Outstanding	492.6	$3.88	491.7	$1.25	490.6	$3.59

There were no antidilutive shares outstanding as of December 31, 2017, 2016 and 2015.

Supplementary Income Statement Information

The following tables provide the components of Depreciation and Amortization for the years ended December 31, 2017, 2016 and 2015:

2017

Depreciation and Amortization	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Depreciation and Amortization of Property, Plant and Equipment	$1,709.1	$221.1	$97.1	$407.6	$203.1	$200.9	$131.4	$217.2
Amortization of Certain Securitized Assets	275.9	231.4	—	—	—	44.4	—	—
Amortization of Regulatory Assets and Liabilities	12.2	(2.4)	—	0.3	7.8	(19.4)	(1.0)	0.2
Total Depreciation and Amortization	$1,997.2	$450.1	$97.1	$407.9	$210.9	$225.9	$130.4	$217.4

2016

Depreciation and Amortization	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Depreciation and Amortization of Property, Plant and Equipment	$1,688.5	$204.0	$65.9	$387.6	$183.9	$202.3	$122.6	$196.6
Amortization of Certain Securitized Assets	254.6	210.3	—	—	—	44.3	—	—
Amortization of Regulatory Assets and Liabilities	19.2	(0.4)	—	0.9	7.8	(8.0)	7.6	(0.1)
Total Depreciation and Amortization	$1,962.3	$413.9	$65.9	$388.5	$191.7	$238.6	$130.2	$196.5

2015

Depreciation and Amortization	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Depreciation and Amortization of Property, Plant and Equipment	$1,674.3	$193.3	$42.4	$385.6	$193.5	$184.4	$108.6	$190.7
Amortization of Certain Securitized Assets	318.9	275.5	—	—	—	43.3	—	—
Amortization of Regulatory Assets and Liabilities	16.5	0.1	—	3.2	4.9	(10.2)	8.9	1.3
Total Depreciation and Amortization	$2,009.7	$468.9	$42.4	$388.8	$198.4	$217.5	$117.5	$192.0

Supplementary Cash Flow Information (Applies to AEP)

	Years Ended December 31,
Cash Flow Information	2017	2016	2015
	(in millions)
Cash Paid (Received) for:
Interest, Net of Capitalized Amounts	$858.3	$848.5	$857.2
Income Taxes	(1.1)	29.5	120.2
Noncash Investing and Financing Activities:
Acquisitions Under Capital Leases	60.7	86.1	150.2
Construction Expenditures Included in Current Liabilities as of December 31,	1,330.8	858.0	741.4
Construction Expenditures Included in Noncurrent Liabilities as of December 31,	71.8	—	51.6
Construction Expenditures Included in Noncurrent Assets as of December 31,	—	—	10.5
Acquisition of Nuclear Fuel Included in Current Liabilities as of December 31,	—	2.1	37.9
Expected Reimbursement for Spent Nuclear Fuel Dry Cask Storage	2.6	0.7	2.2

2. NEW ACCOUNTING PRONOUNCEMENTS

The disclosures in this note apply to all Registrants unless indicated otherwise.

During FASB’s standard-setting process and upon issuance of final pronouncements, management reviews the new accounting literature to determine its relevance, if any, to the Registrants’ business. The following pronouncements will impact the financial statements.

ASU 2014-09 “Revenue from Contracts with Customers” (ASU 2014-09)

In May 2014, the FASB issued ASU 2014-09 changing the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, determine the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts.

The FASB deferred implementation of ASU 2014-09 under the terms in ASU 2015-14, “Revenue from Contracts with Customers (Topic: 606): Deferral of the Effective Date.” The new accounting guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted.

Management analyzed the impact of the new revenue standard and related ASUs. During 2016 and 2017, revenue contract assessments were completed. Material revenue streams were identified within the AEP System and representative contract/transaction types were sampled. Performance obligations identified within each material revenue stream were evaluated to determine whether the obligations were satisfied at a point in time or over time. Contracts determined to be satisfied over time generally qualified for the invoicing practical expedient since the invoiced amounts reasonably represented the value to customers of performance obligations fulfilled to date. Additionally, the new standard did not give rise to any changes in current accounting systems. Management continues to develop disclosures to comply with the requirements of ASU 2014-09, including disclosures of significant disaggregated revenue streams, and information about fixed performance obligations that are unsatisfied (or partially unsatisfied) as of the end of a reporting period.

Management adopted ASU 2014-09 effective January 1, 2018, by means of the modified retrospective approach. The adoption of ASU 2014-09 did not have a material impact on results of operations, financial position or cash flows. Management will continue to actively participate in informal industry forums throughout the period of initial adoption.

ASU 2016-01 “Recognition and Measurement of Financial Assets and Financial Liabilities” (ASU 2016-01)

In January 2016, the FASB issued ASU 2016-01 revising the reporting model for financial instruments. Under the new standard, equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) are required to be measured at fair value with changes in fair value recognized in net income. For equity investments that do not have a readily determinable fair value, entities are permitted to elect a practicality exception and measure the investment at cost, less impairment, plus or minus observable price changes. The new standard also amends disclosure requirements and requires separate presentation of financial assets and liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheets or the accompanying notes to the financial statements. The amendments also clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.

The new accounting guidance is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted for certain provisions. Management adopted ASU 2016-01 effective January 1, 2018, by means of a cumulative-effect adjustment to the balance sheet. The adoption of ASU 2016-01 resulted in an immaterial impact on results of operations and financial position of AEP, and no impact to results of operations or financial position of the Registrant Subsidiaries. There was no impact on cash flows of the Registrants.

ASU 2016-02 “Accounting for Leases” (ASU 2016-02)

In February 2016, the FASB issued ASU 2016-02 increasing the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheets and disclosing key information about leasing arrangements. Under the new standard, an entity must recognize an asset and liability for operating leases on the balance sheets. Additionally, a capital lease will be known as a finance lease going forward. Leases with lease terms of 12 months or longer will be subject to the new requirements. Fundamentally, the criteria used to determine lease classification will remain the same, but will be more subjective under the new standard.

The new accounting guidance is effective for annual periods beginning after December 15, 2018, with early adoption permitted. The guidance will be applied by means of a modified retrospective approach. The modified retrospective approach will require lessees and lessors to recognize and measure leases at the beginning of the earliest period presented; however, the FASB is currently evaluating whether to provide reporting entities with an additional expedient to adopt the new lease requirements through a cumulative-effect adjustment in the period of adoption. Accordingly, management continues to monitor these standard-setting activities that may impact the transition requirements of the lease standard.

Management continues to analyze the impact of the new lease standard. During 2016 and 2017, lease contract assessments were completed. The AEP System lease population was identified and representative lease contracts were sampled. Based upon the completed assessments, management prepared a system gap analysis to outline new disclosure compliance requirements compared to current system capabilities. Multiple lease system options were also evaluated. Management plans to elect certain of the following practical expedients upon adoption:

Practical Expedient	Description
Overall Expedients (for leases commenced prior to adoption date and must be adopted as a package)
Do not need to reassess whether any expired or existing contracts are/or contain leases, do not need to reassess the lease classification for any expired or existing leases and do not need to reassess initial direct costs for any existing leases.

Lease and Non-lease Components (elect by class of underlying asset)	Elect as an accounting policy to not separate non-lease components from lease components and instead account for each lease and associated non-lease component as a single lease component.
Short-term Lease (elect by class of underlying asset)	Elect as an accounting policy to not apply the recognition requirements to short-term leases.
Lease term	Elect to use hindsight to determine the lease term.

Evaluation of new lease contracts continues and the process of implementing a compliant lease system solution began in the third quarter of 2017. Management expects the new standard to impact financial position and, at this time, cannot estimate the impact. Management expects no impact to results of operations or cash flows.

Management continues to monitor unresolved industry implementation issues, including items related to easements and right-of-ways, and will analyze the related impacts to lease accounting. In this regard, to address stakeholder concerns about the costs and complexity of complying with the transition provisions of the new lease standard, the FASB issued ASU 2018-01 in January 2018. This ASU provides an optional transition practical expedient that allows companies to exclude in their evaluation of Topic 842 existing or expired land easements that were not previously accounted for as leases under Topic 840, which reduces the volume of contracts requiring evaluation. Management intends to elect this practical expedient upon adoption of ASU 2016-02.

Management continues to monitor FASB’s ongoing standard-setting activities that may result in the issuance of additional targeted improvements to the new lease guidance. Management plans to adopt ASU 2016-02 effective January 1, 2019.

ASU 2016-09 “Compensation – Stock Compensation” (ASU 2016-09)

In March 2016, the FASB issued ASU 2016-09 simplifying the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities and classification on the statements of cash flows. Under the new standard, all excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) should be recognized as income tax expense or benefit on the statements of income. Under previous GAAP, excess tax benefits are recognized in additional paid-in capital while tax deficiencies are recognized either as an offset to accumulated excess tax benefits, if any, or on the statements of income.

Management adopted ASU 2016-09 effective January 1, 2017. As a result of the adoption of this guidance, management made an accounting policy election to recognize the effect of forfeitures in compensation cost when they occur. There was an immaterial impact on results of operations and financial position and no impact on cash flows at adoption.

ASU 2016-13 “Measurement of Credit Losses on Financial Instruments” (ASU 2016-13)

In June 2016, the FASB issued ASU 2016-13 requiring an allowance to be recorded for all expected credit losses for financial assets. The allowance for credit losses is based on historical information, current conditions and reasonable and supportable forecasts. The new standard also makes revisions to the other than temporary impairment model for available-for-sale debt securities. Disclosures of credit quality indicators in relation to the amortized cost of financing receivables are further disaggregated by year of origination.

The new accounting guidance is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted for interim and annual periods beginning after December 15, 2018. The amendments will be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. Management is analyzing the impact of this new standard and, at this time, cannot estimate the impact of adoption on net income. Management plans to adopt ASU 2016-13 effective January 1, 2020.

ASU 2016-18 “Restricted Cash” (ASU 2016-18)

In November 2016, the FASB issued ASU 2016-18 clarifying the treatment of restricted cash on the statements of cash flows. Under the new standard, amounts considered restricted cash will be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts on the statements of cash flows.

The new accounting guidance is effective for annual periods beginning after December 15, 2017. Early adoption is permitted in any interim or annual period. Management adopted ASU 2016-18 for the 2017 Annual Report and applied the new standard retrospectively for all periods presented. See the “Restricted Cash” section of Note 1 for the effect of adoption on cash flows for each Registrant.

ASU 2017-07 “Compensation - Retirement Benefits” (ASU 2017-07)

In March 2017, the FASB issued ASU 2017-07 requiring that an employer report the service cost component of pension and postretirement benefits in the same line item or items as other compensation costs. The other components of net benefit cost are required to be presented in the statements of income separately from the service cost component and outside of a subtotal of income from operations. In addition, only the service cost component will be eligible for capitalization as applicable following labor. For 2017, AEP’s actual non-service cost components were a credit of $72 million, of which approximately 41% was capitalized.

The new accounting guidance is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted as of the beginning of an annual period for which financial statements have not been issued or made available for issuance. Management adopted ASU 2017-07 effective January 1, 2018.

ASU 2017-12 “Derivatives and Hedging” (ASU 2017-12)

In August 2017, the FASB issued ASU 2017-12 amending the recognition and presentation requirements for hedge accounting activities. The objectives are to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements and reduce the complexity of applying hedge accounting. Under the new standard, the concept of recognizing hedge ineffectiveness within the statements of income for cash flow hedges, which has historically been immaterial to AEP, will be eliminated. In addition, certain required tabular disclosures relating to fair value and cash flow hedges will be modified.

The new accounting guidance is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted for any interim or annual period after August 2017. Management is analyzing the impact of this new standard, including the possibility of early adoption, and at this time, cannot estimate the impact of adoption on results of operations, financial position or cash flows.

ASU 2018-02 “Reclassification of Certain Tax Effects from AOCI” (ASU 2018-02)

In February 2018, the FASB issued ASU 2018-02 allowing a reclassification from AOCI to Retained Earnings for stranded tax effects resulting from Tax Reform. Under existing accounting guidance for “Income Taxes”, deferred tax assets and liabilities must be adjusted for the effect of a change in tax laws or rates with the effect included in income from continuing operations in the reporting period that includes the enactment date. This guidance is applicable for the tax effects of items in AOCI that were originally recognized in Other Comprehensive Income. As a result and absent the new guidance in this ASU, the tax effects of items within AOCI do not reflect the newly enacted corporate tax rate. While the reclassification between AOCI and Retained Earnings is optional under the new guidance, the ASU also requires certain new disclosure requirements regardless of whether the reclassification is made.

The new accounting guidance is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The new guidance must be applied either retrospectively to each period (or periods) in which the income tax effects of Tax Reform related to items remaining in AOCI are recognized, or at the beginning of the period of adoption. Management is analyzing the impact of this new standard, including the possibility of early adoption.

3.  COMPREHENSIVE INCOME

The disclosures in this note apply to all Registrants except for AEPTCo. AEPTCo does not have any components of other comprehensive income for any period presented in the financial statements.

Presentation of Comprehensive Income

The following tables provide the components of changes in AOCI and details of reclassifications from AOCI for the years ended December 31, 2017, 2016 and 2015.  The amortization of pension and OPEB AOCI components are included in the computation of net periodic pension and OPEB costs. See Note 8 for additional details.

AEP
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2017

	Cash Flow Hedges			Pension and OPEB
	Commodity	Interest Rate	Securities Available for Sale	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in millions)
Balance in AOCI as of December 31, 2016	$(23.1)	$(15.7)	$8.4	$140.5	$(266.4)	$(156.3)
Change in Fair Value Recognized in AOCI	(20.4)	1.6	3.5	—	86.5	71.2
Amount of (Gain) Loss Reclassified from AOCI
Generation & Marketing Revenues	(5.6)	—	—	—	—	(5.6)
Purchased Electricity for Resale	28.8	—	—	—	—	28.8
Interest Expense	—	1.5	—	—	—	1.5
Amortization of Prior Service Cost (Credit)	—	—	—	(19.6)	—	(19.6)
Amortization of Actuarial (Gains)/Losses	—	—	—	21.3	—	21.3
Reclassifications from AOCI, before Income Tax (Expense) Credit	23.2	1.5	—	1.7	—	26.4
Income Tax (Expense) Credit	8.1	0.4	—	0.6	—	9.1
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	15.1	1.1	—	1.1	—	17.3
Net Current Period Other Comprehensive Income (Loss)	(5.3)	2.7	3.5	1.1	86.5	88.5
Balance in AOCI as of December 31, 2017	$(28.4)	$(13.0)	$11.9	$141.6	$(179.9)	$(67.8)

AEP
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2016

	Cash Flow Hedges			Pension and OPEB
	Commodity	Interest Rate	Securities Available for Sale	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in millions)
Balance in AOCI as of December 31, 2015	$(5.2)	$(17.2)	$7.1	$139.9	$(251.7)	$(127.1)
Change in Fair Value Recognized in AOCI	(14.6)	—	1.3	—	(14.7)	(28.0)
Amount of (Gain) Loss Reclassified from AOCI
Generation & Marketing Revenues	(21.4)	—	—	—	—	(21.4)
Purchased Electricity for Resale	16.4	—	—	—	—	16.4
Interest Expense	—	2.4	—	—	—	2.4
Amortization of Prior Service Cost (Credit)	—	—	—	(19.4)	—	(19.4)
Amortization of Actuarial (Gains)/Losses	—	—	—	20.3	—	20.3
Reclassifications from AOCI, before Income Tax (Expense) Credit	(5.0)	2.4	—	0.9	—	(1.7)
Income Tax (Expense) Credit	(1.7)	0.9	—	0.3	—	(0.5)
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(3.3)	1.5	—	0.6	—	(1.2)
Net Current Period Other Comprehensive Income (Loss)	(17.9)	1.5	1.3	0.6	(14.7)	(29.2)
Balance in AOCI as of December 31, 2016	$(23.1)	$(15.7)	$8.4	$140.5	$(266.4)	$(156.3)

AEP
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2015

	Cash Flow Hedges			Pension and OPEB
	Commodity	Interest Rate	Securities Available for Sale	Amortization of Deferred Costs	Changes in Funded Status	Total
	(in millions)
Balance in AOCI as of December 31, 2014	$1.6	$(19.1)	$7.7	$138.7	$(232.0)	$(103.1)
Change in Fair Value Recognized in AOCI	5.6	—	(0.6)	—	(25.7)	(20.7)
Amount of (Gain) Loss Reclassified from AOCI
Generation & Marketing Revenues	(48.1)	—	—	—	—	(48.1)
Purchased Electricity for Resale	29.1	—	—	—	—	29.1
Interest Expense	—	2.9	—	—	—	2.9
Amortization of Prior Service Cost (Credit)	—	—	—	(19.5)	—	(19.5)
Amortization of Actuarial (Gains)/Losses	—	—	—	21.3	—	21.3
Reclassifications from AOCI, before Income Tax (Expense) Credit	(19.0)	2.9	—	1.8	—	(14.3)
Income Tax (Expense) Credit	(6.6)	1.0	—	0.6	—	(5.0)
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(12.4)	1.9	—	1.2	—	(9.3)
Net Current Period Other Comprehensive Income (Loss)	(6.8)	1.9	(0.6)	1.2	(25.7)	(30.0)
Balance in AOCI as of Pension and OPEB Adjustment Related to Mitchell Plant	—	—	—	—	6.0	6.0
Balance in AOCI as of December 31, 2015	$(5.2)	$(17.2)	$7.1	$139.9	$(251.7)	$(127.1)

AEP Texas
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2017

		Pension and OPEB
		Amortization	Changes in
	Cash Flow Hedge -	of Deferred	Funded
	Interest Rate	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2016	$(5.4)	$4.2	$(13.7)	$(14.9)
Change in Fair Value Recognized in AOCI	—	—	1.1	1.1
Amount of (Gain) Loss Reclassified from AOCI
Interest Expense	1.3	—	—	1.3
Amortization of Prior Service Cost (Credit)	—	(0.1)	—	(0.1)
Amortization of Actuarial (Gains)/Losses	—	0.5	—	0.5
Reclassifications from AOCI, before Income Tax (Expense) Credit	1.3	0.4	—	1.7
Income Tax (Expense) Credit	0.4	0.1	—	0.5
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	0.9	0.3	—	1.2
Net Current Period Other Comprehensive Income (Loss)	0.9	0.3	1.1	2.3
Balance in AOCI as of December 31, 2017	$(4.5)	$4.5	$(12.6)	$(12.6)

AEP Texas
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2016

		Pension and OPEB
		Amortization	Changes in
	Cash Flow Hedge -	of Deferred	Funded
	Interest Rate	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2015	$(6.5)	$3.9	$(14.6)	$(17.2)
Change in Fair Value Recognized in AOCI	(0.1)	—	0.9	0.8
Amount of (Gain) Loss Reclassified from AOCI
Interest Expense	1.8	—	—	1.8
Amortization of Prior Service Cost (Credit)	—	(0.1)	—	(0.1)
Amortization of Actuarial (Gains)/Losses	—	0.5	—	0.5
Reclassifications from AOCI, before Income Tax (Expense) Credit	1.8	0.4	—	2.2
Income Tax (Expense) Credit	0.6	0.1	—	0.7
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	1.2	0.3	—	1.5
Net Current Period Other Comprehensive Income (Loss)	1.1	0.3	0.9	2.3
Balance in AOCI as of December 31, 2016	$(5.4)	$4.2	$(13.7)	$(14.9)

AEP Texas
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2015

		Pension and OPEB
		Amortization	Changes in
	Cash Flow Hedge -	of Deferred	Funded
	Interest Rate	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2014	$(7.7)	$3.6	$(14.8)	$(18.9)
Change in Fair Value Recognized in AOCI	(0.1)	—	0.2	0.1
Amount of (Gain) Loss Reclassified from AOCI
Interest Expense	1.9	—	—	1.9
Amortization of Prior Service Cost (Credit)	—	(0.1)	—	(0.1)
Amortization of Actuarial (Gains)/Losses	—	0.6	—	0.6
Reclassifications from AOCI, before Income Tax (Expense) Credit	1.9	0.5	—	2.4
Income Tax (Expense) Credit	0.6	0.2	—	0.8
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	1.3	0.3	—	1.6
Net Current Period Other Comprehensive Income (Loss)	1.2	0.3	0.2	1.7
Balance in AOCI as of December 31, 2015	$(6.5)	$3.9	$(14.6)	$(17.2)

APCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2017

		Pension and OPEB
		Amortization	Changes in
	Cash Flow Hedge -	of Deferred	Funded
	Interest Rate	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2016	$2.9	$16.0	$(27.3)	$(8.4)
Change in Fair Value Recognized in AOCI	—	—	11.6	11.6
Amount of (Gain) Loss Reclassified from AOCI
Interest Expense	(1.1)	—	—	(1.1)
Amortization of Prior Service Cost (Credit)	—	(5.2)	—	(5.2)
Amortization of Actuarial (Gains)/Losses	—	3.4	—	3.4
Reclassifications from AOCI, before Income Tax (Expense) Credit	(1.1)	(1.8)	—	(2.9)
Income Tax (Expense) Credit	(0.4)	(0.6)	—	(1.0)
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(0.7)	(1.2)	—	(1.9)
Net Current Period Other Comprehensive Income (Loss)	(0.7)	(1.2)	11.6	9.7
Balance in AOCI as of December 31, 2017	$2.2	$14.8	$(15.7)	$1.3

APCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2016

		Pension and OPEB
		Amortization	Changes in
	Cash Flow Hedge -	of Deferred	Funded
	Interest Rate	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2015	$3.6	$17.4	$(23.8)	$(2.8)
Change in Fair Value Recognized in AOCI	—	—	(3.5)	(3.5)
Amount of (Gain) Loss Reclassified from AOCI
Interest Expense	(1.1)	—	—	(1.1)
Amortization of Prior Service Cost (Credit)	—	(5.1)	—	(5.1)
Amortization of Actuarial (Gains)/Losses	—	3.0	—	3.0
Reclassifications from AOCI, before Income Tax (Expense) Credit	(1.1)	(2.1)	—	(3.2)
Income Tax (Expense) Credit	(0.4)	(0.7)	—	(1.1)
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(0.7)	(1.4)	—	(2.1)
Net Current Period Other Comprehensive Income (Loss)	(0.7)	(1.4)	(3.5)	(5.6)
Balance in AOCI as of December 31, 2016	$2.9	$16.0	$(27.3)	$(8.4)

APCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2015

		Pension and OPEB
		Amortization	Changes in
	Cash Flow Hedge -	of Deferred	Funded
	Interest Rate	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2014	$3.9	$19.2	$(18.1)	$5.0
Change in Fair Value Recognized in AOCI	—	—	(5.7)	(5.7)
Amount of (Gain) Loss Reclassified from AOCI
Interest Expense	(0.4)	—	—	(0.4)
Amortization of Prior Service Cost (Credit)	—	(5.1)	—	(5.1)
Amortization of Actuarial (Gains)/Losses	—	2.3	—	2.3
Reclassifications from AOCI, before Income Tax (Expense) Credit	(0.4)	(2.8)	—	(3.2)
Income Tax (Expense) Credit	(0.1)	(1.0)	—	(1.1)
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(0.3)	(1.8)	—	(2.1)
Net Current Period Other Comprehensive Income (Loss)	(0.3)	(1.8)	(5.7)	(7.8)
Balance in AOCI as of December 31, 2015	$3.6	$17.4	$(23.8)	$(2.8)

I&M
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2017

		Pension and OPEB
		Amortization	Changes in
	Cash Flow Hedge -	of Deferred	Funded
	Interest Rate	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2016	$(12.0)	$5.1	$(9.3)	$(16.2)
Change in Fair Value Recognized in AOCI	—	—	2.8	2.8
Amount of (Gain) Loss Reclassified from AOCI
Interest Expense	2.0	—	—	2.0
Amortization of Prior Service Cost (Credit)	—	(0.9)	—	(0.9)
Amortization of Actuarial (Gains)/Losses	—	0.9	—	0.9
Reclassifications from AOCI, before Income Tax (Expense) Credit	2.0	—	—	2.0
Income Tax (Expense) Credit	0.7	—	—	0.7
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	1.3	—	—	1.3
Net Current Period Other Comprehensive Income (Loss)	1.3	—	2.8	4.1
Balance in AOCI as of December 31, 2017	$(10.7)	$5.1	$(6.5)	$(12.1)

I&M
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2016

		Pension and OPEB
		Amortization	Changes in
	Cash Flow Hedge -	of Deferred	Funded
	Interest Rate	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2015	$(13.3)	$5.1	$(8.5)	$(16.7)
Change in Fair Value Recognized in AOCI	—	—	(0.8)	(0.8)
Amount of (Gain) Loss Reclassified from AOCI
Interest Expense	2.0	—	—	2.0
Amortization of Prior Service Cost (Credit)	—	(0.8)	—	(0.8)
Amortization of Actuarial (Gains)/Losses	—	0.8	—	0.8
Reclassifications from AOCI, before Income Tax (Expense) Credit	2.0	—	—	2.0
Income Tax (Expense) Credit	0.7	—	—	0.7
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	1.3	—	—	1.3
Net Current Period Other Comprehensive Income (Loss)	1.3	—	(0.8)	0.5
Balance in AOCI as of December 31, 2016	$(12.0)	$5.1	$(9.3)	$(16.2)

I&M
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2015

		Pension and OPEB
		Amortization	Changes in
	Cash Flow Hedge -	of Deferred	Funded
	Interest Rate	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2014	$(14.4)	$5.1	$(5.0)	$(14.3)
Change in Fair Value Recognized in AOCI	—	—	(3.5)	(3.5)
Amount of (Gain) Loss Reclassified from AOCI
Interest Expense	1.7	—	—	1.7
Amortization of Prior Service Cost (Credit)	—	(0.9)	—	(0.9)
Amortization of Actuarial (Gains)/Losses	—	0.9	—	0.9
Reclassifications from AOCI, before Income Tax (Expense) Credit	1.7	—	—	1.7
Income Tax (Expense) Credit	0.6	—	—	0.6
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	1.1	—	—	1.1
Net Current Period Other Comprehensive Income (Loss)	1.1	—	(3.5)	(2.4)
Balance in AOCI as of December 31, 2015	$(13.3)	$5.1	$(8.5)	$(16.7)

OPCo
	Changes in Accumulated Other Comprehensive Income (Loss) by Component
	For the Year Ended December 31, 2017

		Cash Flow Hedge -
		Interest Rate
		(in millions)
	Balance in AOCI as of December 31, 2016	$3.0
	Change in Fair Value Recognized in AOCI	—
	Amount of (Gain) Loss Reclassified from AOCI
	Interest Expense	(1.7)
	Reclassifications from AOCI, before Income Tax (Expense) Credit	(1.7)
	Income Tax (Expense) Credit	(0.6)
	Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(1.1)
	Net Current Period Other Comprehensive Income (Loss)	(1.1)
	Balance in AOCI as of December 31, 2017	$1.9

OPCo
	Changes in Accumulated Other Comprehensive Income (Loss) by Component
	For the Year Ended December 31, 2016

		Cash Flow Hedge -
		Interest Rate
		(in millions)
	Balance in AOCI as of December 31, 2015	$4.3
	Change in Fair Value Recognized in AOCI	—
	Amount of (Gain) Loss Reclassified from AOCI
	Interest Expense	(1.9)
	Reclassifications from AOCI, before Income Tax (Expense) Credit	(1.9)
	Income Tax (Expense) Credit	(0.6)
	Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(1.3)
	Net Current Period Other Comprehensive Income (Loss)	(1.3)
	Balance in AOCI as of December 31, 2016	$3.0

OPCo
	Changes in Accumulated Other Comprehensive Income (Loss) by Component
	For the Year Ended December 31, 2015

		Cash Flow Hedge -
		Interest Rate
		(in millions)
	Balance in AOCI as of December 31, 2014	$5.6
	Change in Fair Value Recognized in AOCI	—
	Amount of (Gain) Loss Reclassified from AOCI
	Interest Expense	(2.0)
	Reclassifications from AOCI, before Income Tax (Expense) Credit	(2.0)
	Income Tax (Expense) Credit	(0.7)
	Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(1.3)
	Net Current Period Other Comprehensive Income (Loss)	(1.3)
	Balance in AOCI as of December 31, 2015	$4.3

PSO
	Changes in Accumulated Other Comprehensive Income (Loss) by Component
	For the Year Ended December 31, 2017

		Cash Flow Hedge -
		Interest Rate
		(in millions)
	Balance in AOCI as of December 31, 2016	$3.4
	Change in Fair Value Recognized in AOCI	—
	Amount of (Gain) Loss Reclassified from AOCI
	Interest Expense	(1.3)
	Reclassifications from AOCI, before Income Tax (Expense) Credit	(1.3)
	Income Tax (Expense) Credit	(0.5)
	Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(0.8)
	Net Current Period Other Comprehensive Income (Loss)	(0.8)
	Balance in AOCI as of December 31, 2017	$2.6

PSO
	Changes in Accumulated Other Comprehensive Income (Loss) by Component
	For the Year Ended December 31, 2016

		Cash Flow Hedge -
		Interest Rate
		(in millions)
	Balance in AOCI as of December 31, 2015	$4.2
	Change in Fair Value Recognized in AOCI	—
	Amount of (Gain) Loss Reclassified from AOCI
	Interest Expense	(1.2)
	Reclassifications from AOCI, before Income Tax (Expense) Credit	(1.2)
	Income Tax (Expense) Credit	(0.4)
	Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(0.8)
	Net Current Period Other Comprehensive Income (Loss)	(0.8)
	Balance in AOCI as of December 31, 2016	$3.4

PSO
	Changes in Accumulated Other Comprehensive Income (Loss) by Component
	For the Year Ended December 31, 2015

		Cash Flow Hedge -
		Interest Rate
		(in millions)
	Balance in AOCI as of December 31, 2014	$5.0
	Change in Fair Value Recognized in AOCI	—
	Amount of (Gain) Loss Reclassified from AOCI
	Interest Expense	(1.2)
	Reclassifications from AOCI, before Income Tax (Expense) Credit	(1.2)
	Income Tax (Expense) Credit	(0.4)
	Reclassifications from AOCI, Net of Income Tax (Expense) Credit	(0.8)
	Net Current Period Other Comprehensive Income (Loss)	(0.8)
	Balance in AOCI as of December 31, 2015	$4.2

SWEPCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2017

		Pension and OPEB
		Amortization	Changes in
	Cash Flow Hedge -	of Deferred	Funded
	Interest Rate	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2016	$(7.4)	$1.9	$(3.9)	$(9.4)
Change in Fair Value Recognized in AOCI	—	—	4.7	4.7
Amount of (Gain) Loss Reclassified from AOCI
Interest Expense	2.2	—	—	2.2
Amortization of Prior Service Cost (Credit)	—	(2.0)	—	(2.0)
Amortization of Actuarial (Gains)/Losses	—	0.9	—	0.9
Reclassifications from AOCI, before Income Tax (Expense) Credit	2.2	(1.1)	—	1.1
Income Tax (Expense) Credit	0.8	(0.4)	—	0.4
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	1.4	(0.7)	—	0.7
Net Current Period Other Comprehensive Income (Loss)	1.4	(0.7)	4.7	5.4
Balance in AOCI as of December 31, 2017	$(6.0)	$1.2	$0.8	$(4.0)

SWEPCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2016

		Pension and OPEB
		Amortization	Changes in
	Cash Flow Hedge -	of Deferred	Funded
	Interest Rate	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2015	$(9.1)	$2.6	$(2.9)	$(9.4)
Change in Fair Value Recognized in AOCI	—	—	(1.0)	(1.0)
Amount of (Gain) Loss Reclassified from AOCI
Interest Expense	2.7	—	—	2.7
Amortization of Prior Service Cost (Credit)	—	(1.8)	—	(1.8)
Amortization of Actuarial (Gains)/Losses	—	0.7	—	0.7
Reclassifications from AOCI, before Income Tax (Expense) Credit	2.7	(1.1)	—	1.6
Income Tax (Expense) Credit	1.0	(0.4)	—	0.6
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	1.7	(0.7)	—	1.0
Net Current Period Other Comprehensive Income (Loss)	1.7	(0.7)	(1.0)	—
Balance in AOCI as of December 31, 2016	$(7.4)	$1.9	$(3.9)	$(9.4)

SWEPCo
Changes in Accumulated Other Comprehensive Income (Loss) by Component
For the Year Ended December 31, 2015

		Pension and OPEB
		Amortization	Changes in
	Cash Flow Hedge -	of Deferred	Funded
	Interest Rate	Costs	Status	Total
	(in millions)
Balance in AOCI as of December 31, 2014	$(11.1)	$3.6	$—	$(7.5)
Change in Fair Value Recognized in AOCI	—	—	(2.9)	(2.9)
Amount of (Gain) Loss Reclassified from AOCI
Interest Expense	3.1	—	—	3.1
Amortization of Prior Service Cost (Credit)	—	(1.9)	—	(1.9)
Amortization of Actuarial (Gains)/Losses	—	0.4	—	0.4
Reclassifications from AOCI, before Income Tax (Expense) Credit	3.1	(1.5)	—	1.6
Income Tax (Expense) Credit	1.1	(0.5)	—	0.6
Reclassifications from AOCI, Net of Income Tax (Expense) Credit	2.0	(1.0)	—	1.0
Net Current Period Other Comprehensive Income (Loss)	2.0	(1.0)	(2.9)	(1.9)
Balance in AOCI as of December 31, 2015	$(9.1)	$2.6	$(2.9)	$(9.4)

4.  RATE MATTERS

The disclosures in this note apply to all Registrants unless indicated otherwise.

The Registrants are involved in rate and regulatory proceedings at the FERC and their state commissions.  Rate matters can have a material impact on net income, cash flows and possibly financial condition.  The Registrants’ recent significant rate orders and pending rate filings are addressed in this note.

Impact of Tax Reform

Rate and regulatory matters are impacted by federal income tax implications. In December 2017, Tax Reform was enacted, which will impact outstanding rate and regulatory matters. For details on the impact of Tax Reform, see Note 12 - Income Taxes.

AEP Texas Rate Matters (Applies to AEP and AEP Texas)

AEP Texas Interim Transmission and Distribution Rates

As of December 31, 2017, AEP Texas’ cumulative revenues from interim base rate increases from 2008 through 2017, subject to review, are estimated to be $763 million. A base rate review could produce a refund if AEP Texas incurs a disallowance of the transmission or distribution investment on which an interim increase was based. Management is unable to determine a range of potential losses, if any, that are reasonably possible of occurring. A revenue decrease, including a refund of interim transmission and distribution rates, could reduce future net income and cash flows and impact financial condition. In November 2017, the PUCT published a proposed rule requiring investor-owned utilities operating solely inside ERCOT to make periodic filings for rate proceedings. The proposal would require AEP Texas to file for a comprehensive rate review no later than April 1, 2019.  In January 2018, AEP Texas submitted comments on the rule proposing, among other changes, that its initial filing due date under the rule be changed from April 1, 2019 to May 1, 2019.

Hurricane Harvey

In August 2017, Hurricane Harvey hit the coast of Texas, causing power outages in the AEP Texas service territory. AEP Texas has a PUCT approved catastrophe reserve in base rates and can defer incremental storm expenses. AEP Texas currently recovers approximately $1 million of storm costs annually through base rates. As of December 31, 2017, the total balance of AEP Texas’ deferred storm costs is approximately $123 million, inclusive of approximately $100 million of incremental storm expenses recorded as a regulatory asset related to Hurricane Harvey. As of December 31, 2017, AEP Texas has recorded approximately $133 million of capital expenditures related to Hurricane Harvey. Also, as of December 31, 2017, AEP Texas has received $10 million in insurance proceeds, which were applied to the regulatory asset and property, plant and equipment. Management, in conjunction with the insurance adjusters, is reviewing all damages to determine the extent of coverage for additional insurance reimbursement. Any future insurance recoveries received will be applied to and will offset the regulatory asset and property, plant and equipment, as applicable. Management believes the amount recorded as a regulatory asset is probable of recovery and AEP Texas is currently evaluating recovery options for the regulatory asset. The other named 2017 hurricanes did not have a material impact on AEP’s operations. If the ultimate costs of the incident are not recovered by insurance or through the regulatory process, it would have an adverse effect on future net income, cash flows and financial condition.

APCo Rate Matters (Applies to AEP and APCo)

Virginia Legislation Affecting Biennial Reviews

In 2015, amendments to Virginia law governing the regulation of investor-owned electric utilities were enacted. Under the amended Virginia law, APCo’s existing generation and distribution base rates are frozen until after the Virginia SCC rules on APCo’s next biennial review, which APCo will file in March 2020 for the 2018 and 2019 test years. These amendments also precluded the Virginia SCC from performing biennial reviews of APCo’s earnings for the years 2014 through 2017.

In February 2018, legislation separately passed the Virginia House of Delegates and the Senate of Virginia and, if enacted and signed into law by the Governor in its present form, will: (a) require APCo to not recover $10 million of fuel expenses incurred after July 1, 2018, (b) reduce APCo’s base rates by $50 million annually, on an interim basis and subject to true-up, effective July 30, 2018 related to Tax Reform and (c) require an adjustment in APCo’s base rates on April 1, 2019 to reflect actual annual reductions in corporate income taxes due to Tax Reform.  APCo’s next base rate review in 2020 will now include a review of earnings for test years 2017-2019, with triennial reviews of APCo’s base rates and earnings thereafter instead of biennial reviews.  The current VA legislative session is scheduled to adjourn in March 2018. Either a biennial review of 2018-2019 or a triennial review of 2017-2019 could reduce future net income and cash flows and impact financial condition.

ETT Rate Matters (Applies to AEP)

ETT Interim Transmission Rates

AEP has a 50% equity ownership interest in ETT. Predominantly all of ETT’s revenues are based on interim rate changes that can be filed twice annually and are subject to review and possible true-up in the next filed base rate proceeding. Through December 31, 2017, AEP’s share of ETT’s cumulative revenues that are subject to review is estimated to be $746 million. A base rate review could produce a refund if ETT incurs a disallowance of the transmission investment on which an interim increase was based. Management is unable to determine a range of potential losses, if any, that are reasonably possible of occurring. A revenue decrease, including a refund of interim transmission rates, could reduce future net income and cash flows and impact financial condition. In November 2017, the PUCT published a proposed rule requiring investor-owned utilities operating solely inside ERCOT to make periodic filings for rate proceedings. The proposal requires ETT to file for a comprehensive rate review no later than February 1, 2021.  In January 2018, ETT submitted comments recommending changes to the proposed draft rule.

I&M Rate Matters (Applies to AEP and I&M)

2017 Indiana Base Rate Case

In July 2017, I&M filed a request with the IURC for a $263 million annual increase in Indiana rates based upon a proposed 10.6% return on common equity with the annual increase to be implemented after June 2018. Upon implementation, this proposed annual increase would be subject to a temporary offsetting $23 million annual reduction to customer bills through December 2018 for a credit adjustment rider related to the timing of estimated in-service dates of certain capital expenditures.  The proposed annual increase includes $78 million related to increased annual depreciation rates and an $11 million increase related to the amortization of certain Cook Plant and Rockport Plant regulatory assets. The increase in depreciation rates includes a change in the expected retirement date for Rockport Plant, Unit 1 from 2044 to 2028 combined with increased investment at the Cook Plant, including the Cook Plant Life Cycle Management Project.

In November 2017, various intervenors filed testimony that included annual revenue increase recommendations ranging from $125 million to $152 million. The recommended returns on common equity ranged from 8.65% to 9.1%. In addition, certain parties recommended longer recovery periods than I&M proposed for recovery of regulatory assets and depreciation expenses related to Rockport Plant, Units 1 and 2. In January 2018, in response to a January 2018 IURC request related to the impact of Tax Reform on I&M’s pending base rate case, I&M filed updated schedules supporting a $191 million annual increase in Indiana base rates if the effect of Tax Reform was included in the cost of service.

In February 2018, I&M and all parties to the case, except one industrial customer, filed a Stipulation and Settlement Agreement for a $97 million annual increase in Indiana rates effective July 1, 2018 subject to a temporary offsetting reduction to customer bills through December 2018 for a credit rider related to the timing of estimated in-service dates of certain capital expenditures.  The one industrial customer agreed to not oppose the Stipulation and Settlement Agreement. The difference between I&M’s requested $263 million annual increase and the $97 million annual increase in the Stipulation and Settlement Agreement is primarily due to lower federal income taxes as a result of the reduction in the federal income tax rate due to Tax Reform, the feedback of credits for excess deferred income taxes, a 9.95% return on equity, longer recovery periods of regulatory assets, lower depreciation expense primarily for meters, and an increase in the sharing of off-system sales margins with customers from 50% to 95%.  I&M will also refund $4 million from July through December 2018 for the impact of Tax Reform for the period January through June 2018.  A hearing at the IURC is scheduled for March 2018. If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.
2017 Michigan Base Rate Case

In May 2017, I&M filed a request with the MPSC for a $52 million annual increase in Michigan base rates based upon a proposed 10.6% return on common equity with the increase to be implemented no later than April 2018. The proposed annual increase includes $23 million related to increased annual depreciation rates and a $4 million increase related to the amortization of certain Cook Plant regulatory assets. The increase in depreciation rates is primarily due to the proposed change in the expected retirement date for Rockport Plant, Unit 1 from 2044 to 2028 combined with increased investment at the Cook Plant related to the Life Cycle Management Project. Additionally, the total proposed increase includes incremental costs related to the Cook Plant Life Cycle Management Program and increased vegetation management expenses.

In October 2017, the MPSC staff and intervenors filed testimony.  The MPSC staff recommended an annual net revenue increase of $49 million including proposed retirement dates of 2028 for both Rockport Plant, Units 1 (from 2044) and 2 (from 2022), a reduced capacity charge and a return on common equity of 9.8%. The intervenors proposed certain adjustments to I&M’s request including no change to the current 2044 retirement date of Rockport Plant, Unit 1, a market based capacity charge effective February 2019 for up to 10% of I&M’s Michigan customers, but did not address an annual net revenue increase. The intervenors’ recommended returns on common equity ranged from 9.3% to 9.5%. A hearing at the MPSC was held in November 2017.

In February 2018, an MPSC ALJ issued a Proposal for Decision and recommended an annual revenue increase of $49 million, including the intervenors’ proposed capacity charge and staff’s depreciation rates for Rockport Plant and a return on common equity of 9.8%. If the maximum 10% of customers choose an alternate supplier starting in February 2019, the estimated annual pretax loss due to the reduced capacity charge is approximately $9 million. An order is expected in the first half of 2018. If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Rockport Plant, Unit 2 Selective Catalytic Reduction

In October 2016, I&M filed an application with the IURC for approval of a Certificate of Public Convenience and Necessity (CPCN) to install SCR technology at Rockport Plant, Unit 2 by December 2019. The equipment will allow I&M to reduce emissions of NOx from Rockport Plant, Unit 2 in order for I&M to continue to operate that unit under current environmental requirements. The estimated cost of the SCR project is $274 million, excluding AFUDC, to be shared equally between I&M and AEGCo.  As of December 31, 2017, total costs incurred related to this project, including AFUDC, were approximately $23 million.  The filing included a request for authorization for I&M to defer its Indiana jurisdictional ownership share of costs including investment carrying costs at a weighted average cost of capital (WACC), depreciation over a 10-year period as provided by statute and other related expenses. I&M proposed recovery of these costs using the existing Clean Coal Technology Rider in a future filing subsequent to approval of the SCR project. The AEGCo ownership share of the proposed SCR project will be billable under the Rockport Unit Power Agreement to I&M and KPCo and will be subject to future regulatory approval for recovery.

In February 2017, the Indiana Office of Utility Consumer Counselor (OUCC) and other parties filed testimony with the IURC. The OUCC recommended approval of the CPCN but also stated that any decision regarding recovery of any under-depreciated plant due to retirement should be fully investigated in a base rate case, not in a tracker or other abbreviated proceeding. The other parties recommended either denial of the CPCN or approval of the CPCN with conditions including a cap on the amount of SCR costs allowed to be recovered in the rider and limitations on other costs related to legal issues involving the Rockport Plant, Unit 2 lease. A hearing at the IURC was held in March 2017. An order from the IURC is pending. In July 2017, I&M filed a motion with the U.S. District Court for the Southern District of Ohio to remove the requirement to install SCR technology at Rockport Plant, Unit 2, which plaintiffs opposed. The district court has delayed the deadline for installation of the SCR technology until June 2020. In January 2018, I&M filed a supplemental motion with the U.S. District Court for the Southern District of Ohio proposing to install the SCR at Rockport Plant, Unit 2 and achieve the final SO2 emission cap applicable to the plant under the consent decree by the end of 2020, before the expiration of the initial lease term. Responsive filings were filed in February 2018 and a decision is anticipated in the first quarter of 2018.

KPCo Rate Matters (Applies to AEP)

2017 Kentucky Base Rate Case

In June 2017, KPCo filed a request with the KPSC for a $66 million annual increase in Kentucky base rates based upon a proposed 10.31% return on common equity with the increase to be implemented no later than January 2018. The proposed increase included: (a) lost load since KPCo last changed base rates in July 2015, (b) incremental costs related to OATT charges from PJM not currently recovered from retail ratepayers, (c) increased depreciation expense including updated Big Sandy Plant, Unit 1 depreciation rates using a proposed retirement date of 2031, (d) recovery of other Big Sandy Plant, Unit 1 generation costs currently recovered through a retail rider and (e) incremental purchased power costs. Additionally, KPCo requested a $4 million annual increase in environmental surcharge revenues. In August 2017, KPCo submitted a supplemental filing with the KPSC that decreased the proposed annual base rate revenue request to $60 million. The modification was due to lower interest expense related to June 2017 debt refinancings.

In November 2017, KPCo filed a non-unanimous settlement agreement with the KPSC. The settlement agreement included a proposed annual base rate increase of $32 million based upon a 9.75% return on common equity.

In January 2018, the KPSC issued an order approving the non-unanimous settlement agreement with certain modifications resulting in an annual revenue increase of $12 million, effective January 2018, based on a 9.7% return on equity. The KPSC’s primary revenue requirement modification to the settlement agreement was a $14 million annual revenue reduction for the decrease in the corporate federal income tax rate due to Tax Reform. The KPSC approved: (a) the deferral of $50 million of Rockport Plant Unit Power Agreement expenses for the years 2018 through 2022, with recovery of the deferral to be addressed in KPCo’s next base rate case, (b) the recovery/return of 80% of certain annual PJM OATT expenses above/below the corresponding level recovered in base rates, (c) KPCo’s commitment to not file a base rate case for three years and (d) increased depreciation expense based upon updated Big Sandy Plant, Unit 1 depreciation rates using a 20-year depreciable life.

In February 2018, KPCo filed with the KPSC for rehearing of the January 2018 base case order and requested an additional $2.3 million of annual revenue increases related to: (a) the calculation of federal income tax expense, (b) recovery of purchased power costs associated with forced outages and (c) capital structure adjustments.  Also in February 2018, an intervenor filed for rehearing recommending that the reduced corporate federal income tax rate, as a result of Tax Reform, be reflected in lower purchased power expense related to the Rockport UPA. It is anticipated that the KPSC will rule upon this rehearing request in the first quarter of 2018.

OPCo Rate Matters (Applies to AEP and OPCo)

Ohio Electric Security Plan Filings

June 2015 - May 2018 ESP Including PPA Application and Proposed ESP Extension through 2024

In 2013, OPCo filed an application with the PUCO to approve an ESP that included proposed rate adjustments and the continuation and modification of certain existing riders, including the DIR, effective June 2015 through May 2018. The proposal also involved a PPA rider that would include OPCo’s OVEC contractual entitlement (OVEC PPA) and would allow retail customers to receive a rate stabilizing charge or credit by hedging market-based prices with a cost-based PPA.

In 2015 and 2016, the PUCO issued orders in this proceeding. As part of the issued orders, the PUCO approved (a) the DIR with modified rate caps, (b) recovery of OVEC-related net margin incurred beginning June 2016, (c) potential additional contingent customer credits of up to $15 million to be included in the PPA rider over the final four years of the PPA rider and (d) the limitation that OPCo will not flow through any capacity performance penalties or bonuses through the PPA rider. Additionally, subject to cost recovery and PUCO approval, OPCo agreed to develop and implement, by 2021, a solar energy project(s) of at least 400 MWs and a wind energy project(s) of at least 500 MWs, with 100% of all output to be received by OPCo. AEP affiliates could own up to 50% of these solar and wind projects. In December 2016, in accordance with the stipulation agreement, OPCo filed a carbon reduction plan that focused on fuel diversification and carbon emission reductions. In April 2017, the PUCO rejected all pending rehearing requests and the orders are all now final. In June 2017, intervenors filed appeals to the Supreme Court of Ohio stating that the PUCO’s approval of the OVEC PPA was unlawful and does not provide customers with rate stability.

In November 2016, OPCo refiled its amended ESP extension application and supporting testimony, consistent with the terms of the modified and approved stipulation agreement and based upon a 2016 PUCO order. The amended filing proposed to extend the ESP through May 2024 and included (a) an extension of the OVEC PPA rider, (b) a proposed 10.41% return on common equity on capital costs for certain riders, (c) the continuation of riders previously approved in the June 2015 - May 2018 ESP, (d) proposed increases in rate caps related to OPCo’s DIR and (e) the addition of various new riders, including a Renewable Resource Rider.

In August 2017, OPCo and various intervenors filed a stipulation agreement with the PUCO. The stipulation extends the term of the ESP through May 2024 and includes: (a) an extension of the OVEC PPA rider, (b) a proposed 10% return on common equity on capital costs for certain riders, (c) the continuation of riders previously approved in the June 2015 - May 2018 ESP, (d) rate caps related to OPCo’s DIR ranging from $215 million to $290 million for the periods 2018 through 2021 and (e) the addition of various new riders, including a Smart City Rider and a Renewable Generation Rider. DIR rate caps will be reset in OPCo’s next distribution base rate case which must be filed by June 2020.

In October 2017, intervenor testimony opposing the stipulation agreement was filed recommending: (a) a return on common equity to not exceed 9.3% for riders earning a return on capital investments, (b) that OPCo should file a base distribution case concurrent with the conclusion of the current ESP in May 2018 and (c) denial of certain new riders proposed in OPCo’s ESP extension. The stipulation is subject to review by the PUCO. A hearing at the PUCO was held in November 2017. An order from the PUCO is expected in the first quarter of 2018.

If OPCo is ultimately not permitted to fully collect all components of its ESP rates, it could reduce future net income and cash flows and impact financial condition.

2016 SEET Filing

Ohio law provides for the return of significantly excessive earnings to ratepayers upon PUCO review. Significantly excessive earnings are measured by whether the earned return on common equity of the electric utility is significantly in excess of the return on common equity that was earned during the same period by publicly traded companies, including utilities, that face comparable business and financial risk.

In December 2016, OPCo recorded a 2016 SEET provision of $58 million based upon projected earnings data for companies in the comparable utilities risk group. In determining OPCo’s return on equity in relation to the comparable utilities risk group, management excluded the following items resolved in OPCo’s Global Settlement that was filed at the PUCO in December 2016 and subsequently approved in February 2017: (a) gain on the deferral of RSR costs, (b) refunds to customers related to the SEET remands and (c) refunds to customers related to fuel adjustment clause proceedings.

In May 2017, OPCo submitted its 2016 SEET filing with the PUCO in which management indicated that OPCo did not have significantly excessive earnings in 2016 based upon actual earnings data for the comparable utilities risk group.

In January 2018, PUCO staff filed testimony that OPCo did not have significantly excessive earnings. Also in January 2018, an intervenor filed testimony recommending a $53 million refund to customers.

In February 2018, OPCo and PUCO staff filed a stipulation agreement in which both parties agreed that OPCo did not have significantly excessive earnings in 2016.

In February 2018, a procedural schedule was issued by the PUCO. A hearing is scheduled for April 2018 and management expects to receive an order in the second quarter of 2018. While management believes that OPCo’s adjusted 2016 earnings were not excessive, management did not adjust OPCo’s 2016 SEET provision due to risks that the PUCO could rule against OPCo’s proposed SEET adjustments, including treatment of the Global Settlement issues described above, adjust the comparable risk group, or adopt a different 2016 SEET threshold. If the PUCO orders a refund of 2016 OPCo earnings, it could reduce future net income and cash flows and impact financial condition.

PSO Rate Matters (Applies to AEP and PSO)

2017 Oklahoma Base Rate Case

In June 2017, PSO filed an application for a base rate review with the OCC that requested an increase in annual revenues of $156 million, less an $11 million refund obligation, for a net increase of $145 million based upon a proposed 10% return on common equity. The proposed base rate increase includes (a) environmental compliance investments, including recovery of previously deferred environmental compliance related costs currently recorded as regulatory assets, (b) Advanced Metering Infrastructure investments, (c) additional capital investments and costs to serve PSO’s customers, and (d) an annual $42 million depreciation rate increase due primarily to shorter service lives and lower net salvage estimates. As part of this filing, consistent with the OCC’s final order in its previous base rate case, PSO requested recovery through 2040 of Northeastern Plant, Unit 3, including the environmental control investment, and the net book value of Northeastern Plant, Unit 4 that was retired in 2016. As of December 31, 2017, the net book value of Northeastern Plant, Unit 4 was $81 million.

In January 2018, the OCC issued a final order approving a net increase in Oklahoma annual revenues of $84 million, which was then reduced by $32 million to $52 million to account for changes as a result of Tax Reform, based upon a return on common equity of 9.3%. The final order also included approval for recovery, with a debt return for investors, of the net book value of Northeastern Plant Unit 4 and an annual depreciation expense increase of $19 million, including requested recovery through 2040 of Northeastern Plant, Unit 3. PSO anticipates implementing new rates in March 2018 billings.

SWEPCo Rate Matters (Applies to AEP and SWEPCo)

2012 Texas Base Rate Case

In 2012, SWEPCo filed a request with the PUCT to increase annual base rates primarily due to the completion of the Turk Plant. In 2013, the PUCT issued an order affirming the prudence of the Turk Plant but determined that the Turk Plant’s Texas jurisdictional capital cost cap established in a previous Certificate of Convenience and Necessity case also limited SWEPCo’s recovery of AFUDC in addition to limits on its recovery of cash construction costs. Additionally, the PUCT deferred consideration of the requested increase in depreciation expense related to the change in the 2016 retirement date of the Welsh Plant, Unit 2.

Upon rehearing in 2014, the PUCT reversed its initial ruling and determined that AFUDC was excluded from the Turk Plant’s Texas jurisdictional capital cost cap. As a result, SWEPCo reversed $114 million of previously recorded regulatory disallowances in 2013. The resulting annual base rate increase was approximately $52 million. In June 2017, the Texas District Court upheld the PUCT’s 2014 order. In July 2017, intervenors filed appeals with the Texas Third Court of Appeals.

If certain parts of the PUCT order are overturned and if SWEPCo cannot ultimately recover its Texas jurisdictional share of the Turk Plant investment, including AFUDC, it could reduce future net income and cash flows and impact financial condition.

2016 Texas Base Rate Case

In December 2016, SWEPCo filed a request with the PUCT for a net increase in Texas annual revenues of $69 million based upon a 10% return on common equity. In January 2018, the PUCT issued a final order approving a net increase in Texas annual revenues of $50 million based upon a return on common equity of 9.6%, effective May 2017. The final order also included (a) approval to recover the Texas jurisdictional share of environmental investments placed in service, as of June 30, 2016, at various plants, including Welsh Plant, Units 1 and 3, (b) approval of recovery of, but no return on, the Texas jurisdictional share of the net book value of Welsh Plant, Unit 2, (c) approval of $2 million additional vegetation management expenses and (d) the rejection of SWEPCo’s proposed transmission cost recovery mechanism.

As a result of the final order, in the fourth quarter, SWEPCo (a) recorded an impairment charge of $19 million, which includes $7 million associated with the lack of return on Welsh Plant, Unit 2 and $12 million related to other disallowed plant investments (b) recognized $32 million of additional revenues, for the period of May 2017 through December 2017, that will be surcharged to customers and (c) recognized an additional $7 million of expenses consisting primarily of depreciation expense and vegetation management expense, offset by the deferral of rate case expenses. SWEPCo implemented new rates in February 2018 billings. The $32 million of additional 2017 revenues will be collected by the end of 2018. In addition, SWEPCo is required to file a refund tariff within 120 days to reflect the difference between rates collected under the final order and the rates that would be collected under Tax Reform.

Louisiana Turk Plant Prudence Review

Beginning January 2013, SWEPCo’s formula rates, including the Louisiana jurisdictional share (approximately 33%) of the Turk Plant, have been collected subject to refund pending the outcome of a prudence review of the Turk Plant investment, which was placed into service in December 2012. In October 2017, the LPSC staff filed testimony contending that SWEPCo failed to continue to evaluate the suspension or cancellation of the Turk Plant during its construction period. In January 2018, SWEPCo and the LPSC staff filed a settlement, subject to LPSC approval, providing for a $19 million pretax write off of the Louisiana jurisdictional share of previously capitalized Turk Plant costs and a $10 million rate refund provision for previously collected revenues associated with the disallowed portion of the Turk Plant. Based on the agreement, management concluded that the disallowance was probable resulting in a $23 million pretax write-off in the fourth quarter, consisting of a $15 million pretax impairment and an $8 million pretax provision for revenue refund. The agreement requires $2 million of the provision to be refunded to customers in the first billing cycle following LPSC approval of the settlement and the remaining $8 million to be amortized as a cost of service reduction for customers over 5 years, effective August 1, 2018. In February 2018, the LPSC approved the settlement agreement.

2015 Louisiana Formula Rate Filing

In April 2015, SWEPCo filed its formula rate plan for test year 2014 with the LPSC.  The filing included a $14 million annual increase, which was effective August 2015.  In February 2018, LPSC staff filed a report approving the increase as filed. This increase is subject to refund pending commission approval ..  If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

2017 Louisiana Formula Rate Filing

In April 2017, the LPSC approved an uncontested stipulation agreement that SWEPCo filed for its formula rate plan for test year 2015.  The filing included a net annual increase not to exceed $31 million, which was effective May 2017 and includes SWEPCo’s Louisiana jurisdictional share of Welsh Plant and Flint Creek Plant environmental controls which were placed in service in 2016. The net annual increase is subject to refund. In October 2017, SWEPCo filed testimony in Louisiana supporting the prudence of its environmental control investment for Welsh Plant, Units 1 and 3 and Flint Creek power plants. These environmental costs are subject to prudence review. A hearing at the LPSC is scheduled for May 2018. If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

Welsh Plant - Environmental Impact

Management currently estimates that the investment necessary to meet proposed environmental regulations through 2025 for Welsh Plant, Units 1 and 3 could total approximately $850 million, excluding AFUDC. As of December 31, 2017, SWEPCo had incurred costs of $398 million, including AFUDC, related to these projects.  Management continues to evaluate the impact of environmental rules and related project cost estimates. As of December 31, 2017, the total net book value of Welsh Plant, Units 1 and 3 was $627 million, before cost of removal, including materials and supplies inventory and CWIP.

In 2016, as approved by the APSC, SWEPCo began recovering $79 million related to the Arkansas jurisdictional share of these environmental costs, subject to prudence review in the next Arkansas filed base rate proceeding. In April 2017, the LPSC approved recovery of $131 million in investments related to its Louisiana jurisdictional share of environmental controls installed at Welsh Plant, effective May 2017. SWEPCo’s approved Louisiana jurisdictional share of Welsh Plant deferrals: (a) are $11 million, excluding $6 million of unrecognized equity as of December 31, 2017, (b) is subject to review by the LPSC, and (c) includes a WACC return on environmental investments and the related depreciation expense and taxes. In January 2018, SWEPCo received written approval from the PUCT to recover its project costs from retail customers in its 2016 Texas base rate case and is recovering these costs from wholesale customers through SWEPCo’s FERC-approved agreements. See “2016 Texas Base Rate Case” and “2017 Louisiana Formula Rate Filing” disclosures above.

If any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

FERC Rate Matters

PJM Transmission Rates (Applies to AEP, AEPTCo, APCo, I&M and OPCo)

In June 2016, PJM transmission owners, including AEP’s eastern transmission subsidiaries and various state commissions filed a settlement agreement at the FERC to resolve outstanding issues related to cost responsibility for charges to transmission customers for certain transmission facilities that operate at or above 500 kV. In July 2016, certain parties filed comments at the FERC contesting the settlement agreement. Upon final FERC approval, PJM would implement a transmission enhancement charge adjustment through the PJM OATT, billable through 2025. Management expects that any refunds received would generally be returned to retail customers through existing state rider mechanisms.

FERC Transmission Complaint - AEP’s PJM Participants (Applies to AEP, AEPTCo, APCo, I&M and OPCo)

In October 2016, several parties filed a complaint at the FERC that states the base return on common equity used by AEP’s eastern transmission subsidiaries in calculating formula transmission rates under the PJM OATT is excessive and should be reduced from 10.99% to 8.32%, effective upon the date of the complaint. Management believes its financial statements adequately address the impact of the complaint. In November 2017, a FERC order set the matter for hearing and settlement procedures. If the FERC orders revenue reductions as a result of the complaint, including refunds from the date of the complaint filing, it could reduce future net income and cash flows and impact financial condition.

Modifications to AEP’s PJM Transmission Rates (Applies to AEP, AEPTCo, APCo, I&M and OPCo)

In November 2016, AEP’s eastern transmission subsidiaries filed an application at the FERC to modify the PJM OATT formula transmission rate calculation, including an adjustment to recover a tax-related regulatory asset and a shift from historical to projected expenses. In March 2017, the FERC accepted the proposed modifications effective January 1, 2017, subject to refund, and set this matter for hearing and settlement procedures. The modified PJM OATT formula rates are based on projected calendar year financial activity and projected plant balances. In December 2017, AEP’s eastern transmission subsidiaries filed an uncontested settlement agreement with the FERC resolving all outstanding issues. If the FERC determines that any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

FERC Transmission Complaint - AEP’s SPP Participants (Applies to AEP, AEPTCo, PSO and SWEPCo)

In June 2017, several parties filed a complaint at the FERC that states the base return on common equity used by AEP’s western transmission subsidiaries in calculating formula transmission rates under the SPP OATT is excessive and should be reduced from 10.7% to 8.36%, effective upon the date of the complaint. In November 2017, a FERC order set the matter for hearing and settlement procedures. Management believes its financial statements adequately address the impact of the complaint. If the FERC orders revenue reductions as a result of the complaint, including refunds from the date of the complaint filing, it could reduce future net income and cash flows and impact financial condition.

Modifications to AEP’s SPP Transmission Rates (Applies to AEP, AEPTCo, PSO and SWEPCo)

In October 2017, AEP’s western transmission subsidiaries filed an application at the FERC to modify the SPP OATT formula transmission rate calculation, including an adjustment to recover a tax-related regulatory asset and a shift from historical to projected expenses.  The modified SPP OATT formula rates are based on projected 2018 calendar year financial activity and projected plant balances. In December 2017, the FERC accepted the proposed modifications effective January 1, 2018, subject to refund, and set this matter for hearing and settlement procedures. If the FERC determines that any of these costs are not recoverable, it could reduce future net income and cash flows and impact financial condition.

FERC SWEPCo Power Supply Agreements Complaint - East Texas Electric Cooperative, Inc. (ETEC) and Northeast Texas Electric Cooperative, Inc. (NTEC)

In September 2017, ETEC and NTEC filed a complaint at the FERC that states the base return on common equity used by SWEPCo in calculating their power supply formula rates is excessive and should be reduced from 11.1% to 8.41%, effective upon the date of the complaint. In November 2017, a FERC order set the matter for hearing and settlement procedures. Management believes its financial statements adequately address the impact of the complaint. If the FERC orders revenue reductions as a result of the complaint, including refunds from the date of the complaint filing, it could reduce future net income and cash flows and impact financial condition.

5.  EFFECTS OF REGULATION

The disclosures in this note apply to all Registrants unless indicated otherwise.

Regulatory Assets and Liabilities

Regulatory assets and liabilities are comprised of the following items:

	AEP
	December 31,		Remaining Recovery Period
	2017	2016
Current Regulatory Assets	(in millions)
Under-recovered Fuel Costs - earns a return	$203.1	$61.4	1 year
Under-recovered Fuel Costs - does not earn a return	89.4	95.2	1 year
Total Current Regulatory Assets	$292.5	$156.6

Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Earning a Return
Plant Retirement Costs - Unrecovered Plant	$50.3	$159.9
Ohio Capacity Deferral	—	96.7
Storm-Related Costs	—	25.1
Other Regulatory Assets Pending Final Regulatory Approval	9.6	10.4
Regulatory Assets Currently Not Earning a Return
Storm-Related Costs (a)	128.0	25.9
Plant Retirement Costs - Asset Retirement Obligation Costs	39.7	29.6
Cook Plant Uprate Project	36.3	36.3
Environmental Control Projects	—	24.1
Cook Plant Turbine	15.9	12.8
Other Regulatory Assets Pending Final Regulatory Approval	42.2	29.3
Total Regulatory Assets Pending Final Regulatory Approval (b)	322.0	450.1

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Plant Retirement Costs - Unrecovered Plant (c)	682.6	550.6	27 years
Ohio Capacity Deferral	172.6	201.9	2 years
Basic Transmission Cost Rider	90.8	19.9	2 years
Meter Replacement Costs	83.7	99.9	10 years
Ohio Distribution Decoupling	61.7	41.8	2 years
Storm-Related Costs	39.3	15.3	4 years
Plant Retirement Costs - Asset Retirement Obligation Costs	34.3	18.3	23 years
Advanced Metering System	33.5	20.9	3 years
Environmental Control Projects	28.1	—	23 years
Mitchell Plant Transfer	17.8	18.5	23 years
West Virginia Delayed Customer Billing	8.4	19.5	1 year
Ohio Phase-In Recovery Rider	—	218.9
Other Regulatory Assets Approved for Recovery	41.0	55.4	various
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	1,196.3	1,516.2	12 years
Unrealized Loss on Forward Commitments	139.3	119.1	15 years
Unamortized Loss on Reacquired Debt	129.9	137.8	28 years
Cook Plant Nuclear Refueling Outage Levelization	66.7	75.2	2 years
Deferred PJM Fees	48.0	—	2 years
Storm-Related Costs	44.2	58.7	6 years
Peak Demand Reduction/Energy Efficiency	40.1	49.9	3 years
Postemployment Benefits	39.1	39.1	5 years
Plant Retirement Costs - Asset Retirement Obligation Costs	37.2	48.9	23 years
Vegetation Management	33.5	31.4	7 years
Virginia Transmission Rate Adjustment Clause	32.6	38.7	2 years

Medicare Subsidy	32.5	37.2	7 years
Off-system Sales Margin Sharing - Indiana	9.0	24.3	2 years
United Mine Workers of America Pension Withdrawal	0.5	20.2	5 years
Income Taxes, Net	—	1,575.0
OVEC Purchased Power	—	22.1
Other Regulatory Assets Approved for Recovery	122.9	100.7	various
Total Regulatory Assets Approved for Recovery	3,265.6	5,175.4

Total Noncurrent Regulatory Assets	$3,587.6	$5,625.5

(a)	As of December 31, 2017, AEP Texas has deferred $100 million related to Hurricane Harvey and is currently exploring recovery options.

(b)
In 2015, APCo recorded a $91 million reduction to accumulated depreciation related to the remaining net book value of plants retired in 2015, primarily in its Virginia jurisdiction.  These plants were normal retirements at the end of their depreciable lives under the group composite method of depreciation. Recovery of the remaining Virginia net book value for the retired plants will be considered in APCo’s next depreciation study. The Virginia SCC staff has requested that the company prepare a depreciation study as of December 31, 2017 and submit that study to the Virginia SCC staff in 2018.

(c)
In March 2017, $41 million was reclassified from accumulated depreciation to regulatory assets related to Northeastern Plant, Unit 3. As of December 31, 2017 the unrecovered plant balance related to Northeastern Plant, Unit 3 was $57 million.

	AEP
	December 31,		Remaining
	2017	2016	Refund Period
Current Regulatory Liabilities	(in millions)
Over-recovered Fuel Costs - pays a return	$8.7	$3.8	1 year
Over-recovered Fuel Costs - does not pay a return	3.2	4.2	1 year
Total Current Regulatory Liabilities	$11.9	$8.0

Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Paying a Return
Income Taxes, Net (a)	$4,412.8	$—
Regulatory Liabilities Currently Not Paying a Return
Other Regulatory Liabilities Pending Final Regulatory Determination	0.2	0.8
Total Regulatory Liabilities Pending Final Regulatory Determination	4,413.0	0.8

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs (b)	2,637.1	2,627.5	(c)
Advanced Metering Infrastructure Surcharge	12.7	17.0	3 years
Deferred Investment Tax Credits	10.6	12.6	41 years
Excess Earnings	9.4	10.0	36 years
Louisiana Refundable Construction Financing Costs	—	16.2
Other Regulatory Liabilities Approved for Payment	1.3	1.6	various
Regulatory Liabilities Currently Not Paying a Return
Excess Nuclear Decommissioning Funding	945.0	731.2	(d)
Deferred Investment Tax Credits	191.2	132.9	45 years
Transition Charges	46.0	40.5	10 years
Spent Nuclear Fuel	43.2	44.2	(d)
Enhanced Service Reliability Plan	30.6	21.7	2 years
Peak Demand Reduction/Energy Efficiency	25.6	34.0	2 years
Other Regulatory Liabilities Approved for Payment	56.6	61.1	various
Total Regulatory Liabilities Approved for Payment	4,009.3	3,750.5

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$8,422.3	$3,751.3

(a)
This balance primarily represents regulatory liabilities for excess accumulated deferred income taxes (Excess ADIT) as a result of the reduction in the corporate federal income tax rate from 35% to 21% related to the enactment of Tax Reform.  The regulatory liability balance predominately pays a return due to the inclusion of Excess ADIT in rate base.  The mechanism and refund period to provide the Excess ADIT to customers will be based on future orders from the respective commission in each jurisdiction.  See “Federal Tax Reform” section of Note 12 for additional information.

(b)
As of December 31, 2017, I&M also charged $43 million to asset removal costs related to various Tanners Creek Plant related assets, primarily related to the net book value of ARO assets. The Indiana and Michigan retail jurisdictions of I&M have increased depreciation rates on Rockport Plant to recover the net book value of Tanners Creek Plant that was retired in 2015. I&M intends to address the need for increases in depreciation rates to recover the deferral in its next Indiana and Michigan base rate cases.

(c)	Relieved as removal costs are incurred.

(d)	Relieved when plant is decommissioned.

	AEP Texas
	December 31,		Remaining Recovery Period
Regulatory Assets:	2017	2016
	(in millions)
Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Earning a Return
Storm-Related Costs	$—	$25.1
Regulatory Assets Currently Not Earning a Return
Storm-Related Costs (a)	123.3	—
Rate Case Expense	0.1	0.1
Total Regulatory Assets Pending Final Regulatory Approval	123.4	25.2

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Meter Replacement Costs	44.9	49.8	10 years
Advanced Metering System	33.5	21.3	3 years
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	151.2	188.2	12 years
Transmission Cost Recovery Factor	9.5	5.3	1 year
Unamortized Loss on Reacquired Debt	7.7	7.3	20 years
Income Taxes, Net	—	40.3
Other Regulatory Assets Approved for Recovery	8.5	9.8	various
Total Regulatory Assets Approved for Recovery	255.3	322.0

Total Noncurrent Regulatory Assets	$378.7	$347.2

(a)	As of December 31, 2017, AEP Texas has deferred $100 million related to Hurricane Harvey and is currently exploring recovery options.

	AEP Texas
	December 31,		Remaining Refund Period
Regulatory Liabilities:	2017	2016
	(in millions)
Noncurrent Regulatory Liabilities and
Deferred Investment Tax Credits
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Paying a Return
Income Taxes, Net (a)	$642.9	$—
Total Regulatory Liabilities Pending Final Regulatory Determination	642.9	—

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	599.2	581.7	(b)
Advanced Metering Infrastructure Surcharge	12.7	17.0	3 years
Excess Earnings	6.8	7.3	14 years
Regulatory Liabilities Currently Not Paying a Return
Transition Charges	46.0	40.5	10 years
Deferred Investment Tax Credits	12.3	13.9	45 years
Other Regulatory Liabilities Approved for Payment	0.6	0.4	various
Total Regulatory Liabilities Approved for Payment	677.6	660.8

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$1,320.5	$660.8

(a)
This balance primarily represents regulatory liabilities for Excess ADIT as a result of the reduction in the corporate federal income tax rate from 35% to 21% related to the enactment of Tax Reform.  The regulatory liability balance predominately pays a return due to the inclusion of Excess ADIT in rate base.  The mechanism and refund period to provide the Excess ADIT to customers will be based on future orders from the respective commission in each jurisdiction.  See “Federal Tax Reform” section of Note 12 for additional information.

(b)	Relieved as removal costs are incurred.

	AEPTCo
	December 31,		Remaining Recovery Period
Regulatory Assets:	2017	2016
	(in millions)
Noncurrent Regulatory Assets
Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Income Taxes, Net	$—	$106.1
Under-Recovered SPP Revenues	—	1.6
Regulatory Assets Currently Not Earning a Return
Under-Recovered OATT Costs	11.7	4.6	1 year
Total Regulatory Assets Approved for Recovery	11.7	112.3

Total Noncurrent Regulatory Assets	$11.7	$112.3

	AEPTCo
	December 31,		Remaining Refund Period
Regulatory Liabilities:	2017	2016
	(in millions)
Noncurrent Regulatory Liabilities
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Paying a Return
Income Taxes, Net (a)	$427.0	$—
Total Regulatory Liabilities Pending Final Regulatory Determination	427.0	—

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	66.7	44.0	(b)
Total Regulatory Liabilities Approved for Payment	66.7	44.0

Total Noncurrent Regulatory Liabilities	$493.7	$44.0

(a)
This balance primarily represents regulatory liabilities for Excess ADIT as a result of the reduction in the corporate federal income tax rate from 35% to 21% related to the enactment of Tax Reform.  The regulatory liability balance predominately pays a return due to the inclusion of Excess ADIT in rate base.  The mechanism and refund period to provide the Excess ADIT to customers will be based on future orders from the respective commission in each jurisdiction.  See “Federal Tax Reform” section of Note 12 for additional information.

(b)	Relieved as removal costs are incurred.

	APCo
	December 31,		Remaining Recovery Period
Regulatory Assets:	2017	2016
	(in millions)
Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$21.4	$6.2	1 year
Under-recovered Fuel Costs - does not earn a return	67.4	62.2	1 year
Total Current Regulatory Assets	$88.8	$68.4

Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Earning a Return
Plant Retirement Costs - Materials and Supplies	$9.1	$9.1
Regulatory Assets Currently Not Earning a Return
Plant Retirement Costs - Asset Retirement Obligation Costs	39.7	29.6
Other Regulatory Assets Pending Final Regulatory Approval	0.6	0.6
Total Regulatory Assets Pending Final Regulatory Approval (a)	49.4	39.3

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Plant Retirement Costs - Unrecovered Plant - West Virginia	86.3	85.4	26 years
West Virginia Delayed Customer Billing	7.8	18.1	1 year
Other Regulatory Assets Approved for Recovery	3.9	6.8	various
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	168.8	221.4	12 years
Unamortized Loss on Reacquired Debt	93.2	97.2	28 years
Vegetation Management Program - West Virginia	33.5	31.4	7 years
Virginia Transmission Rate Adjustment Clause	32.6	38.7	2 years
Storm-Related Costs - West Virginia	32.2	47.8	3 years
Postemployment Benefits	18.8	17.4	5 years
Peak Demand Reduction/Energy Efficiency	18.1	19.2	3 years
Virginia Generation Rate Adjustment Clause	7.3	6.5	2 years
Income Taxes, Net	—	463.5
Other Regulatory Assets Approved for Recovery	22.0	28.4	various
Total Regulatory Assets Approved for Recovery	524.5	1,081.8

Total Noncurrent Regulatory Assets	$573.9	$1,121.1

(a)
In 2015, APCo recorded a $91 million reduction to accumulated depreciation related to the remaining net book value of plants retired in 2015, primarily in its Virginia jurisdiction.  These plants were normal retirements at the end of their depreciable lives under the group composite method of depreciation. Recovery of the remaining Virginia net book value for the retired plants will be considered in APCo’s next depreciation study. The Virginia SCC staff has requested that the company prepare a depreciation study as of December 31, 2017 and submit that study to the Virginia SCC staff in 2018.

	APCo
	December 31,		Remaining Refund Period
Regulatory Liabilities:	2017	2016
	(in millions)
Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Paying a Return
Income Taxes, Net (a)	$820.3	$—
Total Regulatory Liabilities Pending Final Regulatory Determination	820.3	—

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	615.8	616.9	(b)
Deferred Investment Tax Credits	0.9	0.9	41 years
Regulatory Liabilities Currently Not Paying a Return
Unrealized Gain on Forward Commitments	9.5	1.3	7 years
Consumer Rate Relief - West Virginia	6.5	5.1	1 year
Other Regulatory Liabilities Approved for Payment	1.9	3.6	various
Total Regulatory Liabilities Approved for Payment	634.6	627.8

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$1,454.9	$627.8

(a)
This balance primarily represents regulatory liabilities for Excess ADIT as a result of the reduction in the corporate federal income tax rate from 35% to 21% related to the enactment of Tax Reform.  The regulatory liability balance predominately pays a return due to the inclusion of Excess ADIT in rate base.  The mechanism and refund period to provide the Excess ADIT to customers will be based on future orders from the respective commission in each jurisdiction.  See “Federal Tax Reform” section of Note 12 for additional information.

(b)	Relieved as removal costs are incurred.

	I&M
	December 31,		Remaining Recovery Period
Regulatory Assets:	2017	2016
	(in millions)
Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$15.0	$13.0	1 year
Under-recovered Fuel Costs - does not earn a return	—	13.1
Total Current Regulatory Assets	$15.0	$26.1

Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Not Earning a Return
Cook Plant Uprate Project	$36.3	$36.3
Cook Plant Turbine	15.9	12.8
Deferred Cook Plant Life Cycle Management Project Costs - Michigan	14.7	8.1
Rockport Plant Dry Sorbent Injection System - Indiana	10.4	6.6
Other Regulatory Assets Pending Final Regulatory Approval	2.0	0.9
Total Regulatory Assets Pending Final Regulatory Approval	79.3	64.7

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Plant Retirement Costs - Unrecovered Plant	245.3	252.8	27 years
Cook Plant, Unit 2 Baffle Bolts - Indiana	6.0	6.3	21 years
Other Regulatory Assets Approved for Recovery	1.0	2.5	various
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	77.8	141.9	12 years
Cook Plant Nuclear Refueling Outage Levelization	66.7	75.2	2 years
Deferred PJM Fees	48.0	—	2 years
Postemployment Benefits	9.7	11.4	5 years
Unamortized Loss on Reacquired Debt	9.5	10.7	15 years
Off-system Sales Margin Sharing - Indiana	9.0	24.3	2 years
Medicare Subsidy	7.1	8.2	7 years
Income Taxes, Net	—	302.6
Other Regulatory Assets Approved for Recovery	20.0	16.0	various
Total Regulatory Assets Approved for Recovery	500.1	851.9

Total Noncurrent Regulatory Assets	$579.4	$916.6

	I&M
	December 31,		Remaining Refund Period
Regulatory Liabilities:	2017	2016
	(in millions)
Current Regulatory Liabilities
Over-recovered Fuel Costs - does not pay a return	$2.7	$—	1 year
Total Current Regulatory Liabilities	$2.7	$—

Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Paying a Return
Income Taxes, Net (a)	$472.7	$—
Total Regulatory Liabilities Pending Final Regulatory Determination	472.7	—

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs (b)	202.2	236.5	(c)
Regulatory Liabilities Currently Not Paying a Return
Excess Nuclear Decommissioning Funding	945.0	731.2	(d)
Spent Nuclear Fuel	43.2	44.2	(d)
Deferred Investment Tax Credits	34.1	38.8	20 years
Other Regulatory Liabilities Approved for Payment	11.5	14.8	various
Total Regulatory Liabilities Approved for Payment	1,236.0	1,065.5

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$1,708.7	$1,065.5

(a)
This balance primarily represents regulatory liabilities for Excess ADIT as a result of the reduction in the corporate federal income tax rate from 35% to 21% related to the enactment of Tax Reform.  The regulatory liability balance predominately pays a return due to the inclusion of Excess ADIT in rate base.  The mechanism and refund period to provide the Excess ADIT to customers will be based on future orders from the respective commission in each jurisdiction.  See “Federal Tax Reform” section of Note 12 for additional information.

(b)
As of December 31, 2017, I&M has charged $43 million to asset removal costs related to various Tanners Creek Plant related assets, primarily related to the net book value of ARO assets. The Indiana and Michigan retail jurisdictions of I&M have increased depreciation rates on Rockport Plant to recover the net book value of Tanners Creek Plant that was retired in 2015. I&M intends to address the need for increases in depreciation rates to recover the deferral in its next Indiana and Michigan base rate cases.

(c)	Relieved as removal costs are incurred.

(d)	Relieved when plant is decommissioned.

	OPCo
	December 31,		Remaining Recovery Period
Regulatory Assets:	2017	2016
	(in millions)
Current Regulatory Assets
Under-recovered Fuel Costs - earns a return (a)	$115.9	$—	1 year
Total Current Regulatory Assets	$115.9	$—

Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Earning a Return
Capacity Deferral	$—	$96.7	(b)
Regulatory Assets Currently Not Earning a Return
Smart Grid Costs	—	4.1
Total Regulatory Assets Pending Final Regulatory Approval	—	100.8

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Capacity Deferral	172.6	201.9	2 years
Basic Transmission Cost Rider	90.8	19.9	2 years
Distribution Decoupling	61.7	41.8	2 years
Phase-In Recovery Rider	—	218.9
Other Regulatory Assets Approved for Recovery	1.7	4.2	various
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	170.6	225.2	12 years
Unrealized Loss on Forward Commitments	131.8	118.6	15 years
Unamortized Loss on Reacquired Debt	7.8	9.1	21 years
Income Taxes, Net	—	126.4
OVEC Purchased Power	—	22.1
Other Regulatory Assets Approved for Recovery	15.8	18.6	various
Total Regulatory Assets Approved for Recovery	652.8	1,006.7

Total Noncurrent Regulatory Assets	$652.8	$1,107.5

(a)	December 31, 2017 balance includes Phase-In Recovery Rider.

(b)	Capacity Deferral related to 2016 Global Settlement was approved for recovery effective March 2017.

	OPCo
	December 31,		Remaining Refund Period
	2017	2016
Regulatory Liabilities:	(in millions)

Current Regulatory Liabilities
Over-recovered Fuel Costs - does not pay a return	$—	$4.2
Total Current Regulatory Liabilities	$—	$4.2

Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Paying a Return
Income Taxes, Net (a)	$604.2	$—
Regulatory Liabilities Currently Not Paying a Return
Other Regulatory Liabilities Pending Final Regulatory Determination	0.2	0.2
Total Regulatory Liabilities Pending Final Regulatory Determination	604.4	0.2

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	428.8	432.4	(b)
Other Regulatory Liabilities Approved for Payment	1.4	0.3	various
Regulatory Liabilities Currently Not Paying a Return
Enhanced Service Reliability Plan	30.6	21.7	2 years
Peak Demand Reduction/Energy Efficiency	23.6	29.0	2 years
Smart Grid Costs	1.4	11.9	1 year
Other Regulatory Liabilities Approved for Payment	10.0	10.7	various
Total Regulatory Liabilities Approved for Payment	495.8	506.0

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$1,100.2	$506.2

(a)
This balance primarily represents regulatory liabilities for Excess ADIT as a result of the reduction in the corporate federal income tax rate from 35% to 21% related to the enactment of Tax Reform.  The regulatory liability balance predominately pays a return due to the inclusion of Excess ADIT in rate base.  The mechanism and refund period to provide the Excess ADIT to customers will be based on future orders from the respective commission in each jurisdiction.  See “Federal Tax Reform” section of Note 12 for additional information.

(b)	Relieved as removal costs are incurred.

	PSO
	December 31,		Remaining Recovery Period
	2017	2016
Regulatory Assets:	(in millions)

Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$36.7	$33.8	1 year
Total Current Regulatory Assets	$36.7	$33.8

Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Earning a Return
Plant Retirement Costs - Unrecovered Plant	$—	$84.5
Other Regulatory Assets Pending Final Regulatory Approval	—	0.5
Regulatory Assets Currently Not Earning a Return
Storm-Related Costs	3.2	20.0
Environmental Control Projects	—	13.1
Other Regulatory Assets Pending Final Regulatory Approval	0.1	—
Total Regulatory Assets Pending Final Regulatory Approval	3.3	118.1

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Plant Retirement Costs - Unrecovered Plant (a)	138.5	—	23 years
Storm-Related Costs	39.0	10.8	4 years
Meter Replacement Costs	38.8	50.1	7 years
Environmental Control Projects	28.1	—	23 years
Red Rock Generating Facility	8.8	9.1	39 years
Other Regulatory Assets Approved for Recovery	0.5	—	various
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	72.7	98.1	12 years
SPP Base Plan Fees	16.3	10.7	2 years
Peak Demand Reduction/Energy Efficiency	13.0	10.3	2 years
Unamortized Loss on Reacquired Debt	5.0	5.8	15 years
Deferred System Reliability Rider Expenses	—	12.5
Income Taxes, Net	—	9.3
Other Regulatory Assets Approved for Recovery	4.1	5.4	various
Total Regulatory Assets Approved for Recovery	364.8	222.1

Total Noncurrent Regulatory Assets	$368.1	$340.2

(a)
In March 2017, $41 million was reclassified from accumulated depreciation to regulatory assets related to Northeastern Plant, Unit 3. As of December 31, 2017 the unrecovered plant balance related to Northeastern Plant, Unit 3 was $57 million.

	PSO
	December 31,		Remaining Refund Period
	2017	2016
Regulatory Liabilities:	(in millions)

Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Paying a Return
Income Taxes, Net (a)	$531.7	$—
Total Regulatory Liabilities Pending Final Regulatory Determination	531.7	—

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	268.8	279.3	(b)
Regulatory Liabilities Currently Not Paying a Return
Deferred Investment Tax Credits	50.7	48.0	41 years
Advanced Metering Costs	0.6	11.5	1 year
Other Regulatory Liabilities Approved for Payment	1.7	0.9	various
Total Regulatory Liabilities Approved for Payment	321.8	339.7

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$853.5	$339.7

(a)
This balance primarily represents regulatory liabilities for Excess ADIT as a result of the reduction in the corporate federal income tax rate from 35% to 21% related to the enactment of Tax Reform.  The regulatory liability balance predominately pays a return due to the inclusion of Excess ADIT in rate base.  The mechanism and refund period to provide the Excess ADIT to customers will be based on future orders from the respective commission in each jurisdiction.  See “Federal Tax Reform” section of Note 12 for additional information.

(b)	Relieved as removal costs are incurred.

	SWEPCo
	December 31,		Remaining Recovery Period
	2017	2016
Regulatory Assets:	(in millions)

Current Regulatory Assets
Under-recovered Fuel Costs - earns a return	$14.1	$8.4	1 year
Total Current Regulatory Assets	$14.1	$8.4

Noncurrent Regulatory Assets
Regulatory assets pending final regulatory approval:

Regulatory Assets Currently Earning a Return
Plant Retirement Costs - Unrecovered Plant	$50.3	$75.4
Other Regulatory Assets Pending Final Regulatory Approval	0.5	0.8
Regulatory Assets Currently Not Earning a Return
Rate Case Expense - Texas	4.3	1.0
Asset Retirement Obligation - Arkansas, Louisiana	4.0	2.7
Shipe Road Transmission Project - FERC	3.3	3.1
Environmental Controls Projects	—	11.0
Other Regulatory Assets Pending Final Regulatory Approval	2.5	1.9
Total Regulatory Assets Pending Final Regulatory Approval	64.9	95.9

Regulatory assets approved for recovery:

Regulatory Assets Currently Earning a Return
Other Regulatory Assets Approved for Recovery	7.2	1.3	various
Regulatory Assets Currently Not Earning a Return
Pension and OPEB Funded Status	101.0	119.8	12 years
Plant Retirement Costs - Unrecovered Plant	17.6	—	24 years
Environmental Controls Projects	15.3	—	15 years
Unamortized Loss on Reacquired Debt	4.7	5.4	26 years
Medicare Subsidy	3.7	4.3	7 years
Income Taxes, Net	—	314.2
Other Regulatory Assets Approved for Recovery	6.2	10.3	various
Total Regulatory Assets Approved for Recovery	155.7	455.3

Total Noncurrent Regulatory Assets	$220.6	$551.2

	SWEPCo
	December 31,		Remaining Refund Period
	2017	2016
Regulatory Liabilities:	(in millions)

Current Regulatory Liabilities
Over-recovered Fuel Costs - pays a return	$8.7	$3.8	1 year
Total Current Regulatory Liabilities	$8.7	$3.8

Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits
Regulatory liabilities pending final regulatory determination:

Regulatory Liabilities Currently Paying a Return
Income Taxes, Net (a)	$455.9	$—
Total Regulatory Liabilities Pending Final Regulatory Determination	455.9	—

Regulatory liabilities approved for payment:

Regulatory Liabilities Currently Paying a Return
Asset Removal Costs	424.5	409.7	(b)
Refundable Construction Financing Costs - Louisiana	—	16.2
Other Regulatory Liabilities Approved for Payment	2.6	3.9	various
Regulatory Liabilities Currently Not Paying a Return
Deferred Investment Tax Credits	5.9	7.3	14 years
Other Regulatory Liabilities Approved for Payment	7.5	1.8	various
Total Regulatory Liabilities Approved for Payment	440.5	438.9

Total Noncurrent Regulatory Liabilities and Deferred Investment Tax Credits	$896.4	$438.9

(a)
This balance primarily represents regulatory liabilities for Excess ADIT as a result of the reduction in the corporate federal income tax rate from 35% to 21% related to the enactment of Tax Reform.  The regulatory liability balance predominately pays a return due to the inclusion of Excess ADIT in rate base.  The mechanism and refund period to provide the Excess ADIT to customers will be based on future orders from the respective commission in each jurisdiction.  See “Federal Tax Reform” section of Note 12 for additional information.

(b)	Relieved as removal costs are incurred.

6.  COMMITMENTS, GUARANTEES AND CONTINGENCIES

The disclosures in this note apply to all Registrants unless indicated otherwise.

The Registrants are subject to certain claims and legal actions arising in the ordinary course of business.  In addition, the Registrants business activities are subject to extensive governmental regulation related to public health and the environment.  The ultimate outcome of such pending or potential litigation against the Registrants cannot be predicted.  Management accrues contingent liabilities only when management concludes that it is both probable that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. When management determines that it is not probable, but rather reasonably possible that a liability has been incurred at the date of the financial statements, management discloses such contingencies and the possible loss or range of loss if such estimate can be made. Any estimated range is based on currently available information and involves elements of judgment and significant uncertainties. Any estimated range of possible loss may not represent the maximum possible loss exposure. Circumstances change over time and actual results may vary significantly from estimates.

For current proceedings not specifically discussed below, management does not anticipate that the liabilities, if any, arising from such proceedings would have a material effect on the financial statements.

COMMITMENTS (Applies to all Registrants except AEP Texas and AEPTCo)

The AEP System has substantial commitments for fuel, energy and capacity contracts as part of the normal course of business. Certain contracts contain penalty provisions for early termination.

In accordance with the accounting guidance for “Commitments”, the following tables summarize the Registrants’ actual contractual commitments as of December 31, 2017:

Contractual Commitments - AEP	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Fuel Purchase Contracts (a)	$1,067.6	$1,019.5	$544.9	$221.6	$2,853.6
Energy and Capacity Purchase Contracts	230.1	456.1	378.0	1,467.3	2,531.5
Total	$1,297.7	$1,475.6	$922.9	$1,688.9	$5,385.1

Contractual Commitments - APCo	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Fuel Purchase Contracts (a)	$369.1	$364.4	$165.2	$0.9	$899.6
Energy and Capacity Purchase Contracts	36.0	72.3	72.9	354.9	536.1
Total	$405.1	$436.7	$238.1	$355.8	$1,435.7

Contractual Commitments - I&M	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Fuel Purchase Contracts (a)	$236.9	$269.4	$204.6	$166.6	$877.5
Energy and Capacity Purchase Contracts	125.4	255.9	259.9	352.4	993.6
Total	$362.3	$525.3	$464.5	$519.0	$1,871.1

Contractual Commitments - OPCo	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Energy and Capacity Purchase Contracts	$29.9	$59.3	$58.4	$363.7	$511.3

Contractual Commitments - PSO	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Fuel Purchase Contracts (a)	$45.9	$71.7	$30.5	$—	$148.1
Energy and Capacity Purchase Contracts	91.5	181.5	127.8	236.8	637.6
Total	$137.4	$253.2	$158.3	$236.8	$785.7

Contractual Commitments - SWEPCo	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years	Total
	(in millions)
Fuel Purchase Contracts (a)	$111.7	$85.8	$55.4	$—	$252.9
Energy and Capacity Purchase Contracts	33.0	67.3	53.4	151.0	304.7
Total	$144.7	$153.1	$108.8	$151.0	$557.6

(a)	Represents contractual commitments to purchase coal, natural gas, uranium and other consumables as fuel for electric generation along with related transportation of the fuel.

GUARANTEES

Liabilities for guarantees are recorded in accordance with the accounting guidance for “Guarantees.”  There is no collateral held in relation to any guarantees.  In the event any guarantee is drawn, there is no recourse to third parties unless specified below.

Letters of Credit (Applies to AEP, AEP Texas and OPCo)

Standby letters of credit are entered into with third parties.  These letters of credit are issued in the ordinary course of business and cover items such as natural gas and electricity risk management contracts, construction contracts, insurance programs, security deposits and debt service reserves.

AEP has a $3 billion revolving credit facility due in June 2021, under which up to $1.2 billion may be issued as letters of credit on behalf of subsidiaries. As of December 31, 2017, no letters of credit were issued under the $3 billion revolving credit facility.

An uncommitted facility gives the issuer of the facility the right to accept or decline each request made under the facility. AEP also issues letters of credit on behalf of subsidiaries under four uncommitted facilities totaling $345 million.  In October 2017, a $100 million uncommitted facility expired. As of December 31, 2017, the Registrants’ maximum future payments for letters of credit issued under the uncommitted facilities were as follows:

Company	Amount	Maturity
	(in millions)
AEP	$103.5	January 2018 to December 2018
AEP Texas	2.8	January 2018
OPCo	0.6	September 2018

AEP has $45 million of variable rate Pollution Control Bonds supported by $46 million of bilateral letters of credit maturing in July 2019.

Guarantees of Third-Party Obligations (Applies to AEP and SWEPCo)

As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining, SWEPCo provides guarantees of mine reclamation of $115 million.  Since SWEPCo uses self-bonding, the guarantee provides for SWEPCo to commit to use its resources to complete the reclamation in the event the work is not completed by Sabine.  This guarantee ends upon depletion of reserves and completion of final reclamation.  It is estimated the reserves will be depleted in 2036 with final reclamation completed by 2046 at an estimated cost of approximately $76 million.  Actual reclamation costs could vary due to period inflation and any changes to actual mine reclamation.  As of December 31, 2017, SWEPCo has collected approximately $72 million through a rider for final mine closure and reclamation costs, of which $76 million is recorded in Asset Retirement Obligations, offset by $4 million that is recorded in Deferred Charges and Other Noncurrent Assets on SWEPCo’s balance sheet.

Sabine charges SWEPCo, its only customer, all of its costs.  SWEPCo passes these costs to customers through its fuel clause.

Guarantees of Equity Method Investees (Applies to AEP)

AEP issued a performance guarantee for a 50% owned joint venture which is accounted for as an equity method investment. If the joint venture were to default on payments or performance, AEP would be required to make payments on behalf of the joint venture. As of December 31, 2017, the maximum potential amount of future payments associated with this guarantee was $75 million, which expires in December 2019.

Indemnifications and Other Guarantees

Contracts

The Registrants enter into certain types of contracts which require indemnifications.  Typically these contracts include, but are not limited to, sale agreements, lease agreements, purchase agreements and financing agreements.  Generally, these agreements may include, but are not limited to, indemnifications around certain tax, contractual and environmental matters.  With respect to sale agreements, exposure generally does not exceed the sale price.  As of December 31, 2017, there were no material liabilities recorded for any indemnifications.

AEPSC conducts power purchase and sale activity on behalf of APCo, I&M, KPCo and WPCo, who are jointly and severally liable for activity conducted on their behalf.  AEPSC also conducts power purchase and sale activity on behalf of PSO and SWEPCo, who are jointly and severally liable for activity conducted on their behalf.

Lease Obligations

Certain Registrants lease certain equipment under master lease agreements.  See “Master Lease Agreements”, “Railcar Lease” and “AEPRO Boat and Barge Leases” sections of Note 13 for disclosure of lease residual value guarantees.

ENVIRONMENTAL CONTINGENCIES (Applies to All Registrants except AEPTCo)

The Comprehensive Environmental Response Compensation and Liability Act (Superfund) and State Remediation

By-products from the generation of electricity include materials such as ash, slag, sludge, low-level radioactive waste and SNF.  Coal combustion by-products, which constitute the overwhelming percentage of these materials, are typically treated and deposited in captive disposal facilities or are beneficially utilized.  In addition, the generation plants and transmission and distribution facilities have used asbestos, polychlorinated biphenyls and other hazardous and nonhazardous materials.  The Registrants currently incur costs to dispose of these substances safely.

Superfund addresses clean-up of hazardous substances that are released to the environment.  The Federal EPA administers the clean-up programs.  Several states enacted similar laws.  As of December 31, 2017, APCo and OPCo are named as a Potentially Responsible Party (PRP) for one site and three sites, respectively, by the Federal EPA for which alleged liability is unresolved.  There are eleven additional sites for which APCo, I&M, OPCo and SWEPCo received information requests which could lead to PRP designation.  I&M has also been named potentially liable at two sites under state law including the I&M site discussed in the next paragraph. In those instances where a PRP or defendant has been named, disposal or recycling activities were in accordance with the then-applicable laws and regulations. Superfund does not recognize compliance as a defense, but imposes strict liability on parties who fall within its broad statutory categories.  Liability has been resolved for a number of sites with no significant effect on net income.

In 2008, I&M received a letter from the Michigan Department of Environmental Quality (MDEQ) concerning conditions at a site under state law and requesting I&M take voluntary action necessary to prevent and/or mitigate public harm.  I&M started remediation work in accordance with a plan approved by MDEQ. In 2014, I&M recorded an accrual for remediation at certain additional sites in Michigan. As a result of completed remediation work in 2015 and 2017, I&M’s accrual was reduced. As of December 31, 2017, I&M’s accrual for all of these sites is $100 thousand.  The remediation work is expected to be completed in 2018.

Management evaluates the potential liability for each Superfund site separately, but several general statements can be made about potential future liability.  Allegations that materials were disposed at a particular site are often unsubstantiated and the quantity of materials deposited at a site can be small and often nonhazardous.  Although Superfund liability has been interpreted by the courts as joint and several, typically many parties are named as PRPs for each site and several of the parties are financially sound enterprises.  At present, management’s estimates do not anticipate material cleanup costs for identified Superfund sites.

NUCLEAR CONTINGENCIES (APPLIES TO AEP AND I&M)

I&M owns and operates the two-unit 2,278 MW Cook Plant under licenses granted by the Nuclear Regulatory Commission (NRC).  I&M has a significant future financial commitment to dispose of SNF and to safely decommission and decontaminate the plant.  The licenses to operate the two nuclear units at the Cook Plant expire in 2034 and 2037.  The operation of a nuclear facility also involves special risks, potential liabilities and specific regulatory and safety requirements.  By agreement, I&M is partially liable, together with all other electric utility companies that own nuclear generation units, for a nuclear power plant incident at any nuclear plant in the U.S.  Should a nuclear incident occur at any nuclear power plant in the U.S., the resultant liability could be substantial.

Westinghouse Electric Company Bankruptcy Filing

In March 2017, Westinghouse filed a petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code.  It intends to reorganize, not cease business operations. However, it is in the early stages of the bankruptcy process and it is unclear whether the company can successfully reorganize.  Westinghouse and I&M have a number of significant ongoing contracts relating to reactor services, nuclear fuel fabrication and ongoing engineering projects.  The most significant of these relate to Cook Plant fuel fabrication.  Westinghouse has stated that it intends to continue performance on I&M’s contracts, but given the importance of upcoming dates in the fuel fabrication process for Cook Plant, and their vital part in Cook Plant’s ongoing operations, I&M continues to work with Westinghouse in the bankruptcy proceedings to avoid any interruptions to that service.

In January 2018, Westinghouse issued a news release stating that it intends to sell all of its global business, including the portion of the nuclear business that contracts with Cook Plant. Any sale would require approval by the bankruptcy court. In the unlikely event Westinghouse rejects I&M’s contracts, or there is an interference with the sale process, Cook Plant’s operations would be significantly impacted and potentially shut down temporarily as I&M seeks other vendors for these services.

Decommissioning and Low Level Waste Accumulation Disposal

The cost to decommission a nuclear plant is affected by NRC regulations and the SNF disposal program.  Decommissioning costs are accrued over the service life of the Cook Plant.  The most recent decommissioning cost study was performed in 2015.  According to that study, the estimated cost of decommissioning and disposal of low-level radioactive waste is $1.6 billion in 2015 nondiscounted dollars, with additional ongoing costs of $5 million per year for post decommissioning storage of SNF and an eventual cost of $57 million for the subsequent decommissioning of the spent fuel storage facility, also in 2015 nondiscounted dollars. I&M recovers estimated decommissioning costs for the Cook Plant in its rates.  The amounts recovered in rates were $9 million, $9 million and $9 million for the years ended December 31, 2017, 2016 and 2015, respectively.  Decommissioning costs recovered from customers are deposited in external trusts.

As of December 31, 2017 and 2016, the total decommissioning trust fund balance was $2.2 billion and $1.9 billion, respectively.  Trust fund earnings increase the fund assets and decrease the amount remaining to be recovered from ratepayers.  The decommissioning costs (including interest, unrealized gains and losses and expenses of the trust funds) increase or decrease the recorded liability.

I&M continues to work with regulators and customers to recover the remaining estimated costs of decommissioning the Cook Plant.  However, future net income and cash flows would be reduced and financial condition could be impacted if the cost of SNF disposal and decommissioning continues to increase and cannot be recovered.

SNF Disposal

The federal government is responsible for permanent SNF disposal and assesses fees to nuclear plant owners for SNF disposal.  A fee of one mill per KWh for fuel consumed after April 6, 1983 at the Cook Plant was collected from customers and remitted to the Department of Energy (DOE) through May 14, 2014. In May 2014, pursuant to court order from the U.S Court of Appeals for the District of Columbia Circuit, the DOE adjusted the fee to zero. As of December 31, 2017 and 2016, fees and related interest of $269 million and $266 million, respectively, for fuel consumed prior to April 7, 1983 have been recorded as Long-term Debt and funds collected from customers along with related earnings totaling $312 million and $311 million, respectively, to pay the fee are recorded as part of Spent Nuclear Fuel and Decommissioning Trusts on the balance sheets.  I&M has not paid the government the pre-April 1983 fees due to continued delays and uncertainties related to the federal disposal program.

In 2011, I&M signed a settlement agreement with the federal government which permits I&M to make annual filings to recover certain SNF storage costs incurred as a result of the government’s delays in accepting SNF for permanent storage.  Under the settlement agreement, I&M received $22 million, $6 million and $13 million in 2017, 2016 and 2015, respectively, to recover costs and will be eligible to receive additional payment of annual claims for allowed costs that are incurred through December 31, 2019.  The proceeds reduced costs for dry cask storage.  As of December 31, 2017, I&M has deferred $11 million in Prepayments and Other Current Assets and $5 million in Deferred Charges and Other Noncurrent Assets on the balance sheet of dry cask storage and related operation and maintenance costs for recovery under this agreement.

See “Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal” section of Note 11 for disclosure of the fair value of assets within the trusts.

Nuclear Insurance

I&M carries insurance coverage in the amount of $3 billion for a nuclear incident at the Cook Plant for decontamination, stabilization and extraordinary incidents caused by premature decommissioning.  Insurance coverage for a nonnuclear property incident at the Cook Plant is $1.5 billion.  Additional insurance provides coverage for a weekly indemnity payment resulting from an insured accidental outage.  I&M utilizes industry mutual insurers for the placement of this insurance coverage.  Coverage from these industry mutual insurance programs require a contingent financial obligation of up to $51 million for I&M, which is assessable if the insurer’s financial resources would be inadequate to pay for industry losses.

The Price-Anderson Act, extended through December 31, 2025, establishes insurance protection for public nuclear liability arising from a nuclear incident at $13.4 billion and applies to any incident at a licensed reactor in the U.S.  Commercially available insurance, which must be carried for each licensed reactor, provides $450 million of coverage.  In the event of a nuclear incident at any nuclear plant in the U.S., the remainder of the liability would be provided by a deferred premium assessment of $127 million on each licensed reactor in the U.S. payable in annual installments of $19 million.  As a result, I&M could be assessed $255 million per nuclear incident payable in annual installments of $38 million.  The number of incidents for which payments could be required is not limited.

In the event of an incident of a catastrophic nature, I&M is covered for public nuclear liability for the first $450 million through commercially available insurance.  The next level of liability coverage of up to $13 billion would be covered by claim premium assessments made under the Price-Anderson Act. In the event nuclear losses or liabilities are underinsured or exceed accumulated funds, I&M would seek recovery of those amounts from customers through rate increase. If recovery from customers is not possible, it could reduce future net income and cash flows and impact financial condition.

OPERATIONAL CONTINGENCIES

Insurance and Potential Losses

The Registrants maintain insurance coverage normal and customary for electric utilities, subject to various deductibles.  The Registrants also maintain property and casualty insurance that may cover certain physical damage or third-party injuries caused by cyber security incidents. Insurance coverage includes all risks of physical loss or damage to nonnuclear assets, subject to insurance policy conditions and exclusions.  Covered property generally includes power plants, substations, facilities and inventories.  Excluded property generally includes transmission and distribution lines, poles and towers.  The insurance programs also generally provide coverage against loss arising from certain claims made by third parties and are in excess of retentions absorbed by the Registrants.  Coverage is generally provided by a combination of the protected cell of EIS and/or various industry mutual and/or commercial insurance carriers.

See “Nuclear Contingencies” section of this footnote for a discussion of I&M’s nuclear exposures and related insurance.

Some potential losses or liabilities may not be insurable or the amount of insurance carried may not be sufficient to meet potential losses and liabilities, including, but not limited to, liabilities relating to a cyber security incident or damage to the Cook Plant and costs of replacement power in the event of an incident at the Cook Plant.  Future losses or liabilities, if they occur, which are not completely insured, unless recovered from customers, could reduce future net income and cash flows and impact financial condition.

Rockport Plant Litigation (Applies to AEP and I&M)

In July 2013, the Wilmington Trust Company filed a complaint in U.S. District Court for the Southern District of New York against AEGCo and I&M alleging that it will be unlawfully burdened by the terms of the modified NSR consent decree after the Rockport Plant, Unit 2 lease expiration in December 2022.  The terms of the consent decree allow the installation of environmental emission control equipment, repowering or retirement of the unit.  The plaintiffs further allege that the defendants’ actions constitute breach of the lease and participation agreement.  The plaintiffs seek a judgment declaring that the defendants breached the lease, must satisfy obligations related to installation of emission control equipment and indemnify the plaintiffs.  The New York court granted a motion to transfer this case to the U.S. District Court for the Southern District of Ohio.  In October 2013, a motion to dismiss the case was filed on behalf of AEGCo and I&M.

In January 2015, the court issued an opinion and order granting the motion in part and denying the motion in part. The court dismissed certain of the plaintiffs’ claims, including the dismissal without prejudice of plaintiffs’ claims seeking compensatory damages. Several claims remained, including the claim for breach of the participation agreement and a claim alleging breach of an implied covenant of good faith and fair dealing. In June 2015, AEGCo and I&M filed a motion for partial judgment on the claims seeking dismissal of the breach of participation agreement claim as well as any claim for indemnification of costs associated with this case. The plaintiffs subsequently filed an amended complaint to add another claim under the lease and also filed a motion for partial summary judgment. In November 2015, AEGCo and I&M filed a motion to strike the plaintiffs’ motion for partial judgment and filed a motion to dismiss the case for failure to state a claim.

In March 2016, the court entered an opinion and order in favor of AEGCo and I&M, dismissing certain of the plaintiffs’ claims for breach of contract and dismissing claims for breach of implied covenant of good faith and fair dealing, and further dismissing plaintiffs’ claim for indemnification of costs. By the same order, the court permitted plaintiffs to move forward with their claim that AEGCo and I&M failed to exercise prudent utility practices in the maintenance and operation of Rockport Plant, Unit 2. In April 2016, the plaintiffs filed a notice of voluntary dismissal of all remaining claims with prejudice and the court subsequently entered a final judgment. In May 2016, plaintiffs filed an appeal in the U.S. Court of Appeals for the Sixth Circuit on whether AEGCo and I&M are in breach of certain contract provisions that plaintiffs allege operate to protect the plaintiffs’ residual interests in the unit and whether the trial court erred in dismissing plaintiffs’ claims that AEGCo and I&M breached the covenant of good faith and fair dealing.

In April 2017, the U.S. Court of Appeals for the Sixth Circuit issued an opinion reversing the district court’s decisions which had dismissed certain of plaintiffs’ claims for breach of contract and remanding the case to the district court to enter summary judgment in plaintiffs’ favor consistent with that ruling. In April 2017, AEGCo and I&M filed a petition for rehearing with the U.S. Court of Appeals for the Sixth Circuit, which was granted. In June 2017, the U.S. Court of Appeals for the Sixth Circuit issued an amended opinion and judgment which reverses the district court’s dismissal of certain of the owners’ claims under the lease agreements, vacates the denial of the owners’ motion for partial summary judgment and remands the case to the district court for further proceedings.  The amended opinion and judgment also affirms the district court’s dismissal of the owners’ breach of good faith and fair dealing claim as duplicative of the breach of contract claims and removes the instruction to the district court in the original opinion to enter summary judgment in favor of the owners.

In July 2017, AEP filed a motion with the U.S. District Court for the Southern District of Ohio in the original NSR litigation, seeking to modify the consent decree to eliminate the obligation to install certain future controls at Rockport Plant, Unit 2 if AEP does not acquire ownership of that Unit, and to modify the consent decree in other respects to preserve the environmental benefits of the consent decree. In November 2017, the district court granted the owners’ unopposed motion to stay the lease litigation to afford time for resolution of AEP’s motion to modify the consent decree.

Management will continue to defend against the claims. Given that the district court dismissed plaintiffs’ claims seeking compensatory relief as premature, and that plaintiffs have yet to present a methodology for determining or any analysis supporting any alleged damages, management is unable to determine a range of potential losses that are reasonably possible of occurring.

Natural Gas Markets Lawsuits (Applies to AEP)

In 2002, a lawsuit was commenced in Los Angeles County California Superior Court against numerous energy companies, including AEP, alleging violations of California law through alleged fraudulent reporting of false natural gas price and volume information with an intent to affect the market price of natural gas and electricity.  AEP was dismissed from the case.  A number of similar cases were also filed in state and federal courts in several states making essentially the same allegations under federal or state laws against the same companies.  AEP is among the companies named as defendants in some of these cases.  AEP has settled, received summary judgment or was dismissed from all of these cases in 2017.

Gavin Landfill Litigation (Applies to AEP and OPCo)
In August 2014, a complaint was filed in the Mason County, West Virginia Circuit Court against AEP, AEPSC, OPCo and an individual supervisor alleging wrongful death and personal injury/illness claims arising out of purported exposure to coal combustion by-product waste at the Gavin Plant landfill.  As a result of OPCo transferring its generation assets to AGR, the outcome of this complaint will be the responsibility of AGR. The lawsuit was filed on behalf of 77 plaintiffs, consisting of 39 current and former contractors of the landfill and 38 family members of those contractors.  Twelve of the family members are pursuing personal injury/illness claims (non-working direct claims) and the remainder are pursuing loss of consortium claims.  The plaintiffs seek compensatory and punitive damages, as well as medical monitoring.  In September 2014, defendants filed a motion to dismiss the complaint, contending the case should be filed in Ohio. In August 2015, the court denied the motion. Defendants appealed that decision to the West Virginia Supreme Court. In February 2016, a decision was issued by the court denying the appeal and remanding the case to the West Virginia Mass Litigation Panel (WVMLP), rather than back to the Mason County, West Virginia Circuit Court. Defendants subsequently filed a motion to dismiss the twelve non-working direct claims under Ohio law. The WVMLP denied the motion and defendants again appealed to the West Virginia Supreme Court. In June 2017, the West Virginia Supreme Court reversed the WVMLP decision and dismissed the claims of the twelve non-working direct claim plaintiffs. Management will continue to defend against the remaining claims and believes the provision recorded is adequate. Management is unable to determine a range of potential additional losses that are reasonably possible of occurring.

7.  DISPOSITIONS, ASSETS AND LIABILITIES HELD FOR SALE AND IMPAIRMENTS

The disclosures in this note apply to AEP unless indicated otherwise.

DISPOSITIONS

2017

Zimmer Plant (Generation & Marketing Segment)

In February 2017, AEP signed an agreement to sell its 25.4% ownership share of Zimmer Plant to a nonaffiliated party.  The transaction closed in the second quarter of 2017 and did not have a material impact on net income, cash flows or financial condition.  The Income before Income Tax Expense and Equity Earnings of Zimmer Plant was immaterial for the years ended December 31, 2017, 2016, and 2015.

Gavin, Waterford, Darby and Lawrenceburg Plants (Generation & Marketing Segment)

In September 2016, AEP signed a Purchase and Sale Agreement to sell AGR’s Gavin, Waterford and Darby Plants as well as AEGCo’s Lawrenceburg Plant totaling 5,329 MWs of competitive generation assets to a nonaffiliated party. The sale closed in January 2017 for $2.2 billion, which was recorded in Investing Activities on the statement of cash flows. The net proceeds from the transaction were $1.2 billion in cash after taxes, repayment of debt associated with these assets including a make whole payment related to the debt, payment of a coal contract associated with one of the plants and transaction fees. The sale resulted in a pretax gain of $226 million that was recorded in Gain on Sale of Merchant Generation Assets on AEP’s statement of income for the year ended December 31, 2017.

2016

Tanners Creek Plant (Vertically Integrated Utilities Segment) (Applies to AEP and I&M)

In October 2016, I&M sold its retired Tanners Creek Plant site including its associated asset retirement obligations (AROs) to a nonaffiliated party.  I&M paid $92 million and the nonaffiliated party took ownership of the Tanners Creek plant site assets and assumed responsibility for environmental liabilities and AROs, including ash pond closure, asbestos abatement and decommissioning and demolition.  I&M did not record a gain or loss related to this sale and will address recovery of Tanners Creek deferred costs in future rate proceedings. If any of the costs associated with Tanners Creek are not recoverable, it could reduce future net income and impact financial condition.

Wind Farms (Applies to AEP Texas)

In December 2016, TCC and TNC merged into AEP Utilities, Inc. Prior to the merger, AEP Utilities, Inc. was a subsidiary of AEP and holding company for TCC, TNC and CSW Energy, Inc.  CSW Energy, Inc. owns the Desert Sky and Trent Wind Farms (“Wind Farms”). Upon merger, AEP Utilities, Inc. changed its name to AEP Texas. Subsequent to the merger, AEP Texas exited the merchant generation business by transferring all of the common stock of the Wind Farms to a competitive AEP affiliate. No gain or loss was recognized and no cash was exchanged related to the disposition of the Wind Farms.

In the fourth quarter of 2016, the Wind Farms were determined to be discontinued operations. Accordingly, results of operations of the Wind Farms have been classified as discontinued operations on AEP Texas’ statements of income for the years ended December 31, 2016 and 2015 as shown in the following table:

AEP Texas

	Years Ended December 31,
	2016	2015
	(in millions)
Revenue	$18.2	$22.4

Other Operation Expense	6.5	6.5
Maintenance Expense	3.4	4.9
Asset Impairment and Other Related Charges	72.7	—
Depreciation and Amortization Expense	9.8	11.5
Taxes Other Than Income Taxes	1.3	1.3
Total Expenses	93.7	24.2

Other Income (Expense)	(0.8)	(1.3)

Pretax Income of Discontinued Operations	(76.3)	(3.1)
Income Tax Expense	(27.5)	(1.7)
Total Income on Discontinued Operations as Presented on the Statements of Income	$(48.8)	$(1.4)

2015

Muskingum River Plant (Generation & Marketing Segment)

In August 2015, AGR sold its retired Muskingum River Plant site including its associated asset retirement obligations to a nonaffiliated party.  AGR paid $48 million and the nonaffiliated party took ownership of the Muskingum River Plant site assets and assumed responsibility for environmental liabilities and AROs, including ash pond closure, asbestos abatement and decommissioning and demolition.  As a result of the sale, a net gain of $32 million was recognized and recorded in Other Operation on the statements of income.  The cash paid was recorded in Operating Activities on the statements of cash flows.

AEPRO (Corporate and Other)

In October 2015, AEP signed a Purchase and Sale Agreement to sell its commercial barge transportation subsidiary, AEPRO, to a nonaffiliated party. The sale closed in November 2015. The nonaffiliated party acquired AEPRO by purchasing all of the common stock of AEP Resources, Inc., the parent company of AEPRO.  The nonaffiliated party assumed certain assets and liabilities of AEPRO, excluding the equity method investment in International Marine Terminals, LLC, pension and benefit assets and liabilities and debt obligations. Prior to the closing of the sale, AEP retired the debt obligations of AEPRO. AEP retained ownership of its captive barge fleet that delivers coal to the company’s regulated coal-fueled power plant units owned or leased by AEGCo, APCo, I&M, KPCo and WPCo.  AEP signed a contract with the nonaffiliated party to dispatch and schedule its captive barge fleet for the company’s regulated coal-fueled power plant units.  AEP also had a separate contract with the nonaffiliated party to barge coal for AGR. These agreements with the nonaffiliated party extend through the end of 2019.

Results of operations of AEPRO have been classified as discontinued operations on AEP’s statement of income for the year ended December 31, 2015, as shown in the following table:

Corporate and Other

Years Ended December 31,
2015
(in millions)
Other Revenues	$447.1

Other Operation Expense	321.3
Maintenance Expense	21.5
Depreciation and Amortization Expense	26.9
Taxes Other Than Income Taxes	10.6
Total Expenses	380.3

Other Income (Expense)	(16.9)

Pretax Income of Discontinued Operations	49.9
Income Tax Expense	19.4
Equity Earnings of Unconsolidated Subsidiaries	(0.1)
Income from Discontinued Operations of AEPRO	30.4

Gain on Sale of Discontinued Operations	240.1
Income Tax Expense (Benefit)	(13.2)
Gain on Sale of Discontinued Operations, Net of Tax	253.3

Total Income on Discontinued Operations as Presented on the Statement of Income	$283.7

In the second quarter of 2016, AEP recorded a $3 million loss related to the final accounting for the sale of AEPRO, which was recorded in Income (Loss) from Discontinued Operations, Net of Tax, on AEP’s statements of income.

ASSETS AND LIABILITIES HELD FOR SALE

2016

Gavin, Waterford, Darby and Lawrenceburg Plants (Generation & Marketing Segment)
In the third quarter of 2016, management determined the Gavin, Waterford, Darby and Lawrenceburg Plants met the classification of held for sale. Accordingly, the four plants’ assets and liabilities were recorded as Assets Held for Sale and Liabilities Held for Sale on AEP’s balance sheet as of December 31, 2016 and as shown in the table below. The Income before Income Tax Expense and Equity Earnings of the four plants was approximately $375 million and $451 million for the years ended December 31, 2016 and 2015, respectively.

Generation & Marketing Segment

December 31,
2016
Assets:	(in millions)
Fuel	$145.5
Materials and Supplies	49.4
Property, Plant and Equipment - Net	1,756.2
Other Class of Assets That Are Not Major	0.1
Total Assets Classified as Held for Sale on the Balance Sheet	$1,951.2

Liabilities:
Long-term Debt	$134.8
Waterford Plant Upgrade Liability	52.2
Asset Retirement Obligations	36.7
Other Classes of Liabilities That Are Not Major	12.2
Total Liabilities Classified as Held for Sale on the Balance Sheet	$235.9

IMPAIRMENTS

2017

Merchant Generating Assets (Generation & Marketing Segment)

Through the third quarter of 2017, AEP recorded an additional pretax impairment of $4 million in Asset Impairments and Other Related Charges on AEP’s statements of income related to the Merchant Coal-fired Generation Assets. The initial impairment recorded related to these assets is discussed in the “2016” section below. In addition, AEP recorded a $7 million pretax impairment as Asset Impairments and Other Related Charges on AEP’s statements of income related to the sale of Zimmer Plant. The sale is further discussed in the “Disposition” section of this note.

Due to a significant increase in estimated costs identified in December 2017 to repair a defective dam structure at Racine Hydroelectric Plant (“Racine”), AEP performed an impairment analysis on Racine in accordance with accounting guidance for impairments of long-lived assets. AEP performed step one of the impairment analysis using undiscounted cash flows for the estimated useful life of Racine based upon energy and capacity price curves, which were developed internally with both observable Level 2 third party quotations and unobservable Level 3 inputs, as well as management’s forecasts of operating expenses and capital expenditures. AEP performed step two of the impairment analysis on Racine using a ten-year discounted cash flow model based upon similar forecasted information used in the step one test. The step two analysis resulted in a fair value determination for Racine of $0 and AEP recorded a pretax impairment of $43 million in Assets Impairments and Other Related Charges on the statement of income in the fourth quarter of 2017.

Welsh Plant, Unit 2 and Turk Plant (Vertically Integrated Utilities Segment) (Applies to AEP and SWEPCo)
In December 2017, SWEPCo recorded a pretax impairment of $19 million in Asset Impairments and Other Related Charges on the statements of income related to the Texas jurisdictional share of Welsh Plant, Unit 2 and other disallowed plant investments. Additionally in December 2017, SWEPCo recorded a pretax impairment of $15 million in Asset Impairments and Other Related Charges on the statements of income related to the Louisiana jurisdictional share of the Turk Plant. See the “2016 Texas Base Rate Case” and “Louisiana Turk Plant Prudence Review” sections of Note 4.
2016

Merchant Generating Assets (Generation & Marketing Segment)

In September 2016, due to AEP’s ongoing evaluation of strategic alternatives for its merchant generation assets, declining forecasts of future energy and capacity prices, and a decreasing likelihood of cost recovery through regulatory proceedings or legislation in the state of Ohio providing for the recovery of AEP’s existing Ohio merchant generation assets, AEP performed an impairment analysis at the unit level on the remaining merchant generation assets in accordance with accounting guidance for impairments of long-lived assets. Cardinal, Unit 1, a 43.5% interest in Conesville, Unit 4, Conesville, Units 5 and 6, a 26% interest in Stuart, Units 1-4, a 25.4% interest in Zimmer, Unit 1, and a 54.7% interest in Oklaunion (collectively the “Merchant Coal-Fired Generation Assets”) were subject to this analysis. Additionally, Racine, Putnam and I&M’s Price River coal reserves (“Coal Reserves”) and the Wind Farms were also included in this analysis. For the Merchant Coal-Fired Generation Assets, Racine and the Wind Farms, AEP performed step one of the impairment analysis using undiscounted cash flows for the estimated useful lives of the assets based upon energy and capacity price curves, as applicable, which were developed internally with both observable Level 2 third party quotations and unobservable Level 3 inputs, as well as management’s forecasts of operating expenses and capital expenditures. The step one analysis concluded the book value of Racine would be recovered and the book value of the remaining assets would not be recovered.

AEP performed step two of the impairment analysis on the Merchant Coal-Fired Generation Assets using a ten-year discounted cash flow model based upon forecasted energy and capacity price curves, which were developed internally using both observable Level 2 third party quotations and unobservable Level 3 inputs, as well as management’s forecasts of operating expenses and capital expenditures. The step two analysis resulted in projected negative cash flows. Based on this result, coupled with the significant capital investments necessary to comply with environmental rules to allow the Merchant Coal-Fired Generation Assets to operate to the end of their currently estimated depreciable lives and the joint-ownership structure of these facilities, management determined the fair value of these assets was $0. AEP performed step two of the impairment analysis on the Wind Farms using a ten-year discounted cash flow model utilizing forecasted energy price curves, which were developed internally using both observable Level 2 third party quotations and unobservable Level 3 inputs, as well as management’s forecasts of operating expenses and capital expenditures. The results concluded the Wind Farms were also impaired.

For the Coal Reserves, AEP performed step one of the impairment analysis and concluded the book value of the assets would not be recovered. Step two of the impairment analysis on the Coal Reserves was performed using a market approach with Level 3 unobservable inputs. The results concluded the Coal Reserves were also impaired.

Based on the impairment analysis performed, in the third quarter of 2016, AEP recorded a pretax impairment of $2.3 billion in Asset Impairments and Other Related Charges on the statements of income. See the table below for additional information.

Impaired Assets	Book Value	Fair Value	Impairment
	(in millions)
Merchant Coal-Fired Generation Assets	$2,139.4	$—	$2,139.4
Trent and Desert Sky Wind Farms	118.7	46.0	72.7
Coal Reserves (a)	56.6	3.8	52.8
Total	$2,314.7	$49.8	$2,264.9

(a)	Includes the $11 million book value of I&M’s Price River Coal Reserves which were fully impaired. This $11 million impairment is reflected in the Vertically Integrated Utilities Segment.

Based on capital expenditure activity of the Merchant Coal-fired Generation Assets in the fourth quarter of 2016, AEP recorded a pretax impairment of an additional $3 million in Asset Impairments and Other Related Charges on AEP’s statement of income.

8.  BENEFIT PLANS

The disclosures in this note apply to all Registrants except AEPTCo unless indicated otherwise.

For a discussion of investment strategy, investment limitations, target asset allocations and the classification of investments within the fair value hierarchy, see “Fair Value Measurements of Assets and Liabilities” and “Investments Held in Trust for Future Liabilities” sections of Note 1.

AEP sponsors a qualified pension plan and two unfunded nonqualified pension plans.  Substantially all AEP employees are covered by the qualified plan or both the qualified and a nonqualified pension plan.  AEP also sponsors OPEB plans to provide health and life insurance benefits for retired employees.

Due to the Registrant Subsidiaries’ participation in AEP’s benefits plans, the assumptions used by the actuary and the accounting for the plans by each subsidiary are the same.  This section details the assumptions that apply to all Registrants and the rate of compensation increase for each Registrant.

The Registrants recognize the funded status associated with defined benefit pension and OPEB plans on the balance sheets.  Disclosures about the plans are required by the “Compensation – Retirement Benefits” accounting guidance.  The Registrants recognize an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, and recognize, as a component of other comprehensive income, the changes in the funded status of the plan that arise during the year that are not recognized as a component of net periodic benefit cost.  The Registrants record a regulatory asset instead of other comprehensive income for qualifying benefit costs of regulated operations that for ratemaking purposes are deferred for future recovery.  The cumulative funded status adjustment is equal to the remaining unrecognized deferrals for unamortized actuarial losses or gains, prior service costs and transition obligations, such that remaining deferred costs result in an AOCI equity reduction or regulatory asset and deferred gains result in an AOCI equity addition or regulatory liability.

Actuarial Assumptions for Benefit Obligations

The weighted-average assumptions used in the measurement of the Registrants’ benefit obligations are shown in the following tables:

	Pension Plans		OPEB
	December 31,
Assumption	2017	2016	2017	2016
Discount Rate	3.65%	4.05%	3.60%	4.10%

	Pension Plans
	December 31,
Assumption – Rate of Compensation Increase (a)	2017	2016
AEP	4.80%	4.75%
AEP Texas	4.90%	4.85%
APCo	4.60%	4.55%
I&M	4.85%	4.80%
OPCo	4.95%	4.85%
PSO	4.90%	4.90%
SWEPCo	4.80%	4.75%

(a)	Rates are for base pay only. In addition, an amount is added to reflect target incentive compensation for exempt employees and overtime and incentive pay for nonexempt employees.

A duration-based method is used to determine the discount rate for the plans.  A hypothetical portfolio of high quality corporate bonds is constructed with cash flows matching the benefit plan liability.  The composite yield on the hypothetical bond portfolio is used as the discount rate for the plan.  The discount rate is the same for each Registrant.

For 2017, the rate of compensation increase assumed varies with the age of the employee, ranging from 3.5% per year to 12% per year, with the average increase shown in the table above.  The compensation increase rates reflect variations in each Registrants’ population participating in the pension plan.

Actuarial Assumptions for Net Periodic Benefit Costs

The weighted-average assumptions used in the measurement of each Registrants’ benefit costs are shown in the following tables:

	Pension Plans			OPEB
	Year Ended December 31,
Assumptions	2017	2016	2015	2017	2016	2015
Discount Rate	4.05%	4.30%	4.00%	4.10%	4.30%	4.00%
Expected Return on Plan Assets	6.00%	6.00%	6.00%	6.75%	7.00%	6.75%

	Pension Plans
	Year Ended December 31,
Assumption – Rate of Compensation Increase (a)	2017	2016	2015
AEP	4.80%	4.75%	4.80%
AEP Texas	4.90%	4.85%	4.50%
APCo	4.60%	4.55%	4.45%
I&M	4.85%	4.80%	4.80%
OPCo	4.95%	4.85%	4.80%
PSO	4.90%	4.90%	4.80%
SWEPCo	4.80%	4.75%	4.80%

(a)	Rates are for base pay only. In addition, an amount is added to reflect target incentive compensation for exempt employees and overtime and incentive pay for nonexempt employees.

The expected return on plan assets was determined by evaluating historical returns, the current investment climate (yield on fixed income securities and other recent investment market indicators), rate of inflation, third party forecasts and current prospects for economic growth.  The expected return on plan assets is the same for each Registrant.

The health care trend rate assumptions used for OPEB plans measurement purposes are shown below:

	December 31,
Health Care Trend Rates	2017	2016
Initial	6.50%	7.00%
Ultimate	5.00%	5.00%
Year Ultimate Reached	2024	2024

Assumed health care cost trend rates have a significant effect on the amounts reported for the OPEB health care plans.  A 1% change in assumed health care cost trend rates would have the following effects:

	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Effect on Total Service and Interest Cost Components of Net Periodic Postretirement Health Care Benefit Cost:
1% Increase	$2.5	$0.1	$0.5	$0.2	$0.2	$0.1	$0.1
1% Decrease	(2.0)	(0.1)	(0.4)	(0.2)	(0.2)	(0.1)	(0.1)

Effect on the Health Care Component of the Accumulated Postretirement Benefit Obligation:
1% Increase	$45.4	$2.6	$10.8	$3.7	$3.5	$1.7	$1.9
1% Decrease	(39.6)	(2.4)	(9.1)	(3.4)	(3.2)	(1.5)	(1.8)

Significant Concentrations of Risk within Plan Assets

In addition to establishing the target asset allocation of plan assets, the investment policy also places restrictions on securities to limit significant concentrations within plan assets.  The investment policy establishes guidelines that govern maximum market exposure, security restrictions, prohibited asset classes, prohibited types of transactions, minimum credit quality, average portfolio credit quality, portfolio duration and concentration limits.  The guidelines were established to mitigate the risk of loss due to significant concentrations in any investment.  Management monitors the plans to control security diversification and ensure compliance with the investment policy.  As of December 31, 2017, the assets were invested in compliance with all investment limits.  See “Investments Held in Trust for Future Liabilities” section of Note 1 for limit details.

Benefit Plan Obligations, Plan Assets and Funded Status

The following tables provide a reconciliation of the changes in the plans’ benefit obligations, fair value of plan assets and funded status.  The benefit obligation for the defined benefit pension and OPEB plans are the projected benefit obligation and the accumulated benefit obligation, respectively.

AEP	Pension Plans		OPEB
	2017	2016	2017	2016
Change in Benefit Obligation	(in millions)
Benefit Obligation as of January 1,	$5,085.8	$4,992.9	$1,447.4	$1,450.6
Service Cost	96.5	85.8	11.2	10.2
Interest Cost	203.1	211.6	59.3	60.9
Actuarial (Gain) Loss	182.4	142.7	(97.5)	17.3
Benefit Payments	(352.0)	(347.2)	(128.6)	(130.2)
Participant Contributions	—	—	39.5	37.8
Medicare Subsidy	—	—	0.7	0.8
Benefit Obligation as of December 31,	$5,215.8	$5,085.8	$1,332.0	$1,447.4

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$4,827.3	$4,767.6	$1,545.9	$1,577.4
Actual Gain on Plan Assets	600.0	315.5	271.6	56.0
Company Contributions	98.8	91.4	4.1	4.9
Participant Contributions	—	—	39.5	37.8
Benefit Payments	(352.0)	(347.2)	(128.6)	(130.2)
Fair Value of Plan Assets as of December 31,	$5,174.1	$4,827.3	$1,732.5	$1,545.9

Funded (Underfunded) Status as of December 31,	$(41.7)	$(258.5)	$400.5	$98.5

AEP Texas	Pension Plans		OPEB
	2017	2016	2017	2016
Change in Benefit Obligation	(in millions)
Benefit Obligation as of January 1,	$421.7	$420.3	$120.4	$122.0
Transfer of CSW Energy, Inc. Benefit Obligation	—	(2.8)	—	(0.4)
Service Cost	8.6	7.5	0.9	0.7
Interest Cost	17.1	17.8	4.9	5.1
Actuarial (Gain) Loss	25.6	11.1	(11.9)	0.8
Benefit Payments	(31.7)	(32.2)	(10.8)	(11.4)
Participant Contributions	—	—	3.6	3.5
Medicare Subsidy	—	—	—	0.1
Benefit Obligation as of December 31,	$441.3	$421.7	$107.1	$120.4

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$416.6	$415.4	$134.1	$138.6
Transfer of CSW Energy, Inc. Plan Assets	—	(2.5)	—	(0.4)
Actual Gain on Plan Assets	61.8	27.4	20.4	3.8
Company Contributions	9.2	8.5	—	—
Participant Contributions	—	—	3.6	3.5
Benefit Payments	(31.7)	(32.2)	(10.8)	(11.4)
Fair Value of Plan Assets as of December 31,	$455.9	$416.6	$147.3	$134.1

Funded (Underfunded) Status as of December 31,	$14.6	$(5.1)	$40.2	$13.7

APCo	Pension Plans		OPEB
	2017	2016	2017	2016
Change in Benefit Obligation	(in millions)
Benefit Obligation as of January 1,	$654.0	$653.4	$255.6	$262.2
Service Cost	9.4	8.1	1.1	1.0
Interest Cost	25.7	27.2	10.6	10.8
Actuarial (Gain) Loss	15.7	9.2	(13.4)	(0.2)
Benefit Payments	(39.8)	(43.9)	(24.3)	(24.8)
Participant Contributions	—	—	6.7	6.4
Medicare Subsidy	—	—	0.2	0.2
Benefit Obligation as of December 31,	$665.0	$654.0	$236.5	$255.6

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$606.4	$603.2	$246.9	$256.7
Actual Gain on Plan Assets	74.9	38.3	41.6	5.9
Company Contributions	10.2	8.8	2.5	2.7
Participant Contributions	—	—	6.7	6.4
Benefit Payments	(39.8)	(43.9)	(24.3)	(24.8)
Fair Value of Plan Assets as of December 31,	$651.7	$606.4	$273.4	$246.9

Funded (Underfunded) Status as of December 31,	$(13.3)	$(47.6)	$36.9	$(8.7)

I&M	Pension Plans		OPEB
	2017	2016	2017	2016
Change in Benefit Obligation	(in millions)
Benefit Obligation as of January 1,	$611.6	$591.5	$167.6	$166.3
Service Cost	14.0	12.2	1.6	1.5
Interest Cost	24.3	25.3	6.9	7.0
Actuarial (Gain) Loss	10.8	20.1	(12.0)	3.8
Benefit Payments	(36.4)	(37.5)	(15.6)	(15.7)
Participant Contributions	—	—	4.9	4.6
Medicare Subsidy	—	—	0.1	0.1
Benefit Obligation as of December 31,	$624.3	$611.6	$153.5	$167.6

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$586.1	$570.0	$186.6	$189.0
Actual Gain on Plan Assets	74.0	40.6	35.2	8.7
Company Contributions	13.0	13.0	—	—
Participant Contributions	—	—	4.9	4.6
Benefit Payments	(36.4)	(37.5)	(15.6)	(15.7)
Fair Value of Plan Assets as of December 31,	$636.7	$586.1	$211.1	$186.6

Funded (Underfunded) Status as of December 31,	$12.4	$(25.5)	$57.6	$19.0

OPCo	Pension Plans		OPEB
	2017	2016	2017	2016
Change in Benefit Obligation	(in millions)
Benefit Obligation as of January 1,	$492.9	$497.5	$164.0	$168.6
Service Cost	7.5	6.5	0.9	0.8
Interest Cost	19.4	20.6	6.7	7.0
Actuarial (Gain) Loss	13.1	4.7	(16.6)	(1.0)
Benefit Payments	(31.8)	(36.4)	(15.5)	(16.2)
Participant Contributions	—	—	4.7	4.7
Medicare Subsidy	—	—	0.1	0.1
Benefit Obligation as of December 31,	$501.1	$492.9	$144.3	$164.0

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$473.8	$472.1	$182.6	$191.6
Actual Gain on Plan Assets	58.9	30.9	26.7	2.5
Company Contributions	8.2	7.2	—	—
Participant Contributions	—	—	4.7	4.7
Benefit Payments	(31.8)	(36.4)	(15.5)	(16.2)
Fair Value of Plan Assets as of December 31,	$509.1	$473.8	$198.5	$182.6

Funded (Underfunded) Status as of December 31,	$8.0	$(19.1)	$54.2	$18.6

PSO	Pension Plans		OPEB
	2017	2016	2017	2016
Change in Benefit Obligation	(in millions)
Benefit Obligation as of January 1,	$266.7	$265.4	$77.6	$77.7
Service Cost	6.4	6.2	0.7	0.6
Interest Cost	10.7	11.2	3.2	3.3
Actuarial (Gain) Loss	10.1	3.1	(7.5)	1.0
Benefit Payments	(17.3)	(19.2)	(6.9)	(7.2)
Participant Contributions	—	—	2.3	2.2
Benefit Obligation as of December 31,	$276.6	$266.7	$69.4	$77.6

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$266.0	$262.1	$86.4	$88.3
Actual Gain on Plan Assets	33.6	17.3	13.7	3.1
Company Contributions	5.5	5.8	—	—
Participant Contributions	—	—	2.3	2.2
Benefit Payments	(17.3)	(19.2)	(6.9)	(7.2)
Fair Value of Plan Assets as of December 31,	$287.8	$266.0	$95.5	$86.4

Funded (Underfunded) Status as of December 31,	$11.2	$(0.7)	$26.1	$8.8

SWEPCo	Pension Plans		OPEB
	2017	2016	2017	2016
Change in Benefit Obligation	(in millions)
Benefit Obligation as of January 1,	$296.6	$282.8	$86.9	$86.1
Service Cost	8.7	8.1	0.9	0.8
Interest Cost	12.3	12.4	3.6	3.6
Actuarial (Gain) Loss	16.3	13.8	(6.2)	1.5
Benefit Payments	(19.3)	(20.5)	(7.4)	(7.5)
Participant Contributions	—	—	2.5	2.4
Benefit Obligation as of December 31,	$314.6	$296.6	$80.3	$86.9

Change in Fair Value of Plan Assets
Fair Value of Plan Assets as of January 1,	$287.3	$280.6	$96.8	$97.8
Actual Gain on Plan Assets	34.6	18.8	18.5	4.1
Company Contributions	9.1	8.4	—	—
Participant Contributions	—	—	2.5	2.4
Benefit Payments	(19.3)	(20.5)	(7.4)	(7.5)
Fair Value of Plan Assets as of December 31,	$311.7	$287.3	$110.4	$96.8

Funded (Underfunded) Status as of December 31,	$(2.9)	$(9.3)	$30.1	$9.9

Amounts Recognized on the Balance Sheets

	Pension Plans		OPEB
	December 31,
AEP	2017	2016	2017	2016
	(in millions)
Deferred Charges and Other Noncurrent Assets – Prepaid Benefit Costs	$36.3	$—	$463.0	$154.5
Other Current Liabilities – Accrued Short-term Benefit Liability	(6.2)	(5.9)	(3.2)	(3.0)
Employee Benefits and Pension Obligations – Accrued Long-term Benefit Liability	(71.8)	(252.6)	(59.3)	(53.0)
Funded (Underfunded) Status	$(41.7)	$(258.5)	$400.5	$98.5

	Pension Plans		OPEB
	December 31,
AEP Texas	2017	2016	2017	2016
	(in millions)
Deferred Charges and Other Noncurrent Assets – Prepaid Benefit Costs	$18.6	$—	$40.2	$13.7
Other Current Liabilities – Accrued Short-term Benefit Liability	(0.4)	(0.4)	—	—
Deferred Credits and Other Noncurrent Liabilities – Accrued Long-term Benefit Liability	(3.6)	(4.7)	—	—
Funded (Underfunded) Status	$14.6	$(5.1)	$40.2	$13.7

	Pension Plans		OPEB
	December 31,
APCo	2017	2016	2017	2016
	(in millions)
Deferred Charges and Other Noncurrent Assets – Prepaid Benefit Costs	$—	$—	$74.6	$25.2
Other Current Liabilities – Accrued Short-term Benefit Liability	—	—	(2.5)	(2.4)
Employee Benefits and Pension Obligations – Accrued Long-term Benefit Liability	(13.3)	(47.6)	(35.2)	(31.5)
Funded (Underfunded) Status	$(13.3)	$(47.6)	$36.9	$(8.7)

	Pension Plans		OPEB
	December 31,
I&M	2017	2016	2017	2016
	(in millions)
Deferred Charges and Other Noncurrent Assets – Prepaid Benefit Costs	$13.4	$—	$57.6	$19.0
Deferred Credits and Other Noncurrent Liabilities – Accrued Long-term Benefit Liability	(1.0)	(25.5)	—	—
Funded (Underfunded) Status	$12.4	$(25.5)	$57.6	$19.0

	Pension Plans		OPEB
	December 31,
OPCo	2017	2016	2017	2016
	(in millions)
Deferred Charges and Other Noncurrent Assets – Prepaid Benefit Costs	$8.4	$—	$54.2	$18.6
Deferred Credits and Other Noncurrent Liabilities – Accrued Long-term Benefit Liability	(0.4)	(19.1)	—	—
Funded (Underfunded) Status	$8.0	$(19.1)	$54.2	$18.6

	Pension Plans		OPEB
	December 31,
PSO	2017	2016	2017	2016
	(in millions)
Employee Benefits and Pension Assets – Prepaid Benefit Costs	$13.9	$1.6	$26.1	$8.8
Other Current Liabilities – Accrued Short-term Benefit Liability	(0.2)	(0.2)	—	—
Deferred Credits and Other Noncurrent Liabilities – Accrued Long-term Benefit Liability	(2.5)	(2.1)	—	—
Funded (Underfunded) Status	$11.2	$(0.7)	$26.1	$8.8

	Pension Plans		OPEB
	December 31,
SWEPCo	2017	2016	2017	2016
	(in millions)
Deferred Charges and Other Noncurrent Assets – Prepaid Benefit Costs	$—	$—	$30.1	$9.9
Other Current Liabilities – Accrued Short-term Benefit Liability	(0.2)	(0.1)	—	—
Employee Benefits and Pension Obligations – Accrued Long-term Benefit Liability	(2.7)	(9.2)	—	—
Funded (Underfunded) Status	$(2.9)	$(9.3)	$30.1	$9.9

Amounts Included in AOCI, Income Tax Expense and Regulatory Assets

AEP	Pension Plans		OPEB
	December 31,
	2017	2016	2017	2016
Components	(in millions)
Net Actuarial Loss	$1,354.2	$1,569.8	$309.9	$614.4
Prior Service Cost (Credit)	—	1.0	(416.3)	(485.4)

Recorded as
Regulatory Assets	$1,271.3	$1,415.6	$(82.4)	$90.4
Deferred Income Taxes	17.4	54.4	(5.0)	13.5
Net of Tax AOCI	53.9	100.8	(15.6)	25.1
Income Tax Expense (a)	11.6	—	(3.4)	—

AEP Texas	Pension Plans		OPEB
	December 31,
	2017	2016	2017	2016
Components	(in millions)
Net Actuarial Loss	$175.2	$193.3	$23.9	$50.7
Prior Service Credit	—	—	(35.4)	(41.2)

Recorded as
Regulatory Assets	$161.4	$178.5	$(10.2)	$9.7
Deferred Income Taxes	2.9	5.2	(0.3)	(0.1)
Net of Tax AOCI	8.9	9.6	(0.8)	(0.1)
Income Tax Expense (a)	2.0	—	(0.2)	—

APCo	Pension Plans		OPEB
	December 31,
	2017	2016	2017	2016
Components	(in millions)
Net Actuarial Loss	$182.5	$216.2	$48.0	$92.9
Prior Service Cost (Credit)	—	0.2	(60.4)	(70.5)

Recorded as
Regulatory Assets	$179.9	$213.7	$(11.1)	$7.7
Deferred Income Taxes	0.5	1.0	(0.3)	5.1
Net of Tax AOCI	1.7	1.7	(0.8)	9.6
Income Tax Expense (a)	0.4	—	(0.2)	—

I&M	Pension Plans		OPEB
	December 31,
	2017	2016	2017	2016
Components	(in millions)
Net Actuarial Loss	$94.9	$133.2	$42.0	$81.3
Prior Service Cost (Credit)	—	0.2	(56.9)	(66.3)

Recorded as
Regulatory Assets	$91.8	$128.2	$(14.0)	$13.7
Deferred Income Taxes	0.7	1.8	(0.2)	0.5
Net of Tax AOCI	2.0	3.4	(0.6)	0.8
Income Tax Expense (a)	0.4	—	(0.1)	—

OPCo	Pension Plans		OPEB
	December 31,
	2017	2016	2017	2016
Components	(in millions)
Net Actuarial Loss	$189.6	$215.4	$22.6	$58.2
Prior Service Cost (Credit)	—	0.1	(41.6)	(48.5)

Recorded as
Regulatory Assets	$189.6	$215.5	$(19.0)	$9.7

PSO	Pension Plans		OPEB
	December 31,
	2017	2016	2017	2016
Components	(in millions)
Net Actuarial Loss	$78.8	$91.0	$19.8	$37.3
Prior Service Credit	—	—	(25.9)	(30.2)

Recorded as
Regulatory Assets	$78.8	$91.0	$(6.1)	$7.1

SWEPCo	Pension Plans		OPEB
	December 31,
	2017	2016	2017	2016
Components	(in millions)
Net Actuarial Loss	$97.4	$103.8	$24.7	$45.4
Prior Service Cost (Credit)	—	0.1	(31.4)	(36.6)

Recorded as
Regulatory Assets	$97.4	$103.9	$(3.7)	$5.7
Deferred Income Taxes	—	—	(0.6)	1.1
Net of Tax AOCI	—	—	(2.0)	2.0
Income Tax Expense (a)	—	—	(0.4)	—

(a)
Amounts relate to the re-measurement of Deferred Income Taxes as a result of Tax Reform. In accordance with the accounting guidance for “Income Taxes”, re-measurement of Deferred Income Taxes related to AOCI must flow through the statement of income.

Components of the change in amounts included in AOCI, Income Tax Expense and Regulatory Assets by Registrant are as follows:

AEP	Pension Plans		OPEB
	2017	2016	2017	2016
Components	(in millions)
Actuarial (Gain) Loss During the Year	$(132.8)	$107.5	$(267.8)	$68.4
Amortization of Actuarial Loss	(82.8)	(83.8)	(36.7)	(31.4)
Amortization of Prior Service Credit (Cost)	(1.0)	(2.3)	69.1	69.0
Change for the Year Ended December 31,	$(216.6)	$21.4	$(235.4)	$106.0

AEP Texas	Pension Plans		OPEB
	2017	2016	2017	2016
Components	(in millions)
Actuarial (Gain) Loss During the Year	$(11.1)	$7.1	$(23.6)	$6.4
Amortization of Actuarial Loss	(7.0)	(7.1)	(3.2)	(2.8)
Amortization of Prior Service Credit (Cost)	—	(0.4)	5.8	6.0
Change for the Year Ended December 31,	$(18.1)	$(0.4)	$(21.0)	$9.6

APCo	Pension Plans		OPEB
	2017	2016	2017	2016
Components	(in millions)
Actuarial (Gain) Loss During the Year	$(23.3)	$6.2	$(38.6)	$11.4
Amortization of Actuarial Loss	(10.4)	(10.8)	(6.3)	(5.4)
Amortization of Prior Service Credit (Cost)	(0.2)	(0.1)	10.1	10.1
Change for the Year Ended December 31,	$(33.9)	$(4.7)	$(34.8)	$16.1

I&M	Pension Plans		OPEB
	2017	2016	2017	2016
Components	(in millions)
Actuarial (Gain) Loss During the Year	$(28.6)	$13.2	$(34.9)	$7.9
Amortization of Actuarial Loss	(9.7)	(10.0)	(4.4)	(3.7)
Amortization of Prior Service Credit (Cost)	(0.2)	(0.1)	9.4	9.4
Change for the Year Ended December 31,	$(38.5)	$3.1	$(29.9)	$13.6

OPCo	Pension Plans		OPEB
	2017	2016	2017	2016
Components	(in millions)
Actuarial (Gain) Loss During the Year	$(18.0)	$1.5	$(31.3)	$9.4
Amortization of Actuarial Loss	(7.8)	(8.1)	(4.3)	(3.8)
Amortization of Prior Service Credit (Cost)	(0.1)	(0.1)	6.9	6.9
Change for the Year Ended December 31,	$(25.9)	$(6.7)	$(28.7)	$12.5

PSO	Pension Plans		OPEB
	2017	2016	2017	2016
Components	(in millions)
Actuarial (Gain) Loss During the Year	$(7.9)	$1.3	$(15.5)	$3.9
Amortization of Actuarial Loss	(4.3)	(4.4)	(2.0)	(1.8)
Amortization of Prior Service Credit (Cost)	—	(0.3)	4.3	4.3
Change for the Year Ended December 31,	$(12.2)	$(3.4)	$(13.2)	$6.4

SWEPCo	Pension Plans		OPEB
	2017	2016	2017	2016
Components	(in millions)
Actuarial (Gain) Loss During the Year	$(1.5)	$11.5	$(18.4)	$4.0
Amortization of Actuarial Loss	(4.9)	(4.8)	(2.3)	(1.9)
Amortization of Prior Service Credit (Cost)	(0.1)	(0.3)	5.2	5.0
Change for the Year Ended December 31,	$(6.5)	$6.4	$(15.5)	$7.1

Determination of Pension Expense

The determination of pension expense or income is based on a market-related valuation of assets which reduces year-to-year volatility.  This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur.  Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return.

Pension and OPEB Assets

The fair value tables within Pension and OPEB Assets present the classification of assets for AEP within the fair value hierarchy. All Level 1, 2, 3 and Other amounts can be allocated to the Registrant Subsidiaries using the percentages in the table below:

	Pension Plan		OPEB
	December 31,
Company	2017	2016	2017	2016
AEP Texas	8.8%	8.6%	8.5%	8.7%
APCo	12.6%	12.6%	15.8%	16.0%
I&M	12.3%	12.1%	12.2%	12.1%
OPCo	9.8%	9.8%	11.5%	11.8%
PSO	5.6%	5.5%	5.5%	5.6%
SWEPCo	6.0%	6.0%	6.4%	6.3%

The following table presents the classification of pension plan assets for AEP within the fair value hierarchy as of December 31, 2017:

Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in millions)
Equities:
Domestic	$318.6	$—	$—	$—	$318.6	6.2%
International	507.7	—	—	—	507.7	9.8%
Options	—	26.9	—	—	26.9	0.5%
Common Collective Trusts (c)	—	—	—	452.9	452.9	8.7%
Subtotal – Equities	826.3	26.9	—	452.9	1,306.1	25.2%

Fixed Income:
United States Government and Agency Securities	—	1,376.5	—	—	1,376.5	26.6%
Corporate Debt	—	1,277.0	—	—	1,277.0	24.7%
Foreign Debt	—	296.9	—	—	296.9	5.7%
State and Local Government	—	31.7	—	—	31.7	0.6%
Other – Asset Backed	—	10.2	—	—	10.2	0.2%
Subtotal – Fixed Income	—	2,992.3	—	—	2,992.3	57.8%

Infrastructure (c)	—	—	—	59.5	59.5	1.2%
Real Estate (c)	—	—	—	290.3	290.3	5.6%
Alternative Investments (c)	—	—	—	446.0	446.0	8.6%
Securities Lending	—	501.8	—	—	501.8	9.7%
Securities Lending Collateral (a)	—	—	—	(503.5)	(503.5)	(9.7)%
Cash and Cash Equivalents (c)	0.4	35.6	—	21.2	57.2	1.1%
Other – Pending Transactions and Accrued Income (b)	—	—	—	24.4	24.4	0.5%

Total	$826.7	$3,556.6	$—	$790.8	$5,174.1	100.0%

(a)	Amounts in “Other” column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in “Other” column primarily represent accrued interest, dividend receivables and transactions pending settlement.

(c)	Amounts in “Other” column represent investments for which fair value is measured using net asset value per share.

The following table sets forth a reconciliation of changes in the fair value of AEP’s assets classified as Level 3 in the fair value hierarchy for the pension assets:

	Infrastructure	Real Estate	Alternative Investments	Total Level 3
(in millions)
Balance as of January 1, 2017	$57.6	$254.9	$411.1	$723.6
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	—	—	—	—
Relating to Assets Sold During the Period	—	—	—	—
Purchases and Sales	—	—	—	—
Transfers into Level 3	—	—	—	—
Transfers out of Level 3 (a)	(57.6)	(254.9)	(411.1)	(723.6)
Balance as of December 31, 2017	$—	$—	$—	$—

(a)
The classification of Level 3 assets from the prior year was corrected in the current year presentation and included within the fair value hierarchy table as of December 31, 2017 as “Other” investments for which fair value is measured using net asset value per share in accordance with ASU 2015-07, Disclosure for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). Management concluded that these disclosure errors were immaterial individually and in the aggregate to all prior periods presented.

The following table presents the classification of OPEB plan assets for AEP within the fair value hierarchy as of December 31, 2017:

Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in millions)
Equities:
Domestic	$307.1	$—	$—	$—	$307.1	17.7%
International	306.9	—	—	—	306.9	17.7%
Options	—	9.4	—	—	9.4	0.5%
Common Collective Trusts (b)	—	—	—	153.6	153.6	8.9%
Subtotal – Equities	614.0	9.4	—	153.6	777.0	44.8%

Fixed Income:
Common Collective Trust – Debt (b)	—	—	—	185.0	185.0	10.7%
United States Government and Agency Securities	—	187.4	—	—	187.4	10.8%
Corporate Debt	—	214.1	—	—	214.1	12.4%
Foreign Debt	—	40.7	—	—	40.7	2.4%
State and Local Government	49.7	16.8	—	—	66.5	3.8%
Other – Asset Backed	—	0.2	—	—	0.2	—%
Subtotal – Fixed Income	49.7	459.2	—	185.0	693.9	40.1%

Trust Owned Life Insurance:
International Equities	—	105.4	—	—	105.4	6.1%
United States Bonds	—	118.2	—	—	118.2	6.8%
Subtotal – Trust Owned Life Insurance	—	223.6	—	—	223.6	12.9%

Cash and Cash Equivalents (b)	36.7	—	—	4.2	40.9	2.4%
Other – Pending Transactions and Accrued Income (a)	—	—	—	(2.9)	(2.9)	(0.2)%

Total	$700.4	$692.2	$—	$339.9	$1,732.5	100.0%

(a)	Amounts in “Other” column primarily represent accrued interest, dividend receivables and transactions pending settlement.

(b)	Amounts in “Other” column represent investments for which fair value is measured using net asset value per share.

The following table presents the classification of pension plan assets for AEP within the fair value hierarchy as of December 31, 2016:

Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in millions)
Equities:
Domestic	$357.8	$—	$—	$—	$357.8	7.4%
International	439.2	—	—	—	439.2	9.1%
Options	—	20.0	—	—	20.0	0.4%
Common Collective Trusts (c)	—	14.0	—	400.5	414.5	8.6%
Subtotal – Equities	797.0	34.0	—	400.5	1,231.5	25.5%

Fixed Income:
Common Collective Trust – Debt (c)	—	—	—	32.3	32.3	0.7%
United States Government and Agency Securities (c)	—	423.3	—	17.7	441.0	9.1%
Corporate Debt (c)	—	1,932.2	—	10.0	1,942.2	40.2%
Foreign Debt (c)	—	373.7	—	12.1	385.8	8.0%
State and Local Government	—	11.5	—	—	11.5	0.2%
Other – Asset Backed (c)	—	5.4	—	7.4	12.8	0.3%
Subtotal – Fixed Income	—	2,746.1	—	79.5	2,825.6	58.5%

Infrastructure	—	—	57.6	—	57.6	1.2%
Real Estate	—	—	254.9	—	254.9	5.3%
Alternative Investments	—	—	411.1	—	411.1	8.5%
Securities Lending	—	161.6	—	—	161.6	3.4%
Securities Lending Collateral (a)	—	—	—	(163.3)	(163.3)	(3.4)%
Cash and Cash Equivalents (c)	—	—	—	29.7	29.7	0.6%
Other – Pending Transactions and Accrued Income (b)	—	—	—	18.6	18.6	0.4%

Total	$797.0	$2,941.7	$723.6	$365.0	$4,827.3	100.0%

(a)	Amounts in “Other” column primarily represent an obligation to repay collateral received as part of the Securities Lending Program.

(b)	Amounts in “Other” column primarily represent accrued interest, dividend receivables and transactions pending settlement.

(c)	Amounts in “Other” column represent investments for which fair value is measured using net asset value per share.

The following table sets forth a reconciliation of changes in the fair value of AEP’s assets classified as Level 3 in the fair value hierarchy for the pension assets:

	Foreign Debt	Infrastructure	Real Estate	Alternative Investments	Total Level 3
	(in millions)
Balance as of January 1, 2016	$0.1	$42.0	$253.7	$378.7	$674.5
Actual Return on Plan Assets
Relating to Assets Still Held as of the Reporting Date	—	5.9	5.3	13.7	24.9
Relating to Assets Sold During the Period	—	0.9	23.2	21.1	45.2
Purchases and Sales	(0.1)	8.8	(27.3)	(2.4)	(21.0)
Transfers into Level 3	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—
Balance as of December 31, 2016	$—	$57.6	$254.9	$411.1	$723.6

The following table presents the classification of OPEB plan assets for AEP within the fair value hierarchy as of December 31, 2016:

Asset Class	Level 1	Level 2	Level 3	Other	Total	Year End Allocation
	(in millions)
Equities:
Domestic	$517.1	$—	$—	$—	$517.1	33.5%
International	435.5	—	—	—	435.5	28.2%
Options	—	15.2	—	—	15.2	1.0%
Common Collective Trusts (b)	—	10.9	—	20.5	31.4	2.0%
Subtotal – Equities	952.6	26.1	—	20.5	999.2	64.7%

Fixed Income:
Common Collective Trust – Debt (b)	—	—	—	93.7	93.7	6.0%
United States Government and Agency Securities	—	64.7	—	—	64.7	4.2%
Corporate Debt	—	121.6	—	—	121.6	7.9%
Foreign Debt	—	18.6	—	—	18.6	1.2%
State and Local Government	—	3.0	—	—	3.0	0.2%
Other – Asset Backed	—	5.9	—	—	5.9	0.4%
Subtotal – Fixed Income	—	213.8	—	93.7	307.5	19.9%

Trust Owned Life Insurance:
International Equities (b)	—	—	—	110.1	110.1	7.1%
United States Bonds (b)	—	—	—	97.4	97.4	6.3%
Subtotal – Trust Owned Life Insurance	—	—	—	207.5	207.5	13.4%

Cash and Cash Equivalents	24.0	10.5	—	—	34.5	2.2%
Other – Pending Transactions and Accrued Income (a)	—	—	—	(2.8)	(2.8)	(0.2)%

Total	$976.6	$250.4	$—	$318.9	$1,545.9	100.0%

(a)	Amounts in “Other” column primarily represent accrued interest, dividend receivables and transactions pending settlement.

(b)	Amounts in “Other” column represent investments for which fair value is measured using net asset value per share.

Accumulated Benefit Obligation

The accumulated benefit obligation for the pension plans is as follows:

Accumulated Benefit Obligation	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Qualified Pension Plan	$4,951.3	$421.4	$648.0	$592.4	$483.4	$256.9	$289.4
Nonqualified Pension Plans	73.9	3.8	0.2	0.4	0.1	2.7	2.2
Total as of December 31, 2017	$5,025.2	$425.2	$648.2	$592.8	$483.5	$259.6	$291.6

Accumulated Benefit Obligation	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Qualified Pension Plan	$4,846.0	$404.7	$641.0	$588.5	$478.0	$252.0	$279.8
Nonqualified Pension Plans	69.8	3.8	0.3	0.3	—	2.2	1.7
Total as of December 31, 2016	$4,915.8	$408.5	$641.3	$588.8	$478.0	$254.2	$281.5

For the underfunded pension plans that had an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets of these plans were as follows:

	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Projected Benefit Obligation	$78.0	$4.0	$0.4	$1.0	$0.4	$2.7	$2.2

Accumulated Benefit Obligation	$73.9	$3.8	$0.2	$0.4	$0.1	$2.7	$2.2
Fair Value of Plan Assets	—	—	—	—	—	—	—
Underfunded Accumulated Benefit Obligation as of December 31, 2017	$(73.9)	$(3.8)	$(0.2)	$(0.4)	$(0.1)	$(2.7)	$(2.2)

	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Projected Benefit Obligation	$5,085.8	$3.8	$654.0	$611.6	$492.9	$2.3	$1.7

Accumulated Benefit Obligation	$4,915.8	$3.8	$641.3	$588.8	$478.0	$2.2	$1.7
Fair Value of Plan Assets	4,827.3	—	606.4	586.1	473.8	—	—
Underfunded Accumulated Benefit Obligation as of December 31, 2016	$(88.5)	$(3.8)	$(34.9)	$(2.7)	$(4.2)	$(2.2)	$(1.7)

Estimated Future Benefit Payments and Contributions

The estimated pension benefit payments and contributions to the trust are at least the minimum amount required by the Employee Retirement Income Security Act plus payment of unfunded nonqualified benefits.  For the qualified pension plan, additional discretionary contributions may also be made to maintain the funded status of the plan.   For OPEB plans, expected payments include the payment of unfunded benefits.  The following table provides the estimated contributions and payments by Registrant for 2018:

Company	Pension Plans	OPEB
	(in millions)
AEP	$100.7	$4.2
AEP Texas	3.6	—
APCo	9.6	2.5
I&M	1.6	—
OPCo	1.2	—
PSO	0.2	—
SWEPCo	2.8	—

The tables below reflect the total benefits expected to be paid from the plan or from the Registrants’ assets.  The payments include the participants’ contributions to the plan for their share of the cost.  Future benefit payments are dependent on the number of employees retiring, whether the retiring employees elect to receive pension benefits as annuities or as lump sum distributions, future integration of the benefit plans with changes to Medicare and other legislation, future levels of interest rates and variances in actuarial results.  The estimated payments for the pension benefits and OPEB are as follows:

Pension Plans	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
2018	$333.2	$31.0	$42.9	$35.1	$35.1	$18.6	$20.8
2019	340.1	31.0	43.9	37.2	35.0	19.5	21.6
2020	345.0	33.7	43.5	37.6	35.1	19.8	21.8
2021	356.2	34.7	44.4	38.7	34.3	21.7	23.2
2022	356.8	33.5	44.6	40.4	35.0	21.1	23.3
Years 2023 to 2027, in Total	1,795.4	165.6	221.3	210.8	165.6	104.3	121.5

OPEB Benefit Payments	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
2018	$122.8	$10.2	$23.3	$14.9	$14.6	$6.5	$7.1
2019	123.1	10.4	22.8	14.9	14.7	6.6	7.1
2020	124.0	10.5	22.8	15.0	14.6	6.8	7.4
2021	124.6	10.7	22.6	15.2	14.5	6.8	7.6
2022	124.6	10.8	22.3	15.2	14.5	6.8	7.7
Years 2023 to 2027, in Total	616.4	53.7	106.2	74.8	69.6	34.7	40.4

OPEB Medicare Subsidy Receipts	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
2018	$0.3	$—	$0.2	$—	$—	$—	$—
2019	0.3	—	0.2	—	—	—	—
2020	0.3	—	0.2	—	—	—	—
2021	0.3	—	0.2	—	—	—	—
2022	0.3	—	0.2	—	—	—	—
Years 2023 to 2027, in Total	1.7	—	0.9	—	—	—	—

Components of Net Periodic Benefit Cost

The following tables provide the components of net periodic benefit cost (credit) by Registrant for the plans:

AEP	Pension Plans			OPEB
	Years Ended December 31,
	2017	2016	2015	2017	2016	2015
	(in millions)
Service Cost	$96.5	$85.8	$93.5	$11.2	$10.2	$12.2
Interest Cost	203.1	211.6	205.3	59.3	60.9	56.8
Expected Return on Plan Assets	(284.8)	(280.3)	(274.8)	(101.3)	(107.0)	(111.0)
Amortization of Prior Service Cost (Credit)	1.0	2.3	2.2	(69.1)	(69.0)	(69.1)
Amortization of Net Actuarial Loss	82.8	83.8	107.1	36.7	31.4	18.8
Net Periodic Benefit Cost (Credit)	98.6	103.2	133.3	(63.2)	(73.5)	(92.3)
Capitalized Portion	(39.9)	(37.8)	(48.4)	25.6	26.9	33.5
Net Periodic Benefit Cost (Credit) Recognized in Expense	$58.7	$65.4	$84.9	$(37.6)	$(46.6)	$(58.8)

AEP Texas	Pension Plans			OPEB
	Years Ended December 31,
	2017	2016	2015	2017	2016	2015
	(in millions)
Service Cost	$8.6	$7.5	$7.6	$0.9	$0.7	$0.8
Interest Cost	17.1	17.8	17.2	4.9	5.1	4.8
Expected Return on Plan Assets	(25.0)	(24.5)	(24.1)	(8.8)	(9.3)	(9.9)
Amortization of Prior Service Cost (Credit)	—	0.4	0.3	(5.8)	(6.0)	(5.9)
Amortization of Net Actuarial Loss	7.0	7.1	9.0	3.2	2.8	1.5
Net Periodic Benefit Cost (Credit)	7.7	8.3	10.0	(5.6)	(6.7)	(8.7)
Capitalized Portion	(4.0)	(3.6)	(4.7)	2.9	3.4	4.1
Net Periodic Benefit Cost (Credit) Recognized in Expense	$3.7	$4.7	$5.3	$(2.7)	$(3.3)	$(4.6)

APCo	Pension Plans			OPEB
	Years Ended December 31,
	2017	2016	2015	2017	2016	2015
	(in millions)
Service Cost	$9.4	$8.1	$8.7	$1.1	$1.0	$1.1
Interest Cost	25.7	27.2	26.7	10.6	10.8	10.3
Expected Return on Plan Assets	(35.8)	(35.3)	(35.0)	(16.5)	(17.3)	(18.1)
Amortization of Prior Service Cost (Credit)	0.2	0.1	0.2	(10.1)	(10.1)	(10.0)
Amortization of Net Actuarial Loss	10.4	10.8	13.9	6.3	5.4	3.6
Net Periodic Benefit Cost (Credit)	9.9	10.9	14.5	(8.6)	(10.2)	(13.1)
Capitalized Portion	(4.0)	(4.1)	(5.5)	3.5	3.9	5.0
Net Periodic Benefit Cost (Credit) Recognized in Expense	$5.9	$6.8	$9.0	$(5.1)	$(6.3)	$(8.1)

I&M	Pension Plans			OPEB
	Years Ended December 31,
	2017	2016	2015	2017	2016	2015
	(in millions)
Service Cost	$14.0	$12.2	$12.9	$1.6	$1.5	$1.6
Interest Cost	24.3	25.3	24.5	6.9	7.0	6.4
Expected Return on Plan Assets	(34.6)	(33.6)	(32.6)	(12.2)	(12.9)	(13.2)
Amortization of Prior Service Cost (Credit)	0.2	0.1	0.2	(9.4)	(9.4)	(9.4)
Amortization of Net Actuarial Loss	9.7	10.0	12.6	4.4	3.7	2.0
Net Periodic Benefit Cost (Credit)	13.6	14.0	17.6	(8.7)	(10.1)	(12.6)
Capitalized Portion	(5.5)	(3.3)	(4.0)	3.5	2.4	2.9
Net Periodic Benefit Cost (Credit) Recognized in Expense	$8.1	$10.7	$13.6	$(5.2)	$(7.7)	$(9.7)

OPCo	Pension Plans			OPEB
	Years Ended December 31,
	2017	2016	2015	2017	2016	2015
	(in millions)
Service Cost	$7.5	$6.5	$6.7	$0.9	$0.8	$0.9
Interest Cost	19.4	20.6	20.3	6.7	7.0	6.4
Expected Return on Plan Assets	(27.9)	(27.6)	(27.5)	(11.9)	(13.0)	(13.4)
Amortization of Prior Service Cost (Credit)	0.1	0.1	0.2	(6.9)	(6.9)	(7.0)
Amortization of Net Actuarial Loss	7.8	8.1	10.5	4.3	3.8	2.1
Net Periodic Benefit Cost (Credit)	6.9	7.7	10.2	(6.9)	(8.3)	(11.0)
Capitalized Portion	(3.3)	(3.4)	(4.8)	3.3	3.7	5.2
Net Periodic Benefit Cost (Credit) Recognized in Expense	$3.6	$4.3	$5.4	$(3.6)	$(4.6)	$(5.8)

PSO	Pension Plans			OPEB
	Years Ended December 31,
	2017	2016	2015	2017	2016	2015
	(in millions)
Service Cost	$6.4	$6.2	$6.4	$0.7	$0.6	$0.7
Interest Cost	10.7	11.2	10.9	3.2	3.3	3.0
Expected Return on Plan Assets	(15.6)	(15.5)	(15.1)	(5.6)	(6.1)	(6.3)
Amortization of Prior Service Cost (Credit)	—	0.3	0.2	(4.3)	(4.3)	(4.3)
Amortization of Net Actuarial Loss	4.3	4.4	5.7	2.0	1.8	1.0
Net Periodic Benefit Cost (Credit)	5.8	6.6	8.1	(4.0)	(4.7)	(5.9)
Capitalized Portion	(2.1)	(2.4)	(2.8)	1.4	1.7	2.0
Net Periodic Benefit Cost (Credit) Recognized in Expense	$3.7	$4.2	$5.3	$(2.6)	$(3.0)	$(3.9)

SWEPCo	Pension Plans			OPEB
	Years Ended December 31,
	2017	2016	2015	2017	2016	2015
	(in millions)
Service Cost	$8.7	$8.1	$8.3	$0.9	$0.8	$0.8
Interest Cost	12.3	12.4	11.8	3.6	3.6	3.4
Expected Return on Plan Assets	(17.0)	(16.4)	(16.0)	(6.3)	(6.8)	(6.9)
Amortization of Prior Service Cost (Credit)	0.1	0.3	0.3	(5.2)	(5.0)	(5.2)
Amortization of Net Actuarial Loss	4.9	4.8	6.0	2.3	1.9	1.1
Net Periodic Benefit Cost (Credit)	9.0	9.2	10.4	(4.7)	(5.5)	(6.8)
Capitalized Portion	(2.7)	(2.7)	(3.2)	1.4	1.6	2.1
Net Periodic Benefit Cost (Credit) Recognized in Expense	$6.3	$6.5	$7.2	$(3.3)	$(3.9)	$(4.7)

Estimated amounts expected to be amortized to net periodic benefit costs (credits) and the impact on each Registrants’ balance sheet during 2018 are shown in the following tables:

	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
Pension Plans – Components	(in millions)
Net Actuarial Loss	$85.5	$7.2	$10.8	$10.1	$8.1	$4.5	$5.1
Total Estimated 2018 Amortization	$85.5	$7.2	$10.8	$10.1	$8.1	$4.5	$5.1

Pension Plans – Expected to be Recorded as
Regulatory Asset	$75.9	$6.8	$10.8	$9.5	$8.1	$4.5	$5.1
Deferred Income Taxes	2.0	0.1	—	0.1	—	—	—
Net of Tax AOCI	7.6	0.3	—	0.5	—	—	—
Total	$85.5	$7.2	$10.8	$10.1	$8.1	$4.5	$5.1

	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
OPEB – Components	(in millions)
Net Actuarial Loss	$9.8	$0.7	$1.9	$1.0	$1.0	$0.5	$0.6
Prior Service Credit	(69.1)	(5.8)	(10.1)	(9.4)	(6.9)	(4.3)	(5.2)
Total Estimated 2018 Amortization	$(59.3)	$(5.1)	$(8.2)	$(8.4)	$(5.9)	$(3.8)	$(4.6)

OPEB – Expected to be Recorded as
Regulatory Asset	$(42.9)	$(5.1)	$(4.2)	$(7.6)	$(5.9)	$(3.8)	$(2.8)
Deferred Income Taxes	(3.5)	—	(0.8)	(0.2)	—	—	(0.4)
Net of Tax AOCI	(12.9)	—	(3.2)	(0.6)	—	—	(1.4)
Total	$(59.3)	$(5.1)	$(8.2)	$(8.4)	$(5.9)	$(3.8)	$(4.6)

American Electric Power System Retirement Savings Plan

AEP sponsors the American Electric Power System Retirement Savings Plan, a defined contribution retirement savings plan for substantially all employees who are not covered by a retirement savings plan of the United Mine Workers of America (UMWA).  This qualified plan offers participants an opportunity to contribute a portion of their pay, includes features under Section 401(k) of the Internal Revenue Code and provides for company matching contributions.  The matching contributions to the plan are 100% of the first 1% of eligible employee contributions and 70% of the next 5% of contributions.

The following table provides the cost for matching contributions to the retirement savings plans by Registrant:

	Year Ended December 31,
Company	2017	2016	2015
	(in millions)
AEP	$74.6	$72.9	$73.6
AEP Texas	6.0	5.2	5.0
APCo	7.4	7.3	7.2
I&M	10.7	10.9	10.6
OPCo	6.1	5.6	5.4
PSO	5.0	4.3	4.2
SWEPCo	6.0	5.7	5.7

UMWA Benefits

Health and Welfare Benefits (Applies to AEP and APCo)

AEP provides health and welfare benefits for certain unionized employees, retirees and their survivors who meet eligibility requirements. APCo also provides the same UMWA health and welfare benefits for certain unionized mining retirees and their survivors who meet eligibility requirements.  AEP and APCo administer the health and welfare benefits and pay them from their general assets.

Multiemployer Pension Benefits (Applies to AEP)

UMWA pension benefits are provided through the United Mine Workers of America 1974 Pension Plan (Employer Identification Number: 52-1050282, Plan Number 002), a multiemployer plan. The UMWA pension benefits are administered by a board of trustees appointed in equal numbers by the UMWA and the Bituminous Coal Operators’ Association (BCOA), an industry bargaining association. AEP makes contributions to the United Mine Workers of America 1974 Pension Plan based on provisions in its labor agreement and the plan documents. The UMWA pension plan is different from single-employer plans as an employer’s contributions may be used to provide benefits to employees of other participating employers.  A withdrawing employer may be subject to a withdrawal liability, which is calculated based upon that employer’s share of the plan’s unfunded benefit obligations.  If an employer fails to make required contributions or if its payments in connection with its withdrawal liability fall short of satisfying its share of the plan’s unfunded benefit obligations, the remaining employers may be allocated a greater share of the remaining unfunded plan obligations. Under the Pension Protection Act of 2006 (PPA), the UMWA pension plan was in Critical and Declining Status for the plan years ending June 30, 2017 and 2016, without utilization of extended amortization provisions.  As required under the PPA, the Plan adopted a Rehabilitation Plan in February 2015 which was updated in May 2016, August 2016 and May 2017.

The amounts contributed in 2017, 2016 and 2015 were immaterial and represent less than 5% of the total contributions in the plan’s latest annual report based on the plan year ended June 30, 2016.  UMWA pension contributions included a surcharge of 5% from December 2014 through June 2015. UMWA pension contributions included a surcharge of 10% from July 2015 through June 2016 at which time new base contribution rates went into effect with no associated surcharges.

Under the terms of the UMWA pension plan, contributions will be required to continue beyond the February 28, 2018 expiration of the current collective bargaining agreement, whether or not the term of that agreement is extended or a subsequent agreement is entered, so long as both the UMWA pension plan remains in effect and an AEP affiliate continues to operate the facility covered by the current collective bargaining agreement. The contribution rate applicable would be determined in accordance with the terms of the UMWA pension plan by reference to the National Bituminous Coal Wage Agreement, subject to periodic revisions, between the UMWA and the BCOA. If the UMWA pension plan would terminate or an AEP affiliate would cease operation of the facility without arranging for a successor operator to assume its liability, the withdrawal liability obligation would be triggered.

Based upon the planned closure of Cook Coal Terminal in 2022, AEP records a UMWA pension withdrawal liability on the balance sheet. The UMWA pension withdrawal liability is re-measured annually and is related to the company’s proportionate share of the plan’s unfunded vested liabilities. As of December 31, 2017 and 2016, the liability balance was $19 million and $39 million, respectively. AEP recovers the estimated UMWA pension withdrawal liability through fuel clauses in certain regulated jurisdictions. A regulatory asset is recorded on the balance sheet when the UMWA pension withdrawal liability exceeds the cumulative billings collected. As of December 31, 2017 and 2016, the regulatory asset balance was $1 million and $20 million, respectively. If any portion of the UMWA pension withdrawal liability is not recoverable, it could reduce future net income and cash flows and impact financial condition.

9.  BUSINESS SEGMENTS

The disclosures in this note apply to all Registrants unless indicated otherwise.

AEP’s Reportable Segments

AEP’s primary business is the generation, transmission and distribution of electricity.  Within its Vertically Integrated Utilities segment, AEP centrally dispatches generation assets and manages its overall utility operations on an integrated basis because of the substantial impact of cost-based rates and regulatory oversight.  Intersegment sales and transfers are generally based on underlying contractual arrangements and agreements.

AEP’s reportable segments and their related business activities are outlined below:

Vertically Integrated Utilities

•	Generation, transmission and distribution of electricity for sale to retail and wholesale customers through assets owned and operated by AEGCo, APCo, I&M, KGPCo, KPCo, PSO, SWEPCo and WPCo.

Transmission and Distribution Utilities

•	Transmission and distribution of electricity for sale to retail and wholesale customers through assets owned and operated by AEP Texas and OPCo.

•	OPCo purchases energy and capacity to serve SSO customers and provides transmission and distribution services for all connected load.

AEP Transmission Holdco

•	Development, construction and operation of transmission facilities through investments in AEPTCo. These investments have FERC-approved returns on equity.

•
Development, construction and operation of transmission facilities through investments in AEP’s transmission-only joint ventures. These investments have PUCT-approved or FERC-approved returns on equity.

Generation & Marketing

•	Competitive generation in ERCOT and PJM.

•	Marketing, risk management and retail activities in ERCOT, PJM, SPP and MISO.

•	Contracted renewable energy investments and management services.

The remainder of AEP’s activities is presented as Corporate and Other. While not considered a reportable segment, Corporate and Other primarily includes the purchasing of receivables from certain AEP utility subsidiaries, Parent’s guarantee revenue received from affiliates, investment income, interest income and interest expense and other nonallocated costs. With the sale of AEPRO in November 2015, the activities related to the AEP River Operations segment have been moved to Corporate and Other for the periods presented. See “AEPRO (Corporate and Other)” section of Note 7 for additional information.

The tables below present AEP’s reportable segment income statement information for the years ended December 31, 2017, 2016 and 2015 and reportable segment balance sheet information as of December 31, 2017 and 2016.

	Vertically Integrated Utilities	Transmission and Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other (a)		Reconciling Adjustments		Consolidated
	(in millions)
2017
Revenues from:
External Customers	$9,095.1	$4,328.9	$178.4	$1,771.4	$51.1		$—		$15,424.9
Other Operating Segments	96.9	90.4	588.3	103.7	69.7		(949.0)		—
Total Revenues	$9,192.0	$4,419.3	$766.7	$1,875.1	$120.8		$(949.0)		$15,424.9

Asset Impairments and Other Related Charges	$33.6	$—	$—	$53.5	$—		$—		$87.1
Depreciation and Amortization	1,142.5	667.5	102.2	24.2	0.3		60.5	(b)	1,997.2
Interest and Investment Income	6.8	7.7	1.2	10.3	23.3		(33.3)		16.0
Carrying Costs Income	15.2	3.6	(0.2)	—	—		—		18.6
Interest Expense	540.0	244.1	72.8	18.5	63.9		(44.3)	(b)	895.0
Income Tax Expense (Credit)	425.6	127.2	189.8	189.7	37.4		—		969.7

Income (Loss) from Continuing Operations	$803.3	$636.4	$355.6	$166.0	$(32.4)		$—		$1,928.9
Income (Loss) from Discontinued Operations, Net of Tax	—	—	—	—	—		—		—
Net Income (Loss)	$803.3	$636.4	$355.6	$166.0	$(32.4)		$—		$1,928.9

Gross Property Additions	$2,343.2	$1,558.4	$1,542.8	$328.5	$15.6		$(90.4)		$5,698.1

Total Property, Plant and Equipment	$43,294.4	$16,371.2	$7,110.2	$644.6	$374.5		$(366.4)	(b)	$67,428.5
Accumulated Depreciation and Amortization	13,153.4	3,768.3	176.6	75.0	180.6		(186.9)	(b)	17,167.0
Total Property, Plant and Equipment – Net	$30,141.0	$12,602.9	$6,933.6	$569.6	$193.9		$(179.5)	(b)	$50,261.5

Total Assets	$37,579.7	$16,060.7	$8,141.8	$2,009.8	$3,959.1	(c)	$(3,022.0)	(b) (d)	$64,729.1

Investments in Equity Method Investees	$37.1	$1.5	$742.9	$16.6	$14.2		$—		$812.3

Long-term Debt Due Within One Year:
Non-Affiliated	$1,038.1	$663.1	$50.0	$—	$2.5		$—		$1,753.7

Long-term Debt:
Affiliated	50.0	—	—	32.2	—		(82.2)		—
Non-Affiliated	10,801.4	4,705.4	2,631.3	(0.3)	1,281.8		—		19,419.6

Total Long-term Debt	$11,889.5	$5,368.5	$2,681.3	$31.9	$1,284.3		$(82.2)		$21,173.3

	Vertically Integrated Utilities	Transmission and Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other (a)		Reconciling Adjustments		Consolidated
	(in millions)
2016
Revenues from:
External Customers	$9,012.4	$4,328.3	$145.9	$2,858.7	$34.8		$—		$16,380.1
Other Operating Segments	79.5	94.1	366.9	127.3	70.3		(738.1)		—
Total Revenues	$9,091.9	$4,422.4	$512.8	$2,986.0	$105.1		$(738.1)		$16,380.1

Asset Impairments and Other Related Charges	$10.5	$—	$—	$2,257.3	$—		$—		$2,267.8
Depreciation and Amortization	1,073.8	649.9	67.1	154.6	0.2		16.7	(b)	1,962.3
Interest and Investment Income	4.8	14.8	0.4	1.4	11.8		(16.9)		16.3
Carrying Costs Income	10.5	20.0	(0.3)	—	—		(14.0)		16.2
Interest Expense	522.1	256.9	50.3	35.8	40.5		(28.4)	(b)	877.2
Income Tax Expense (Credit)	397.3	205.1	134.1	(666.5)	(143.7)		—		(73.7)

Income (Loss) from Continuing Operations	$984.0	$482.1	$269.3	$(1,198.0)	$83.1		$—		$620.5
Income (Loss) from Discontinued Operations, Net of Tax	—	—	—	—	(2.5)		—		(2.5)
Net Income (Loss)	$984.0	$482.1	$269.3	$(1,198.0)	$80.6		$—		$618.0

Gross Property Additions	$2,237.0	$1,058.3	$1,265.8	$336.2	$9.8		$(18.1)		$4,889.0

Total Property, Plant and Equipment	$41,552.6	$14,762.2	$5,354.0	$364.7	$356.6		$(353.5)	(b)	$62,036.6
Accumulated Depreciation and Amortization	12,596.7	3,655.0	101.4	42.2	186.0		(184.0)	(b)	16,397.3
Total Property, Plant and Equipment – Net	$28,955.9	$11,107.2	$5,252.6	$322.5	$170.6		$(169.5)	(b)	$45,639.3

Assets Held for Sale	$—	$—	$—	$1,951.2	$—		$—		$1,951.2

Total Assets	$37,428.3	$14,802.4	$6,384.8	$3,386.1	$3,883.4	(c)	$(2,417.3)	(b) (d)	$63,467.7

Investments in Equity Method Investees	$41.2	$1.2	$742.0	$0.1	$24.9		$—		$809.4

Long-term Debt Due Within One Year:
Non-Affiliated	$1,519.9	$309.4	$—	$500.1	$548.6		$—		$2,878.0

Long-term Debt:
Affiliated	20.0	—	—	32.2	—		(52.2)		—
Non-Affiliated	10,353.3	4,672.2	2,055.7	—	297.2		—		17,378.4

Total Long-term Debt	$11,893.2	$4,981.6	$2,055.7	$532.3	$845.8		$(52.2)		$20,256.4

Liabilities Held for Sale	$—	$—	$—	$235.9	$—		$—		$235.9

	Vertically Integrated Utilities	Transmission and Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other(a)		Reconciling Adjustments		Consolidated
	(in millions)
2015
Revenues from:
External Customers	$9,069.9	$4,392.0	$100.6	$2,866.7	$24.0		$—		$16,453.2
Other Operating Segments	102.3	164.6	228.6	546.0	75.0		(1,116.5)		—
Total Revenues	$9,172.2	$4,556.6	$329.2	$3,412.7	$99.0		$(1,116.5)		$16,453.2

Depreciation and Amortization	$1,062.6	$686.4	$43.0	$201.4	$0.8		$15.5	(b)	$2,009.7
Interest and Investment Income	4.6	6.4	0.2	2.8	9.2		(15.3)		7.9
Carrying Costs Income	11.8	11.8	(0.2)	—	—		0.1		23.5
Interest Expense	517.4	276.2	37.2	40.0	30.3		(27.2)	(b)	873.9
Income Tax Expense (Credit)	449.3	185.5	91.3	194.6	(1.1)		—		919.6

Income (Loss) from Continuing Operations	$900.2	$352.4	$192.7	$366.0	$(42.7)		$—		$1,768.6
Income from Discontinued Operations, Net of Tax	—	—	—	—	283.7		—		283.7
Net Income	$900.2	$352.4	$192.7	$366.0	$241.0		$—		$2,052.3

Gross Property Additions	$2,222.3	$1,048.4	$1,121.3	$134.3	$4.8		$(17.8)		$4,513.3

Total Assets	$35,792.3	$14,795.0	$5,012.1	$5,414.5	$3,628.5	(c)	$(2,959.3)	(b) (d)	$61,683.1

(a)
Corporate and Other primarily includes the purchasing of receivables from certain AEP utility subsidiaries. This segment also includes Parent’s guarantee revenue received from affiliates, investment income, interest income, interest expense and discontinued operations of AEPRO and other nonallocated costs.

(b)	Includes eliminations due to an intercompany capital lease.

(c)	Includes the elimination of AEP Parent’s investments in wholly-owned subsidiary companies.

(d)	Reconciling Adjustments for Total Assets primarily include the elimination of intercompany advances to affiliates and intercompany accounts receivable.

Registrant Subsidiaries’ Reportable Segments (Applies to all Registrant Subsidiaries except AEPTCo)

The Registrant Subsidiaries each have one reportable segment, an integrated electricity generation, transmission and distribution business for APCo, I&M, PSO and SWEPCo, and an electricity transmission and distribution business for AEP Texas and OPCo.  Other activities are insignificant.  The Registrant Subsidiaries’ operations are managed on an integrated basis because of the substantial impact of cost-based rates and regulatory oversight on the business process, cost structures and operating results.

AEPTCo’s Reportable Segments

AEPTCo Parent is the holding company of seven FERC-regulated transmission-only electric utilities (State Transcos). The seven State Transcos have been identified as operating segments of AEPTCo under the accounting guidance for “Segment Reporting.” The State Transcos business consists of developing, constructing and operating transmission facilities at the request of the RTO’s in which they operate and in replacing and upgrading facilities, assets and components of the existing AEP transmission system as needed to maintain reliability standards and provide service to AEP’s wholesale and retail customers. The State Transcos are regulated for rate-making purposes exclusively by FERC and earn revenues through tariff rates charged for the use of their electric transmission systems.

AEPTCo’s Chief Operating Decision Maker makes operating decisions, allocates resources to and assesses performance based on these operating segments. The seven State Transcos operating segments all have similar economic characteristics and meet all of the criteria under the accounting guidance for “Segment Reporting” to be aggregated into one operating segment. As a result, AEPTCo has one reportable segment. The remainder of AEPTCo’s activity is presented in AEPTCo Parent. While not considered a reportable segment, AEPTCo Parent represents the activity of the holding company which primarily relates to debt financing activity and general corporate activities.

The tables below present AEPTCo’s reportable segment income statement information for the years ended December 31, 2017, 2016 and 2015 and reportable segment balance sheet information as of December 31, 2017 and 2016.

	State Transcos	AEPTCo Parent		Reconciling Adjustments		AEPTCo Consolidated
2017	(in millions)
Revenues from:
External Customers	$141.9	$—		$—		$141.9
Sales to AEP Affiliates	580.5	—		—		580.5
Other Revenues	0.8	—		—		0.8
Total Revenues	$723.2	$—		$—		$723.2

Depreciation and Amortization	$97.1	$—		$—		$97.1
Interest Income	0.7	82.9		(82.4)	(a)	1.2
Allowance for Equity Funds Used During Construction	52.3	—		—		52.3
Interest Expense	68.0	82.4		(82.4)	(a)	68.0
Income Tax Expense (Credit)	147.0	0.2		—		147.2

Net Income	$285.8	$0.3	(b)	$—		$286.1

Gross Property Additions	$1,522.5	$—		$—		$1,522.5

Total Transmission Property	$6,780.2	$—		$—		$6,780.2
Accumulated Depreciation and Amortization	170.4	—		—		170.4
Total Transmission Property - Net	$6,609.8	$—		$—		$6,609.8

Notes Receivable - Affiliated	$—	$2,550.4		$(2,550.4)	(c)	$—

Total Assets	$7,072.9	$2,590.1	(d)	$(2,594.9)	(e)	$7,068.1

Total Long-Term Debt	$2,575.0	$2,550.4		$(2,575.0)	(c)	$2,550.4

	State Transcos	AEPTCo Parent		Reconciling Adjustments		AEPTCo Consolidated
2016	(in millions)
Revenues from:
External Customers	$110.4	$—		$—		$110.4
Sales to AEP Affiliates	367.5	—		—		367.5
Other Revenues	0.1	—		—		0.1
Total Revenues	$478.0	$—		$—		$478.0

Depreciation and Amortization	$65.9	$—		$—		$65.9
Interest Income	0.1	57.8		(57.5)	(a)	0.4
Allowance for Equity Funds Used During Construction	52.3	—		—		52.3
Interest Expense	45.6	57.9		(57.5)	(a)	46.0
Income Tax Expense (Credit)	94.4	(0.3)		—		94.1

Net Income (Loss)	$193.3	$(0.6)	(b)	$—		$192.7

Gross Property Additions	$1,166.0	$—		$—		$1,166.0

Total Transmission Property	$5,054.2	$—		$—		$5,054.2
Accumulated Depreciation and Amortization	99.6	—		—		99.6
Total Transmission Property - Net	$4,954.6	$—		$—		$4,954.6

Notes Receivable - Affiliated	$—	$1,950.0		$(1,950.0)	(c)	$—

Total Assets	$5,337.5	$1,987.7	(d)	$(1,975.4)	(e)	$5,349.8

Total Long-Term Debt	$1,932.0	$1,950.0		$(1,950.0)	(c)	$1,932.0

	State Transcos	AEPTCo Parent		Reconciling Adjustments		AEPTCo Consolidated
2015	(in millions)
Revenues from:
External Customers	$84.3	$—		$—		$84.3
Sales to AEP Affiliates	225.6	—		—		225.6
Other	0.3	—		—		0.3
Total Revenues	$310.2	$—		$—		$310.2

Depreciation and Amortization	$42.4	$—		$—		$42.4
Interest Income	0.1	49.6		(49.6)	(a)	0.1
Allowance for Equity Funds Used During Construction	53.0	—		—		53.0
Interest Expense	34.4	49.8		(49.6)	(a)	34.6
Income Tax Expense (Credit)	60.1	(0.1)		—		60.0

Net Income (Loss)	$133.2	$(0.3)	(b)	$—		$132.9

Gross Property Additions	$1,008.9	$—		$—		$1,008.9

Total Assets	$4,143.6	$1,588.4	(d)	$(1,575.5)	(e)	$4,156.5

(a)	Elimination of intercompany interest income/interest expense on affiliated debt arrangement.

(b)	Includes the elimination of AEPTCo Parent’s equity earnings in State Transcos.

(c)	Elimination of intercompany debt.

(d)	Includes the elimination of AEPTCo Parent’s investments in State Transcos.

(e)	Primarily relates to the elimination of Notes Receivable from the State Transcos.

10.  DERIVATIVES AND HEDGING

The disclosures in this note apply to all Registrants unless indicated otherwise. For the periods presented, AEPTCo did not have any Derivative and Hedging activity.

OBJECTIVES FOR UTILIZATION OF DERIVATIVE INSTRUMENTS

AEPSC is agent for and transacts on behalf of AEP subsidiaries, including the Registrant Subsidiaries. AEPEP is agent for and transacts on behalf of other AEP subsidiaries.

The Registrants are exposed to certain market risks as major power producers and participants in the electricity, capacity, natural gas, coal and emission allowance markets.  These risks include commodity price risks which may be subject to capacity risk, interest rate risk, credit risk and foreign currency exchange risk.  These risks represent the risk of loss that may impact the Registrants due to changes in the underlying market prices or rates.  Management utilizes derivative instruments to manage these risks.

STRATEGIES FOR UTILIZATION OF DERIVATIVE INSTRUMENTS TO ACHIEVE OBJECTIVES

Risk Management Strategies

The strategy surrounding the use of derivative instruments primarily focuses on managing risk exposures, future cash flows and creating value utilizing both economic and formal hedging strategies.  The risk management strategies also include the use of derivative instruments for trading purposes which focus on seizing market opportunities to create value driven by expected changes in the market prices of the commodities.  To accomplish these objectives, the Registrants primarily employ risk management contracts including physical and financial forward purchase-and-sale contracts and, to a lesser extent, OTC swaps and options.  Not all risk management contracts meet the definition of a derivative under the accounting guidance for “Derivatives and Hedging.”  Derivative risk management contracts elected normal under the normal purchases and normal sales scope exception are not subject to the requirements of this accounting guidance.

The Registrants utilize power, capacity, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other commodity contracts to manage the risk associated with the energy business. The Registrants utilize interest rate derivative contracts in order to manage the interest rate exposure associated with the commodity portfolio. For disclosure purposes, such risks are grouped as “Commodity,” as these risks are related to energy risk management activities. The Registrants also utilize derivative contracts to manage interest rate risk associated with debt financing. For disclosure purposes, these risks are grouped as “Interest Rate.” The amount of risk taken is determined by the Commercial Operations, Energy Supply and Finance groups in accordance with established risk management policies as approved by the Finance Committee of the Board of Directors.

The following tables represent the gross notional volume of the Registrants’ outstanding derivative contracts:

Notional Volume of Derivative Instruments
December 31, 2017

Primary Risk Exposure	Unit of Measure	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
		(in millions)
Commodity:
Power	MWhs	358.7	—	57.4	38.5	10.4	10.3	22.7
Coal	Tons	2.0	—	—	2.0	—	—	—
Natural Gas	MMBtus	53.7	—	1.1	0.7	—	—	18.3
Heating Oil and Gasoline	Gallons	6.9	1.4	1.3	0.7	1.6	0.7	0.8
Interest Rate	USD	$50.7	$—	$—	$—	$—	$—	$—

Interest Rate and Foreign Currency	USD	$500.0	$—	$—	$—	$—	$—	$—

Notional Volume of Derivative Instruments
December 31, 2016

Primary Risk Exposure	Unit of Measure	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
		(in millions)
Commodity:
Power	MWhs	348.0	—	51.9	19.9	11.2	11.9	14.2
Coal	Tons	1.5	—	—	0.5	—	—	1.0
Natural Gas	MMBtus	32.8	—	—	—	—	—	—
Heating Oil and Gasoline	Gallons	7.4	1.5	1.4	0.7	1.6	0.8	0.9
Interest Rate	USD	$75.2	$—	$0.1	$0.1	$—	$—	$—

Interest Rate and Foreign Currency	USD	$500.0	$—	$—	$—	$—	$—	$—

Fair Value Hedging Strategies (Applies to AEP)

Parent enters into interest rate derivative transactions as part of an overall strategy to manage the mix of fixed-rate and floating-rate debt.  Certain interest rate derivative transactions effectively modify exposure to interest rate risk by converting a portion of fixed-rate debt to a floating rate.  Provided specific criteria are met, these interest rate derivatives may be designated as fair value hedges.

Cash Flow Hedging Strategies

The Registrants utilize cash flow hedges on certain derivative transactions for the purchase and sale of power (“Commodity”) in order to manage the variable price risk related to forecasted purchases and sales.  Management monitors the potential impacts of commodity price changes and, where appropriate, enters into derivative transactions to protect profit margins for a portion of future electricity sales and purchases.  The Registrants do not hedge all commodity price risk.

The Registrants utilize a variety of interest rate derivative transactions in order to manage interest rate risk exposure.  The Registrants also utilize interest rate derivative contracts to manage interest rate exposure related to future borrowings of fixed-rate debt.  The Registrants do not hedge all interest rate exposure.

At times, the Registrants are exposed to foreign currency exchange rate risks primarily when some fixed assets are purchased from foreign suppliers. In accordance with AEP’s risk management policy, the Registrants may utilize foreign currency derivative transactions to protect against the risk of increased cash outflows resulting from a foreign currency’s appreciation against the dollar. The Registrants do not hedge all foreign currency exposure.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND THE IMPACT ON THE FINANCIAL STATEMENTS

The accounting guidance for “Derivatives and Hedging” requires recognition of all qualifying derivative instruments as either assets or liabilities on the balance sheets at fair value.  The fair values of derivative instruments accounted for using MTM accounting or hedge accounting are based on exchange prices and broker quotes.  If a quoted market price is not available, the estimate of fair value is based on the best information available including valuation models that estimate future energy prices based on existing market and broker quotes, supply and demand market data and assumptions.  In order to determine the relevant fair values of the derivative instruments, the Registrants apply valuation adjustments for discounting, liquidity and credit quality.

Credit risk is the risk that a counterparty will fail to perform on the contract or fail to pay amounts due.  Liquidity risk represents the risk that imperfections in the market will cause the price to vary from estimated fair value based upon prevailing market supply and demand conditions.  Since energy markets are imperfect and volatile, there are inherent risks related to the underlying assumptions in models used to fair value risk management contracts.  Unforeseen events may cause reasonable price curves to differ from actual price curves throughout a contract’s term and at the time a contract settles.  Consequently, there could be significant adverse or favorable effects on future net income and cash flows if market prices are not consistent with management’s estimates of current market consensus for forward prices in the current period.  This is particularly true for longer term contracts.  Cash flows may vary based on market conditions, margin requirements and the timing of settlement of risk management contracts.

According to the accounting guidance for “Derivatives and Hedging,” the Registrants reflect the fair values of derivative instruments subject to netting agreements with the same counterparty net of related cash collateral.  For certain risk management contracts, the Registrants are required to post or receive cash collateral based on third party contractual agreements and risk profiles.  AEP netted cash collateral received from third parties against short-term and long-term risk management assets in the amounts of $9.4 million and $7.9 million for the years ended December 31, 2017 and 2016. AEP netted cash collateral paid to third parties against short-term and long-term risk management liabilities in the amounts of $9 million and$7.6 million for the years ended December 31, 2017 and 2016. The netted cash collateral from third parties against short-term and long-term risk management assets and netted cash collateral paid to third parties against short-term and long-term risk management liabilities were immaterial for the other Registrants for the years ended December 31, 2017 and 2016.

The following tables represent the gross fair value of the Registrants’ derivative activity on the balance sheets:

AEP

Fair Value of Derivative Instruments
December 31, 2017

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate (a)
	(in millions)
Current Risk Management Assets	$389.0	$17.5	$2.5	$409.0	$(282.8)	$126.2
Long-term Risk Management Assets	300.9	6.3	—	307.2	(25.1)	282.1
Total Assets	689.9	23.8	2.5	716.2	(307.9)	408.3

Current Risk Management Liabilities	334.6	9.0	—	343.6	(282.0)	61.6
Long-term Risk Management Liabilities	280.6	58.3	8.6	347.5	(25.5)	322.0
Total Liabilities	615.2	67.3	8.6	691.1	(307.5)	383.6

Total MTM Derivative Contract Net Assets (Liabilities)	$74.7	$(43.5)	$(6.1)	$25.1	$(0.4)	$24.7

Fair Value of Derivative Instruments
December 31, 2016

	Risk Management Contracts	Hedging Contracts		Gross Amounts of Risk Management Assets/ Liabilities Recognized	Gross Amounts Offset in the Statement of Financial Position (b)	Net Amounts of Assets/Liabilities Presented in the Statement of Financial Position (c)
Balance Sheet Location	Commodity (a)	Commodity (a)	Interest Rate (a)
	(in millions)
Current Risk Management Assets	$264.4	$13.2	$—	$277.6	$(183.1)	$94.5
Long-term Risk Management Assets	315.0	7.7	—	322.7	(33.6)	289.1
Total Assets	579.4	20.9	—	600.3	(216.7)	383.6

Current Risk Management Liabilities	227.2	6.3	—	233.5	(180.1)	53.4
Long-term Risk Management Liabilities	301.0	50.1	1.4	352.5	(36.3)	316.2
Total Liabilities	528.2	56.4	1.4	586.0	(216.4)	369.6

Total MTM Derivative Contract Net Assets (Liabilities)	$51.2	$(35.5)	$(1.4)	$14.3	$(0.3)	$14.0

AEP Texas
Fair Value of Derivative Instruments
December 31, 2017

	Risk Management	Gross Amounts Offset	Net Amounts of Assets/Liabilities
	Contracts -	in the Statement of	Presented in the Statement
Balance Sheet Location	Commodity (a)	Financial Position (b)	of Financial Position (c)
(in millions)
Current Risk Management Assets	$0.5	$—	$0.5
Long-term Risk Management Assets	—	—	—
Total Assets	0.5	—	0.5

Current Risk Management Liabilities	—	—	—
Long-term Risk Management Liabilities	—	—	—
Total Liabilities	—	—	—

Total MTM Derivative Contract Net Assets	$0.5	$—	$0.5

Fair Value of Derivative Instruments
December 31, 2016

	Risk Management	Gross Amounts Offset	Net Amounts of Assets/Liabilities
	Contracts -	in the Statement of	Presented in the Statement
Balance Sheet Location	Commodity (a)	Financial Position (b)	of Financial Position (c)
(in millions)
Current Risk Management Assets	$0.4	$(0.2)	$0.2
Long-term Risk Management Assets	—	—	—
Total Assets	0.4	(0.2)	0.2

Current Risk Management Liabilities	—	—	—
Long-term Risk Management Liabilities	—	—	—
Total Liabilities	—	—	—

Total MTM Derivative Contract Net Assets (Liabilities)	$0.4	$(0.2)	$0.2
APCo
Fair Value of Derivative Instruments
December 31, 2017

	Risk Management	Gross Amounts Offset	Net Amounts of Assets/Liabilities
	Contracts -	in the Statement of	Presented in the Statement
Balance Sheet Location	Commodity (a)	Financial Position (b)	of Financial Position (c)
	(in millions)
Current Risk Management Assets	$75.6	$(50.7)	$24.9
Long-term Risk Management Assets	2.4	(1.3)	1.1
Total Assets	78.0	(52.0)	26.0

Current Risk Management Liabilities	50.6	(49.3)	1.3
Long-term Risk Management Liabilities	1.4	(1.2)	0.2
Total Liabilities	52.0	(50.5)	1.5

Total MTM Derivative Contract Net Assets (Liabilities)	$26.0	$(1.5)	$24.5

Fair Value of Derivative Instruments
December 31, 2016

	Risk Management	Gross Amounts Offset	Net Amounts of Assets/Liabilities
	Contracts -	in the Statement of	Presented in the Statement
Balance Sheet Location	Commodity (a)	Financial Position (b)	of Financial Position (c)
	(in millions)
Current Risk Management Assets	$22.7	$(20.1)	$2.6
Long-term Risk Management Assets	1.9	(1.9)	—
Total Assets	24.6	(22.0)	2.6

Current Risk Management Liabilities	20.6	(20.3)	0.3
Long-term Risk Management Liabilities	2.8	(1.9)	0.9
Total Liabilities	23.4	(22.2)	1.2

Total MTM Derivative Contract Net Assets	$1.2	$0.2	$1.4

I&M
Fair Value of Derivative Instruments
December 31, 2017

	Risk Management	Gross Amounts Offset	Net Amounts of Assets/Liabilities
	Contracts -	in the Statement of	Presented in the Statement
Balance Sheet Location	Commodity (a)	Financial Position (b)	of Financial Position (c)
	(in millions)
Current Risk Management Assets	$47.2	$(39.6)	$7.6
Long-term Risk Management Assets	1.6	(0.9)	0.7
Total Assets	48.8	(40.5)	8.3

Current Risk Management Liabilities	48.5	(45.0)	3.5
Long-term Risk Management Liabilities	0.9	(0.8)	0.1
Total Liabilities	49.4	(45.8)	3.6

Total MTM Derivative Contract Net Assets (Liabilities)	$(0.6)	$5.3	$4.7

Fair Value of Derivative Instruments
December 31, 2016

	Risk Management	Gross Amounts Offset	Net Amounts of Assets/Liabilities
	Contracts -	in the Statement of	Presented in the Statement
Balance Sheet Location	Commodity (a)	Financial Position (b)	of Financial Position (c)
	(in millions)
Current Risk Management Assets	$14.9	$(11.4)	$3.5
Long-term Risk Management Assets	1.1	(1.1)	—
Total Assets	16.0	(12.5)	3.5

Current Risk Management Liabilities	11.8	(11.5)	0.3
Long-term Risk Management Liabilities	1.9	(1.1)	0.8
Total Liabilities	13.7	(12.6)	1.1

Total MTM Derivative Contract Net Assets	$2.3	$0.1	$2.4

OPCo
Fair Value of Derivative Instruments
December 31, 2017

	Risk Management	Gross Amounts Offset	Net Amounts of Assets/Liabilities
	Contracts -	in the Statement of	Presented in the Statement
Balance Sheet Location	Commodity (a)	Financial Position (b)	of Financial Position (c)
	(in millions)
Current Risk Management Assets	$0.6	$—	$0.6
Long-term Risk Management Assets	—	—	—
Total Assets	0.6	—	0.6

Current Risk Management Liabilities	6.4	—	6.4
Long-term Risk Management Liabilities	126.0	—	126.0
Total Liabilities	132.4	—	132.4

Total MTM Derivative Contract Net Liabilities	$(131.8)	$—	$(131.8)

Fair Value of Derivative Instruments
December 31, 2016

	Risk Management	Gross Amounts Offset	Net Amounts of Assets/Liabilities
	Contracts -	in the Statement of	Presented in the Statement
Balance Sheet Location	Commodity (a)	Financial Position (b)	of Financial Position (c)
	(in millions)
Current Risk Management Assets	$0.4	$(0.2)	$0.2
Long-term Risk Management Assets	—	—	—
Total Assets	0.4	(0.2)	0.2

Current Risk Management Liabilities	5.9	—	5.9
Long-term Risk Management Liabilities	113.1	—	113.1
Total Liabilities	119.0	—	119.0

Total MTM Derivative Contract Net Liabilities	$(118.6)	$(0.2)	$(118.8)

PSO
Fair Value of Derivative Instruments
December 31, 2017

	Risk Management	Gross Amounts Offset	Net Amounts of Assets/Liabilities
	Contracts -	in the Statement of	Presented in the Statement
Balance Sheet Location	Commodity (a)	Financial Position (b)	of Financial Position (c)
	(in millions)
Current Risk Management Assets	$6.6	$(0.2)	$6.4
Long-term Risk Management Assets	—	—	—
Total Assets	6.6	(0.2)	6.4

Current Risk Management Liabilities	0.2	(0.2)	—
Long-term Risk Management Liabilities	—	—	—
Total Liabilities	0.2	(0.2)	—

Total MTM Derivative Contract Net Assets	$6.4	$—	$6.4

Fair Value of Derivative Instruments
December 31, 2016

	Risk Management	Gross Amounts Offset	Net Amounts of Assets/Liabilities
	Contracts -	in the Statement of	Presented in the Statement
Balance Sheet Location	Commodity (a)	Financial Position (b)	of Financial Position (c)
(in millions)
Current Risk Management Assets	$0.9	$(0.1)	$0.8
Long-term Risk Management Assets	—	—	—
Total Assets	0.9	(0.1)	0.8

Current Risk Management Liabilities	—	—	—
Long-term Risk Management Liabilities	—	—	—
Total Liabilities	—	—	—

Total MTM Derivative Contract Net Assets (Liabilities)	$0.9	$(0.1)	$0.8

SWEPCo
Fair Value of Derivative Instruments
December 31, 2017

	Risk Management	Gross Amounts Offset	Net Amounts of Assets/Liabilities
	Contracts -	in the Statement of	Presented in the Statement
Balance Sheet Location	Commodity (a)	Financial Position (b)	of Financial Position (c)
	(in millions)
Current Risk Management Assets	$7.0	$(0.6)	$6.4
Long-term Risk Management Assets	—	—	—
Total Assets	7.0	(0.6)	6.4

Current Risk Management Liabilities	0.8	(0.6)	0.2
Long-term Risk Management Liabilities	—	—	—
Total Liabilities	0.8	(0.6)	0.2

Total MTM Derivative Contract Net Assets	$6.2	$—	$6.2

Fair Value of Derivative Instruments
December 31, 2016

	Risk Management	Gross Amounts Offset	Net Amounts of Assets/Liabilities
	Contracts -	in the Statement of	Presented in the Statement
Balance Sheet Location	Commodity (a)	Financial Position (b)	of Financial Position (c)
	(in millions)
Current Risk Management Assets	$1.1	$(0.2)	$0.9
Long-term Risk Management Assets	—	—	—
Total Assets	1.1	(0.2)	0.9

Current Risk Management Liabilities	0.4	(0.1)	0.3
Long-term Risk Management Liabilities	—	—	—
Total Liabilities	0.4	(0.1)	0.3

Total MTM Derivative Contract Net Assets (Liabilities)	$0.7	$(0.1)	$0.6

(a)
Derivative instruments within these categories are reported gross.  These instruments are subject to master netting agreements and are presented on the balance sheets on a net basis in accordance with the accounting guidance for “Derivatives and Hedging.”

(b)	Amounts include counterparty netting of risk management and hedging contracts and associated cash collateral in accordance with the accounting guidance for “Derivatives and Hedging.”

(c)	There are no derivative contracts subject to a master netting arrangement or similar agreement which are not offset in the statement of financial position.

The tables below present the Registrants’ activity of derivative risk management contracts:

Amount of Gain (Loss) Recognized on
Risk Management Contracts
 Year Ended December 31, 2017

Location of Gain (Loss)	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Vertically Integrated Utilities Revenues	$6.1	$—	$—	$—	$—	$—	$—
Generation & Marketing Revenues	42.8	—	—	—	—	—	—
Electric Generation, Transmission and Distribution Revenues	—	—	0.6	5.3	—	—	0.1
Purchased Electricity for Resale	5.6	—	2.0	0.6	—	—	—
Other Operation	0.8	0.1	0.1	0.1	0.1	0.1	0.1
Maintenance	0.7	0.2	0.1	0.1	0.1	0.1	0.1
Regulatory Assets (a)	(29.4)	—	—	(7.4)	(22.0)	—	0.3
Regulatory Liabilities (a)	109.4	0.1	40.4	15.9	—	24.8	24.3
Total Gain (Loss) on Risk Management Contracts	$136.0	$0.4	$43.2	$14.6	$(21.8)	$25.0	$24.9

Amount of Gain (Loss) Recognized on
Risk Management Contracts
 Year Ended December 31, 2016

Location of Gain (Loss)	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Vertically Integrated Utilities Revenues	$4.0	$—	$—	$—	$—	$—	$—
Transmission and Distribution Utilities Revenues	0.1	—	—	—	—	—	—
Generation & Marketing Revenues	59.4	—	—	—	—	—	—
Electric Generation, Transmission and Distribution Revenues	—	—	(0.6)	4.1	0.1	—	—
Sales to AEP Affiliates	—	—	2.1	5.8	—	—	—
Purchased Electricity for Resale	6.6	—	3.5	0.3	—	—	—
Other Operation	(1.6)	(0.4)	(0.1)	(0.1)	(0.3)	(0.1)	(0.3)
Maintenance	(1.8)	(0.4)	(0.4)	(0.1)	(0.4)	(0.2)	(0.2)
Regulatory Assets (a)	(117.4)	0.8	0.6	3.1	(127.7)	0.4	5.2
Regulatory Liabilities (a)	79.1	0.4	51.4	13.9	(15.2)	6.5	15.7
Total Gain (Loss) on Risk Management Contracts	$28.4	$0.4	$56.5	$27.0	$(143.5)	$6.6	$20.4

Amount of Gain (Loss) Recognized on
Risk Management Contracts
 Year Ended December 31, 2015

Location of Gain (Loss)	AEP	AEP Texas	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Vertically Integrated Utilities Revenues	$6.7	$—	$—	$—	$—	$—	$—
Transmission and Distribution Utilities Revenues	(4.3)	—	—	—	—	—	—
Generation & Marketing Revenues	54.9	—	—	—	—	—	—
Electric Generation, Transmission and Distribution Revenues	—	—	1.1	3.3	(4.3)	—	—
Sales to AEP Affiliates	—	—	2.4	8.2	—	—	—
Purchased Electricity for Resale	6.4	—	2.0	0.4	—	—	—
Other Operation	(3.3)	(0.8)	(0.4)	(0.4)	(0.6)	(0.4)	(0.5)
Maintenance	(3.3)	(0.7)	(0.7)	(0.4)	(0.5)	(0.4)	(0.4)
Regulatory Assets (a)	(0.9)	0.4	3.4	(2.7)	—	0.6	(4.3)
Regulatory Liabilities (a)	30.2	—	28.7	7.5	(24.7)	4.4	15.1
Total Gain (Loss) on Risk Management Contracts	$86.4	$(1.1)	$36.5	$15.9	$(30.1)	$4.2	$9.9

(a)	Represents realized and unrealized gains and losses subject to regulatory accounting treatment recorded as either current or noncurrent on the balance sheets.

Certain qualifying derivative instruments have been designated as normal purchase or normal sale contracts, as provided in the accounting guidance for “Derivatives and Hedging.”  Derivative contracts that have been designated as normal purchases or normal sales under that accounting guidance are not subject to MTM accounting treatment and are recognized on the statements of income on an accrual basis.

The accounting for the changes in the fair value of a derivative instrument depends on whether it qualifies for and has been designated as part of a hedging relationship and further, on the type of hedging relationship.  Depending on the exposure, management designates a hedging instrument as a fair value hedge or a cash flow hedge.

For contracts that have not been designated as part of a hedging relationship, the accounting for changes in fair value depends on whether the derivative instrument is held for trading purposes. Unrealized and realized gains and losses on derivative instruments held for trading purposes are included in revenues on a net basis on the statements of income. Unrealized and realized gains and losses on derivative instruments not held for trading purposes are included in revenues or expenses on the statements of income depending on the relevant facts and circumstances. Certain derivatives that economically hedge future commodity risk are recorded in the same expense line item on the statements of income as that of the associated risk. However, unrealized and some realized gains and losses in regulated jurisdictions for both trading and non-trading derivative instruments are recorded as regulatory assets (for losses) or regulatory liabilities (for gains) in accordance with the accounting guidance for “Regulated Operations.”

Accounting for Fair Value Hedging Strategies (Applies to AEP)

For fair value hedges (i.e. hedging the exposure to changes in the fair value of an asset, liability or an identified portion thereof attributable to a particular risk), the gain or loss on the derivative instrument as well as the offsetting gain or loss on the hedged item associated with the hedged risk impacts Net Income during the period of change.

AEP records realized and unrealized gains or losses on interest rate swaps that are designated and qualify for fair value hedge accounting treatment and any offsetting changes in the fair value of the debt being hedged in Interest Expense on the statements of income. For 2017, 2016, and 2015, hedging gains and losses were immaterial.

For 2017, 2016 and 2015, hedge ineffectiveness was immaterial.

Accounting for Cash Flow Hedging Strategies

For cash flow hedges (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the Registrants initially report the effective portion of the gain or loss on the derivative instrument as a component of Accumulated Other Comprehensive Income (Loss) on the balance sheets until the period the hedged item affects Net Income.  The Registrants recognize any hedge ineffectiveness in Net Income immediately during the period of change, except in regulated jurisdictions where hedge ineffectiveness would be recorded as a regulatory asset (for losses) or a regulatory liability (for gains) if applicable.

Realized gains and losses on derivative contracts for the purchase and sale of power designated as cash flow hedges are included in Total Revenues or Purchased Electricity for Resale on the statements of income or in Regulatory Assets or Regulatory Liabilities on the balance sheets, depending on the specific nature of the risk being hedged.  During 2017, 2016 and 2015, AEP applied cash flow hedging to outstanding power derivatives. During 2017, 2016 and 2015, the Registrant Subsidiaries did not apply cash flow hedging to outstanding power derivatives.

The Registrants reclassify gains and losses on interest rate derivative hedges related to debt financings from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Interest Expense on the statements of income in those periods in which hedged interest payments occur.  During 2017, 2016 and 2015, AEP applied cash flow hedging to outstanding interest rate derivatives. During 2017, 2016 and 2015, the Registrant Subsidiaries did not apply cash flow hedging to outstanding interest rate derivatives.

The accumulated gains or losses related foreign currency hedges are reclassified from Accumulated Other Comprehensive Income (Loss) on the balance sheets into Depreciation and Amortization expense on the statements of income over the depreciable lives of the fixed assets designated as the hedged items into qualifying foreign currency hedging relationships. During the years ended December 31, 2017 and 2016, the Registrants did not apply cash flow hedging to any outstanding foreign currency derivatives.

During 2017, 2016 and 2015, hedge ineffectiveness was immaterial or nonexistent for all of the hedge strategies disclosed above.

For details on effective cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets and the reasons for changes in cash flow hedges, see Note 3.

Cash flow hedges included in Accumulated Other Comprehensive Income (Loss) on the balance sheets were:

Impact of Cash Flow Hedges on AEP’s Balance Sheets

	December 31, 2017		December 31, 2016
	Commodity	Interest Rate	Commodity	Interest Rate
	(in millions)
Hedging Assets (a)	$22.0	$—	$11.2	$—
Hedging Liabilities (a)	65.5	—	46.7	—
AOCI Gain (Loss) Net of Tax	(28.4)	(13.0)	(23.1)	(15.7)
Portion Expected to be Reclassified to Net Income During the Next Twelve Months	5.5	(0.8)	4.3	(1.0)

(a)	Hedging Assets and Hedging Liabilities are included in Risk Management Assets and Liabilities on the balance sheets.

As of December 31, 2017 the maximum length of time that AEP is hedging its exposure to variability in future cash flows related to forecasted transactions is 120 months.

Impact of Cash Flow Hedges on the Registrant Subsidiaries’ Balance Sheets

	December 31, 2017		December 31, 2016
	Interest Rate
		Expected to be		Expected to be
		Reclassed to		Reclassed to
		Net Income During		Net Income During
	AOCI Gain (Loss)	the Next	AOCI Gain (Loss)	the Next
Company	Net of Tax	Twelve Months	Net of Tax	Twelve Months
	(in millions)
AEP Texas	$(4.5)	$(0.9)	$(5.4)	$(0.9)
APCo	2.2	0.7	2.9	0.7
I&M	(10.7)	(1.3)	(12.0)	(1.3)
OPCo	1.9	1.1	3.0	1.1
PSO	2.6	0.8	3.4	0.8
SWEPCo	(6.0)	(1.4)	(7.4)	(1.4)

The actual amounts reclassified from Accumulated Other Comprehensive Income (Loss) to Net Income can differ from the estimate above due to market price changes.

Credit Risk

Management mitigates credit risk in wholesale marketing and trading activities by assessing the creditworthiness of potential counterparties before entering into transactions with them and continuing to evaluate their creditworthiness on an ongoing basis. Management uses Moody’s Investors Service Inc., S&P Global Inc. and current market-based qualitative and quantitative data as well as financial statements to assess the financial health of counterparties on an ongoing basis.

Master agreements are typically used to facilitate the netting of cash flows associated with a single counterparty and may include collateral requirements. Collateral requirements in the form of cash, letters of credit and parental/affiliate guarantees may be obtained as security from counterparties in order to mitigate credit risk. Some master agreements include margining, which requires a counterparty to post cash or letters of credit in the event exposure exceeds the established threshold. A counterparty is required to post cash or letters of credit in the event exposure exceeds the established threshold. The threshold represents an unsecured credit limit which may be supported by a parental/affiliate guaranty, as determined in accordance with AEP’s credit policy. In addition, master agreements allow for termination and liquidation of all positions in the event of a default including a failure or inability to post collateral when required.

Collateral Triggering Events

Credit Downgrade Triggers (Applies to AEP, APCo, I&M, PSO and SWEPCo)

A limited number of derivative contracts include collateral triggering events, which include a requirement to maintain certain credit ratings. On an ongoing basis, AEP’s risk management organization assesses the appropriateness of these collateral triggering events in contracts. AEP, APCo, I&M, PSO and SWEPCo have not experienced a downgrade below a specified credit rating threshold that would require the posting of additional collateral. The Registrants had immaterial derivative contracts with collateral triggering events in a net liability position as of December 31, 2017 and 2016.

Cross-Default Triggers (Applies to AEP, APCo and I&M)

In addition, a majority of non-exchange traded commodity contracts contain cross-default provisions that, if triggered, would permit the counterparty to declare a default and require settlement of the outstanding payable. These cross-default provisions could be triggered if there was a non-performance event by Parent or the obligor under outstanding debt or a third party obligation that is $50 million or greater.  On an ongoing basis, AEP’s risk management organization assesses the appropriateness of these cross-default provisions in the contracts. The following table represents: (a) the fair value of these derivative liabilities subject to cross-default provisions prior to consideration of contractual netting arrangements, (b) the amount that the exposure has been reduced by cash collateral posted and (c) if a cross-default provision would have been triggered, the settlement amount that would be required after considering contractual netting arrangements:

AEP
	Liabilities for		Additional
	Contracts with Cross		Settlement
	Default Provisions		Liability if Cross
	Prior to Contractual	Amount of Cash	Default Provision
December 31,	Netting Arrangements	Collateral Posted	is Triggered
(in millions)
2017	$243.6	$1.3	$223.1
2016	259.6	0.4	235.8

Amounts for APCo and I&M are immaterial for years ended December 31, 2017 and 2016.

11.  FAIR VALUE MEASUREMENTS

The disclosures in this note apply to all Registrants except AEPTCo unless indicated otherwise.

Fair Value Measurements of Long-term Debt (Applies to all Registrants)

The fair values of Long-term Debt are based on quoted market prices, without credit enhancements, for the same or similar issues and the current interest rates offered for instruments with similar maturities classified as Level 2 measurement inputs.  These instruments are not marked-to-market.  The estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange.

The book values and fair values of Long-term Debt are summarized in the following table:

	December 31,
	2017		2016
Company	Book Value	Fair Value	Book Value		Fair Value
	(in millions)
AEP	$21,173.3	$23,649.6	$20,391.2	(a)	$22,211.9	(a)
AEP Texas	3,649.3	3,964.8	3,217.7		3,463.2
AEPTCo	2,550.4	2,782.9	1,932.0		1,984.3
APCo	3,980.1	4,782.6	4,033.9		4,613.2
I&M	2,745.1	3,014.7	2,471.4		2,661.6
OPCo	1,719.3	2,064.3	1,763.9		2,092.5
PSO	1,286.5	1,457.1	1,286.0		1,419.0
SWEPCo	2,441.9	2,645.9	2,679.1		2,814.3

(a)
Amounts include debt related to the Lawrenceburg Plant that has been classified as Liabilities Held for Sale on the balance sheet and has a fair value of $172 million. See the Assets and Liabilities Held for Sale section of Note 7 for additional information.

Fair Value Measurements of Other Temporary Investments (Applies to AEP)

Other Temporary Investments include securities available for sale, including marketable securities that management intends to hold for less than one year and investments by AEP’s protected cell of EIS.  See “Other Temporary Investments” section of Note 1.
The following is a summary of Other Temporary Investments:

	December 31, 2017
		Gross	Gross
		Unrealized	Unrealized	Fair
Other Temporary Investments	Cost	Gains	Losses	Value
	(in millions)
Restricted Cash and Other Cash Deposits (a)	$220.1	$—	$—	$220.1
Fixed Income Securities – Mutual Funds (b)	104.3	—	(1.4)	102.9
Equity Securities – Mutual Funds	17.0	19.7	—	36.7
Total Other Temporary Investments	$341.4	$19.7	$(1.4)	$359.7

	December 31, 2016
		Gross	Gross
		Unrealized	Unrealized	Fair
Other Temporary Investments	Cost	Gains	Losses	Value
	(in millions)
Restricted Cash and Other Cash Deposits (a)	$211.7	$—	$—	$211.7
Fixed Income Securities – Mutual Funds (b)	92.7	—	(1.0)	91.7
Equity Securities – Mutual Funds	14.4	13.9	—	28.3
Total Other Temporary Investments	$318.8	$13.9	$(1.0)	$331.7

(a)	Primarily represents amounts held for the repayment of debt.

(b)	Primarily short and intermediate maturities which may be sold and do not contain maturity dates.

The following table provides the activity for fixed income and equity securities within Other Temporary Investments:

	Years Ended December 31,
	2017	2016	2015
	(in millions)
Proceeds from Investment Sales	$—	$—	$—
Purchases of Investments	14.2	2.3	10.7
Gross Realized Gains on Investment Sales	—	—	—
Gross Realized Losses on Investment Sales	—	—	—

For details of the reasons for changes in Securities Available for Sale included in Accumulated Other Comprehensive Income (Loss) for the years ended December 31, 2017, 2016 and 2015, see Note 3.
Fair Value Measurements of Trust Assets for Decommissioning and SNF Disposal (Applies to AEP and I&M)

Securities held in trust funds for decommissioning nuclear facilities and for the disposal of SNF are recorded at fair value.  See “Nuclear Trust Funds” section of Note 1.

The following is a summary of nuclear trust fund investments:

	December 31,
	2017			2016
		Gross	Other-Than-		Gross	Other-Than-
	Fair	Unrealized	Temporary	Fair	Unrealized	Temporary
	Value	Gains	Impairments	Value	Gains	Impairments
	(in millions)
Cash and Cash Equivalents	$17.2	$—	$—	$18.7	$—	$—
Fixed Income Securities:
United States Government	981.2	29.7	(3.6)	785.4	27.1	(5.5)
Corporate Debt	58.7	3.8	(1.2)	60.9	2.3	(1.4)
State and Local Government	8.8	0.8	(0.2)	121.1	0.4	(0.7)
Subtotal Fixed Income Securities	1,048.7	34.3	(5.0)	967.4	29.8	(7.6)
Equity Securities – Domestic	1,461.7	868.2	(75.5)	1,270.1	677.9	(79.6)
Spent Nuclear Fuel and Decommissioning Trusts	$2,527.6	$902.5	$(80.5)	$2,256.2	$707.7	$(87.2)

The following table provides the securities activity within the decommissioning and SNF trusts:

	Years Ended December 31,
	2017	2016	2015
	(in millions)
Proceeds from Investment Sales	$2,256.3	$2,957.7	$2,218.4
Purchases of Investments	2,300.5	3,000.0	2,272.0
Gross Realized Gains on Investment Sales	200.7	46.1	69.1
Gross Realized Losses on Investment Sales	146.0	24.4	53.0

The base cost of fixed income securities was $1 billion and $938 million as of December 31, 2017 and 2016, respectively.  The base cost of equity securities was $594 million and $592 million as of December 31, 2017 and 2016, respectively.

The fair value of fixed income securities held in the nuclear trust funds, summarized by contractual maturities, as of December 31, 2017 was as follows:

Fair Value of Fixed
Income Securities
(in millions)
Within 1 year	$387.3
After 1 year through 5 years	287.4
After 5 years through 10 years	204.4
After 10 years	169.6
Total	$1,048.7

Fair Value Measurements of Financial Assets and Liabilities

For a discussion of fair value accounting and the classification of assets and liabilities within the fair value hierarchy, see the “Fair Value Measurements of Assets and Liabilities” section of Note 1.
The following tables set forth, by level within the fair value hierarchy, the Registrants’ financial assets and liabilities that were accounted for at fair value on a recurring basis.  As required by the accounting guidance for “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Management’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.  There have not been any significant changes in management’s valuation techniques.

AEP

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2017

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Other Temporary Investments
Restricted Cash and Other Cash Deposits (a)	$183.2	$—	$—	$36.9	$220.1
Fixed Income Securities – Mutual Funds	102.9	—	—	—	102.9
Equity Securities – Mutual Funds (b)	36.7	—	—	—	36.7
Total Other Temporary Investments	322.8	—	—	36.9	359.7

Risk Management Assets
Risk Management Commodity Contracts (c) (d)	3.9	391.2	274.1	(285.4)	383.8
Cash Flow Hedges:
Commodity Hedges (c)	—	17.3	4.7	—	22.0
Fair Value Hedges	—	2.5	—	—	2.5
Total Risk Management Assets	3.9	411.0	278.8	(285.4)	408.3

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (e)	7.5	—	—	9.7	17.2
Fixed Income Securities:
United States Government	—	981.2	—	—	981.2
Corporate Debt	—	58.7	—	—	58.7
State and Local Government	—	8.8	—	—	8.8
Subtotal Fixed Income Securities	—	1,048.7	—	—	1,048.7
Equity Securities – Domestic (b)	1,461.7	—	—	—	1,461.7
Total Spent Nuclear Fuel and Decommissioning Trusts	1,469.2	1,048.7	—	9.7	2,527.6

Total Assets	$1,795.9	$1,459.7	$278.8	$(238.8)	$3,295.6

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (d)	$5.1	$392.5	$196.9	$(285.0)	$309.5
Cash Flow Hedges:
Commodity Hedges (c)	—	23.9	41.6	—	65.5
Fair Value Hedges	—	8.6	—	—	8.6
Total Risk Management Liabilities	$5.1	$425.0	$238.5	$(285.0)	$383.6

AEP

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2016

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Cash and Cash Equivalents (a)	$8.7	$—	$—	$201.8	$210.5

Other Temporary Investments
Restricted Cash and Other Cash Deposits (a)	173.8	5.1	—	32.8	211.7
Fixed Income Securities – Mutual Funds	91.7	—	—	—	91.7
Equity Securities – Mutual Funds (b)	28.3	—	—	—	28.3
Total Other Temporary Investments	293.8	5.1	—	32.8	331.7

Risk Management Assets
Risk Management Commodity Contracts (c) (f)	6.0	379.9	192.2	(205.7)	372.4
Cash Flow Hedges:
Commodity Hedges (c)	—	16.8	1.7	(7.3)	11.2
Total Risk Management Assets	6.0	396.7	193.9	(213.0)	383.6

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (e)	7.3	—	—	11.4	18.7
Fixed Income Securities:
United States Government	—	785.4	—	—	785.4
Corporate Debt	—	60.9	—	—	60.9
State and Local Government	—	121.1	—	—	121.1
Subtotal Fixed Income Securities	—	967.4	—	—	967.4
Equity Securities – Domestic (b)	1,270.1	—	—	—	1,270.1
Total Spent Nuclear Fuel and Decommissioning Trusts	1,277.4	967.4	—	11.4	2,256.2

Total Assets	$1,585.9	$1,369.2	$193.9	$33.0	$3,182.0

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (f)	$8.2	$352.0	$166.7	$(205.4)	$321.5
Cash Flow Hedges:
Commodity Hedges (c)	—	29.3	24.7	(7.3)	46.7
Fair Value Hedges	—	1.4	—	—	1.4
Total Risk Management Liabilities	$8.2	$382.7	$191.4	$(212.7)	$369.6

AEP Texas

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2017

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Restricted Cash for Securitized Funding	$155.2	$—	$—	$—	$155.2

Risk Management Assets
Risk Management Commodity Contracts (c)	—	0.5	—	—	0.5

Total Assets	$155.2	$0.5	$—	$—	$155.7

AEP Texas

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2016

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Restricted Cash for Securitized Funding	$146.3	$—	$—	$—	$146.3

Risk Management Assets
Risk Management Commodity Contracts (c)	—	0.4	—	(0.2)	0.2

Total Assets	$146.3	$0.4	$—	$(0.2)	$146.5

APCo

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2017

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Restricted Cash for Securitized Funding	$16.3	$—	$—	$—	$16.3

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	—	52.5	25.1	(51.6)	26.0

Total Assets	$16.3	$52.5	$25.1	$(51.6)	$42.3

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$—	$51.2	$0.4	$(50.1)	$1.5

APCo

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2016

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Restricted Cash for Securitized Funding (a)	$15.8	$—	$—	$0.1	$15.9

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	—	20.5	3.9	(21.8)	2.6

Total Assets	$15.8	$20.5	$3.9	$(21.7)	$18.5

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$—	$20.7	$2.5	$(22.0)	$1.2

I&M

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2017

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	$—	$39.4	$9.1	$(40.2)	$8.3

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (e)	7.5	—	—	9.7	17.2
Fixed Income Securities:
United States Government	—	981.2	—	—	981.2
Corporate Debt	—	58.7	—	—	58.7
State and Local Government	—	8.8	—	—	8.8
Subtotal Fixed Income Securities	—	1,048.7	—	—	1,048.7
Equity Securities – Domestic (b)	1,461.7	—	—	—	1,461.7
Total Spent Nuclear Fuel and Decommissioning Trusts	1,469.2	1,048.7	—	9.7	2,527.6

Total Assets	$1,469.2	$1,088.1	$9.1	$(30.5)	$2,535.9

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$—	$47.6	$1.5	$(45.5)	$3.6
I&M

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2016

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	$—	$12.8	$3.0	$(12.3)	$3.5

Spent Nuclear Fuel and Decommissioning Trusts
Cash and Cash Equivalents (e)	7.3	—	—	11.4	18.7
Fixed Income Securities:
United States Government	—	785.4	—	—	785.4
Corporate Debt	—	60.9	—	—	60.9
State and Local Government	—	121.1	—	—	121.1
Subtotal Fixed Income Securities	—	967.4	—	—	967.4
Equity Securities – Domestic (b)	1,270.1	—	—	—	1,270.1
Total Spent Nuclear Fuel and Decommissioning Trusts	1,277.4	967.4	—	11.4	2,256.2

Total Assets	$1,277.4	$980.2	$3.0	$(0.9)	$2,259.7

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$—	$13.3	$0.2	$(12.4)	$1.1

OPCo

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2017

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	$—	$0.6	$—	$—	$0.6

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$—	$—	$132.4	$—	$132.4

OPCo

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2016

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Restricted Cash for Securitized Funding (a)	$—	$—	$—	$27.2	$27.2

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	—	0.4	—	(0.2)	0.2

Total Assets	$—	$0.4	$—	$27.0	$27.4

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$—	$—	$119.0	$—	$119.0

PSO

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2017

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	$—	$0.2	$6.4	$(0.2)	$6.4

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$—	$—	$0.2	$(0.2)	$—

PSO

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2016

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	$—	$0.2	$0.7	$(0.1)	$0.8

SWEPCo

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2017

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	$—	$0.3	$6.7	$(0.6)	$6.4

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$—	$—	$0.8	$(0.6)	$0.2

SWEPCo

Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2016

	Level 1	Level 2	Level 3	Other	Total
Assets:	(in millions)

Cash and Cash Equivalents (a)	$8.7	$—	$—	$1.6	$10.3

Risk Management Assets
Risk Management Commodity Contracts (c) (g)	—	0.3	0.8	(0.2)	0.9

Total Assets	$8.7	$0.3	$0.8	$1.4	$11.2

Liabilities:

Risk Management Liabilities
Risk Management Commodity Contracts (c) (g)	$—	$0.3	$0.1	$(0.1)	$0.3

(a)
Amounts in “Other” column primarily represent cash deposits in bank accounts with financial institutions or third parties. Level 1 and Level 2 amounts primarily represent investments in money market funds.

(b)	Amounts represent publicly traded equity securities and equity-based mutual funds.

(c)	Amounts in “Other” column primarily represent counterparty netting of risk management and hedging contracts and associated cash collateral under the accounting guidance for “Derivatives and Hedging.”

(d)
The December 31, 2017 maturity of the net fair value of risk management contracts prior to cash collateral, assets/(liabilities), is as follows: Level 1 matures $(1) million in periods 2018; Level 2 matures $(3) million in 2018 and $2 million in periods 2022-2023; Level 3 matures $59 million in 2018, $33 million in periods 2019-2021, $14 million in periods 2022-2023 and $(29) million in periods 2024-2032. Risk management commodity contracts are substantially comprised of power contracts.

(e)	Amounts in “Other” column primarily represent accrued interest receivables from financial institutions. Level 1 amounts primarily represent investments in money market funds.

(f)
The December 31, 2016 maturity of the net fair value of risk management contracts prior to cash collateral, assets/(liabilities), is as follows:  Level 1 matures $(2) million in periods 2018-2020; Level 2 matures $20 million in 2017, $4 million in periods 2018-2020, $3 million in periods 2021-2022 and $1 million in periods 2023-2032;  Level 3 matures $17 million in 2017, $28 million in periods 2018-2020, $11 million in periods 2021-2022 and $(31) million in periods 2023-2032.  Risk management commodity contracts are substantially comprised of power contracts.

(g)	Substantially comprised of power contracts.

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2017, 2016 and 2015.

The following tables set forth a reconciliation of changes in the fair value of net trading derivatives classified as Level 3 in the fair value hierarchy:

Year Ended December 31, 2017	AEP	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Balance as of December 31, 2016	$2.5	$1.4	$2.8	$(119.0)	$0.7	$0.7
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (b) (c)	37.3	17.2	4.0	(1.4)	3.1	6.0
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets) Relating to Assets Still Held at the Reporting Date (b)	33.6	—	—	—	—	—
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	(18.8)	—	—	—	—	—
Settlements	(50.6)	(18.9)	(7.1)	7.4	(3.8)	(6.8)
Transfers into Level 3 (d) (e)	16.2	—	—	—	—	—
Transfers out of Level 3 (e)	(10.1)	—	—	—	—	—
Changes in Fair Value Allocated to Regulated Jurisdictions (f)	30.2	25.0	7.9	(19.4)	6.2	6.0
Balance as of December 31, 2017	$40.3	$24.7	$7.6	$(132.4)	$6.2	$5.9

Year Ended December 31, 2016	AEP	APCo (a)	I&M (a)	OPCo	PSO	SWEPCo
	(in millions)
Balance as of December 31, 2015	$146.9	$11.7	$4.3	$15.9	$0.6	$0.8
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (b) (c)	42.8	25.6	7.1	(3.0)	(1.0)	7.7
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets) Relating to Assets Still Held at the Reporting Date (b)	26.1	—	—	—	—	—
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	(23.0)	—	—	—	—	—
Settlements	(71.4)	(37.5)	(11.1)	6.2	0.4	(8.4)
Transfers into Level 3 (d) (e)	13.3	—	—	—	—	—
Transfers out of Level 3 (e)	(2.6)	0.1	0.1	—	—	—
Changes in Fair Value Allocated to Regulated Jurisdictions (f)	(129.6)	1.5	2.4	(138.1)	0.7	0.6
Balance as of December 31, 2016	$2.5	$1.4	$2.8	$(119.0)	$0.7	$0.7

Year Ended December 31, 2015	AEP	APCo (a)	I&M (a)	OPCo	PSO	SWEPCo
	(in millions)
Balance as of December 31, 2014	$150.8	$15.8	$14.7	$48.4	$(0.3)	$(0.5)
Realized Gain (Loss) Included in Net Income (or Changes in Net Assets) (b) (c)	13.5	2.1	0.2	0.5	(0.2)	9.2
Unrealized Gain (Loss) Included in Net Income (or Changes in Net Assets) Relating to Assets Still Held at the Reporting Date (b)	53.7	—	—	—	—	—
Realized and Unrealized Gains (Losses) Included in Other Comprehensive Income	(4.9)	—	—	—	—	—
Settlements	(63.0)	(17.2)	(14.2)	(6.7)	0.6	(8.7)
Transfers into Level 3 (d) (e)	28.7	—	—	—	—	—
Transfers out of Level 3 (e)	(18.9)	1.2	0.8	—	—	—
Changes in Fair Value Allocated to Regulated Jurisdictions (f)	(13.0)	9.8	2.8	(26.3)	0.5	0.8
Balance as of December 31, 2015	$146.9	$11.7	$4.3	$15.9	$0.6	$0.8

(a)	Includes both affiliated and nonaffiliated transactions.

(b)	Included in revenues on the statements of income.

(c)	Represents the change in fair value between the beginning of the reporting period and the settlement of the risk management commodity contract.

(d)	Represents existing assets or liabilities that were previously categorized as Level 2.

(e)	Transfers are recognized based on their value at the beginning of the reporting period that the transfer occurred.

(f)	Relates to the net gains (losses) of those contracts that are not reflected on the statements of income. These net gains (losses) are recorded as regulatory assets/liabilities or accounts payable.

The following tables quantify the significant unobservable inputs used in developing the fair value of Level 3 positions:

Significant Unobservable Inputs
December 31, 2017
AEP

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input	Low	High	Average
	(in millions)
Energy Contracts	$225.1	$233.7	Discounted Cash Flow	Forward Market Price (a)	$(0.05)	$263.00	$36.32
				Counterparty Credit Risk (b)	8	456	180
Natural Gas Contracts	—	0.2	Discounted Cash Flow	Forward Market Price (c)	2.37	2.96	2.62
FTRs	53.7	4.6	Discounted Cash Flow	Forward Market Price (a)	(55.62)	54.88	0.41
Total	$278.8	$238.5

Significant Unobservable Inputs
December 31, 2016
AEP

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input	Low	High	Average
	(in millions)
Energy Contracts	$183.8	$187.1	Discounted Cash Flow	Forward Market Price (a)	$6.51	$86.59	$39.40
				Counterparty Credit Risk (b)	35	824	391
FTRs	10.1	4.3	Discounted Cash Flow	Forward Market Price (a)	(7.99)	8.91	0.86
Total	$193.9	$191.4

Significant Unobservable Inputs
December 31, 2017
APCo

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input (a)	Low	High	Average
	(in millions)
Energy Contracts	$0.8	$0.4	Discounted Cash Flow	Forward Market Price	$20.52	$195.00	$33.80
FTRs	24.3	—	Discounted Cash Flow	Forward Market Price	(0.36)	7.15	1.62
Total	$25.1	$0.4

Significant Unobservable Inputs
December 31, 2016
APCo

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input (a)	Low	High	Average
	(in millions)
Energy Contracts	$0.4	$0.4	Discounted Cash Flow	Forward Market Price	$19.68	$48.55	$36.34
FTRs	3.5	2.1	Discounted Cash Flow	Forward Market Price	(0.23)	8.91	2.37
Total	$3.9	$2.5

Significant Unobservable Inputs
December 31, 2017
I&M

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input (a)	Low	High	Average
	(in millions)
Energy Contracts	$0.5	$0.3	Discounted Cash Flow	Forward Market Price	$20.52	$195.00	$33.80
FTRs	8.6	1.2	Discounted Cash Flow	Forward Market Price	(0.36)	5.75	0.86
Total	$9.1	$1.5

Significant Unobservable Inputs
December 31, 2016
I&M

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input (a)	Low	High	Average
	(in millions)
Energy Contracts	$0.3	$0.2	Discounted Cash Flow	Forward Market Price	$19.68	$48.55	$36.34
FTRs	2.7	—	Discounted Cash Flow	Forward Market Price	(7.90)	8.91	1.32
Total	$3.0	$0.2

Significant Unobservable Inputs
December 31, 2017
OPCo

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input	Low	High	Average
	(in millions)
Energy Contracts	$—	$132.4	Discounted Cash Flow	Forward Market Price (a)	$30.52	$170.43	$44.62
				Counterparty Credit Risk (b)	8	190	136
Total	$—	$132.4

Significant Unobservable Inputs
December 31, 2016
OPCo

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input	Low	High	Average
	(in millions)
Energy Contracts	$—	$119.0	Discounted Cash Flow	Forward Market Price (a)	$30.14	$71.85	$47.45
				Counterparty Credit Risk (b)	47	340	272
Total	$—	$119.0

Significant Unobservable Inputs
December 31, 2017
PSO

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input (a)	Low	High	Average
(in millions)
FTRs	$6.4	$0.2	Discounted Cash Flow	Forward Market Price	$(6.62)	$1.41	$(0.76)

Significant Unobservable Inputs
December 31, 2016
PSO

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input (a)	Low	High	Average
(in millions)
FTRs	$0.7	$—	Discounted Cash Flow	Forward Market Price	$(7.99)	$1.03	$(0.36)

Significant Unobservable Inputs
December 31, 2017
SWEPCo

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input	Low	High	Average
	(in millions)
Natural Gas Contracts	$—	$0.2	Discounted Cash Flow	Forward Market Price (c)	$2.37	$2.96	$2.62
FTRs	6.7	0.6	Discounted Cash Flow	Forward Market Price (a)	(6.62)	1.41	(0.76)
Total	$6.7	$0.8

Significant Unobservable Inputs
December 31, 2016
SWEPCo

				Significant	Input/Range
	Fair Value		Valuation	Unobservable			Weighted
	Assets	Liabilities	Technique	Input (a)	Low	High	Average
(in millions)
FTRs	$0.8	$0.1	Discounted Cash Flow	Forward Market Price	$(7.99)	$1.03	$(0.36)

(a)	Represents market prices in dollars per MWh.

(b)	Represents prices of credit default swaps used to calculate counterparty credit risk, reported in basis points.

(c)	Represents market prices in dollars per MMBtu.

The following table provides sensitivity of fair value measurements to increases (decreases) in significant unobservable inputs related to Energy Contracts, Natural Gas Contracts and FTRs for the Registrants as of December 31, 2017 and 2016:

Sensitivity of Fair Value Measurements

Significant Unobservable Input	Position	Change in Input	Impact on Fair Value Measurement
Forward Market Price	Buy	Increase (Decrease)	Higher (Lower)
Forward Market Price	Sell	Increase (Decrease)	Lower (Higher)
Counterparty Credit Risk	Loss	Increase (Decrease)	Higher (Lower)
Counterparty Credit Risk	Gain	Increase (Decrease)	Lower (Higher)

12.  INCOME TAXES

The disclosures in this note apply to all Registrants unless indicated otherwise.

Federal Tax Reform

In December 2017, legislation referred to as Tax Reform was signed into law. The majority of the provisions in the new legislation are effective for taxable years beginning after December 31, 2017. Tax Reform includes significant changes to the Internal Revenue Code of 1986 (as amended, the Code), including amendments which significantly change the taxation of business entities and also includes provisions specific to regulated public utilities. The more significant changes that affect the Registrants include the reduction in the corporate federal income tax rate from 35% to 21%, and several technical provisions including, among others, limiting the utilization of net operating losses arising after December 31, 2017 to 80% of taxable income with an indefinite carryforward period. The Tax Reform provisions related to regulated public utilities generally allow for the continued deductibility of interest expense, eliminate bonus depreciation for certain property acquired after September 27, 2017 and continue certain rate normalization requirements for accelerated depreciation benefits.

Provisional Amounts

Given the significance of the legislative changes resulting from Tax Reform, the timing of its enactment, and the widespread applicability to registrants, the SEC staff recognized the potential challenges faced by registrants when reflecting the effects of Tax Reform in their 2017 financial statements. Accordingly, in order to address potential uncertainty or diversity of views in practice regarding the application of the accounting guidance for “Income Taxes” in situations where a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for “Income Taxes” for certain tax effects of Tax Reform for the reporting period in which the legislation was enacted, the SEC staff issued Staff Accounting Bulletin 118 (SAB 118) in December 2017. For such areas of analysis that are incomplete, SAB 118 provides for up to a one year period in which to complete the required analyses and accounting required by the accounting guidance for “Income Taxes,” referred to as the measurement period.

SAB 118 describes three categories associated with a registrant’s status of accounting for Tax Reform during the measurement period: (a) a registrant is complete with its accounting for certain effects of Tax Reform, (b) a registrant’s accounting is incomplete but is able to determine a reasonable estimate for certain effects of Tax Reform and records that estimate as a provisional amount, or (c) the accounting is incomplete and a registrant is not able to determine a reasonable estimate and therefore continues to apply existing accounting guidance for income taxes, based on the provisions of the tax laws that were in effect immediately prior to the enactment of the Tax Reform legislation. For items in which the accounting assessment is complete or a reasonable estimate can be made, a registrant must reflect the income tax effects of Tax Reform for those items in its financial statements that include the enactment of the Tax Reform legislation. SAB 118 also requires certain disclosures to provide information about the material financial reporting impacts, if any, due to Tax Reform for which the accounting is not complete. Subsequent disclosures in future reporting periods in which the accounting is completed are also a requirement of the guidance.

The Registrants have made a reasonable estimate for the measurement and accounting of the effects of Tax Reform which have been reflected in the December 31, 2017 financial statements as provisional amounts based on information available. While the Registrants were able to make reasonable estimates of the impact of Tax Reform, the final impact may differ from the recorded provisional amounts to the extent refinements are made to the estimated cumulative temporary differences or as a result of additional guidance or technical corrections that may be issued by the IRS that may impact management’s interpretation and assumptions utilized. The Registrants expect to complete the analysis of the provisional items during the second half of 2018.

The recorded provisional amounts include $154 million of excess accumulated deferred income taxes (Excess ADIT) related to AEP Transmission Holdco’s equity investment in ETT. ETT is a three-member limited liability company that is a partnership for federal income tax purposes. The rates ETT is permitted to charge its customers are regulated by the PUCT. Those rates contemplate deferred taxes; however, the income tax effects of ETT’s activities are the responsibility of its members, including AEP Transmission Holdco. As a result, AEP’s proportionate share of the Excess ADIT related to ETT is reflected by AEP Transmission Holdco and is reflected in AEP’s December 31, 2017 balance sheet as a reduction in Deferred Income Taxes with a corresponding increase in Regulatory Liabilities and Deferred Investment Tax Credits. AEP’s accounting for Excess ADIT related to partnerships is provisional as it may be subject to further interpretation of Tax Reform.

Impact of Tax Reform on the Financial Statements

Changes in the Code due to Tax Reform had a material impact on the Registrants’ 2017 financial statements. In accordance with the accounting guidance for “Income Taxes”, the effect of a change in tax law must be recognized at the date of enactment. The accounting guidance for “Income Taxes” also requires deferred tax assets and liabilities to be measured at the enacted tax rate expected to apply when temporary differences will be realized or settled. As a result, the Registrants’ deferred tax assets and liabilities were re-measured using the newly enacted tax rate of 21% in December 2017. This re-measurement resulted in a significant reduction in the Registrants’ net accumulated deferred income tax liability. With respect to the Registrants’ regulated operations, the reduction of the net accumulated deferred income tax liability was primarily offset by a corresponding decrease in income tax related regulatory assets and an increase in income tax related regulatory liabilities because the benefit of the lower federal tax rate is expected to be provided to customers. However, when the underlying asset or liability giving rise to the temporary difference was not previously contemplated in regulated rates, the re-measurement of the deferred taxes on those assets or liabilities was recorded as an adjustment to income tax expense. For the Registrants’ unregulated operations, the re-measurement of deferred taxes arising from those operations was recorded as an adjustment to income tax expense.

The following tables provide a summary of the impact of Tax Reform on the Registrants’ 2017 financial statements.

Year Ended December 31, 2017	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Decrease in Deferred Income Tax Liabilities	$6,101.1	$807.1	$558.6	$1,296.4	$808.7	$743.1	$538.6	$782.9

This decrease in deferred income tax liabilities resulted in an increase in income tax related regulatory liabilities, a decrease in income tax related regulatory assets and an adjustment to income tax expense as shown in the table below.

Year Ended December 31, 2017	AEP (c)	AEP Texas		AEPTCo	APCo	I&M	OPCo		PSO	SWEPCo
	(in millions)
Increase (Decrease) in Income Tax Expense (a)	$(16.5)	$(117.4)	(b)	$0.6	$5.7	$2.3	$(14.3)	(b)	$2.8	$0.7
Decrease in Regulatory Assets	470.2	12.1		66.9	129.1	85.3	62.7		8.3	69.8
Increase in Regulatory Liabilities	5,614.4	677.6		492.3	1,173.0	725.7	666.1		533.1	713.8

(a)
In 2017, in contemplation of corporate federal tax reform, the Registrants adopted a method under Internal Revenue Section 162 for deducting repair and maintenance costs associated with transmission and distribution property. This change resulted in a decrease in state income tax expense of approximately $10 million that has been excluded from the tables above.

(b)
AEP Texas and OPCo recorded  favorable adjustments to income tax expense of approximately $113 million and $16 million related to previously owned deregulated generation assets and certain deferred fuel amounts, respectively.

(c)
The effect of Tax Reform on AEP’s other business operations (other than the Registrant Subsidiaries), which primarily include unregulated activities in the Generation & Marketing segment, transmission operations reflected in the AEP Transmission Holdco segment and activities recorded in Corporate and Other, increased income tax expense for the year-ended December 31, 2017 by approximately $103 million.

Regulatory Treatment

As a result of Tax Reform, the Registrants recognized a regulatory liability for approximately $4.4 billion of Excess ADIT, as well as an incremental liability of $1.2 billion to reflect the $4.4 billion Excess ADIT on a pre-tax basis, which is presented in Regulatory Liabilities and Deferred Income Taxes on the balance sheets. The Excess ADIT is reflected on a pretax basis to appropriately contemplate future tax consequences in the periods when the regulatory liability is settled. Approximately $3.2 billion of the Excess ADIT relates to temporary differences associated with depreciable property. The Tax Reform legislation includes certain rate normalization requirements that stipulate how the portion of the total Excess ADIT that is related to certain depreciable property must be returned to customers. Specifically, for AEP’s regulated public utilities that are subject to those rate normalization requirements, Excess ADIT resulting from the reduction of the corporate tax rate with respect to prior depreciation or recovery deductions on property will be normalized using the average rate assumption method. As a result, once the amortization of this Excess ADIT is reflected in rates, customers will receive the benefits over the remaining weighted average useful life of the applicable property.

For the remaining $1.2 billion of Excess ADIT, the Registrants expect to continue working with each state regulatory commission to determine the appropriate mechanism and time period over which to provide the benefits of Tax Reform to customers.

The Registrants expect the mechanism and time period to provide the benefits of Tax Reform to customers will vary by jurisdiction and will reduce future cash flows, may impact financial condition, but is not expected to have a material impact on future net income.

State Regulatory Matters

Various state utility commissions have recently issued orders requiring public utilities, including the Registrants, to record regulatory liabilities to reflect the corporate federal income taxes currently collected in utility rates in excess of the enacted corporate federal income tax rate of 21% beginning January 1, 2018. See Note 4 - Rate Matters for additional information regarding state utility commission orders received impacting the Registrant Subsidiaries.

Income Tax Expense (Credit)

The details of the Registrants’ income tax expense (credit) before discontinued operations as reported are as follows:

Year Ended December 31, 2017	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Federal:
Current	$(4.0)	$(85.7)	$(127.5)	$15.3	$(106.5)	$11.2	$(77.1)	$(30.1)
Deferred	856.6	63.3	256.0	166.9	202.1	141.3	122.7	84.8
Deferred Investment Tax Credits	48.6	(1.6)	—	(0.1)	(4.7)	—	(1.6)	(1.4)
Total Federal	901.2	(24.0)	128.5	182.1	90.9	152.5	44.0	53.3

State and Local:
Current	16.0	0.6	1.9	(1.4)	(8.1)	0.2	(0.2)	(0.9)
Deferred	44.9	—	16.8	4.6	(1.4)	6.6	2.0	(4.3)
Deferred Investment Tax Credits	7.6	—	—	—	—	—	4.3	—
Total State and Local	68.5	0.6	18.7	3.2	(9.5)	6.8	6.1	(5.2)

Income Tax Expense (Credit) Before Discontinued Operations	$969.7	$(23.4)	$147.2	$185.3	$81.4	$159.3	$50.1	$48.1

Year Ended December 31, 2016	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Federal:
Current	$(30.7)	$40.9	$(129.4)	$64.1	$(44.8)	$178.8	$(28.0)	$(96.7)
Deferred	(28.8)	29.9	205.9	125.8	104.9	(40.8)	77.2	172.6
Deferred Investment Tax Credits	17.6	(1.7)	—	(0.1)	3.8	—	(1.4)	(1.2)
Total Federal	(41.9)	69.1	76.5	189.8	63.9	138.0	47.8	74.7

State and Local:
Current	(10.5)	(8.8)	0.4	4.4	3.4	4.2	(1.9)	(12.6)
Deferred	(21.2)	(0.4)	17.2	4.9	0.2	1.6	5.3	(10.0)
Deferred Investment Tax Credits	(0.1)	—	—	—	—	—	3.2	—
Total State and Local	(31.8)	(9.2)	17.6	9.3	3.6	5.8	6.6	(22.6)

Income Tax Expense (Credit) Before Discontinued Operations	$(73.7)	$59.9	$94.1	$199.1	$67.5	$143.8	$54.4	$52.1

Year Ended December 31, 2015	AEP	AEP Texas	AEPTCo
	(in millions)
Federal:
Current	$107.3	$61.4	$(126.3)
Deferred	774.8	(7.1)	171.3
Deferred Investment Tax Credits	—	(1.7)	—
Total Federal	882.1	52.6	45.0

State and Local:
Current	14.5	5.6	3.1
Deferred	23.0	—	11.9
Total State and Local	37.5	5.6	15.0

Income Tax Expense Before Discontinued Operations	$919.6	$58.2	$60.0

Year Ended December 31, 2015	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Income Tax Expense (Credit):
Current	$(32.9)	$5.2	$89.0	$(6.4)	$44.3
Deferred	227.5	94.2	37.6	58.3	41.9
Deferred Investment Tax Credits	(0.3)	(3.3)	(0.1)	(0.6)	(1.4)
Income Tax Expense	$194.3	$96.1	$126.5	$51.3	$84.8

The following is a reconciliation for each Registrant of the difference between the amounts of federal income taxes computed by multiplying book income before income taxes by the federal statutory tax rate and the amount of income taxes reported:

AEP	Years Ended December 31,
	2017	2016	2015
	(in millions)
Net Income	$1,928.9	$618.0	$2,052.3
Discontinued Operations (Net of Income Tax of $0, $0 and $6.2 in 2017, 2016 and 2015, Respectively)	—	2.5	(283.7)
Income Tax Expense (Credit) Before Discontinued Operations	969.7	(73.7)	919.6
Pretax Income	$2,898.6	$546.8	$2,688.2

Income Taxes on Pretax Income at Statutory Rate (35%)	$1,014.5	$191.4	$940.9
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	60.2	41.7	53.6
Investment Tax Credit Amortization	(18.8)	(12.3)	(11.6)
State and Local Income Taxes, Net	54.7	(20.7)	24.4
Removal Costs	(32.7)	(39.8)	(28.8)
AFUDC	(37.4)	(44.8)	(51.6)
Valuation Allowance	(1.8)	(128.3)	17.2
U.K. Windfall Tax	—	(12.9)	—
Tax Reform Adjustments	(26.7)	—	—
Tax Adjustments	(35.8)	(43.9)	(20.1)
Other	(6.5)	(4.1)	(4.4)
Income Tax Expense (Credit) Before Discontinued Operations	$969.7	$(73.7)	$919.6

Effective Income Tax Rate	33.5%	(13.5)%	34.2%

AEP Texas	Years Ended December 31,
	2017	2016	2015
	(in millions)
Net Income	$310.5	$146.6	$120.3
Discontinued Operations (Net of Income Tax of $0, $27.6 and $1.8 in 2017, 2016 and 2015, Respectively)	—	48.8	1.4
Income Tax Expense	(23.4)	59.9	58.2
Pretax Income	$287.1	$255.3	$179.9

Income Taxes on Pretax Income at Statutory Rate (35%)	$100.5	$89.4	$63.0
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	0.7	0.5	0.5
Investment Tax Credit Amortization	(1.6)	(1.7)	(1.7)
State and Local Income Taxes, Net	0.4	(6.0)	3.6
Parent Company Loss Benefit	—	(2.5)	(3.1)
Tax Reform Adjustments	(117.4)	—	—
Tax Adjustments	(4.2)	(4.9)	(1.6)
U.K. Windfall Tax	—	(12.9)	—
Other	(1.8)	(2.0)	(2.5)
Income Tax Expense (Credit) Before Discontinued Operations	$(23.4)	$59.9	$58.2

Effective Income Tax Rate	(8.2)%	23.5%	32.4%

AEPTCo	Years Ended December 31,
	2017	2016	2015
	(in millions)
Net Income	$286.1	$192.7	$132.9
Income Tax Expense	147.2	94.1	60.0
Pretax Income	$433.3	$286.8	$192.9

Income Taxes on Pretax Income at Statutory Rate (35%)	$151.7	$100.4	$67.5
Increase (Decrease) in Income Taxes Resulting from the Following Items:
AFUDC	(18.3)	(18.3)	(18.6)
State and Local Income Taxes, Net	12.2	11.4	9.8
Tax Reform Adjustments	0.6	—	—
Other	1.0	0.6	1.3
Income Tax Expense	$147.2	$94.1	$60.0

Effective Income Tax Rate	34.0%	32.8%	31.1%

APCo	Years Ended December 31,
	2017	2016	2015
	(in millions)
Net Income	$331.3	$369.1	$340.6
Income Tax Expense	185.3	199.1	194.3
Pretax Income	$516.6	$568.2	$534.9

Income Taxes on Pretax Income at Statutory Rate (35%)	$180.8	$198.9	$187.2
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	18.0	19.3	19.8
Investment Tax Credit Amortization	(0.1)	(0.1)	(0.3)
State and Local Income Taxes, Net	3.5	6.0	7.2
Removal Costs	(12.4)	(12.0)	(9.9)
AFUDC	(5.0)	(6.1)	(7.0)
Valuation Allowance	—	(1.7)	1.7
Tax Reform Adjustments	4.3	—	—
Other	(3.8)	(5.2)	(4.4)
Income Tax Expense	$185.3	$199.1	$194.3

Effective Income Tax Rate	35.9%	35.0%	36.3%

I&M	Years Ended December 31,
	2017	2016	2015
	(in millions)
Net Income	$186.7	$239.9	$204.8
Income Tax Expense	81.4	67.5	96.1
Pretax Income	$268.1	$307.4	$300.9

Income Taxes on Pretax Income at Statutory Rate (35%)	$93.8	$107.6	$105.3
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	11.4	6.7	9.5
Investment Tax Credit Amortization	(4.7)	(4.7)	(3.3)
State and Local Income Taxes, Net	(1.0)	2.4	5.8
Removal Costs	(13.3)	(21.3)	(12.6)
AFUDC	(5.6)	(7.3)	(6.2)
Tax Adjustments	2.7	(14.2)	(4.2)
Tax Reform Adjustments	(2.9)	—	—
Other	1.0	(1.7)	1.8
Income Tax Expense	$81.4	$67.5	$96.1

Effective Income Tax Rate	30.4%	22.0%	31.9%

OPCo	Years Ended December 31,
	2017	2016	2015
	(in millions)
Net Income	$323.9	$282.2	$232.7
Income Tax Expense	159.3	143.8	126.5
Pretax Income	$483.2	$426.0	$359.2

Income Taxes on Pretax Income at Statutory Rate (35%)	$169.1	$149.1	$125.7
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	7.6	7.1	8.2
Investment Tax Credit Amortization	—	—	(0.1)
State and Local Income Taxes, Net	4.4	3.8	0.7
Tax Reform Adjustments	(14.4)	—	—
Other	(7.4)	(16.2)	(8.0)
Income Tax Expense	$159.3	$143.8	$126.5

Effective Income Tax Rate	33.0%	33.8%	35.2%

PSO	Years Ended December 31,
	2017	2016	2015
	(in millions)
Net Income	$72.0	$100.0	$92.5
Income Tax Expense	50.1	54.4	51.3
Pretax Income	$122.1	$154.4	$143.8

Income Taxes on Pretax Income at Statutory Rate (35%)	$42.7	$54.0	$50.3
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	0.3	0.8	0.5
Investment Tax Credit Amortization	(1.6)	(1.4)	(1.8)
State and Local Income Taxes, Net	4.0	4.2	5.1
AFUDC	(0.2)	(2.2)	(3.1)
Tax Reform Adjustments	2.8	—	—
Other	2.1	(1.0)	0.3
Income Tax Expense	$50.1	$54.4	$51.3

Effective Income Tax Rate	41.0%	35.2%	35.7%

SWEPCo	Years Ended December 31,
	2017	2016	2015
	(in millions)
Net Income	$137.5	$169.7	$196.0
Income Tax Expense	48.1	52.1	84.8
Pretax Income	$185.6	$221.8	$280.8

Income Taxes on Pretax Income at Statutory Rate (35%)	$65.0	$77.6	$98.3
Increase (Decrease) in Income Taxes Resulting from the Following Items:
Depreciation	1.9	3.2	3.1
Depletion	(5.7)	(5.5)	(5.5)
Investment Tax Credit Amortization	(1.4)	(1.2)	(1.4)
State and Local Income Taxes, Net	(2.3)	(14.7)	4.8
AFUDC	(0.9)	(3.9)	(9.2)
Tax Adjustments	(9.9)	(0.9)	(3.9)
Tax Reform Adjustments	(0.4)	—	—
Other	1.8	(2.5)	(1.4)
Income Tax Expense	$48.1	$52.1	$84.8

Effective Income Tax Rate	25.9%	23.5%	30.2%

Net Deferred Tax Liability

The following tables show elements of the net deferred tax liability and significant temporary differences for each Registrant:

AEP	December 31,
	2017	2016
	(in millions)
Deferred Tax Assets	$3,504.6	$2,753.0
Deferred Tax Liabilities	(10,318.5)	(14,637.4)
Net Deferred Tax Liabilities	$(6,813.9)	$(11,884.4)

Property Related Temporary Differences	$(5,680.6)	$(8,758.1)
Amounts Due to/(from) Customers for Future Federal Income Taxes	1,064.8	(292.2)
Deferred State Income Taxes	(1,124.4)	(976.6)
Securitized Assets	(257.7)	(535.6)
Regulatory Assets	(500.3)	(896.9)
Deferred Income Taxes on Other Comprehensive Loss	25.7	88.7
Accrued Nuclear Decommissioning	(457.0)	(666.8)
Net Operating Loss Carryforward	86.6	101.2
Tax Credit Carryforward	174.7	45.1
Investment in Partnership	(222.0)	(349.6)
Valuation Allowance	—	(1.8)
All Other, Net	76.3	358.2
Net Deferred Tax Liabilities	$(6,813.9)	$(11,884.4)

AEP Texas	December 31,
	2017	2016
	(in millions)
Deferred Tax Assets	$221.0	$135.8
Deferred Tax Liabilities	(1,134.1)	(1,667.5)
Net Deferred Tax Liabilities	$(913.1)	$(1,531.7)

Property Related Temporary Differences	$(791.5)	$(1,056.1)
Amounts Due to/(from) Customers for Future Federal Income Taxes	140.9	(5.7)
Deferred State Income Taxes	(27.5)	(24.2)
Regulatory Assets	(36.4)	(61.3)
Securitized Transition Assets	(190.5)	(407.0)
Deferred Income Taxes on Other Comprehensive Loss	4.1	8.0
Deferred Revenues	10.9	18.0
All Other, Net	(23.1)	(3.4)
Net Deferred Tax Liabilities	$(913.1)	$(1,531.7)

AEPTCo	December 31,
	2017	2016
	(in millions)
Deferred Tax Assets	$162.7	$61.4
Deferred Tax Liabilities	(764.4)	(923.5)
Net Deferred Tax Liabilities	$(601.7)	$(862.1)

Property Related Temporary Differences	$(654.7)	$(825.6)
Amounts Due to/(from) Customers for Future Federal Income Taxes	89.7	(37.2)
Deferred State Income Taxes	(77.4)	(55.6)
Deferred Federal Income Taxes on Deferred State Income Taxes	16.3	19.5
Net Operating Loss Carryforward	16.8	33.3
Valuation Allowance	—	0.1
Tax Credit Carryforward	0.3	—
All Other, Net	7.3	3.4
Net Deferred Tax Liabilities	$(601.7)	$(862.1)

APCo	December 31,
	2017	2016
	(in millions)
Deferred Tax Assets	$614.4	$413.5
Deferred Tax Liabilities	(2,180.1)	(3,085.8)
Net Deferred Tax Liabilities	$(1,565.7)	$(2,672.3)

Property Related Temporary Differences	$(1,308.2)	$(2,031.9)
Amounts Due to/(from) Customers for Future Federal Income Taxes	228.0	(73.1)
Deferred State Income Taxes	(335.7)	(319.3)
Regulatory Assets	(83.9)	(159.9)
Securitized Assets	(59.3)	(106.9)
Deferred Income Taxes on Other Comprehensive Loss	(0.4)	4.5
Tax Credit Carryforward	16.6	11.7
All Other, Net	(22.8)	2.6
Net Deferred Tax Liabilities	$(1,565.7)	$(2,672.3)

I&M	December 31,
	2017	2016
	(in millions)
Deferred Tax Assets	$1,096.4	$912.9
Deferred Tax Liabilities	(2,050.2)	(2,440.3)
Net Deferred Tax Liabilities	$(953.8)	$(1,527.4)

Property Related Temporary Differences	$(403.0)	$(579.4)
Amounts Due to/(from) Customers for Future Federal Income Taxes	137.6	(50.4)
Deferred State Income Taxes	(180.6)	(158.7)
Deferred Income Taxes on Other Comprehensive Loss	3.9	8.8
Accrued Nuclear Decommissioning	(457.0)	(666.8)
Regulatory Assets	(43.8)	(81.0)
Net Operating Loss Carryforward	1.6	7.1
All Other, Net	(12.5)	(7.0)
Net Deferred Tax Liabilities	$(953.8)	$(1,527.4)

OPCo	December 31,
	2017	2016
	(in millions)
Deferred Tax Assets	$286.0	$232.4
Deferred Tax Liabilities	(1,048.9)	(1,578.5)
Net Deferred Tax Liabilities	$(762.9)	$(1,346.1)

Property Related Temporary Differences	$(761.2)	$(1,090.8)
Amounts Due to/(from) Customers for Future Federal Income Taxes	127.3	(43.6)
Deferred State Income Taxes	(41.7)	(34.6)
Regulatory Assets	(107.7)	(174.1)
Deferred Income Taxes on Other Comprehensive Loss	(0.6)	(1.6)
Deferred Fuel and Purchased Power	(24.5)	(117.6)
All Other, Net	45.5	116.2
Net Deferred Tax Liabilities	$(762.9)	$(1,346.1)

PSO	December 31,
	2017	2016
	(in millions)
Deferred Tax Assets	$269.2	$153.8
Deferred Tax Liabilities	(911.2)	(1,212.6)
Net Deferred Tax Liabilities	$(642.0)	$(1,058.8)

Property Related Temporary Differences	$(623.8)	$(927.3)
Amounts Due to/(from) Customers for Future Federal Income Taxes	111.6	(3.2)
Deferred State Income Taxes	(142.7)	(128.5)
Regulatory Assets	(34.4)	(67.6)
Deferred Income Taxes on Other Comprehensive Loss	(0.8)	(1.8)
Deferred Federal Income Taxes on Deferred State Income Taxes	33.5	50.6
Net Operating Loss Carryforward	23.1	16.5
Tax Credit Carryforward	0.7	—
All Other, Net	(9.2)	2.5
Net Deferred Tax Liabilities	$(642.0)	$(1,058.8)

SWEPCo	December 31,
	2017	2016
	(in millions)
Deferred Tax Assets	$349.4	$230.5
Deferred Tax Liabilities	(1,267.1)	(1,837.4)
Net Deferred Tax Liabilities	$(917.7)	$(1,606.9)

Property Related Temporary Differences	$(908.8)	$(1,445.2)
Amounts Due to/(from) Customers for Future Federal Income Taxes	135.8	(48.2)
Deferred State Income Taxes	(189.2)	(175.1)
Regulatory Assets	(30.8)	(40.7)
Deferred Income Taxes on Other Comprehensive Loss	1.3	5.1
Capital/Impairment Loss - Turk Plant	17.4	20.3
Net Operating Loss Carryforward	38.7	40.3
Tax Credit Carryforward	0.8	0.1
All Other, Net	17.1	36.5
Net Deferred Tax Liabilities	$(917.7)	$(1,606.9)

AEP System Tax Allocation Agreement

AEP and subsidiaries join in the filing of a consolidated federal income tax return.  The allocation of the AEP System’s current consolidated federal income tax to the AEP System companies allocates the benefit of current tax losses to the AEP System companies giving rise to such losses in determining their current tax expense.  The consolidated net operating loss of the AEP System is allocated to each company in the consolidated group with taxable losses. The tax benefit of the Parent is allocated to its subsidiaries with taxable income.  With the exception of the allocation of the consolidated AEP System net operating loss and the loss of the Parent, the method of allocation reflects a separate return result for each company in the consolidated group.

Valuation Allowance

AEP assesses the available positive and negative evidence to estimate whether sufficient future taxable income of the appropriate tax character will be generated to realize the benefits of existing deferred tax assets. When the evaluation of the evidence indicates that AEP will not be able to realize the benefits of existing deferred tax assets, a valuation allowance is recorded to reduce existing deferred tax assets to the net realizable amount. Objective negative evidence evaluated includes whether AEP has a history of recognizing income of the character which can be offset by loss carryforwards. Other objective negative evidence evaluated is the impact recently enacted federal tax legislation will have on future taxable income and on AEP’s ability to benefit from the carryforward of charitable contribution deductions.

On the basis of this evaluation, AEP recorded a valuation allowance of $17 million in the fourth quarter of 2015 related to the expected expiration of charitable contribution carryforward deductions and realized capital losses. In the fourth quarter of 2015, AEP also reversed a valuation allowance originally recorded in the third quarter of 2015 of $156 million attributable to the unrealized capital loss associated with the excess tax basis of the stock over the book value of AEP’s investment in the operations of AEPRO. With the sale of AEPRO in the fourth quarter of 2015, AEP recorded a valuation allowance of $48 million attributable to realized capital losses from the sale. As of December 31, 2015 there was a valuation allowance of $130 million recorded against AEP’s deferred tax asset balance.

AEP recorded changes in the valuation allowance in the second quarter of 2016 related to the reversal of a $56 million unrealized capital loss where AEP effectively settled a 2011 audit issue with the IRS. AEP also recorded changes in the third quarter of 2016 by reducing the capital loss valuation allowance by $66 million to reflect the impact of the reclassification of certain assets held for sale and the filing of the 2015 federal income tax return. The sale of these assets held for sale are expected to result in a gain, the character of which will allow AEP to recognize the capital loss and allowed AEP to reverse substantially all of the remaining capital loss valuation allowance previously recorded. During the fourth quarter of 2016, AEP reversed $6 million of the valuation allowance associated with charitable contributions that expired at the end of the year. As of December 31, 2016 there was a valuation allowance of $2 million recorded against AEP’s deferred tax asset balance related to an unrealized capital loss carryforward.

During 2017, the valuation allowance of $2 million recorded against AEP’s deferred tax asset balance related to an unrealized capital loss carryforward was reversed, as the Company expects to have sufficient capital gains in the future to use this capital loss when realized. As of December 31, 2017, AEP and AEPTCo have recorded valuation allowances of $5 million and $2 million, respectively, against certain state and municipal net income tax operating loss carryforwards since future taxable income is not expected to be sufficient to realize the remaining state net income tax operating loss tax benefits before the carryforward expires.

Federal and State Income Tax Audit Status

AEP and subsidiaries are no longer subject to U.S. federal examination for years before 2011.  The IRS examination of years 2011 through 2013 started in April 2014. AEP and subsidiaries received a Revenue Agents Report in April 2016, completing the 2011 through 2013 audit cycle indicating an agreed upon audit. The 2011 through 2013 audit was submitted to the Congressional Joint Committee on Taxation for approval. The Joint Committee referred the audit back to the IRS exam team for further consideration. To resolve the issue under consideration, AEP and subsidiaries and the IRS exam team agreed to go to Appeals using Fast Track in December 2017. The issue is still waiting for resolution with Appeals. Although the outcome of tax audits is uncertain, in management’s opinion, adequate provisions for federal income taxes have been made for potential liabilities resulting from such matters.  In addition, the Registrants accrue interest on these uncertain tax positions.  Management is not aware of any issues for open tax years that upon final resolution are expected to materially impact net income.

AEP and subsidiaries file income tax returns in various state and local jurisdictions.  These taxing authorities routinely examine their tax returns. AEP and subsidiaries are currently under examination in several state and local jurisdictions.  However, it is possible that previously filed tax returns have positions that may be challenged by these tax authorities.  Management believes that adequate provisions for income taxes have been made for potential liabilities resulting from such challenges and that the ultimate resolution of these audits will not materially impact net income. The Registrants are no longer subject to state or local income tax examinations by tax authorities for years before 2009.

Net Income Tax Operating Loss Carryforward

In 2017, Registrants specified in the table below recognized federal net income tax operating losses. The 2017 federal net income tax operating losses were driven primarily by bonus depreciation and deductions related to repair and maintenance costs associated with transmission and distribution property.

Year Ended December 31,
Company	2017
(in millions)
AEP	$230.1
AEP Texas	261.8
AEPTCo	344.1
I&M	332.6
PSO	213.9
SWEPCo	87.6

Substantially all of the 2017 federal net income tax operating losses will be carried back to 2015. As of December 31, 2017, AEP had $4 million of remaining unrealized federal net operating loss carryforward tax benefits. Management anticipates future taxable income will be sufficient to realize the remaining net income tax operating loss tax benefits before the federal carryforward expires after 2036. AEP, AEPTCo, I&M, PSO and SWEPCo also have state net income tax operating loss carryforwards as of December 31, 2017 as indicated in the table below:

		State Net Income
		Tax Operating
		Loss	Year of
Company	State/Municipality	Carryforward	Expiration
		(in millions)
AEP	Arkansas	$72.0	2022
AEP	Kentucky	157.6	2037
AEP	Louisiana	543.1	2037
AEP	Oklahoma	799.8	2037
AEP	Tennessee	27.9	2032
AEP	Virginia	17.8	2037
AEP	West Virginia	29.2	2037
AEP	Ohio Municipal	106.3	2022
AEPTCo	Oklahoma	296.9	2037
AEPTCo	Ohio Municipal	64.2	2022
I&M	West Virginia	14.1	2037
PSO	Oklahoma	477.0	2037
SWEPCo	Arkansas	71.2	2022
SWEPCo	Louisiana	533.4	2037

As of December 31, 2017, AEP and AEPTCo have recorded valuation allowances of $5 million and $2 million, respectively, against certain state and municipal net income tax operating loss carryforwards since future taxable income is not expected to be sufficient to realize the remaining state net income tax operating loss tax benefits before the carryforward expires. Management anticipates future taxable income will be sufficient to realize the remaining state net income tax operating loss tax benefits before the carryforward expires for each state.

As of December 31, 2017 and 2016, AEP had $0 million and $17 million, respectively, of uncertain tax positions netted against deferred tax liabilities.

Tax Credit Carryforward

Federal and state net income tax operating losses sustained in 2017, 2012, 2011 and 2009 along with lower federal and state taxable income in 2010 resulted in unused federal and state income tax credits.  As of December 31, 2017, the Registrants have federal tax credit carryforwards and AEP and PSO have state tax credit carryforwards as indicated in the table below.  If these credits are not utilized, federal general business tax credits will expire in the years 2032 through 2036.

		Federal Tax		State Tax
		Credit		Credit
	Total Federal	Carryforward	Total State	Carryforward
	Tax Credit	Subject to	Tax Credit	Subject to
Company	Carryforward	Expiration	Carryforward	Expiration
	(in millions)
AEP	$174.7	$145.8	$31.0	$31.0
AEP Texas	0.6	0.3	—	—
AEPTCo	0.3	0.1	—	—
APCo	16.6	6.1	—	—
I&M	10.6	10.1	—	—
OPCo	14.8	1.0	—	—
PSO	0.7	0.7	31.0	31.0
SWEPCo	0.8	0.7	—	—

The Registrants anticipate future federal taxable income will be sufficient to realize the tax benefits of the federal tax credits before they expire unused.

Uncertain Tax Positions

In May 2013, the U.S. Supreme Court decided that the U.K. Windfall Tax imposed upon U.K. electric companies privatized between 1984 and 1996 is a creditable tax for U.S. federal income tax purposes.  AEP filed protective claims asserting the creditability of the tax, dependent upon the outcome of the case.  As a result of the favorable U.S. Supreme Court decision, AEP recognized a tax benefit of $80 million, plus $43 million of pretax interest income in the second quarter of 2013.  In the first quarter of 2017, AEP received the tax refund related to the U.K. Windfall Tax, including interest through the date of the refund.

The Registrants recognize interest accruals related to uncertain tax positions in interest income or expense as applicable and penalties in Other Operation expense in accordance with the accounting guidance for “Income Taxes.”

The following tables show amounts reported for interest expense, interest income and reversal of prior period interest expense:

Year Ended December 31, 2017	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Interest Expense	$1.7	$—	$—	$0.5	$—	$—	$—	$—
Interest Income	6.1	1.1	—	—	1.0	1.6	—	—
Reversal of Prior Period Interest Expense	—	—	—	—	—	—	—	—

Year Ended December 31, 2016	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Interest Expense	$2.7	$—	$—	$—	$0.2	$0.2	$—	$—
Interest Income	9.9	0.2	—	0.1	—	—	0.3	—
Reversal of Prior Period Interest Expense	3.3	0.8	—	—	—	—	0.7	1.4

Year Ended December 31, 2015	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Interest Expense	$2.7	$0.2	$—	$0.4	$0.2	$1.0	$0.1	$0.4
Interest Income	0.8	0.2	—	—	—	—	—	—
Reversal of Prior Period Interest Expense	—	—	—	—	—	—	—	—

The following table shows balances for amounts accrued for the receipt of interest and the payment of interest and penalties:

	Years Ended December 31,
	2017		2016
		Payment of		Payment of
	Receipt of	Interest and	Receipt of	Interest and
Company	Interest	Penalties	Interest	Penalties
	(in millions)
AEP	$3.6	$8.3	$2.9	$5.8
AEP Texas	2.8	0.1	2.1	0.3
AEPTCo	—	—	—	—
APCo	—	1.0	—	0.1
I&M	—	1.3	—	0.9
OPCo	0.3	1.0	—	1.7
PSO	0.6	—	0.6	—
SWEPCo	—	—	0.1	—

The reconciliations of the beginning and ending amounts of unrecognized tax benefits are as follows:

	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Balance as of January 1, 2017	$98.8	$6.5	$—	$—	$3.8	$6.9	$0.1	$1.3
Increase – Tax Positions Taken During a Prior Period	4.5	2.0	—	—	0.2	—	0.1	1.7
Decrease – Tax Positions Taken During a Prior Period	(28.0)	(12.3)	—	—	(0.5)	—	(0.9)	(5.4)
Increase – Tax Positions Taken During the Current Year	3.4	—	—	—	—	—	—	—
Decrease – Tax Positions Taken During the Current Year	—	—	—	—	—	—	—	—
Decrease – Settlements with Taxing Authorities	7.9	3.0	—	—	(0.3)	—	0.7	1.6
Decrease – Lapse of the Applicable Statute of Limitations	—	—	—	—	—	—	—	—
Balance as of December 31, 2017	$86.6	$(0.8)	$—	$—	$3.2	$6.9	$—	$(0.8)

	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Balance as of January 1, 2016	$187.0	$27.8	$—	$0.3	$2.4	$6.9	$1.3	$9.3
Increase – Tax Positions Taken During a Prior Period	86.0	6.5	—	—	1.8	—	0.1	1.3
Decrease – Tax Positions Taken During a Prior Period	(161.2)	(15.0)	—	(0.3)	(0.4)	—	(1.3)	(9.3)
Increase – Tax Positions Taken During the Current Year	—	—	—	—	—	—	—	—
Decrease – Tax Positions Taken During the Current Year	—	—	—	—	—	—	—	—
Decrease – Settlements with Taxing Authorities	(13.0)	(12.8)	—	—	—	—	—	—
Decrease – Lapse of the Applicable Statute of Limitations	—	—	—	—	—	—	—	—
Balance as of December 31, 2016	$98.8	$6.5	$—	$—	$3.8	$6.9	$0.1	$1.3

	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Balance as of January 1, 2015	$182.0	$22.6	$—	$—	$2.3	$6.9	$1.3	$7.5
Increase – Tax Positions Taken During a Prior Period	5.4	5.2	—	0.3	0.1	—	—	1.8
Decrease – Tax Positions Taken During a Prior Period	(0.4)	—	—	—	—	—	—	—
Increase – Tax Positions Taken During the Current Year	—	—	—	—	—	—	—	—
Decrease – Tax Positions Taken During the Current Year	—	—	—	—	—	—	—	—
Decrease – Settlements with Taxing Authorities	—	—	—	—	—	—	—	—
Decrease – Lapse of the Applicable Statute of Limitations	—	—	—	—	—	—	—	—
Balance as of December 31, 2015	$187.0	$27.8	$—	$0.3	$2.4	$6.9	$1.3	$9.3

Management believes that there will be no significant net increase or decrease in unrecognized benefits within 12 months of the reporting date.  The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate for each Registrant was as follows:

Company	2017	2016	2015
	(in millions)
AEP	$10.5	$15.8	$100.2
AEP Texas	(0.5)	4.2	26.0
AEPTCo	—	—	—
APCo	—	—	0.2
I&M	2.1	2.5	1.6
OPCo	4.5	4.4	4.5
PSO	—	0.1	0.9
SWEPCo	(0.5)	0.8	6.0

Federal Tax Legislation

The Protecting Americans from Tax Hikes Act of 2015 (PATH) included an extension of the 50% bonus depreciation for three years through 2017, phasing down to 40% in 2018 and 30% in 2019. PATH also provided for the extension of research and development, employment and several energy tax credits for 2015. PATH also includes provisions to extend the wind energy production tax credit through 2016 with a three-year phase-out (2017-2019), and to extend the 30% temporary solar investment tax credit for three years through 2019 and with a two-year phase-out (2020-2021). PATH also provided for a permanent extension of the Research and Development tax credit. The enacted provisions did not materially impact the Registrants’ net income or financial condition but did have a favorable impact on cash flows. The federal Tax Reform eliminated bonus depreciation for certain property acquired after September 27, 2017.

State Tax Legislation

Legislation was passed by the state of Indiana in May 2011 enacting a phased reduction in the corporate income tax rate from 8.5% to 6.5%.  The 8.5% Indiana corporate income tax rate was reduced 0.5% each year beginning after June 30, 2012, with the final reduction occurring in years beginning after June 30, 2015. Additional legislation was passed by the state of Indiana reducing the corporate income tax rate from 6.5% in 2016 to 4.9% beginning after June 30, 2016 with the final reduction occurring in years beginning after June 30, 2021. The legislation did not materially impact the Registrants’ net income, cash flows or financial condition.

House Bill 32 was passed by the state of Texas in June 2015, permanently reducing the Texas income/franchise tax rate from 0.95% to 0.75% effective January 1, 2016, applicable to reports originally due on or after the effective date. The Texas income/franchise tax rate had been scheduled to return to 1% in 2016. The enacted provision did not materially impact the Registrants’ net income, cash flows, or financial condition.

In March 2016, the Texas Comptroller of Public Accounts issued clarifying guidance regarding the treatment of transmission and distribution expenses included in the computation of taxable income for purposes of calculating the Texas income/franchise tax. The guidance clarified which specific transmission and distribution expenses are included in the computation of the cost of goods sold deduction. This guidance resulted in a net favorable adjustment to net income of $21 million, $7 million, $2 million and $9 million in 2016 for AEP, AEP Texas, PSO and SWEPCo, respectively.

In March 2016, Louisiana enacted several tax bills impacting income taxes, franchise taxes and sales taxes. The income tax provisions limit the use of Louisiana net operating losses and the sales tax provisions increase the sales tax rate and suspend or eliminate certain exemptions. The legislation did not materially impact the Registrants’ net income, cash flows or financial condition.

Legislation was enacted in the state of Illinois in July 2017 increasing the corporate income tax rate from 5.25% to 7% effective July 1, 2017, with the increased rate applied to the portion of the tax year falling on or after that date. With the inclusion of the 2.5% Illinois Replacement tax, the total Illinois corporate income tax rate will increase from a total of 7.75% to a total of 9.5%, effective July 1, 2017. The legislation is not expected to materially impact the Registrants’ net income, cash flows or financial condition.

13.   LEASES

The disclosures in this note apply to all Registrants unless indicated otherwise.

Leases of property, plant and equipment are for remaining periods up to 14 years and require payments of related property taxes, maintenance and operating costs.  The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

Lease rentals for both operating and capital leases are generally charged to Other Operation and Maintenance expense in accordance with rate-making treatment for regulated operations.  Additionally, for regulated operations with capital leases, a capital lease asset and offsetting liability are recorded at the present value of the remaining lease payments for each reporting period.  Capital leases for nonregulated property are accounted for as if the assets were owned and financed.  The components of rental costs are as follows:

Year Ended December 31, 2017	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Net Lease Expense on Operating Leases	$231.3	$10.5	$1.7	$17.5	$88.4	$8.2	$4.4	$5.3
Amortization of Capital Leases	66.3	4.0	—	6.9	11.1	4.1	4.0	11.2
Interest on Capital Leases	16.7	0.8	—	3.7	3.2	0.5	0.6	3.6
Total Lease Rental Costs	$314.3	$15.3	$1.7	$28.1	$102.7	$12.8	$9.0	$20.1

Year Ended December 31, 2016	AEP	AEP Texas		AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Net Lease Expense on Operating Leases	$224.9	$9.8	(a)	$0.9	$16.6	$90.5	$7.1	$5.0	$6.7
Amortization of Capital Leases	93.7	3.4		—	6.4	35.6	4.2	3.7	13.6
Interest on Capital Leases	18.9	0.6		—	3.5	3.7	0.5	0.6	5.1
Total Lease Rental Costs	$337.5	$13.8		$0.9	$26.5	$129.8	$11.8	$9.3	$25.4

Year Ended December 31, 2015	AEP		AEP Texas		AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Net Lease Expense on Operating Leases	$292.6		$8.1	(a)	$0.5	$16.4	$88.3	$7.6	$5.4	$6.7
Amortization of Capital Leases	108.5		2.9		—	5.6	40.7	3.9	3.5	13.7
Interest on Capital Leases	25.1		0.4		—	0.8	3.3	0.6	0.7	6.2
Total Lease Rental Costs	$426.2	(b)	$11.4		$0.5	$22.8	$132.3	$12.1	$9.6	$26.6

(a)
Amounts include lease expenses related to AEP Texas Wind Farms that have been classified as Other Operation Expense from Discontinued Operations on the statements of income in the amount of $1 million for each of the years ended December 31, 2016 and 2015, respectively. See Note 7 for additional information.

(b)
Amounts include lease expenses related to AEPRO that have been classified as Other Operation Expense from Discontinued Operations on the statement of income in the amount of $89 million for the year ended December 31, 2015. See “AEPRO (Corporate and Other)” section of Note 7 for additional information.

The following tables show the property, plant and equipment under capital leases and related obligations recorded on the Registrants’ balance sheets.  Unless shown as a separate line on the balance sheets due to materiality, current capital lease obligations are included in Other Current Liabilities and long-term capital lease obligations are included in Deferred Credits and Other Noncurrent Liabilities on the Registrants’ balance sheets.

December 31, 2017	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Property, Plant and Equipment Under Capital Leases:
Generation	$141.7	$—	$—	$42.5	$27.2	$—	$8.9	$33.4
Other Property, Plant and Equipment	373.3	32.7	0.2	18.0	34.0	22.8	18.0	122.4
Total Property, Plant and Equipment	515.0	32.7	0.2	60.5	61.2	22.8	26.9	155.8
Accumulated Amortization	229.0	10.0	—	19.0	21.1	10.6	15.3	94.0
Net Property, Plant and Equipment Under Capital Leases	$286.0	$22.7	$0.2	$41.5	$40.1	$12.2	$11.6	$61.8

Obligations Under Capital Leases:
Noncurrent Liability	$238.8	$18.5	$0.1	$34.9	$34.3	$7.9	$8.3	$57.8
Liability Due Within One Year	59.0	4.2	0.1	6.6	5.8	4.3	3.5	11.2

Total Obligations Under Capital Leases	$297.8	$22.7	$0.2	$41.5	$40.1	$12.2	$11.8	$69.0

December 31, 2016	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo		PSO	SWEPCo
	(in millions)
Property, Plant and Equipment Under Capital Leases:
Generation	$146.3	$—	$—	$45.0	$26.4	$—		$10.0	$34.5
Other Property, Plant and Equipment	373.1	26.1	—	18.1	43.7	23.9		19.4	122.1
Total Property, Plant and Equipment	519.4	26.1	—	63.1	70.1	23.9		29.4	156.6
Accumulated Amortization	226.4	7.7	—	18.1	25.4	11.6	11.6	15.6	86.5
Net Property, Plant and Equipment Under Capital Leases	$293.0	$18.4	$—	$45.0	$44.7	$12.3		$13.8	$70.1

Obligations Under Capital Leases:
Noncurrent Liability	$242.1	$14.8	$—	$38.2	$35.3	$8.1		$9.8	$65.5
Liability Due Within One Year	63.4	3.6	—	6.8	9.4	4.2		4.1	11.8

Total Obligations Under Capital Leases	$305.5	$18.4	$—	$45.0	$44.7	$12.3		$13.9	$77.3

Future minimum lease payments consisted of the following as of December 31, 2017:

Capital Leases	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
2018	$76.6	$5.1	$0.1	$10.0	$11.0	$4.7	$3.8	$14.3
2019	60.4	4.0	0.1	7.9	7.2	2.4	2.5	12.7
2020	49.7	3.4	—	7.0	6.4	1.8	1.7	10.9
2021	42.6	3.1	—	6.8	5.9	1.6	1.3	10.0
2022	35.1	2.6	—	6.4	5.4	1.1	1.0	8.9
Later Years	106.2	8.3	—	18.8	25.2	2.0	2.6	25.6
Total Future Minimum Lease Payments	370.6	26.5	0.2	56.9	61.1	13.6	12.9	82.4
Less Estimated Interest Element	72.8	3.8	—	15.4	21.0	1.4	1.3	13.4
Estimated Present Value of Future Minimum Lease Payments	$297.8	$22.7	$0.2	$41.5	$40.1	$12.2	$11.6	$69.0

Noncancelable Operating Leases	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
2018	$245.9	$11.6	$1.7	$17.3	$91.3	$11.3	$4.8	$6.0
2019	237.9	10.7	1.3	15.6	90.3	10.3	4.3	5.7
2020	227.6	9.8	1.0	14.4	86.9	8.7	3.8	5.3
2021	210.7	8.9	0.4	12.0	82.4	6.3	2.9	4.9
2022	201.1	7.9	—	10.9	81.4	5.4	2.5	4.3
Later Years	137.1	21.5	—	23.3	16.3	19.5	6.5	9.5
Total Future Minimum Lease Payments	$1,260.3	$70.4	$4.4	$93.5	$448.6	$61.5	$24.8	$35.7

Master Lease Agreements (Applies to all Registrants except AEPTCo)

The Registrants lease certain equipment under master lease agreements.  Under the lease agreements, the lessor is guaranteed a residual value up to a stated percentage of either the unamortized balance or the equipment cost at the end of the lease term.  If the actual fair value of the leased equipment is below the guaranteed residual value at the end of the lease term, the Registrants are committed to pay the difference between the actual fair value and the residual value guarantee.  Historically, at the end of the lease term the fair value has been in excess of the unamortized balance.  As of December 31, 2017, the maximum potential loss by the Registrants for these lease agreements assuming the fair value of the equipment is zero at the end of the lease term is as follows:

Company	Maximum Potential Loss
(in millions)
AEP	$43.2
AEP Texas	10.0
APCo	8.8
I&M	3.3
OPCo	6.4
PSO	3.6
SWEPCo	3.7

Rockport Lease (Applies to AEP and I&M)

AEGCo and I&M entered into a sale-and-leaseback transaction in 1989 with Wilmington Trust Company (Owner Trustee), an unrelated, unconsolidated trustee for Rockport Plant, Unit 2 (the Plant).  The Owner Trustee was capitalized with equity from six owner participants with no relationship to AEP or any of its subsidiaries and debt from a syndicate of banks and securities in a private placement to certain institutional investors.

The gain from the sale was deferred and is being amortized over the term of the lease, which expires in 2022.  The Owner Trustee owns the Plant and leases it equally to AEGCo and I&M.  The lease is accounted for as an operating lease with the payment obligations included in the future minimum lease payments schedule earlier in this note.  The lease term is for 33 years with potential renewal options.  At the end of the lease term, AEGCo and I&M have the option to renew the lease or the Owner Trustee can sell the Plant.  AEP, AEGCo and I&M have no ownership interest in the Owner Trustee and do not guarantee its debt.  The future minimum lease payments for this sale-and-leaseback transaction as of December 31, 2017 are as follows:

Future Minimum Lease Payments	AEP (a)	I&M
	(in millions)
2018	$147.8	$73.9
2019	147.8	73.9
2020	147.8	73.9
2021	147.8	73.9
2022	147.2	73.6
Total Future Minimum Lease Payments	$738.4	$369.2

(a)    AEP’s future minimum lease payments include equal shares from AEGCo and I&M.

Railcar Lease (Applies to AEP, I&M and SWEPCo)

In June 2003, AEP Transportation LLC (AEP Transportation), a subsidiary of AEP, entered into an agreement with BTM Capital Corporation, as lessor, to lease 875 coal-transporting aluminum railcars.  The lease is accounted for as an operating lease.  In January 2008, AEP Transportation assigned the remaining 848 railcars under the original lease agreement to I&M (390 railcars) and SWEPCo (458 railcars).  The assignment is accounted for as operating leases for I&M and SWEPCo.  The initial lease term was five years with three consecutive five-year renewal periods for a maximum lease term of twenty years.  I&M and SWEPCo intend to renew these leases for the full lease term of twenty years via the renewal options.  The future minimum lease obligations are $7 million and $8 million for I&M and SWEPCo, respectively, for the remaining railcars as of December 31, 2017.  These obligations are included in the future minimum lease payments schedule earlier in this note.

Under the lease agreement, the lessor is guaranteed that the sale proceeds under a return-and-sale option will equal at least a lessee obligation amount specified in the lease, which declines from 83% of the projected fair value of the equipment under the current five-year lease term to 77% at the end of the 20-year term.  I&M and SWEPCo have assumed the guarantee under the return-and-sale option.  The maximum potential losses related to the guarantee are $8 million and $10 million for I&M and SWEPCo, respectively, as of December 31, 2017, assuming the fair value of the equipment is zero at the end of the current five-year lease term.  However, management believes that the fair value would produce a sufficient sales price to avoid any loss.

AEPRO Boat and Barge Leases (Applies to AEP)

In October 2015, AEP signed a Purchase and Sale Agreement to sell its commercial barge transportation subsidiary, AEPRO, to a nonaffiliated party. The sale closed in November 2015. See “AEPRO (Corporate and Other)” section of Note 7. Certain of the boat and barge leases acquired by the nonaffiliated party are subject to an AEP guarantee in favor of the lessor, ensuring future payments under such leases with maturities up to 2027. As of December 31, 2017, the maximum potential amount of future payments required under the guaranteed leases was $50 million. In certain instances, AEP has no recourse against the nonaffiliated party if required to pay a lessor under a guarantee, but AEP would have access to sell the leased assets in order to recover payments made by AEP under the guarantee. As of December 31, 2017, AEP’s boat and barge lease guarantee liability was $7 million, of which $1 million was recorded in Other Current Liabilities and $6 million was recorded in Deferred Credits and Other Noncurrent Liabilities on AEP’s balance sheet.

I&M Nuclear Fuel Lease (Applies to AEP and I&M)

In November 2013, I&M entered into a sale-and-leaseback transaction with IMP 11-2013, a nonaffiliated Ohio trust, to lease nuclear fuel for I&M’s Cook Plant.  In November 2013, I&M sold a portion of its unamortized nuclear fuel inventory to the trust for $110 million.  The lease has a variable rate based on one month LIBOR and is accounted for as a capital lease with lease terms up to 54 months.  The future minimum lease payments for the sales-and-leaseback transaction as of December 31, 2017 are $2 million based on estimated fuel burn and will be paid in 2018.  The net capital lease asset is included in Other Property, Plant and Equipment on the balance sheets.  The short-term capital lease obligations are included in Other Current Liabilities on AEP’s balance sheets and in Obligations Under Capital Leases on I&M’s balance sheets.  The long-term capital lease obligations are included in Deferred Credits and Other Noncurrent Liabilities on the balance sheets.

14.  FINANCING ACTIVITIES

The disclosures in this note apply to all Registrants unless indicated otherwise.

Common Stock (Applies to AEP)

Listed below is a reconciliation of common stock share activity:

Shares of AEP Common Stock	Issued	Held in Treasury
Balance, December 31, 2014	509,739,159	20,336,592
Issued	1,650,014	—
Balance, December 31, 2015	511,389,173	20,336,592
Issued	659,347	—
Balance, December 31, 2016	512,048,520	20,336,592
Issued	162,124	—
Treasury Stock Reissued	—	(131,546)	(a)
Balance, December 31, 2017	512,210,644	20,205,046

(a)	Reissued Treasury Stock used to fulfill share commitments related to AEP’s Share-based Compensation. See “Shared-based Compensation Plans” section of Note 15 for additional information.

Long-term Debt

The following table details long-term debt outstanding:

		Weighted Average	Interest Rate Ranges as of		Outstanding as of
		Interest Rate as of	December 31,		December 31,
Company	Maturity	December 31, 2017	2017	2016	2017	2016
AEP					(in millions)
Senior Unsecured Notes	2017-2047	4.62%	2.15%-8.13%	1.65%-8.13%	$16,478.3	$14,761.0	(f)
Pollution Control Bonds (a)	2017-2042 (b)	3.06%	1.54%-6.30%	0.69%-6.30%	1,621.7	1,725.1
Notes Payable – Nonaffiliated (c)	2017-2032	3.00%	2.03%-6.37%	1.456%-6.37%	260.8	326.9
Securitization Bonds	2017-2028 (d)	3.70%	1.98%-5.31%	0.88%-5.31%	1,416.5	1,705.0
Spent Nuclear Fuel Obligation (e)					268.6	266.3
Other Long-term Debt	2017-2059	2.75%	1.15%-13.718%	1.15%-13.718%	1,127.4	1,606.9
Total Long-term Debt Outstanding					$21,173.3	$20,391.2	(f)

AEP Texas
Senior Unsecured Notes	2018-2047	4.12%	2.40%-6.76%	2.61%-6.76%	$1,932.2	$1,241.3
Pollution Control Bonds (a)	2017-2030	4.39%	1.75%-6.30%	4.00%-6.30%	490.5	530.3
Securitization Bonds	2017-2024 (d)	4.05%	1.98%-5.31%	0.88%-5.31%	1,026.1	1,245.8
Other Long-term Debt	2019-2059	2.76%	2.75%-4.50%	2.438%-4.50%	200.5	200.3
Total Long-term Debt Outstanding					$3,649.3	$3,217.7

AEPTCo
Senior Unsecured Notes	2018-2047	3.85%	2.68%-5.52%	2.68%-5.52%	$2,550.4	$1,932.0
Total Long-term Debt Outstanding					$2,550.4	$1,932.0

APCo
Senior Unsecured Notes	2017-2045	5.20%	3.30%-7.00%	3.40%-7.00%	$3,045.1	$2,972.4
Pollution Control Bonds (a)	2018-2042 (b)	2.44%	1.625%-5.38%	0.69%-5.38%	512.2	615.8
Securitization Bonds	2023-2028 (d)	2.98%	2.008%-3.772%	2.008%-3.772%	295.9	318.9
Other Long-term Debt	2019-2026	2.92%	2.73%-13.718%	2.06%-13.718%	126.9	126.8
Total Long-term Debt Outstanding					$3,980.1	$4,033.9

I&M
Senior Unsecured Notes	2019-2047	5.20%	3.20%-7.00%	3.20%-7.00%	$1,809.0	$1,512.8
Pollution Control Bonds (a)	2018-2025 (b)	2.02%	1.75%-2.75%	0.74%-4.625%	264.6	225.4
Notes Payable – Nonaffiliated (c)	2017-2022	2.15%	2.03%-2.19%	1.456%-1.81%	188.6	251.4
Spent Nuclear Fuel Obligation (e)					268.6	266.3
Other Long-term Debt	2018-2025	3.03%	2.82%-6.00%	2.15%-6.00%	214.3	215.5
Total Long-term Debt Outstanding					$2,745.1	$2,471.4

OPCo
Senior Unsecured Notes	2018-2035	5.98%	5.375%-6.60%	5.375%-6.60%	$1,591.4	$1,590.2
Pollution Control Bonds	2038	5.80%	5.80%	5.80%	32.3	32.3
Securitization Bonds	2018-2019 (d)	2.049%	2.049%	0.958%-2.049%	94.5	140.2
Other Long-term Debt	2028	1.15%	1.15%	1.15%	1.1	1.2
Total Long-term Debt Outstanding					$1,719.3	$1,763.9

PSO
Senior Unsecured Notes	2019-2046	4.80%	3.05%-6.625%	3.05%-6.625%	$1,144.1	$1,143.2
Pollution Control Bonds (a)	2020	4.45%	4.45%	4.45%	12.6	12.6
Other Long-term Debt	2019-2027	2.60%	2.584%-3.00%	1.92%-3.00%	129.8	130.2
Total Long-term Debt Outstanding					$1,286.5	$1,286.0

SWEPCo
Senior Unsecured Notes	2017-2045	4.78%	2.75%-6.45%	2.75%-6.45%	$2,110.7	$2,359.2
Pollution Control Bonds (a)	2018-2019	3.62%	1.60%-4.95%	1.60%-4.95%	135.1	134.9
Notes Payable – Nonaffiliated (c)	2024-2032	5.20%	4.58%-6.37%	4.58%-6.37%	72.1	75.3
Other Long-term Debt	2017-2023	3.00%	2.925%-4.28%	2.346%-4.28%	124.0	109.7
Total Long-term Debt Outstanding					$2,441.9	$2,679.1

(a)
For certain series of pollution control bonds, interest rates are subject to periodic adjustment.  Certain series may be purchased on demand at periodic interest adjustment dates.  Letters of credit from banks and insurance policies support certain series.

(b)
Certain pollution control bonds are subject to redemption earlier than the maturity date.  Consequently, these bonds have been classified for maturity purposes as Long-term Debt Due Within One Year - Nonaffiliated on the balance sheets.

(c)
Notes payable represent outstanding promissory notes issued under term loan agreements and credit agreements with a number of banks and other financial institutions. At expiration, all notes then issued and outstanding are due and payable. Interest rates are both fixed and variable. Variable rates generally relate to specified short-term interest rates.

(d)
Dates represent the scheduled final payment dates for the securitization bonds. The legal maturity date is one to two years later. These bonds have been classified for maturity and repayment purposes based on the scheduled final payment date.

(e)	Spent nuclear fuel obligation consists of a liability along with accrued interest for disposal of spent nuclear fuel (see “SNF Disposal” section of Note 6).

(f)
Amounts include debt related to the Lawrenceburg Plant that has been classified as Liabilities Held for Sale on the balance sheet. See “Gavin, Waterford, Darby and Lawrenceburg Plants (Generation & Marketing Segment)” section of Note 7 for additional information.

Long-term debt outstanding as of December 31, 2017 is payable as follows:

	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
2018	$1,753.7	$266.1	$50.0	$249.2	$474.7	$397.0	$0.5	$3.7
2019	2,307.9	501.1	85.0	305.4	535.2	48.0	375.5	457.2
2020	1,322.0	377.7	—	90.3	26.4	0.1	13.2	118.7
2021	1,352.9	66.2	50.0	393.0	49.9	500.1	250.5	3.7
2022	1,318.4	493.1	104.0	26.0	3.5	0.1	0.5	278.7
After 2022	13,265.7	1,970.5	2,286.0	2,951.0	1,673.9	782.9	652.5	1,594.9
Principal Amount	21,320.6	3,674.7	2,575.0	4,014.9	2,763.6	1,728.2	1,292.7	2,456.9
Unamortized Discount, Net and Debt Issuance Costs	(147.3)	(25.4)	(24.6)	(34.8)	(18.5)	(8.9)	(6.2)	(15.0)
Total Long-term Debt Outstanding	$21,173.3	$3,649.3	$2,550.4	$3,980.1	$2,745.1	$1,719.3	$1,286.5	$2,441.9

In January and February 2018, I&M retired $14 million and $2 million, respectively, of Notes Payable related to DCC Fuel.

In January 2018, AEP Texas retired $96 million of Securitization Bonds.

In January 2018, OPCo retired $23 million of Securitization Bonds.

In January 2018, SWEPCo issued $450 million of 3.85% Senior Unsecured Notes due in 2048.
In January 2018, Transource Energy issued $2 million of variable rate Other Long-term Debt due in 2020.
In February 2018, APCo retired $12 million of Securitization Bonds.

In February 2018, SWEPCo retired $2 million of Other Long-term Debt.

As of December 31, 2017, trustees held, on behalf of AEP, $678 million of their reacquired Pollution Control Bonds. Of this total, $104 million and $345 million related to APCo and OPCo, respectively.

Debt Covenants (Applies to AEP and AEPTCo)

Covenants in AEPTCo’s note purchase agreements and indenture limit the amount of contractually-defined priority debt (which includes a further sub-limit of $50 million of secured debt) to 10% of consolidated tangible net assets. AEPTCo’s contractually-defined priority debt was 0.6% of consolidated tangible net assets as of December 31,2017. The method for calculating the consolidated tangible net assets is contractually defined in the note purchase agreements.

Dividend Restrictions

Utility Subsidiaries’ Restrictions

Parent depends on its utility subsidiaries to pay dividends to shareholders. AEP utility subsidiaries pay dividends to Parent provided funds are legally available. Various financing arrangements and regulatory requirements may impose certain restrictions on the ability of the subsidiaries to transfer funds to Parent in the form of dividends.
All of the dividends declared by AEP’s utility subsidiaries that provide transmission or local distribution services are subject to a Federal Power Act restriction that prohibits the payment of dividends out of capital accounts without regulatory approval; payment of dividends is allowed out of retained earnings only. Additionally, the Federal Power Act creates a reserve on earnings attributable to hydroelectric generation plants. Because of their ownership of such plants, this reserve applies to AGR, APCo and I&M.

Certain AEP subsidiaries also have credit agreements that contain covenants that limit their debt to capitalization ratio to 67.5%. The method for calculating outstanding debt and capitalization is contractually defined in the credit agreements.

The most restrictive dividend limitation for certain AEP subsidiaries is through the Federal Power Act restriction, while for other AEP subsidiaries the most restrictive dividend limitation is through the credit agreements. As of December 31, 2017, the maximum amount of restricted net assets of AEP’s subsidiaries that may not be distributed to the Parent in the form of a loan, advance or dividend was $11.4 billion.

The Federal Power Act restriction does not limit the ability of the AEP subsidiaries to pay dividends out of retained earnings. However, the credit agreement covenant restrictions can limit the ability of the AEP subsidiaries to pay dividends out of retained earnings. As of December 31, 2017, the amount of any such restrictions was as follows:

	AEP		AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Restricted Retained Earnings	$1,375.6	(a)	$219.6	$—	$—	$416.2	$—	$173.5	$470.6

(a)	Includes the restrictions of consolidated and unconsolidated subsidiaries.

Parent Restrictions (Applies to AEP)

The holders of AEP’s common stock are entitled to receive the dividends declared by the Board of Directors provided funds are legally available for such dividends.  Parent’s income primarily derives from common stock equity in the earnings of its utility subsidiaries.

Pursuant to the leverage restrictions in credit agreements, AEP must maintain a percentage of debt to total capitalization at a level that does not exceed 67.5%.  The method for calculating outstanding debt and capitalization is contractually defined in the credit agreements.  As of December 31, 2017, AEP had $7.3 billion of available retained earnings to pay dividends to common shareholders. AEP paid $1.2 billion, $1.1 billion and $1.1 billion of dividends to common shareholders for the years ended December 31, 2017, 2016 and 2015, respectively.

Lines of Credit and Short-term Debt (Applies to AEP and SWEPCo)

AEP uses its commercial paper program to meet the short-term borrowing needs of its subsidiaries.  The program is used to fund both a Utility Money Pool, which funds the utility subsidiaries, and a Nonutility Money Pool, which funds certain of the nonutility subsidiaries.  In addition, the program also funds, as direct borrowers, the short-term debt requirements of other subsidiaries that are not participants in either money pool for regulatory or operational reasons.  As of December 31, 2017, AEP had a credit facility for $3 billion to support its commercial paper program.  The maximum amount of commercial paper outstanding during 2017 was $1.6 billion and the weighted average interest rate of commercial paper outstanding during 2017 was 1.25%.  AEP’s outstanding short-term debt was as follows:

		December 31,
		2017		2016
Company	Type of Debt	Outstanding Amount	Interest Rate (a)	Outstanding Amount	Interest Rate (a)
		(in millions)		(in millions)
AEP	Securitized Debt for Receivables (b)	$718.0	1.22%	$673.0	0.70%
AEP	Commercial Paper	898.6	1.85%	1,040.0	1.02%
SWEPCo	Notes Payable	22.0	2.92%	—	—%
	Total Short-term Debt	$1,638.6		$1,713.0

(a)	Weighted average rate.

(b)	Amount of securitized debt for receivables as accounted for under the “Transfers and Servicing” accounting guidance.

Corporate Borrowing Program – AEP System (Applies to Registrant Subsidiaries)

The AEP System uses a corporate borrowing program to meet the short-term borrowing needs of AEP’s subsidiaries.  The corporate borrowing program includes a Utility Money Pool, which funds AEP’s utility subsidiaries, a Nonutility Money Pool, which funds certain AEP nonutility subsidiaries, and direct borrowing from AEP.  The AEP System Utility Money Pool operates in accordance with the terms and conditions of the AEP System Utility Money Pool agreement filed with the FERC.  The amounts of outstanding loans to (borrowings from) the Utility Money Pool as of December 31, 2017 and 2016 are included in Advances to Affiliates and Advances from Affiliates, respectively, on each of the Registrant Subsidiaries’ balance sheets.  The Utility Money Pool participants’ money pool activity and their corresponding authorized borrowing limits are described in the following tables:

Year Ended December 31, 2017:

	Maximum		Average		Net Loans to
	Borrowings	Maximum	Borrowings	Average	(Borrowings from)	Authorized
	from the	Loans to the	from the	Loans to the	the Utility Money	Short-term
	Utility	Utility	Utility	Utility	Pool as of	Borrowing
Company	Money Pool	Money Pool	Money Pool	Money Pool	December 31, 2017	Limit
	(in millions)
AEP Texas	$296.0	$451.7	$194.8	$264.6	$103.5	$400.0
AEPTCo	467.2	268.0	180.5	119.8	109.2	795.0	(a)
APCo	231.5	160.7	144.3	30.0	(162.5)	600.0
I&M	367.4	12.6	204.9	12.6	(199.2)	500.0
OPCo	280.6	56.2	137.0	27.9	(87.8)	400.0
PSO	185.2	—	119.3	—	(149.6)	300.0
SWEPCo	187.5	178.6	95.5	169.5	(118.7)	350.0

Year Ended December 31, 2016:

	Maximum		Average			Net Loans to
	Borrowings	Maximum	Borrowings		Average	(Borrowings from)	Authorized
	from the	Loans to the	from the		Loans to the	the Utility Money	Short-term
	Utility	Utility	Utility		Utility	Pool as of	Borrowing
Company	Money Pool	Money Pool	Money Pool		Money Pool	December 31, 2016	Limit
	(in millions)
AEP Texas	$176.9	$138.9	$87.5		$79.8	$(174.5)	$400.0
AEPTCo	363.4	82.0	153.7	—	14.6	49.8	795.0	(a)
APCo	286.9	25.7	148.0		24.8	(55.5)	600.0
I&M	369.1	97.6	129.9		19.5	(202.7)	500.0
OPCo	227.9	379.2	116.6		182.4	24.2	400.0
PSO	52.0	205.4	12.9		48.1	(52.0)	300.0
SWEPCo	249.4	313.3	171.8		267.7	167.8	350.0

(a)	Amount represents the combined authorized short-term borrowing limit the State Transcos have from FERC or state regulatory commissions.

The activity in the above tables does not include short-term lending activity of certain AEP nonutility subsidiaries. AEP Texas’ wholly-owned subsidiary AEP Texas North Generation Company LLC (TNGC) and SWEPCo’s wholly-owned subsidiary, Mutual Energy SWEPCo, LP are participants in the Nonutility Money Pool. The amounts of outstanding loans to the Nonutility Money Pool as of December 31, 2017 and 2016 are included in Advances to Affiliates on each subsidiaries’ balance sheets. The Nonutility Money Pool participants’ money pool activity is described in the following tables:

Year Ended December 31, 2017:

	Maximum	Maximum	Average	Average	Net Loans to
	Borrowings from	Loans to the	Borrowings from	Loans to the	the Nonutility
	the Nonutility	Nonutility	the Nonutility	Nonutility	Money Pool as of
Company	Money Pool	Money Pool	Money Pool	Money Pool	December 31, 2017
	(in millions)
AEP Texas	$—	$8.6	$—	$8.3	$8.4
SWEPCo	—	2.0	—	2.0	2.0

Year Ended December 31, 2016:

	Maximum	Maximum	Average	Average	Net Loans to
	Borrowings from	Loans to the	Borrowings from	Loans to the	the Nonutility
	the Nonutility	Nonutility	the Nonutility	Nonutility	Money Pool as of
Company	Money Pool	Money Pool	Money Pool	Money Pool	December 31, 2016
	(in millions)
AEP Texas (a)	$12.5	$27.0	$12.0	$12.3	$8.6
SWEPCo	—	2.0	—	2.0	2.0

(a)
Amounts include short-term loans and (borrowings) related to Wind Farms that have been classified as Assets and Liabilities From Discontinued Operations, which were transferred to a competitive AEP Affiliate in December 2016. See Note 7 for additional information.

AEP has a direct financing relationship with AEPTCo to meet its short-term borrowing needs. In January 2017, management removed AEP Texas from the direct financing relationship with AEP to better reflect current business operations. The amounts of outstanding loans to (borrowings from) AEP as of December 31, 2017 and 2016 are included in Advances to Affiliates and Advances from Affiliates, respectively, on each Registrant Subsidiaries’ balance sheets. The direct borrowing and lending activity with AEP are described in the following tables:

Year Ended December 31, 2017:

					Borrowings
					from	Loans to	Authorized
	Maximum	Maximum	Average	Average	AEP as of	AEP as of	Short-term
	Borrowings	Loans	Borrowings	Loans	December 31,	December 31,	Borrowing
Company	from AEP	to AEP	from AEP	to AEP	2017	2017	Limit
	(in millions)
AEP Texas	$—	$—	$—	$—	$—	$—	$—
AEPTCo	4.1	151.9	1.1	39.3	1.1	22.5	75.0	(b)

Year Ended December 31, 2016:

					Borrowings
					from	Loans to	Authorized
	Maximum	Maximum	Average	Average	AEP as of	AEP as of	Short-term
	Borrowings	Loans	Borrowings	Loans	December 31,	December 31,	Borrowing
Company	from AEP	to AEP	from AEP	to AEP	2016	2016	Limit
	(in millions)
AEP Texas (a)	$55.0	$5.0	$42.5	$5.0	$—	$5.0	$—
AEPTCo	5.6	170.4	1.0	35.7	1.0	14.2	75.0	(b)

(a)
Amounts include short-term loans and (borrowings) related to Wind Farms that have been classified as Assets and Liabilities From Discontinued Operations, which were transferred to a competitive AEP Affiliate in December 2016. See Note 7 for additional information.

(b)	Amount represents the combined authorized short-term borrowing limit the State Transcos have from FERC or state regulatory commissions.

The maximum and minimum interest rates for funds either borrowed from or loaned to the Utility Money Pool were as follows:

	Years Ended December 31,
	2017	2016	2015
Maximum Interest Rate	1.85%	1.02%	0.87%
Minimum Interest Rate	0.92%	0.69%	0.37%

The average interest rates for funds borrowed from and loaned to the Utility Money Pool are summarized for all Registrant Subsidiaries in the following table:

	Average Interest Rate for Funds Borrowed from the Utility Money Pool for Years Ended December 31,			Average Interest Rate for Funds Loaned to the Utility Money Pool for Years Ended December 31,
Company	2017	2016	2015	2017	2016	2015
AEP Texas	1.29%	0.88%	0.46%	1.26%	0.72%	0.52%
AEPTCo	1.36%	0.85%	0.46%	1.27%	0.83%	0.49%
APCo	1.28%	0.80%	0.53%	1.29%	0.82%	0.47%
I&M	1.27%	0.80%	0.49%	1.29%	0.80%	0.48%
OPCo	1.37%	0.85%	—%	0.98%	0.74%	0.48%
PSO	1.32%	0.96%	0.49%	—%	0.83%	0.48%
SWEPCo	1.28%	0.79%	0.53%	0.98%	0.90%	0.48%

Maximum, minimum and average interest rates for funds either borrowed from or loaned to the Nonutility Money Pool are summarized in the following tables:

Year Ended December 31, 2017:

	Maximum	Minimum	Maximum	Minimum	Average	Average
	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate
	for Funds	for Funds	for Funds	for Funds	for Funds	for Funds
	Borrowed from	Borrowed from	Loaned to	Loaned to	Borrowed from	Loaned to
	the Nonutility	the Nonutility	the Nonutility	the Nonutility	the Nonutility	the Nonutility
Company	Money Pool	Money Pool	Money Pool	Money Pool	Money Pool	Money Pool
AEP Texas	—%	—%	1.85%	—%	—%	1.32%
SWEPCo	—%	—%	1.85%	—%	—%	1.32%

Year Ended December 31, 2016:

	Maximum	Minimum	Maximum	Minimum	Average	Average
	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate
	for Funds	for Funds	for Funds	for Funds	for Funds	for Funds
	Borrowed from	Borrowed from	Loaned to	Loaned to	Borrowed from	Loaned to
	the Nonutility	the Nonutility	the Nonutility	the Nonutility	the Nonutility	the Nonutility
Company	Money Pool	Money Pool	Money Pool	Money Pool	Money Pool	Money Pool
AEP Texas	1.11%	0.97%	1.02%	0.75%	1.00%	0.86%
SWEPCo	—%	—%	1.02%	0.69%	—%	0.82%

Year Ended December 31, 2015:

	Maximum	Minimum	Maximum	Minimum	Average	Average
	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate
	for Funds	for Funds	for Funds	for Funds	for Funds	for Funds
	Borrowed from	Borrowed from	Loaned to	Loaned to	Borrowed from	Loaned to
	the Nonutility	the Nonutility	the Nonutility	the Nonutility	the Nonutility	the Nonutility
Company	Money Pool	Money Pool	Money Pool	Money Pool	Money Pool	Money Pool
AEP Texas	1.14%	0.64%	—%	—%	0.76%	—%
SWEPCo	—%	—%	0.87%	0.37%	—%	0.48%

Maximum, minimum and average interest rates for funds either borrowed from or loaned to AEP are summarized in the following tables:

Year Ended December 31, 2017:

	Maximum	Minimum	Maximum	Minimum	Average	Average
	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate
	for Funds	for Funds	for Funds	for Funds	for Funds	for Funds
	Borrowed from	Borrowed from	Loaned to	Loaned to	Borrowed from	Loaned to
Company	AEP	AEP	AEP	AEP	AEP	AEP
AEP Texas	—%	—%	—%	—%	—%	—%
AEPTCo	1.85%	0.92%	1.85%	0.92%	1.33%	1.36%

Year Ended December 31, 2016:

	Maximum	Minimum	Maximum	Minimum	Average	Average
	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate
	for Funds	for Funds	for Funds	for Funds	for Funds	for Funds
	Borrowed from	Borrowed from	Loaned to	Loaned to	Borrowed from	Loaned to
Company	AEP	AEP	AEP	AEP	AEP	AEP
AEP Texas	0.98%	0.69%	1.02%	0.99%	0.83%	1.00%
AEPTCo	1.02%	0.69%	1.02%	0.69%	0.83%	0.87%

Year Ended December 31, 2015:

	Maximum	Minimum	Maximum	Minimum	Average	Average
	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate	Interest Rate
	for Funds	for Funds	for Funds	for Funds	for Funds	for Funds
	Borrowed from	Borrowed from	Loaned to	Loaned to	Borrowed from	Loaned to
Company	AEP	AEP	AEP	AEP	AEP	AEP
AEP Texas	0.87%	0.37%	—%	—%	0.48%	—%
AEPTCo	0.87%	0.37%	0.87%	0.37%	0.48%	0.47%

Interest expense and interest income related to the Utility Money Pool, Nonutility Money Pool and direct borrowing financing relationship are included in Interest Expense and Interest Income, respectively, on each of the Registrant Subsidiaries’ statements of income.  The interest expense and interest income related to the corporate borrowing programs were immaterial for the years ended December 31, 2017, 2016 and 2015.

Credit Facilities

For a discussion of credit facilities, see “Letters of Credit” section of Note 6.
Securitized Accounts Receivables – AEP Credit (Applies to AEP)

AEP Credit has a receivables securitization agreement with bank conduits.  Under the securitization agreement, AEP Credit receives financing from the bank conduits for the interest in the receivables AEP Credit acquires from affiliated utility subsidiaries.  These securitized transactions allow AEP Credit to repay its outstanding debt obligations, continue to purchase the operating companies’ receivables and accelerate AEP Credit’s cash collections.

AEP Credit’s receivables securitization agreement provides a commitment of $750 million from bank conduits to purchase receivables and expires in June 2019.

Accounts receivable information for AEP Credit is as follows:

	Years Ended December 31,
	2017	2016	2015
	(dollars in millions)
Effective Interest Rates on Securitization of Accounts Receivable	1.22%	0.70%	0.30%
Net Uncollectible Accounts Receivable Written Off	$23.4	$23.7	$34.1

	December 31,
	2017	2016
	(in millions)
Accounts Receivable Retained Interest and Pledged as Collateral Less Uncollectible Accounts	$925.5	$945.0
Short-term – Securitized Debt of Receivables	718.0	673.0
Delinquent Securitized Accounts Receivable	41.1	42.7
Bad Debt Reserves Related to Securitization	28.7	27.7
Unbilled Receivables Related to Securitization	303.2	322.1

AEP Credit’s delinquent customer accounts receivable represent accounts greater than 30 days past due.

Securitized Accounts Receivables – AEP Credit (Applies to Registrant Subsidiaries, except AEPTCo and AEP Texas)

Under this sale of receivables arrangement, the Registrant Subsidiaries sell, without recourse, certain of their customer accounts receivable and accrued unbilled revenue balances to AEP Credit and are charged a fee based on AEP Credit’s financing costs, administrative costs and uncollectible accounts experience for each Registrant Subsidiary’s receivables.  APCo does not have regulatory authority to sell its West Virginia accounts receivable.  The costs of customer accounts receivable sold are reported in Other Operation expense on the Registrant Subsidiaries’ statements of income.  The Registrant Subsidiaries manage and service their customer accounts receivable, which are sold to AEP Credit. AEP Credit securitizes the eligible receivables for the operating companies and retains the remainder.

The amount of accounts receivable and accrued unbilled revenues under the sale of receivables agreement for each Registrant Subsidiary were as follows:

	December 31,
Company	2017	2016
	(in millions)
APCo	$136.2	$142.0
I&M	136.5	136.7
OPCo	367.4	388.3
PSO	115.1	110.4
SWEPCo	138.2	130.9

The fees paid by the Registrant Subsidiaries to AEP Credit for customer accounts receivable sold were:

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
APCo	$5.6	$6.7	$7.6
I&M	6.7	7.1	8.4
OPCo	21.7	28.9	30.7
PSO	7.0	6.2	5.8
SWEPCo	7.2	6.9	7.0

The Registrant Subsidiaries’ proceeds on the sale of receivables to AEP Credit were:

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
APCo	$1,372.8	$1,412.5	$1,453.8
I&M	1,612.9	1,596.2	1,553.0
OPCo	2,339.0	2,633.0	2,569.4
PSO	1,337.0	1,269.3	1,326.1
SWEPCo	1,563.4	1,531.7	1,597.8

15.  STOCK-BASED COMPENSATION

The disclosures in this note apply to AEP only. The impact of AEP’s share-based compensation plans is insignificant to the financial statements of the Registrant Subsidiaries.

Awards under AEP’s long-term incentive plan may be granted to employees and directors. The Amended and Restated American Electric Power System Long-Term Incentive Plan (the “Prior Plan”), was replaced prospectively for new grants by the American Electric Power System 2015 Long-Term Incentive Plan (the “2015 LTIP”) effective in April 2015. The 2015 LTIP was subsequently amended in September 2016. The 2015 LTIP provides for a maximum of 10 million common shares to be available for grant to eligible employees and directors. As of December 31, 2017, 9,011,946 shares remained available for issuance under the 2015 LTIP plan. No new awards may be granted under the Prior Plan. The 2015 LTIP awards may be stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance share units, cash-based awards and other stock-based awards. If a share is issued pursuant to a stock option or a stock appreciation right, it will reduce the aggregate amount authorized under the 2015 LTIP by 0.286 of a share. If a share is issued for any other award that settles in AEP stock, it will reduce the aggregate amount authorized under the 2015 LTIP by one share. Cash settled awards do not reduce the aggregate amount authorized under the 2015 LTIP. The following sections provide further information regarding each type of stock-based compensation award granted under these plans.

Performance Units

Performance units granted prior to 2017 are settled in cash rather than AEP common stock and do not reduce the aggregate share authorization. These performance units have a fair value upon vesting equal to the average closing market price of AEP common stock for the last 20 trading days of the performance period. Performance units granted in 2017 will be settled in AEP common stock and will reduce the aggregate share authorization. In all cases the number of performance units held at the end of the three year performance period is multiplied by the performance score for such period to determine the actual number of performance units realized.  The performance score can range from 0% to 200% and is determined at the end of the performance period based on performance measures, which include both performance and market conditions, established for each grant at the beginning of the performance period by the Human Resources Committee of AEP’s Board of Directors (HR Committee).

Certain employees must satisfy stock ownership requirements. If those employees have not met their stock ownership requirements, a portion or all of their performance units are mandatorily deferred as AEP career shares to the extent needed to meet their stock ownership requirement.  AEP career shares are a form of non-qualified deferred compensation that has a value equivalent to shares of AEP common stock.  AEP career shares are settled in AEP common stock after the participant’s termination of employment.

AEP career shares are recorded in Paid in Capital on the balance sheet. Amounts equivalent to cash dividends on both performance units and AEP career shares accrue as additional units.  Management records compensation cost for performance units over an approximately three-year vesting period.  The liability for the pre 2017 performance units is recorded in Employee Benefits and Pension Obligations on the balance sheet and is adjusted for changes in value. Performance units settled in shares are recorded as mezzanine equity on the balance sheet and compensation cost is calculated at fair value using two metrics. Half is based on the total shareholder return measure, which is determined based on a third party Monte Carlo valuation. That metric doesn’t change over the three year vesting period. The other half is based on a three year cumulative earnings per share metric which is adjusted quarterly for changes in performance relative to a target approved by the HR Committee.

Monte Carlo Valuation

AEP engaged a third party for a Monte Carlo valuation to calculate half of the fair value for the performance units awarded during 2017. The valuation used a lattice model and the expected volatility assumption used was the historical volatilities for AEP and the members of their peer group over the last 2.86 years (period from award date to vesting date). The range of expected volatilities was 15.65% to 27.19% with an average expected volatility of 19.07%. The dividend rates used were 0% which is the equivalent to reinvesting dividends. The risk-free rate used was 1.44%, which was interpolated between the two year rate of 1.21% and three year rate of 1.48% since 2.86 years was the vesting period from award date to vesting date.

The HR Committee awarded performance units and reinvested dividends on outstanding performance units and AEP career shares for the years ended December 31, 2017, 2016 and 2015 as follows:

	Years Ended December 31,
Performance Units	2017	2016	2015
Awarded Units (in thousands) (a)	590.7	597.4	575.0
Weighted Average Unit Fair Value at Grant Date	$69.78	$62.77	$59.19
Vesting Period (in years)	3	3	3

Performance Units and AEP Career Shares (Reinvested Dividends Portion)	Years Ended December 31,
	2017	2016	2015
Awarded Units (in thousands) (c)	74.6	89.2	103.6
Weighted Average Fair Value at Grant Date	$72.35	$63.83	$54.35
Vesting Period (in years)	(b)	(b)	(b)

(a)	Awarded units in 2017 are mezzanine equity awards and awarded units in 2016 and 2015 are liability awards.

(b)
The vesting period for the reinvested dividends on performance units is equal to the remaining life of the related performance units.  Dividends on AEP career shares vest immediately when the dividend is awarded but are not settled in AEP common stock until after the participant’s AEP employment ends.

(c)	In 2017 the awarded dividends were a mix of equity awards and liability awards, while they were all liability awards in 2016 and 2015.

Performance scores and final awards are determined and certified by the HR Committee in accordance with the pre-established performance measures within approximately a month after the end of the performance period. The performance scores for all performance periods were dependent on two equally-weighted performance measures: (a) three-year total shareholder return measured relative to a peer group of similar companies (b) three-year cumulative earnings per share measured relative to a target approved by the HR Committee.

The certified performance scores and units earned for the three-year periods ended December 31, 2017, 2016 and 2015 were as follows:

	Years Ended December 31,
Performance Units	2017	2016	2015
Certified Performance Score	164.8%	163.9%	176.3%
Performance Units Earned	956,055	1,111,966	1,202,107
Performance Units Mandatorily Deferred as AEP Career Shares	20,213	9,963	41,707
Performance Units Voluntarily Deferred into the Incentive Compensation Deferral Program	47,177	51,684	54,074
Performance Units to be Settled in Cash	888,665	1,050,319	1,106,326

The settlements for the years ended December 31, 2017, 2016 and 2015 were as follows:

	Years Ended December 31,
Performance Units and AEP Career Shares	2017	2016	2015
	(in millions)
Cash Settlements for Performance Units	$64.9	$62.7	$48.1
Cash Settlements for Career Share Distributions	—	9.1	3.0
AEP Common Stock Settlements for Career Share Distributions	0.4	—	—

Restricted Stock Units

The HR Committee grants restricted stock units (RSUs), which generally vest, subject to the participant’s continued employment, over at least three years in approximately equal annual increments.  The RSUs accrue dividends as additional RSUs. The additional RSUs granted as dividends vest on the same date as the underlying RSUs. RSUs are converted into shares of AEP common stock upon vesting, except that RSUs granted prior to 2017 that vest to AEP’s executive officers are settled in cash. Executive officers are those officers who are subject to the disclosure requirements set forth in Section 16 of the Securities Exchange Act of 1934. For RSUs settled in shares, compensation cost is measured at fair value on the grant date and recorded over the vesting period.  Fair value is determined by multiplying the number of RSUs granted by the grant date market closing price.  For RSUs settled in cash, compensation cost is recorded over the vesting period and adjusted for changes in fair value until vested.  The fair value at vesting is determined by multiplying the number of RSUs vested by the 20-day average closing price of AEP common stock.  The maximum contractual term of outstanding RSUs is approximately 72 months from the grant date.

In 2010, the HR Committee granted a total of 165,520 RSUs to four Chief Executive Officer succession candidates as a retention incentive for these candidates.  These grants vested in three approximately equal installments in August 2013, August 2014 and August 2015.

The HR Committee awarded RSUs, including additional units awarded as dividends, for the years ended December 31, 2017, 2016 and 2015 as follows:

	Years Ended December 31,
Restricted Stock Units	2017	2016	2015
Awarded Units (in thousands)	255.8	242.0	397.5
Weighted Average Grant Date Fair Value	$65.26	$62.88	$58.56

The total fair value and total intrinsic value of restricted stock units vested during the years ended December 31, 2017, 2016 and 2015 were as follows:

	Years Ended December 31,
Restricted Stock Units	2017	2016	2015
	(in millions)
Fair Value of Restricted Stock Units Vested	$16.1	$16.4	$18.3
Intrinsic Value of Restricted Stock Units Vested (a)	20.0	21.0	24.2

(a)	Intrinsic value is calculated as market price at exercise date.

A summary of the status of AEP’s nonvested RSUs as of December 31, 2017 and changes during the year ended December 31, 2017 are as follows:

Nonvested Restricted Stock Units	Shares/Units	Weighted Average Grant Date Fair Value
	(in thousands)
Nonvested as of January 1, 2017	603.6	$57.54
Granted	255.8	65.26
Vested	(295.1)	54.72
Forfeited	(34.7)	61.53
Nonvested as of December 31, 2017	529.6	62.13

The total aggregate intrinsic value of nonvested RSUs as of December 31, 2017 was $39 million and the weighted average remaining contractual life was 1.6 years.

Other Stock-Based Plans

AEP also has a Stock Unit Accumulation Plan for Non-Employee Directors providing each non-employee director with AEP stock units as a substantial portion of their quarterly compensation for their services as a director.  The number of stock units provided is based on the closing price of AEP common stock on the last trading day of the quarter for which the stock units were earned.  Amounts equivalent to cash dividends on the stock units accrue as additional AEP stock units.  The stock units granted to Non-Employee Directors are fully vested upon grant date.  Stock units are settled in cash upon termination of board service or up to 10 years later if the participant so elects.  Cash settlements for stock units are calculated based on the average closing price of AEP common stock for the last 20 trading days prior to the distribution date. After five years of service on the Board of Directors, non-employee directors receive contributions to an AEP stock fund awarded under the Stock Unit Accumulation Plan. Such amounts may be exchanged into other market-based investments that are similar to the investment options available to employees that participate in AEP’s Incentive Compensation Deferral Plan.

Management records compensation cost for stock units when the units are awarded and adjusts the liability for changes in value based on the current 20-day average closing price of AEP common stock on the valuation date.

For 2017, 2016 and 2015, cash settlements for stock unit distributions were immaterial.

The Board of Directors awarded stock units, including units awarded for dividends, for the years ended December 31, 2017, 2016 and 2015 as follows:

	Years Ended December 31,
Stock Unit Accumulation Plan for Non-Employee Directors	2017	2016	2015
Awarded Units (in thousands)	14.8	19.1	24.9
Weighted Average Grant Date Fair Value	$70.79	$64.96	$55.46

Share-based Compensation Plans

Compensation cost for share-based payment arrangements, the actual tax benefit from the tax deductions for compensation cost for share-based payment arrangements recognized in income and total compensation cost capitalized in relation to the cost of an asset for the years ended December 31, 2017, 2016 and 2015 were as follows:

	Years Ended December 31,
Share-based Compensation Plans	2017	2016	2015
	(in millions)
Compensation Cost for Share-based Payment Arrangements (a)	$79.5	$66.5	$63.8
Actual Tax Benefit (b)	18.9	23.3	22.3
Total Compensation Cost Capitalized	26.4	20.8	20.3

(a)	Compensation cost for share-based payment arrangements is included in Other Operation and Maintenance expenses on the statements of income.

(b)
In December 2017, Tax Reform modified Section 162(m) of the Internal Revenue Code.  Beginning after 2017, AEP can no longer deduct compensation expense in excess of $1 million for certain named executive officers. This will reduce the tax benefit going forward.

As of December 31, 2017, there was $64 million of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the 2015 LTIP and Prior Plan. Unrecognized compensation cost related to unvested share-based arrangements will change as the fair value of performance units are adjusted each period and as forfeitures for all award types are realized.  AEP’s unrecognized compensation cost will be recognized over a weighted-average period of 1.35 years.

Under the 2015 LTIP and Prior Plan, AEP is permitted to use authorized but unissued shares, treasury shares, shares acquired in the open market specifically for distribution under these plans, or any combination thereof to fulfill share commitments. In 2017, AEP used a combination of all three to fulfill share commitments. AEP’s current practice is to use authorized but unissued shares to fulfill share commitments. The number of shares used to fulfill share commitments is generally reduced to offset AEP’s tax withholding obligation.

16.  RELATED PARTY TRANSACTIONS

The disclosures in this note apply to all Registrant Subsidiaries unless indicated otherwise.

For other related party transactions, also see “AEP System Tax Allocation Agreement” section of Note 12 in addition to “Corporate Borrowing Program – AEP System” and “Securitized Accounts Receivables – AEP Credit” sections of Note 14.
Power Coordination Agreement (PCA), Bridge Agreement and Power Supply Agreement (PSA) (Applies to all Registrant Subsidiaries except AEP Texas and AEPTCo)

Effective January 1, 2014, the FERC approved the following agreements.

•
A Power Coordination Agreement (PCA) among APCo, I&M and KPCo with AEPSC as the agent to coordinate the participants’ respective power supply resources.  Effective May 2015, the PCA was revised and approved by the FERC to include WPCo. Under the PCA, APCo, I&M, KPCo and WPCo are individually responsible for planning their respective capacity obligations. Further, the Restated and Amended PCA allows, but does not obligate, APCo, I&M, KPCo and WPCo to participate collectively under a common fixed resource requirement capacity plan in PJM and to participate in specified collective off-system sales and purchase activities.

•
A Bridge Agreement among AGR, APCo, I&M, KPCo and OPCo with AEPSC as agent.  The Bridge Agreement is an interim arrangement to: (a) address the treatment of purchases and sales made by AEPSC on behalf of member companies that extend beyond termination of the Interconnection Agreement and (b) address how member companies would fulfill their existing obligations under the PJM Reliability Assurance Agreement through the 2014/2015 PJM planning year.  Under the Bridge Agreement, AGR committed to use its capacity to help meet the PJM capacity obligations of member companies through the PJM planning year that ended May 31, 2015.

•
A Power Supply Agreement (PSA) between AGR and OPCo that provided for AGR to supply capacity for OPCo’s switched (at $188.88/MW day) and non-switched retail load for the period January 1, 2014 through May 31, 2015 and to supply the energy needs of OPCo’s non-switched retail load that was not acquired through auctions in 2014.

AEPSC conducts power, capacity, coal, natural gas, interest rate and, to a lesser extent, heating oil, gasoline and other risk management activities on behalf of APCo, I&M, KPCo, PSO, SWEPCo and WPCo. Effective January 1, 2014 and revised in May 2015, power and natural gas risk management activities for APCo, I&M, KPCo and WPCo are allocated based on the four member companies’ respective equity positions, while power and natural gas risk management activities for PSO and SWEPCo are allocated based on the Operating Agreement. Effective January 1, 2014 and with the transfer of OPCo’s generation assets to AGR, AEPSC conducts only gasoline, diesel fuel, energy procurement and risk management activities on OPCo’s behalf.

System Integration Agreement (SIA) (Applies to APCo, I&M, PSO and SWEPCo)

Under the SIA, AEPSC allocates physical and financial revenues and expenses from transactions with neighboring utilities, power marketers and other power and natural gas risk management activities based upon the location of such activity. Margins resulting from trading and marketing activities originating in PJM and MISO generally accrue to the benefit of APCo, I&M, KPCo and WPCo, while trading and marketing activities originating in SPP generally accrue to the benefit of PSO and SWEPCo.  Margins resulting from other transactions are allocated among APCo, I&M, KPCo, PSO, SWEPCo and WPCo based upon the equity positions of these companies.

Affiliated Revenues and Purchases

The following tables show the revenues derived from direct sales to affiliates, auction sales to affiliates, net transmission agreement sales and other revenues for the years ended December 31, 2017, 2016 and 2015:

Related Party Revenues	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Year Ended December 31, 2017
Direct Sales to East Affiliates	$—	$—	$130.4	$—	$—	$—	$—
Direct Sales to West Affiliates	—	—	—	3.8	—	—	—
Auction Sales to OPCo (a)	—	—	1.0	—	—	—	—
Direct Sales to AEPEP	63.6	—	—	—	—	—	(0.2)
Transmission Agreement and Transmission Coordination Agreement Sales	—	572.0	34.1	(4.4)	6.2	—	24.2
Other Revenues	2.1	8.5	6.5	2.4	18.2	4.3	1.9
Total Affiliated Revenues	$65.7	$580.5	$172.0	$1.8	$24.4	$4.3	$25.9

Related Party Revenues	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Year Ended December 31, 2016
Direct Sales to East Affiliates	$—	$—	$126.0	$—	$—	$—	$—
Direct Sales to West Affiliates	—	—	—	—	—	—	3.7
Auction Sales to OPCo (a)	—	—	9.2	12.0	—	—	—
Direct Sales to AEPEP	73.9	—	—	—	—	—	(0.2)
Transmission Agreement and Transmission Coordination Agreement Sales	—	366.1	1.3	12.2	(2.0)	(1.7)	19.4
Other Revenues	1.8	—	5.6	2.0	19.3	4.3	1.6
Total Affiliated Revenues	$75.7	$366.1	$142.1	$26.2	$17.3	$2.6	$24.5

Related Party Revenues	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Year Ended December 31, 2015
Direct Sales to East Affiliates	$—	$—	$132.1	$—	$—	$—	$—
Auction Sales to OPCo (a)	—	—	10.6	17.1	—	—	—
Direct Sales to AEPEP	76.9	—	—	—	29.7	—	(0.2)
Transmission Agreement and Transmission Coordination Agreement Sales	—	225.6	0.7	8.4	35.5	0.2	15.2
Other Revenues	1.6	—	4.4	1.9	18.9	4.4	1.6
Total Affiliated Revenues	$78.5	$225.6	$147.8	$27.4	$84.1	$4.6	$16.6

(a)    Refer to the Ohio Auctions section below for further information regarding these amounts.

The following tables show the purchased power expenses incurred for purchases under the Interconnection Agreement and from affiliates for the years ended December 31, 2017, 2016 and 2015. AEP Texas, AEPTCo, APCo and SWEPCo did not purchase any power from affiliates for the years ended December 31, 2017, 2016 and 2015.

Related Party Purchases	I&M	OPCo	PSO
	(in millions)
Year Ended December 31, 2017
Auction Purchases from AEPEP (a)	$—	$96.5	$—
Auction Purchases from AEP Energy (a)	—	5.5	—
Auction Purchases from AEPSC (a)	—	6.5	—
Direct Purchases from AEGCo	223.9	—	—
Total Affiliated Purchases	$223.9	$108.5	$—

Related Party Purchases	I&M	OPCo	PSO
	(in millions)
Year Ended December 31, 2016
Direct Purchases from West Affiliates	$—	$—	$3.7
Auction Purchases from AEPEP (a)	—	110.1	—
Auction Purchases from AEP Energy (a)	—	7.7	—
Auction Purchases from AEPSC (a)	—	24.1	—
Direct Purchases from AEGCo	228.6	—	—
Total Affiliated Purchases	$228.6	$141.9	$3.7

Related Party Purchases	I&M	OPCo	PSO
	(in millions)
Year Ended December 31, 2015
Direct Purchases from AGR (b)	$—	$269.2	$—
Auction Purchases from AEPEP (a)	—	225.2	—
Auction Purchases from AEPSC (a)	—	32.7	—
Direct Purchases from AEGCo	232.1	—	—
Total Affiliated Purchases	$232.1	$527.1	$—

(a)	Refer to the Ohio Auctions section below for further information regarding this amount.

(b)	Amount excludes $31 million in 2015 which is now presented as Generation Deferrals on the Statement of Income.

The above summarized related party revenues and expenses are reported in Sales to AEP Affiliates and Purchased Electricity from AEP Affiliates, respectively, on the Registrant Subsidiaries’ statements of income.  Since the Registrant Subsidiaries are included in AEP’s consolidated results, the above summarized related party transactions are eliminated in total in AEP’s consolidated revenues and expenses.

Transmission Agreement (TA) and Transmission Coordination Agreement (TCA) (Applies to all Registrant Subsidiaries except AEP Texas)

APCo, I&M, KGPCo, KPCo, OPCo and WPCo (AEP East Companies) are parties to the TA, effective November 2010, which defines how transmission costs through PJM OATT are allocated among the AEP East Companies on a 12-month average coincident peak basis.

The following table shows the net charges recorded by APCo, I&M and OPCo for the years ended December 31, 2017, 2016 and 2015 related to the TA:

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
APCo	$158.2	$103.2	$92.7
I&M	103.8	53.0	38.0
OPCo	248.6	143.6	81.0

The charges shown above are recorded in Other Operation expenses on the statements of income.

PSO, SWEPCo and AEPSC are parties to the TCA, dated January 1, 1997, by and among PSO, SWEPCo and AEPSC, in connection with the operation of the transmission assets of the two AEP utility subsidiaries.  The TCA has been approved by the FERC and establishes a coordinating committee, which is charged with overseeing the coordinated planning of the transmission facilities of the parties to the agreement.  This includes the performance of transmission planning studies, the interaction of such companies with independent system operators (ISO) and other regional bodies interested in transmission planning and compliance with the terms of the OATT filed with the FERC and the rules of the FERC relating to such a tariff.

Under the TCA, the parties to the agreement delegated to AEPSC the responsibility of monitoring the reliability of their transmission systems and administering the OATT on their behalf.  The allocations have been governed by the FERC-approved OATT for the SPP.

The following table shows the net (revenues) expenses allocated among parties to the TCA pursuant to the SPP OATT protocols as described above for the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
PSO	$56.0	$19.6	$15.0
SWEPCo	6.6	(19.6)	(15.0)

The net revenues shown above are recorded in Sales to AEP Affiliates on the statements of income and the net expenses are recorded in Other Operation expenses on the statements of income.

AEPTCo is a load serving entity within the PJM and SPP regions providing transmission services to affiliates in accordance with the OATT, TA and TCA. AEPTCo recorded affiliated transmission revenues related to the TA and TCA in Sales to AEP Affiliates on the statements of income. Refer to the Affiliated Revenues and Purchases section above for amounts related to these transactions.

ERCOT Transmission Service Charges (Applies to AEP Texas)

Pursuant to an order from the PUCT, ETT bills AEP Texas for its ERCOT wholesale transmission services. ETT billed AEP Texas $30 million, $29 million and $27 million for transmission services in 2017, 2016 and 2015, respectively. The billings are recorded in Other Operation expenses on AEP Texas’ statements of income.

Oklaunion PPA between AEP Texas and AEPEP (Applies to AEP Texas)

On January 1, 2007, AEP Texas began a PPA with an affiliate, AEPEP, whereby AEP Texas agrees to sell AEPEP 100% of AEP Texas’ capacity and associated energy from its undivided interest (54.69%) in the Oklaunion Plant. This PPA is effective through December 2027. AEPEP is to pay AEP Texas for the capacity and associated energy delivered to the delivery point, the sum of fuel, operation and maintenance, depreciation, capacity and all taxes other than federal income taxes applicable. A portion of the payment is fixed and is payable regardless of the level of output. In the event AEP Texas or AEPEP terminate the PPA or the Oklaunion Plant is closed by a vote of its owners prior to December

2027, AEPEP will make a payment to AEP Texas equal to AEP Texas’s net book value of Oklaunion Plant at the time of such termination or plant closure. There are no penalties if AEP Texas fails to maintain a minimum availability level or exceeds a maximum heat rate level. The PPA was approved by the FERC. AEP Texas recognizes revenues for the fuel, operations and maintenance and all other taxes as-billed. Revenue is recognized for the capacity and depreciation billed to AEPEP, on a straight-line basis over the term of the PPA as these represent the minimum payments due.

AEP Texas recorded revenue of $64 million, $74 million and $77 million from AEPEP for the years ended December 31, 2017, 2016 and 2015, respectively. These amounts are included in Sales to AEP Affiliates on AEP Texas’ statements of income.

Joint License Agreement (Applies to AEPTCo, I&M, KPCo, OPCo and PSO)

AEPTCo entered into 50-year joint license agreement with I&M, KPCo, OPCo and PSO, respectively, allowing either party to occupy the granting party’s facilities or real property. After the expiration of the agreement, the term shall automatically renew for successive one-year terms unless either party provides notice. The joint license billing provides compensation to the granting party for the cost of carrying assets, including depreciation expense, property taxes, interest expense, return on equity and income taxes. For the years ended December 31, 2017, 2016 and 2015, AEPTCo recorded the following costs in Other Operation expense related to these agreements:

	Years Ended December 31,
Billing Company	2017	2016	2015
	(in millions)
I&M	$1.4	$0.8	$0.6
KPCo	0.2	0.1	—
OPCo	2.4	2.3	2.0
PSO	0.3	0.2	0.3

I&M, KPCo, OPCo and PSO recorded income related to these agreements in Sales to AEP Affiliates on the statements of income.

Ohio Auctions (Applies to APCo, I&M and OPCo)

In connection with OPCo’s June 2012 - May 2015 ESP, the PUCO ordered OPCo to conduct energy and capacity auctions for its entire SSO load for delivery beginning in June 2015. AEP Energy, AEPEP, APCo, KPCo, I&M and WPCo participate in the auction process and have been awarded tranches of OPCo’s SSO load. Refer to the Affiliated Revenues and Purchases section above for amounts related to these transactions.

Unit Power Agreements (UPA) (Applies to I&M)

UPA between AEGCo and I&M

A UPA between AEGCo and I&M (the I&M Power Agreement) provides for the sale by AEGCo to I&M of all the power (and the energy associated therewith) available to AEGCo at the Rockport Plant unless it is sold to another utility.  Subsequently, I&M assigns 30% of the power to KPCo.  See the “UPA between AEGCo and KPCo” section below.  I&M is obligated, whether or not power is available from AEGCo, to pay as a demand charge for the right to receive such power (and as an energy charge for any associated energy taken by I&M) net of amounts received by AEGCo from any other sources, sufficient to enable AEGCo to pay all its operating and other expenses, including a rate of return on the common equity of AEGCo as approved by the FERC.  The I&M Power Agreement will continue in effect until the expiration of the lease term of Unit 2 of the Rockport Plant unless extended in specified circumstances.

UPA between AEGCo and KPCo

Pursuant to an assignment between I&M and KPCo and a UPA between KPCo and AEGCo, AEGCo sells KPCo 30% of the power (and the energy associated therewith) available to AEGCo from both units of the Rockport Plant.  KPCo pays to AEGCo in consideration for the right to receive such power the same amounts which I&M would have paid AEGCo under the terms of the I&M Power Agreement for such entitlement.  The KPCo UPA ends in December 2022.

Cook Coal Terminal (Applies to I&M, PSO and SWEPCo)

Cook Coal Terminal, which is owned by AEGCo, performs coal transloading and storage services at cost for I&M.  The coal transloading costs in 2017, 2016 and 2015 were as follows:

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
I&M	$10.2	$12.8	$15.8

I&M recorded the cost of transloading services in Fuel on the balance sheet.

Cook Coal Terminal also performs railcar maintenance services at cost for I&M, PSO and SWEPCo.  The railcar maintenance costs in 2017, 2016 and 2015 were as follows:

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
I&M	$1.3	$1.7	$2.0
PSO	0.5	0.6	0.2
SWEPCo	3.5	3.3	2.8

I&M, PSO and SWEPCo recorded the cost of the railcar maintenance services in Fuel on the balance sheets.

I&M Barging, Urea Transloading and Other Services (Applies to APCo and I&M)

I&M provides barging, urea transloading and other transportation services to affiliates.  Urea is a chemical used to control NOx emissions at certain generation plants in the AEP System.  I&M recorded revenues from barging, transloading and other services in Other Revenues – Affiliated on the statements of income.  The affiliated companies recorded these costs paid to I&M as fuel expenses or other operation expenses.  The amounts of affiliated expenses were:

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
AEGCo	$15.3	$14.8	$16.1
AGR	0.1	0.3	4.9
APCo	37.2	36.9	37.7
KPCo	5.0	5.3	4.6
WPCo	5.0	4.8	—
AEP River Operations LLC – (Nonutility Subsidiary of AEP)	—	—	15.5

Services Provided by AEP River Operations LLC (Applies to I&M)

AEP River Operations LLC provided services for barge towing, chartering and general and administrative expenses to I&M.  The costs are recorded by I&M as Other Operation expenses on the statement of income.  In October 2015, AEP signed a Purchase and Sale Agreement to sell AEP River Operations LLC to a nonaffiliated party. The sale closed in November 2015. For the year ended December 31, 2015, I&M recorded expenses of $19 million for these activities.

Central Machine Shop (Applies to APCo, I&M, PSO and SWEPCo)

APCo operates a facility which repairs and rebuilds specialized components for the generation plants across the AEP System.  APCo defers the cost of performing these services on the balance sheet and then transfers the cost to the affiliate for reimbursement.  The AEP subsidiaries recorded these billings as capital or maintenance expenses depending on the nature of the services received.  These billings are recoverable from customers.  The following table provides the amounts billed by APCo to the following affiliates:

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
AEGCo	$—	$—	$0.1
AGR	1.2	2.0	2.7
I&M	2.7	2.9	2.5
KPCo	1.8	1.5	1.3
PSO	1.1	0.5	0.2
SWEPCo	0.8	0.9	0.8

Sales and Purchases of Property

Certain AEP subsidiaries had affiliated sales and purchases of electric property individually amounting to $100 thousand or more, sales and purchases of meters and transformers, and sales and purchases of transmission property.  There were no gains or losses recorded on the transactions.  The following tables show the sales and purchases, recorded at net book value, for the years ended December 31, 2017, 2016 and 2015:

Sales

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
AEP Texas	$0.2	$0.3	$0.6
AEPTCo	—	—	0.2
APCo	3.5	4.5	9.4
I&M	5.0	5.2	3.0
OPCo	2.9	1.9	2.4
PSO	1.5	7.5	7.1
SWEPCo	0.5	1.0	0.8

Purchases

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
AEP Texas	$0.4	$0.7	$0.9
AEPTCo	9.1	6.5	0.4
APCo	0.9	1.5	8.6
I&M	3.5	2.7	8.1
OPCo	1.6	1.7	2.1
PSO	0.2	3.2	0.6
SWEPCo	0.4	6.5	7.4

The amounts above are recorded in Property, Plant and Equipment on the balance sheets.

Intercompany Billings

The Registrant Subsidiaries and other AEP subsidiaries perform certain utility services for each other when necessary or practical.  The costs of these services are billed on a direct-charge basis, whenever possible, or on reasonable basis of proration for services that benefit multiple companies.  The billings for services are made at cost and include no compensation for the use of equity capital.

17.  VARIABLE INTEREST ENTITIES

The disclosures in this note apply to all Registrants unless indicated otherwise.

The accounting guidance for “Variable Interest Entities” is a consolidation model that considers if a company has a variable interest in a VIE.  A VIE is a legal entity that possesses any of the following conditions: the entity’s equity at risk is not sufficient to permit the legal entity to finance its activities without additional subordinated financial support, equity owners are unable to direct the activities that most significantly impact the legal entity’s economic performance (or they possess disproportionate voting rights in relation to the economic interest in the legal entity), or the equity owners lack the obligation to absorb the legal entity’s expected losses or the right to receive the legal entity’s expected residual returns. Entities are required to consolidate a VIE when it is determined that they have a controlling financial interest in a VIE and therefore, are the primary beneficiary of that VIE, as defined by the accounting guidance for “Variable Interest Entities.” In determining whether AEP is the primary beneficiary of a VIE, management considers whether AEP has the power to direct the most significant activities of the VIE and is obligated to absorb losses or receive the expected residual returns that are significant to the VIE. Management believes that significant assumptions and judgments were applied consistently.

AEP is the primary beneficiary of Sabine, DCC Fuel, Transition Funding, Ohio Phase-in-Recovery Funding, Appalachian Consumer Rate Relief Funding, AEP Credit, a protected cell of EIS and Transource Energy. In addition, AEP has not provided material financial or other support to any of these entities that was not previously contractually required. AEP holds a significant variable interest in DHLC, OVEC and Potomac-Appalachian Transmission Highline, LLC West Virginia Series (West Virginia Series).

Consolidated Variable Interests Entities (Applies to all Registrants except AEPTCo and PSO)

Sabine is a mining operator providing mining services to SWEPCo.  SWEPCo has no equity investment in Sabine but is Sabine’s only customer.  SWEPCo guarantees the debt obligations and lease obligations of Sabine.  Under the terms of the note agreements, substantially all assets are pledged and all rights under the lignite mining agreement are assigned to SWEPCo.  The creditors of Sabine have no recourse to any AEP entity other than SWEPCo.  Under the provisions of the mining agreement, SWEPCo is required to pay, as a part of the cost of lignite delivered, an amount equal to mining costs plus a management fee.  In addition, SWEPCo determines how much coal will be mined each year.  Based on these facts, management concluded that SWEPCo is the primary beneficiary and is required to consolidate Sabine.  SWEPCo’s total billings from Sabine for the years ended December 31, 2017, 2016 and 2015 were $137 million, $162 million and $152 million, respectively.  See the tables below for the classification of Sabine’s assets and liabilities on SWEPCo’s balance sheets.

I&M has nuclear fuel lease agreements with DCC Fuel, which was formed for the purpose of acquiring, owning and leasing nuclear fuel to I&M.  DCC Fuel purchased the nuclear fuel from I&M with funds received from the issuance of notes to financial institutions.  Each DCC Fuel entity is a single-lessee leasing arrangement with only one asset and is capitalized with all debt.  Each is a separate legal entity from I&M, the assets of which are not available to satisfy the debts of I&M.  Payments on the leases for the years ended December 31, 2017, 2016 and 2015 were $136 million, $101 million and $115 million, respectively.  The leases were recorded as capital leases on I&M’s balance sheet as title to the nuclear fuel transfers to I&M at the end of the respective lease terms, which do not exceed 54 months.  Based on I&M’s control of DCC Fuel, management concluded that I&M is the primary beneficiary and is required to consolidate DCC Fuel.  The capital leases are eliminated upon consolidation. See the tables below for the classification of DCC Fuel’s assets and liabilities on I&M’s balance sheets.

Transition Funding was formed for the sole purpose of issuing and servicing securitization bonds related to Texas Restructuring Legislation. Management has concluded that AEP Texas is the primary beneficiary of Transition Funding because AEP Texas has the power to direct the most significant activities of the VIE and AEP Texas’ equity interest could potentially be significant. Therefore, AEP Texas is required to consolidate Transition Funding. The securitized bonds totaled $1 billion and $1.2 billion as of December 31, 2017 and 2016, respectively, and are included in Long-term Debt Due Within One Year - Nonaffiliated and Long-term Debt - Nonaffiliated on the balance sheets. Transition

Funding has securitized transition assets of $870 million and $1.1 billion as of December 31, 2017 and 2016, respectively, which are presented separately on the face of the balance sheets. The securitized transition assets represent the right to impose and collect Texas true-up costs from customers receiving electric transmission or distribution service from AEP Texas under recovery mechanisms approved by the PUCT. The securitization bonds are payable only from and secured by the securitized transition assets. The bondholders have no recourse to AEP Texas or any other AEP entity. AEP Texas acts as the servicer for Transition Funding’s securitized transition assets and remits all related amounts collected from customers to Transition Funding for interest and principal payments on the securitization bonds and related costs. See the tables below for the classification of Transition Funding’s assets and liabilities on the balance sheets.

Ohio Phase-in-Recovery Funding was formed for the sole purpose of issuing and servicing securitization bonds related to phase-in recovery property.  Management has concluded that OPCo is the primary beneficiary of Ohio Phase-in-Recovery Funding because OPCo has the power to direct the most significant activities of the VIE and OPCo’s equity interest could potentially be significant.  Therefore, OPCo is required to consolidate Ohio Phase-in-Recovery Funding.  The securitized bonds totaled $95 million and $140 million as of December 31, 2017 and 2016, respectively, and are included in Long-term Debt Due Within One Year - Nonaffiliated and Long-term Debt - Nonaffiliated on the balance sheets. Ohio Phase-in-Recovery Funding has securitized assets of $38 million and $62 million as of December 31, 2017 and 2016, respectively, which are presented separately on the face of the balance sheets. The phase-in recovery property represents the right to impose and collect Ohio deferred distribution charges from customers receiving electric transmission and distribution service from OPCo under a recovery mechanism approved by the PUCO. In August 2013, securitization bonds were issued.  The securitization bonds are payable only from and secured by the securitized assets.  The bondholders have no recourse to OPCo or any other AEP entity.  OPCo acts as the servicer for Ohio Phase-in-Recovery Funding’s securitized assets and remits all related amounts collected from customers to Ohio Phase-in-Recovery Funding for interest and principal payments on the securitization bonds and related costs. See the tables below for the classification of Ohio Phase-in-Recovery Funding’s assets and liabilities on OPCo’s balance sheets.

Appalachian Consumer Rate Relief Funding was formed for the sole purpose of issuing and servicing securitization bonds related to APCo’s under-recovered ENEC deferral balance.  Management has concluded that APCo is the primary beneficiary of Appalachian Consumer Rate Relief Funding because APCo has the power to direct the most significant activities of the VIE and APCo’s equity interest could potentially be significant.  Therefore, APCo is required to consolidate Appalachian Consumer Rate Relief Funding.  The securitized bonds totaled $296 million and $319 million as of December 31, 2017 and 2016, respectively, and are included in Long-term Debt Due Within One Year - Nonaffiliated and Long-term Debt - Nonaffiliated on the balance sheets.  Appalachian Consumer Rate Relief Funding has securitized assets of $282 million and $305 million as of December 31, 2017 and 2016, respectively, which are presented separately on the face of the balance sheets. The phase-in recovery property represents the right to impose and collect West Virginia deferred generation charges from customers receiving electric transmission, distribution and generation service from APCo under a recovery mechanism approved by the WVPSC.  In November 2013, securitization bonds were issued.  The securitization bonds are payable only from and secured by the securitized assets.  The bondholders have no recourse to APCo or any other AEP entity.  APCo acts as the servicer for Appalachian Consumer Rate Relief Funding’s securitized assets and remits all related amounts collected from customers to Appalachian Consumer Rate Relief Funding for interest and principal payments on the securitization bonds and related costs. See the tables below for the classification of Appalachian Consumer Rate Relief Funding’s assets and liabilities on APCo’s balance sheets.

AEP Credit is a wholly-owned subsidiary of Parent. AEP Credit purchases, without recourse, accounts receivable from certain utility subsidiaries of AEP to reduce working capital requirements. AEP provides a minimum of 5% equity and up to 20% of AEP Credit’s short-term borrowing needs in excess of third party financings. Any third party financing of AEP Credit only has recourse to the receivables securitized for such financing. Based on AEP’s control of AEP Credit, management concluded that AEP is the primary beneficiary and is required to consolidate AEP Credit. See the tables below for the classification of AEP Credit’s assets and liabilities on the balance sheets. See “Securitized Accounts Receivables - AEP Credit” section of Note 14.

AEP’s subsidiaries participate in one protected cell of EIS for approximately six lines of insurance. EIS has multiple protected cells. Neither AEP nor its subsidiaries have an equity investment in EIS. The AEP System is essentially this EIS cell’s only participant, but allows certain third parties access to this insurance. AEP’s subsidiaries and any allowed third parties share in the insurance coverage, premiums and risk of loss from claims. Based on AEP’s control and the structure of the protected cell of EIS, management concluded that AEP is the primary beneficiary of the protected cell and is required to consolidate the protected cell of EIS. The insurance premium expense to the protected cell for the years ended December 31, 2017, 2016 and 2015 was $29 million, $28 million and $29 million, respectively. See the tables below for the classification of the protected cell’s assets and liabilities on the balance sheets.  The amount reported as equity is the protected cell’s policy holders’ surplus.

Transource Energy was formed for the purpose of investing in utilities which develop, acquire, construct, own and operate transmission facilities in accordance with FERC-approved rates. AEP has equity and voting ownership of 86.5% with the other owner having 13.5% interest. Management has concluded that Transource Energy is a VIE and that AEP is the primary beneficiary because AEP has the power to direct the most significant activities of the entity and AEP’s equity interest could potentially be significant. Therefore, AEP is required to consolidate Transource Energy. In January 2014, Transource Missouri (a wholly-owned subsidiary of Transource Energy) acquired transmission assets from the non-controlling owner and issued debt and received a capital contribution to fund the acquisition. The majority of Transource Energy’s activity resulted from the asset acquisition, construction projects, debt issuance and capital contribution. AEP has provided capital contributions to Transource Energy of $5 million and $45 million, in 2017 and 2016, respectively. AEP and the other owner of Transource Energy are required to ensure a specific equity level in Transource Missouri upon completion of projects or if a project is abandoned by the RTO. See the tables below for the classification of Transource Energy’s assets and liabilities on the balance sheets.

AEP Renewables, a wholly-owned subsidiary of Energy Supply, was formed to provide utility scale wind and solar projects whose power output is sold via long-term power purchase agreements to other utilities, cities and corporations. In 2016, AEP Renewables acquired solar projects that were funded only through participation in the AEP corporate borrowing program. As a result, management concluded that AEP Renewables was a VIE and that Energy Supply was the primary beneficiary due to its capacity to direct the most significant activities of the entity and it’s equity interest could potentially be significant. In the first quarter of 2017, AEP Renewables received a capital contribution of $140 million from Energy Supply. The capital contribution gave AEP Renewables sufficient equity at risk, which resulted in the definition of a VIE no longer being met. Energy Supply continues to consolidate AEP Renewables in accordance with other applicable accounting guidance for “Consolidation” due to its controlling financial interest as the owner of AEP Renewables. See the tables below for the classification of AEP Renewables’ assets and liabilities on the December 31, 2016 balance sheet.

The balances below represent the assets and liabilities of the VIEs that are consolidated. These balances include intercompany transactions that are eliminated upon consolidation.

American Electric Power Company, Inc. and Subsidiary Companies
Variable Interest Entities
December 31, 2017

	Registrant Subsidiaries
	SWEPCo Sabine	I&M DCC Fuel	AEP Texas Transition Funding		OPCo Ohio Phase-in- Recovery Funding		APCo Appalachian Consumer Rate Relief Funding
	(in millions)
ASSETS
Current Assets	$56.3	$102.5	$191.7		$28.7		$22.3
Net Property, Plant and Equipment	113.2	179.9	—		—		—
Other Noncurrent Assets	90.2	86.3	923.5	(a)	71.0	(b)	285.6	(c)
Total Assets	$259.7	$368.7	$1,115.2		$99.7		$307.9

LIABILITIES AND EQUITY
Current Liabilities	$49.1	$96.5	$260.9		$47.9		$27.6
Noncurrent Liabilities	211.0	272.2	836.1		50.5		278.4
Equity	(0.4)	—	18.2		1.3		1.9
Total Liabilities and Equity	$259.7	$368.7	$1,115.2		$99.7		$307.9

(a)	Includes an intercompany item eliminated in consolidation of $53.9 million.

(b)	Includes an intercompany item eliminated in consolidation of $33.3 million.

(c)	Includes an intercompany item eliminated in consolidation of $3.4 million.

American Electric Power Company, Inc. and Subsidiary Companies
Variable Interest Entities
December 31, 2017

	Other Consolidated VIEs
	AEP Credit	Protected Cell of EIS	Transource Energy
	(in millions)
ASSETS
Current Assets	$926.3	$178.7	$17.4
Net Property, Plant and Equipment	—	—	323.9
Other Noncurrent Assets	6.4	—	3.1
Total Assets	$932.7	$178.7	$344.4

LIABILITIES AND EQUITY
Current Liabilities	$872.0	$36.4	$12.4
Noncurrent Liabilities	0.7	95.2	132.0
Equity	60.0	47.1	200.0
Total Liabilities and Equity	$932.7	$178.7	$344.4

American Electric Power Company, Inc. and Subsidiary Companies
Variable Interest Entities
December 31, 2016

	Registrant Subsidiaries
	SWEPCo Sabine	I&M DCC Fuel	AEP Texas Transition Funding		OPCo Ohio Phase-in- Recovery Funding		APCo Appalachian Consumer Rate Relief Funding
	(in millions)
ASSETS
Current Assets	$60.2	$135.5	$184.8		$30.3		$20.2
Net Property, Plant and Equipment	112.0	233.9	—		—		—
Other Noncurrent Assets	89.8	116.2	1,149.4	(a)	117.1	(b)	309.0	(c)
Total Assets	$262.0	$485.6	$1,334.2		$147.4		$329.2

LIABILITIES AND EQUITY
Current Liabilities	$26.3	$131.3	$251.9		$47.5		$27.3
Noncurrent Liabilities	235.3	354.3	1,064.2		98.6		300.6
Equity	0.4	—	18.1		1.3		1.3
Total Liabilities and Equity	$262.0	$485.6	$1,334.2		$147.4		$329.2

(a)	Includes an intercompany item eliminated in consolidation of $61.1 million.

(b)	Includes an intercompany item eliminated in consolidation of $55 million.

(c)	Includes an intercompany item eliminated in consolidation of $3.7 million.

American Electric Power Company, Inc. and Subsidiary Companies
Variable Interest Entities
December 31, 2016

	Other Consolidated VIEs
	AEP Credit	Protected Cell of EIS	Transource Energy	AEP Renewables
	(in millions)
ASSETS
Current Assets	$945.7	$170.6	$16.3	$—
Net Property, Plant and Equipment	—	—	313.0	130.4
Other Noncurrent Assets	10.3	1.1	5.4	9.0
Total Assets	$956.0	$171.7	$334.7	$139.4

LIABILITIES AND EQUITY
Current Liabilities	$877.4	$31.8	$31.7	$126.7
Noncurrent Liabilities	0.6	97.3	134.4	11.3
Equity	78.0	42.6	168.6	1.4
Total Liabilities and Equity	$956.0	$171.7	$334.7	$139.4

Non-Consolidated Significant Variable Interests

DHLC is a mining operator which sells 50% of the lignite produced to SWEPCo and 50% to CLECO.  The operations of DHLC are governed by the lignite mining agreement among SWEPCo, CLECO and DHLC. SWEPCo and CLECO share the executive board seats and voting rights equally. In accordance with the lignite mining agreement, each entity is responsible for 50% of DHLC’s obligations, including debt.  SWEPCo and CLECO equally approve DHLC’s annual budget.  The creditors of DHLC have no recourse to any AEP entity other than SWEPCo.  As SWEPCo is the sole equity owner of DHLC, it receives 100% of the management fee.  SWEPCo’s total billings from DHLC for the years ended December 31, 2017, 2016 and 2015 were $61 million, $65 million and $93 million, respectively.  SWEPCo is not required to consolidate DHLC as it is not the primary beneficiary, although SWEPCo holds a significant variable interest in DHLC.  SWEPCo’s equity investment in DHLC is included in Deferred Charges and Other Noncurrent Assets on SWEPCo’s balance sheets.

SWEPCo’s investment in DHLC was:

	December 31,
	2017		2016
	As Reported on the Balance Sheet	Maximum Exposure	As Reported on the Balance Sheet	Maximum Exposure
	(in millions)
Capital Contribution from SWEPCo	$7.6	$7.6	$7.6	$7.6
Retained Earnings	11.8	11.8	15.7	15.7
SWEPCo’s Share of Obligations	—	144.3	—	91.3
Total Investment in DHLC	$19.4	$163.7	$23.3	$114.6

AEP and several nonaffiliated utility companies jointly own OVEC.  As of December 31, 2017, AEP’s ownership in OVEC was 43.47%. Parent owns 39.17% and OPCo owns 4.3%. APCo, I&M and OPCo are members to an intercompany power agreement.  The Registrants’ power participation ratios are 15.69% for APCo, 7.85% for I&M and 19.93% for OPCo. Participants of this agreement are entitled to receive and obligated to pay for all OVEC generating capacity, approximately 2,400 MWs, in proportion to their respective power participation ratios.  The aggregate power participation ratio of certain AEP utility subsidiaries is 43.47%.  The proceeds from the sale of power by OVEC are designed to be sufficient for OVEC to meet its operating expenses and fixed costs, including outstanding indebtedness, and provide a return on capital.  The intercompany power agreement ends in June 2040.

AEP and other nonaffiliated owners authorized environmental investments related to their ownership interests. OVEC financed capital expenditures in connection with the engineering and construction of FGD projects and the associated waste disposal landfills at its two generation plants.  These environmental projects were funded through debt issuances. As of December 31, 2017, OVEC’s outstanding indebtedness is approximately $1.4 billion. Although they are not an obligor or guarantor, the Registrants’ are responsible for their respective ratio of OVEC’s outstanding debt through the intercompany power agreement. Principal and interest payments related to OVEC’s outstanding indebtedness are disclosed in accordance with the accounting guidance for “Commitments.” See the “Commitments” section of Note 6.

AEP is not required to consolidate OVEC as it is not the primary beneficiary, although AEP and its subsidiaries hold a significant variable interest in OVEC. Power to control decision making that significantly impact the economic performance of OVEC is shared amongst the owners through their representation on the Board of Directors and Operating Committee of OVEC.

AEP’s investment in OVEC was:

	December 31,
	2017		2016
	As Reported on the Balance Sheet	Maximum Exposure	As Reported on the Balance Sheet	Maximum Exposure
	(in millions)
Capital Contribution from AEP	$4.4	$4.4	$4.4	$4.4
AEP’s Ratio of OVEC Debt (a)	—	626.3	—	658.3
Total Investment in OVEC	$4.4	$630.7	$4.4	$662.7

(a) Based on the Registrants’ power participation ratios APCo, I&M and OPCo’s share of OVEC debt is $226 million,
$113.1 million and $287.2 million for the year ended December 31, 2017 and $237.6 million, $118.9 million and
$301.8 million for the year-ended December 31, 2016, respectively.

The amounts of power purchased by the Registrant Subsidiaries from OVEC for the years ended December 31, 2017, 2016 and 2015 were:

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
APCo	$101.0	$88.0	$87.2
I&M	50.5	44.0	43.7
OPCo	128.2	111.7	110.8

The amounts above are included in Purchased Electricity for Resale on the statements of income.

AEP and FirstEnergy Corp. (FirstEnergy) have a joint venture in Potomac-Appalachian Transmission Highline, LLC (PATH). PATH is a series limited liability company and was created to construct, through its operating companies, a high-voltage transmission line project in the PJM region.  PATH consists of the “West Virginia Series (PATH-WV),” owned equally by subsidiaries of FirstEnergy and AEP, and the “Allegheny Series” which is 100% owned by a subsidiary of FirstEnergy.  Provisions exist within the PATH-WV agreement that make it a VIE.  AEP has no interest or control in the “Allegheny Series.”  AEP is not required to consolidate PATH-WV as AEP is not the primary beneficiary, although AEP holds a significant variable interest in PATH-WV.  AEP’s equity investment in PATH-WV is included in Deferred Charges and Other Noncurrent Assets on the balance sheets.  AEP and FirstEnergy share the returns and losses equally in PATH-WV.  AEP’s subsidiaries and FirstEnergy’s subsidiaries provide services to the PATH companies through service agreements.  The entities recover costs through regulated rates.

In August 2012, the PJM board cancelled the PATH Project, the transmission project that PATH was intended to develop and removed it from the 2012 Regional Transmission Expansion Plan. In September 2012, the PATH Project companies submitted an application to the FERC requesting authority to recover prudently-incurred costs associated with the PATH Project. In November 2012, the FERC issued an order accepting the PATH Project’s abandonment cost recovery application, subject to settlement procedures and hearing. The parties to the case were unable to reach a settlement agreement and in March 2014, settlement judge procedures were terminated. Hearings at the FERC were held in March and April 2015. In April 2015, PATH filed a stipulation agreement with the FERC that agreed to a 50% debt and 50% equity capital structure and a 4.7% cost of long-term debt for the entire amortization period. In September 2015, the ALJ issued an advisory Initial Decision. Additional briefing was submitted during the fourth quarter of 2015. In January 2017, the FERC issued its order on Initial Decision, adopting in part and rejecting in part the ALJ’s recommendations. The FERC order included (a) a finding that the PATH Project’s abandonment costs were prudently incurred, (b) a finding that the disposition of certain assets was prudent, (c) guidance regarding the future disposition of assets, (d) a reduction of PATH WV’s authorized return on equity (ROE) to 8.11% prospectively only after the date of the order, (e) an adjustment of the amortization period to end December 2017, and (f) a credit for certain amounts that were deemed to be not includable in PATH-WV’s formula rates.

In February 2017, the PATH Companies filed a request for rehearing of two adverse rulings in the January 2017 FERC order. The request seeks the FERC to reverse its reduction of the PATH Companies 10.4% ROE for the period after January 19, 2017 and to allow the recovery of certain education and outreach costs disallowed by the order. In February 2017, the Edison Electric Institute (“EEI”) also filed a request for rehearing recommending reversal of the January 2017 FERC ordered ROE reduction and cost disallowance. The requests for rehearing by the PATH Companies and EEI are currently pending before the FERC. The requests for rehearing do not impact the recovery of costs by the PATH Companies under their formula rates or the timing of the compliance filing required by the order, which was filed in March 2017, and updated in May 2017 and August 2017. As a result of the January 2017 FERC order, PATH-WV is required to refund certain amounts that have been collected under its formula rate in its 2018 Projected Transmission Revenue Requirement. PATH-WV will refund $11.4 million, including carrying charges, related to the January 2017 order in its 2018 Projected Transmission Revenue Requirement.

AEP’s investment in PATH-WV was:

	December 31,
	2017		2016
	As Reported on the Balance Sheet	Maximum Exposure	As Reported on the Balance Sheet	Maximum Exposure
	(in millions)
Capital Contribution from Parent	$18.8	$18.8	$18.8	$18.8
Retained Earnings	(2.0)	(2.0)	(2.3)	(2.3)
Total Investment in PATH-WV	$16.8	$16.8	$16.5	$16.5

As of December 31, 2017, AEP’s $17 million investment in PATH-WV was included in Deferred Charges and Other Noncurrent Assets on the balance sheet.  If AEP cannot ultimately recover the investment related to PATH-WV, it could reduce future net income and cash flows.

AEPSC provides certain managerial and professional services to AEP’s subsidiaries.  Parent is the sole equity owner of AEPSC.  AEP management controls the activities of AEPSC.  The costs of the services are based on a direct charge or on a prorated basis and billed to the AEP subsidiary companies at AEPSC’s cost.  AEP subsidiaries have not provided financial or other support outside of the reimbursement of costs for services rendered.  AEPSC finances its operations through cost reimbursement from other AEP subsidiaries.  There are no other terms or arrangements between AEPSC and any of the AEP subsidiaries that could require additional financial support from an AEP subsidiary or expose them to losses outside of the normal course of business.  AEPSC and its billings are subject to regulation by the FERC.  AEP subsidiaries are exposed to losses to the extent they cannot recover the costs of AEPSC through their normal business operations.  AEP subsidiaries are considered to have a significant interest in AEPSC due to their activity in AEPSC’s cost reimbursement structure.  However, AEP subsidiaries do not have control over AEPSC.  AEPSC is consolidated by AEP.  In the event AEPSC would require financing or other support outside the cost reimbursement billings, this financing would be provided by AEP.

Total AEPSC billings to the Registrant Subsidiaries were as follows:

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
AEP Texas	$152.6	$142.3	$132.7
AEPTCo	188.9	131.1	108.4
APCo	268.8	244.2	227.5
I&M	176.0	147.7	139.5
OPCo	195.7	181.1	177.8
PSO	114.7	111.0	107.3
SWEPCo	150.7	147.0	141.4

The carrying amount and classification of variable interest in AEPSC’s accounts payable are as follows:

	December 31,
	2017		2016
Company	As Reported on the Balance Sheet	Maximum Exposure	As Reported on the Balance Sheet	Maximum Exposure
	(in millions)
AEP Texas	$24.2	$24.2	$22.9	$22.9
AEPTCo	25.1	25.1	23.0	23.0
APCo	37.0	37.0	36.7	36.7
I&M	26.8	26.8	24.2	24.2
OPCo	27.4	27.4	28.1	28.1
PSO	18.7	18.7	16.0	16.0
SWEPCo	20.8	20.8	21.8	21.8

AEGCo, a wholly-owned subsidiary of Parent, is consolidated by AEP.  AEGCo owns a 50% ownership interest in Rockport Plant, Unit 1, leases a 50% interest in Rockport Plant, Unit 2 and owned 100% of the Lawrenceburg Generating Station, which was sold in January 2017. AEGCo sells all the output from the Rockport Plant to I&M and KPCo.  AEP has agreed to provide AEGCo with the funds necessary to satisfy all of the debt obligations of AEGCo.  I&M is considered to have a significant interest in AEGCo due to these transactions.  I&M is exposed to losses to the extent it cannot recover the costs of AEGCo through its normal business operations.  In the event AEGCo would require financing or other support outside the billings to I&M and KPCo, this financing would be provided by AEP. Total billings to I&M from AEGCo for the years ended December 31, 2017, 2016 and 2015 were $224 million, $229 million and $232 million. The carrying amount of I&M’s liabilities associated with AEGCo as of December 31, 2017 and 2016 was $23 million and $22 million, respectively. Management estimates the maximum exposure of loss to be equal to the amount of such liability. For additional information regarding AEGCo’s lease, see “Rockport Lease” section of Note 13. The assets and liabilities of AEGCo’s Lawrenceburg Plant have been recorded as Assets Held for Sale and Liabilities Held for Sale, respectively, on the balance sheet as of December 31, 2016. See “Assets and Liabilities Held for Sale” section of Note 7 for additional information.

18.  PROPERTY, PLANT AND EQUIPMENT

The disclosures in this note apply to all Registrants unless indicated otherwise.

Property, Plant and Equipment is shown functionally on the face of the Registrants’ balance sheets. The following tables include the Registrants’ total plant balances as of December 31, 2017 and 2016:

December 31, 2017	AEP		AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Regulated Property, Plant and Equipment
Generation	$20,406.5	(a)	$—	$—	$6,446.9	$4,445.9	$—	$1,577.2	$4,624.9	(a)
Transmission	18,942.3		3,053.6	5,336.1	3,019.9	1,504.0	2,419.2	858.8	1,679.8
Distribution	19,865.9		3,718.6	—	3,763.8	2,069.3	4,626.4	2,445.1	2,095.8
Other	3,224.8		457.6	130.0	399.5	552.3	485.5	282.0	416.8
CWIP	3,972.6	(a)	834.4	1,312.7	483.0	460.2	410.1	111.3	220.7	(a)
Less: Accumulated Depreciation	16,906.7		1,399.4	170.4	3,891.1	3,011.7	2,183.9	1,393.6	2,520.5
Total Regulated Property, Plant and Equipment - Net	49,505.4		6,664.8	6,608.4	10,222.0	6,020.0	5,757.3	3,880.8	6,517.5
Nonregulated Property, Plant and Equipment - Net	756.1		160.3	1.4	23.1	30.4	9.5	5.4	114.5
Total Property, Plant and Equipment - Net	$50,261.5		$6,825.1	$6,609.8	$10,245.1	$6,050.4	$5,766.8	$3,886.2	$6,632.0

December 31, 2016	AEP		AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
Regulated Property, Plant and Equipment
Generation	$19,703.9	(a)	$—	$—	$6,332.8	$4,056.1	$—	$1,559.3	$4,607.6	(a)
Transmission	16,658.6		2,623.6	3,973.5	2,796.9	1,472.8	2,319.2	832.8	1,584.2
Distribution	18,898.2		3,527.2	—	3,569.1	1,899.3	4,457.2	2,322.4	2,020.6
Other	2,902.0		432.1	98.3	345.1	507.7	433.4	227.3	399.3
CWIP	3,072.2	(a)	385.0	981.3	390.3	654.2	221.5	148.2	113.7	(a)
Less: Accumulated Depreciation	16,101.5		1,354.4	99.6	3,631.5	2,989.9	2,115.1	1,272.7	2,411.5
Total Regulated Property, Plant and Equipment - Net	45,133.4		5,613.5	4,953.5	9,802.7	5,600.2	5,316.2	3,817.3	6,313.9
Nonregulated Property, Plant and Equipment - Net	505.9		167.2	1.1	23.1	27.3	9.4	5.9	115.6
Total Property, Plant and Equipment - Net	$45,639.3	(b)	$5,780.7	$4,954.6	$9,825.8	$5,627.5	$5,325.6	$3,823.2	$6,429.5

(a)	AEP and SWEPCo’s regulated generation and regulated CWIP include amounts related to SWEPCo’s Arkansas jurisdictional share of the Turk Plant.

(b)
Amount excludes $1.8 billion of Property, Plant and Equipment - Net classified as Assets Held for Sale on the balance sheet. See “Gavin, Waterford, Darby and Lawrenceburg Plants (Generation & Marketing Segment)” section of Note 7 for additional information.

Depreciation, Depletion and Amortization

The Registrants provide for depreciation of Property, Plant and Equipment, excluding coal-mining properties, on a straight-line basis over the estimated useful lives of property, generally using composite rates by functional class.  The following tables provide total regulated annual composite depreciation rates and depreciable lives for the Registrants:

AEP
	2017						2016						2015
Functional Class of Property	Annual Composite Depreciation Rate Ranges			Depreciable Life Ranges			Annual Composite Depreciation Rate Ranges			Depreciable Life Ranges			Annual Composite Depreciation Rate Ranges			Depreciable Life Ranges
				(in years)						(in years)						(in years)
Generation	2.3%	-	3.7%	20	-	132	2.1%	-	4.0%	35	-	132	0.4%	-	3.1%	35	-	132
Transmission	1.6%	-	2.7%	15	-	100	1.5%	-	2.7%	15	-	100	1.4%	-	2.7%	15	-	81
Distribution	2.7%	-	3.7%	5	-	156	2.6%	-	3.7%	7	-	156	2.5%	-	3.7%	7	-	75
Other	2.3%	-	9.2%	5	-	84	3.1%	-	8.6%	5	-	84	2.9%	-	11.8%	5	-	75

AEP Texas
	2017				2016				2015
Functional Class of Property	Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges
		(in years)				(in years)				(in years)
Transmission	1.7%	45	-	81	1.8%	45	-	81	1.8%	45	-	81
Distribution	3.6%	7	-	70	3.3%	7	-	70	3.3%	7	-	70
Other	8.7%	5	-	50	8.3%	5	-	50	9.7%	5	-	50

AEPTCo
	2017				2016				2015
Functional Class of Property	Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges
		(in years)				(in years)				(in years)
Transmission	1.7%	20	-	100	1.6%	20	-	100	1.4%	20	-	75

APCo
	2017				2016				2015
Functional Class of Property	Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges
		(in years)				(in years)				(in years)
Generation	3.1%	35	-	112	3.1%	35	-	121	3.1%	35	-	121
Transmission	1.6%	15	-	68	1.5%	15	-	68	1.6%	15	-	68
Distribution	3.7%	10	-	57	3.7%	10	-	57	3.6%	10	-	57
Other	6.5%	5	-	55	6.0%	5	-	55	8.3%	5	-	55

I&M
	2017				2016				2015
Functional Class of Property	Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges
		(in years)				(in years)				(in years)
Generation	2.4%	20	-	132	2.4%	59	-	132	2.5%	59	-	132
Transmission	1.7%	50	-	75	1.7%	50	-	75	1.7%	50	-	75
Distribution	2.7%	10	-	70	2.8%	10	-	70	2.8%	10	-	70
Other	8.4%	5	-	45	8.6%	5	-	45	11.8%	5	-	45

OPCo
	2017				2016				2015
Functional Class of Property	Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges
		(in years)				(in years)				(in years)
Transmission	2.3%	39	-	60	2.3%	39	-	60	2.3%	39	-	60
Distribution	2.8%	5	-	57	2.8%	7	-	57	2.8%	7	-	57
Other	6.2%	5	-	50	5.9%	5	-	50	7.2%	5	-	50

PSO
	2017				2016				2015
Functional Class of Property	Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges
		(in years)				(in years)				(in years)
Generation	2.4%	35	-	85	2.4%	35	-	85	1.7%	35	-	70
Transmission	2.2%	45	-	100	2.2%	45	-	100	1.9%	40	-	75
Distribution	2.7%	27	-	156	2.7%	27	-	156	2.5%	7	-	65
Other	7.4%	5	-	84	6.4%	5	-	84	4.6%	5	-	40

SWEPCo
	2017				2016				2015
Functional Class of Property	Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges			Annual Composite Depreciation Rate	Depreciable Life Ranges
		(in years)				(in years)				(in years)
Generation	2.3%	40	-	70	2.1%	40	-	70	2.2%	40	-	70
Transmission	2.3%	50	-	73	2.2%	50	-	70	2.3%	50	-	70
Distribution	2.7%	25	-	70	2.6%	25	-	65	2.6%	25	-	65
Other	7.2%	5	-	55	6.8%	5	-	51	5.5%	5	-	51

The following table includes the nonregulated annual composite depreciation rate ranges and nonregulated depreciable life ranges for AEP, AEP Texas and SWEPCo. Depreciation rate ranges and depreciable life ranges are not meaningful for nonregulated property of AEPTCo, APCo, I&M, OPCo and PSO for 2017, 2016 and 2015.

	2017							2016							2015
Functional Class of Property	Annual Composite Depreciation Rate Ranges			Depreciable Life Ranges				Annual Composite Depreciation Rate Ranges			Depreciable Life Ranges				Annual Composite Depreciation Rate Ranges			Depreciable Life Ranges
				(in years)							(in years)							(in years)
Generation	2.4%	-	5.1%	15	-	66		2.8%	-	17.2%	40	-	66		2.5%	-	3.4%	35	-	66
Transmission	0.2%			40				2.3%			43	-	55		2.3%			43	-	55
Distribution	2.3%			40				1.3%			40	-	50		—%			0	-	0
Other	12.1%			5	-	50	(a)	9.1%			5	-	50	(a)	2.7%			5	-	50	(a)

(a)	SWEPCo’s nonregulated property, plant and equipment is depreciated using the straight-line method over a range of 3 to 20 years.

SWEPCo provides for depreciation, depletion and amortization of coal-mining assets over each asset’s estimated useful life or the estimated life of each mine, whichever is shorter, using the straight-line method for mining structures and equipment.  SWEPCo uses either the straight-line method or the units-of-production method to amortize mine development costs and deplete coal rights based on estimated recoverable tonnages.  SWEPCo includes these costs in fuel expense.

For regulated operations, the composite depreciation rate generally includes a component for non-asset retirement obligation (non-ARO) removal costs, which is credited to Accumulated Depreciation and Amortization on the balance sheets.  Actual removal costs incurred are charged to Accumulated Depreciation and Amortization.  Any excess of accrued non-ARO removal costs over actual removal costs incurred is reclassified from Accumulated Depreciation and Amortization and reflected as a regulatory liability.  For nonregulated operations, non-ARO removal costs are expensed as incurred.

Asset Retirement Obligations (ARO) (Applies to all Registrants except AEPTCo)

The Registrants record ARO in accordance with the accounting guidance for “Asset Retirement and Environmental Obligations” for legal obligations for asbestos removal and for the retirement of certain ash disposal facilities, closure and monitoring of underground carbon storage facilities at Mountaineer Plant, wind farms and certain coal mining facilities.  I&M records ARO for the decommissioning of the Cook Plant.  The Registrants have identified, but not recognized, ARO liabilities related to electric transmission and distribution assets as a result of certain easements on property on which assets are owned.  Generally, such easements are perpetual and require only the retirement and removal of assets upon the cessation of the property’s use.  The retirement obligation is not estimable for such easements since the Registrants plan to use their facilities indefinitely.  The retirement obligation would only be recognized if and when the Registrants abandon or cease the use of specific easements, which is not expected.

As of December 31, 2017 and 2016, I&M’s ARO liability for nuclear decommissioning of the Cook Plant was $1.30 billion and $1.24 billion, respectively.  These liabilities are reflected in Asset Retirement Obligations on I&M’s balance sheets.  As of December 31, 2017 and 2016, the fair value of I&M’s assets that are legally restricted for purposes of settling decommissioning liabilities totaled $2.22 billion and $1.95 billion, respectively.  These assets are included in Spent Nuclear Fuel and Decommissioning Trusts on I&M’s balance sheets.

The following is a reconciliation of the 2017 and 2016 aggregate carrying amounts of ARO by Registrant:

Company	ARO as of December 31, 2016	Accretion Expense	Liabilities Incurred	Liabilities Settled	Revisions in Cash Flow Estimates	ARO as of December 31, 2017
	(in millions)
AEP (a)(b)(c)(d)	$1,934.9	$90.9	$2.4	$(104.5)	$82.0	$2,005.7
AEP Texas (a)(d)	25.5	1.2	—	(0.1)	0.1	26.7
APCo (a)(d)	127.1	7.0	—	(21.7)	12.6	125.0
I&M (a)(b)(d)	1,258.1	55.9	—	(0.1)	7.9	1,321.8
OPCo (d)	1.7	0.1	—	(0.1)	—	1.7
PSO (a)(d)	53.4	3.1	—	(0.5)	(2.0)	54.0
SWEPCo (a)(c)(d)	156.5	8.3	—	(0.3)	4.7	169.2

Company	ARO as of December 31, 2015	Accretion Expense	Liabilities Incurred	Liabilities Settled		Revisions in Cash Flow Estimates	ARO as of December 31, 2016
	(in millions)
AEP (a)(b)(c)(d)	$1,916.3	$91.3	$0.8	$(139.9)	(e)	$66.4	$1,934.9
AEP Texas (a)(d)	24.0	1.1	—	(0.1)		0.5	25.5
APCo (a)(d)	140.2	7.6	—	(35.3)		14.6	127.1
I&M (a)(b)(d)	1,253.8	55.6	—	(62.6)	(e)	11.3	1,258.1
OPCo (d)	1.4	0.1	0.2	—		—	1.7
PSO (a)(d)	47.8	3.0	0.1	(1.0)		3.5	53.4
SWEPCo (a)(c)(d)	125.4	7.0	0.2	(8.3)		32.2	156.5

(a)	Includes ARO related to ash disposal facilities.

(b)	Includes ARO related to nuclear decommissioning costs for the Cook Plant of $1.30 billion and $1.24 billion as of December 31, 2017 and 2016, respectively.

(c)	Includes ARO related to Sabine and DHLC.

(d)	Includes ARO related to asbestos removal.

(e)	Amount includes settlement of liabilities of $61 million associated with the sale of the Tanners Creek Plant site. See the “Tanners Creek” section of Note 7.

Allowance for Funds Used During Construction and Interest Capitalization

The Registrants’ amounts of Allowance for Equity Funds Used During Construction are summarized in the following table:

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
AEP	$93.7	$113.2	$131.9
AEP Texas	6.8	9.2	6.7
AEPTCo	52.3	52.3	53.0
APCo	9.2	11.7	13.8
I&M	11.1	15.3	11.6
OPCo	6.4	6.0	8.8
PSO	0.5	6.2	8.8
SWEPCo	2.4	11.0	26.4

The Registrants’ amounts of allowance for borrowed funds used during construction, including capitalized interest, are summarized in the following table:

	Years Ended December 31,
Company	2017	2016	2015
	(in millions)
AEP	$48.6	$51.7	$61.3
AEP Texas	6.8	5.9	4.5
AEPTCo	20.2	15.6	17.7
APCo	5.3	6.3	6.9
I&M	6.7	7.2	5.0
OPCo	3.8	3.3	4.8
PSO	1.1	3.4	5.0
SWEPCo	2.1	6.9	14.8

Jointly-owned Electric Facilities (Applies to AEP, AEP Texas, I&M, PSO and SWEPCo)

The Registrants have electric facilities that are jointly-owned with affiliated and non-affiliated companies.  Using its own financing, each participating company is obligated to pay its share of the costs of these jointly-owned facilities in the same proportion as its ownership interest.  Each Registrant’s proportionate share of the operating costs associated with these facilities is included in its statements of income and the investments and accumulated depreciation are reflected in its balance sheets under Property, Plant and Equipment as follows:

			Registrant’s Share as of December 31, 2017
	Fuel Type	Percent of Ownership	Utility Plant in Service	Construction Work in Progress	Accumulated Depreciation
			(in millions)
AEP
Conesville Generating Station, Unit 4 (a)(k)(l)	Coal	83.5%	$2.1	$4.2	$0.1
J.M. Stuart Generating Station (b)(k)	Coal	26.0%	—	—	—
Dolet Hills Generating Station, Unit 1 (i)	Lignite	40.2%	343.1	5.3	214.2
Flint Creek Generating Station, Unit 1 (j)	Coal	50.0%	364.8	8.9	81.6
Pirkey Generating Station, Unit 1 (j)	Lignite	85.9%	589.8	7.8	406.3
Oklaunion Generating Station, Unit 1 (h)	Coal	70.3%	456.4	1.9	254.6
Turk Generating Plant (j)(n)	Coal	73.3%	1,580.4	3.2	166.6
Transmission	NA	(d)	62.7	0.3	46.1
Total			$3,399.3	$31.6	$1,169.5

AEP Texas
Oklaunion Generating Station, Unit 1 (h)	Coal	54.7%	$350.7	$1.3	$194.1

I&M
Rockport Generating Plant (e)(f)(g)	Coal	50.0%	$1,093.9	$28.2	$562.6

PSO
Oklaunion Generating Station, Unit 1 (h)	Coal	15.6%	$105.7	$0.6	$60.5

SWEPCo
Dolet Hills Generating Station, Unit 1 (i)	Lignite	40.2%	$343.1	$5.3	$214.2
Flint Creek Generating Station, Unit 1 (j)	Coal	50.0%	364.8	8.9	81.6
Pirkey Generating Station, Unit 1 (j)	Lignite	85.9%	589.8	7.8	406.3
Turk Generating Plant (j)(n)	Coal	73.3%	1,580.4	3.2	166.6
Total			$2,878.1	$25.2	$868.7

			Registrant’s Share as of December 31, 2016
	Fuel Type	Percent of Ownership	Utility Plant in Service	Construction Work in Progress	Accumulated Depreciation
			(in millions)
AEP
Conesville Generating Station, Unit 4 (a)(k)(l)	Coal	43.5%	$0.1	$1.3	$—
J.M. Stuart Generating Station (b)(k)	Coal	26.0%	—	0.8	—
Wm. H. Zimmer Generating Station (c)(k)(m)	Coal	25.4%	—	0.3	—
Dolet Hills Generating Station, Unit 1 (i)	Lignite	40.2%	334.8	5.0	207.5
Flint Creek Generating Station, Unit 1 (j)	Coal	50.0%	362.4	3.7	73.5
Pirkey Generating Station, Unit 1 (j)	Lignite	85.9%	586.4	5.7	399.5
Oklaunion Generating Station, Unit 1 (h)	Coal	70.3%	454.8	1.3	246.0
Turk Generating Plant (j)	Coal	73.3%	1,657.3	0.2	138.5
Transmission	NA	(d)	62.4	0.5	45.1
Total			$3,458.2	$18.8	$1,110.1

AEP Texas
Oklaunion Generating Station, Unit 1 (h)	Coal	54.7%	$349.6	$0.9	$186.5

I&M
Rockport Generating Plant (e)(f)(g)	Coal	50.0%	$936.1	$125.8	$535.1

PSO
Oklaunion Generating Station, Unit 1 (h)	Coal	15.6%	$105.2	$0.5	$59.4

SWEPCo
Dolet Hills Generating Station, Unit 1 (i)	Lignite	40.2%	$334.8	$5.0	$207.5
Flint Creek Generating Station, Unit 1 (j)	Coal	50.0%	362.4	3.7	73.5
Pirkey Generating Station, Unit 1 (j)	Lignite	85.9%	586.4	5.7	399.5
Turk Generating Plant (j)	Coal	73.3%	1,657.3	0.2	138.5
Total			$2,940.9	$14.6	$819.0

(a)	Operated by AGR.

(b)	Operated by Dayton Power & Light Company, a non-affiliated company.

(c)	Operated by Dynegy Corporation, a non-affiliated company.

(d)	Varying percentages of ownership.

(e)	Operated by I&M.

(f)	Amounts include I&M’s 50% ownership of both Unit 1 and capital additions for Unit 2. Unit 2 is subject to an operating lease with a non-affiliated company. See the “Rockport Lease” section of Note 13.

(g)	AEGCo owns 50% of Unit 1 with I&M and 50% of capital additions for Unit 2.

(h)	Operated by PSO, which owns 15.6%. Also jointly-owned (54.7%) by AEP Texas and various non-affiliated companies. See the “Impairments” section of Note 7.

(i)	Operated by CLECO, a non-affiliated company.

(j)	Operated by SWEPCo.

(k)
Conesville Generating Station, Unit 4 was impaired as of September 30, 2016. J.M. Stuart Generating Station and Wm. H. Zimmer Generating Station were impaired as of November 30, 2016. See the “Impairments” section of Note 7.

(l)
In accordance with the Asset Purchase Agreement between AGR and Dynegy Corporation dated February 2017, AGR acquired Dynegy Corporation’s 40% ownership interest in Conesville Generating Station, Unit 4. Subsequent to this transaction, AGR’s ownership percentage in Conesville Generating Station, Unit 4 is 83.5%.

(m)
In accordance with the Asset Purchase Agreement between AGR and Dynegy Corporation dated February 2017, Dynegy Corporation acquired AGR’s 25.4% ownership interest in Wm. H. Zimmer Generating Station. Subsequent to this transaction, AGR has no ownership interest in Wm. H. Zimmer Generating Station. See the “Dispositions” section of Note 7.

(n)
In December 2017, SWEPCo recorded a $15 million pretax impairment related to the Louisiana jurisdictional share of Turk Plant. Amount reflects the impact of the impairment. See the “Impairments” section of Note 7.

NA	Not applicable.

19.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

The disclosures in this note apply to all Registrants unless indicated otherwise.

In management’s opinion, the unaudited quarterly information reflects all normal and recurring accruals and adjustments necessary for a fair presentation of the results of operations for interim periods.  Quarterly results are not necessarily indicative of a full year’s operations because of various factors.  The unaudited quarterly financial information for each Registrant is as follows:

Quarterly Periods Ended:	AEP	AEP Texas	AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
March 31, 2017
Total Revenues	$3,933.3	$343.6	$152.7	$792.8	$560.5	$746.1	$304.1	$401.3
Operating Income	1,097.1	83.2	90.4	220.2	118.7	150.7	20.8	53.7
Net Income	594.2	33.3	57.0	110.6	68.4	86.2	4.8	17.3
Earnings Attributable to Common Shareholders	592.2	NA	NA	NA	NA	NA	NA	16.3

June 30, 2017
Total Revenues	$3,576.5	$389.5	$229.4	$675.3	$467.3	$663.9	$344.7	$424.7
Operating Income	744.7	109.7	165.4	127.4	35.2	119.6	46.1	75.0
Net Income	376.2	49.0	107.4	52.1	10.5	62.3	20.4	25.1
Earnings Attributable to Common Shareholders	375.0	NA	NA	NA	NA	NA	NA	24.5

September 30, 2017
Total Revenues	$4,104.7	$431.2	$167.3	$719.3	$557.7	$742.0	$442.8	$517.6
Operating Income	986.5	129.7	95.1	173.0	115.1	154.5	86.8	137.0
Net Income	556.7	64.3	59.9	86.0	64.9	82.6	46.2	84.1
Earnings Attributable to Common Shareholders	544.7	NA	NA	NA	NA	NA	NA	73.1

December 31, 2017
Total Revenues	$3,810.4	$374.1	$173.8	$746.8	$535.7	$731.9	$335.6	$436.3
Operating Income	742.2	97.1	96.9	174.9	84.3	145.4	21.2	42.0
Net Income	401.8	163.9	61.8	82.6	42.9	92.8	0.6	11.0
Earnings Attributable to Common Shareholders	400.7	NA	NA	NA	NA	NA	NA	10.8

NA    Not applicable.

Quarterly Periods Ended:	AEP		AEP Texas		AEPTCo	APCo	I&M	OPCo	PSO	SWEPCo
	(in millions)
March 31, 2016
Total Revenues	$4,044.9		$330.5		$79.6	$820.0	$532.7	$763.6	$274.3	$379.0
Operating Income	892.9		82.4		34.8	244.4	115.8	134.0	35.8	51.4
Income from Continuing Operations	503.1		35.0		—	—	—	—	—	—
Income (Loss) from Discontinued Operations, Net of Tax	—		(1.3)	(c)	—	—	—	—	—	—
Net Income	503.1		33.7		25.8	126.3	74.7	70.2	15.7	24.5

June 30, 2016
Total Revenues	$3,892.9		$365.0		$153.1	$673.5	$522.4	$730.8	$300.2	$427.0
Operating Income	866.2		103.4		108.1	158.3	94.8	138.6	59.0	85.9
Income from Continuing Operations	506.4		49.7		—	—	—	—	—	—
Income (Loss) from Discontinued Operations, Net of Tax	(2.5)	(a)	(0.7)	(c)	—	—	—	—	—	—
Net Income	503.9		49.0		74.8	73.4	51.3	74.6	28.9	44.3

September 30, 2016
Total Revenues	$4,652.2		$403.9		$125.3	$778.2	$597.6	$871.3	$401.7	$539.7
Operating Income (Loss)	(1,127.9)	(b)	112.4		76.4	204.4	131.4	171.6	98.4	147.4
Income (Loss) from Continuing Operations	(764.2)	(b)	55.5		—	—	—	—	—	—
Income (Loss) from Discontinued Operations, Net of Tax	—		(47.4)	(c)	—	—	—	—	—	—
Net Income (Loss)	(764.2)	(b)	8.1		52.4	104.1	75.4	99.9	52.8	84.4

December 31, 2016
Total Revenues	$3,790.1		$362.0		$120.0	$729.5	$514.9	$588.2	$273.6	$402.3
Operating Income	575.9		81.4		60.8	136.2	39.6	64.3	5.5	36.4
Income from Continuing Operations	375.2		55.2		—	—	—	—	—	—
Income from Discontinued Operations, Net of Tax	—		0.6	(c)	—	—	—	—	—	—
Net Income	375.2		55.8		39.7	65.3	38.5	37.5	2.6	16.5

(a)	Includes final accounting adjustment for sale of AEPRO (see Note 7).

(b)	Includes impairments for certain merchant generation assets (see Note 7).

(c)	Includes the transfer of the Wind Farms (see Note 7).

AEP

The unaudited quarterly financial information relating to Common Shareholders is as follows:

	2017 Quarterly Periods Ended
	March 31	June 30	September 30	December 31
Earnings Attributable to AEP Common Shareholders	$592.2	$375.0	$544.7	$400.7

Basic Earnings per Share Attributable to AEP Common Shareholders from Continuing Operations (b)	1.20	0.76	1.11	0.81

Diluted Earnings per Share Attributable to AEP Common Shareholders from Continuing Operations (b)	1.20	0.76	1.10	0.81

	2016 Quarterly Periods Ended
	March 31	June 30	September 30		December 31
Earnings (Loss) Attributable to AEP Common Shareholders	$501.2	$502.1	$(765.8)	(a)	$373.4

Basic Earnings (Loss) per Share Attributable to AEP Common Shareholders from Continuing Operations (b)	1.02	1.03	(1.56)	(a)	0.76
Basic Earnings (Loss) per Share Attributable to AEP Common Shareholders from Discontinued Operations (c)	—	(0.01)	—		—
Total Basic Earnings (Loss) per Share Attributable to AEP Common Shareholders (b)	1.02	1.02	(1.56)	(a)	0.76

Diluted Earnings (Loss) per Share Attributable to AEP Common Shareholders from Continuing Operations (b)	1.02	1.03	(1.56)	(a)	0.76
Diluted Earnings (Loss) per Share Attributable to AEP Common Shareholders from Discontinued Operations (c)	—	(0.01)	—		—
Total Diluted Earnings (Loss) per Share Attributable to AEP Common Shareholders (b)	1.02	1.02	(1.56)	(a)	0.76

(a)	Relates to impairments for certain merchant generation assets (see Note 7).

(b)	Quarterly Earnings per Share amounts are intended to be stand-alone calculations and are not always additive to full-year amount due to rounding.

(c)	Relates to final accounting adjustment for sale of AEPRO (see Note 7).

20.  GOODWILL AND OTHER INTANGIBLE ASSETS

The disclosures in this note apply to AEP only.

Goodwill

The changes in AEP’s carrying amount of goodwill for the years ended December 31, 2017 and 2016 by operating segment are as follows:

	Corporate and Other	Generation & Marketing	AEP Consolidated
	(in millions)
Balance as of December 31, 2015	$37.1	$15.4	$52.5
Impairment Losses	—	—	—
Balance as of December 31, 2016	37.1	15.4	52.5
Impairment Losses	—	—	—
Balance as of December 31, 2017	$37.1	$15.4	$52.5

In the fourth quarters of 2017 and 2016, annual impairment tests were performed.  The fair values of the reporting units with goodwill were estimated using cash flow projections and other market value indicators.  There were no goodwill impairment losses.  AEP does not have any accumulated impairment on existing goodwill.

Other Intangible Assets

Amortization of intangible assets was $2 million and $3 million for the years ended December 31, 2016 and 2015, respectively. Acquired intangible assets were fully amortized as of December 31, 2016. The amortization life, gross carrying amount and accumulated amortization by major asset class are as follows:

		December 31, 2016
	Amortization Life	Gross Carrying Amount	Accumulated Amortization
	(in years)	(in millions)
Acquired Customer Contracts	5	$58.3	$58.3

CORPORATE AND SHAREHOLDER INFORMATION

Corporate Headquarters
1 Riverside Plaza
Columbus, OH 43215-2373
614-716-1000
AEP is incorporated in the State of New York.

Stock Exchange Listing - The Company’s common stock is traded principally on the New York Stock Exchange under the ticker symbol AEP.

Internet Home Page - Information about AEP, including financial documents, Securities and Exchange Commission (SEC) filings, news releases, investor presentations, shareholder information and customer service information, is available on the Company’s home page on the Internet at www.AEP.com/investors.

Inquiries Regarding Your Stock Holdings - Registered shareholders (shares that you own, in your name) should contact the Company’s transfer agent, listed below, if you have questions about your account, address changes, stock transfer, lost certificates, direct deposits, dividend checks and other administrative matters. You should have your Social Security number or account number ready; the transfer agent will not speak to third parties about an account without the shareholder’s approval or appropriate documents.

Transfer Agent & Registrar
Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078
For overnight deliveries:
Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021-1011
Telephone Response Group:1-800-328-6955
Internet address: www.computershare.com/investor
Hearing Impaired #: TDD: 1-800-952-9245

Beneficial Holders - (Stock held in a bank or brokerage account) - When you purchase stock and it is held for you by your broker, it is listed with the Company in the broker’s name, and this is sometimes referred to as “street name” or a “beneficial owner.” AEP does not know the identity of individual shareholders who hold their shares in this manner; we simply know that a broker holds a certain number of shares which may be for any number of customers. If you hold your stock in street name, you receive all dividend payments, annual reports and proxy materials through your broker. Therefore, questions about your account should be directed to your broker.

Dividend Reinvestment and Direct Stock Purchase Plan - A Dividend Reinvestment and Direct Stock Purchase Plan is available to all investors. It is an economical and convenient method of purchasing shares of AEP common stock, through initial cash investments, cash dividends and/or additional optional cash purchases. You may obtain the Plan prospectus and enrollment authorization form by contacting the transfer agent or by visiting www.AEP.com/investors/buyandmanagestock.

Financial Community Inquiries - Institutional investors or securities analysts who have questions about the Company should direct inquiries to Bette Jo Rozsa, 614-716-2840, bjrozsa@AEP.com; Individual shareholders should contact Kathleen Kozero, 614-716-2819, klkozero@AEP.com.

Number of Shareholders - As of February 26, 2018, there were approximately 63,000 registered shareholders and approximately 649,000 shareholders holding stock in street name through a bank or broker. There were 492,294,027 shares outstanding as of February 26, 2018.

Form 10-K - Upon request, we will provide without charge a copy of our Form 10-K for the fiscal year ended December 31, 2017. A copy can be obtained via mail with a written request to AEP Investor Relations, by telephone at 1-800-237-2667 or electronically at klkozero@AEP.com.

Executive Leadership Team

Name	Age	Office
Nicholas K. Akins	57	Chairman of the Board, President and Chief Executive Officer
Lisa M. Barton	52	Executive Vice President - Transmission
Paul Chodak, III	54	Executive Vice President - Utilities
David M. Feinberg	48	Executive Vice President, General Counsel and Secretary
Lana L. Hillebrand	57	Executive Vice President and Chief Administrative Officer
Mark C. McCullough	58	Executive Vice President - Generation
Charles R. Patton	58	Executive Vice President - External Affairs
Brian X. Tierney	50	Executive Vice President and Chief Financial Officer
Charles E. Zebula	57	Executive Vice President - Energy Supply